  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1994

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                           CORESTATES FINANCIAL CORP
            (EXACT NAMES OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     PENNSYLVANIA                    6711                  23-1899716
   (STATE OR OTHER            (PRIMARY STANDARD         (I.R.S. EMPLOYER
   JURISDICTION OF                INDUSTRIAL           IDENTIFICATION NO.)
   INCORPORATION OR          CLASSIFICATION NO.)
    ORGANIZATION)

                      PHILADELPHIA NATIONAL BANK BUILDING
                          BROAD AND CHESTNUT STREETS
                            PHILADELPHIA, PA 19107
                                (215) 973-5680
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                                DAVID T. WALKER
                             DEPUTY CHIEF COUNSEL
                           CORESTATES FINANCIAL CORP
                                 F.C. 1-1-17-1
                                 P.O. BOX 7618
                     PHILADELPHIA, PENNSYLVANIA 19101-6187
                                 215-973-5680
           (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:
     L. GARRETT DUTTON, JR., ESQ.              RONALD GOLDSTEIN, ESQ.
      PEPPER, HAMILTON & SCHEETZ                   GENERAL COUNSEL
         3000 TWO LOGAN SQUARE                 GERMANTOWN SAVINGS BANK
      PHILADELPHIA, PA 19103-2799                ONE BELMONT AVENUE
            (215) 981-4041                   BALA CYNWYD, PA 19004-1646
                                                   (610) 660-8459

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after effective date of this Registration Statement and upon consummation of the merger of Germantown Savings Bank ("GSB") with and into a subsidiary of the Registrant as described herein (the "Merger").

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  THIS REGISTRATION STATEMENT ALSO RELATES TO AN INDETERMINATE NUMBER OF SHARES OF CORESTATES FINANCIAL CORP COMMON STOCK, $1.00 PAR VALUE, THAT MAY BE ISSUED UPON STOCK SPLITS, STOCK DIVIDENDS, OR SIMILAR TRANSACTIONS IN ACCORDANCE WITH RULE 416.

                                ---------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)  PER SECURITY    PRICE(2)       FEE
- -------------------------------------------------------------------------------
Common Stock, $1.00 par
 value.................    6,824,047        N/A       $151,349,778  $52,189.94

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes a maximum of 6,359,761 shares of Common Stock of the Registrant ("CoreStates Common Shares") issuable in connection with the Merger, and up to 464,286 shares issuable upon the exercise of options outstanding under stock option plans of GSB. The amount of CoreStates Common Shares to be registered has been determined on the basis of the maximum exchange ratio for such shares in the Merger (2.756 CoreStates Common Shares for each share of common stock, $0.10 par value, of GSB ("GSB Common Shares")) and the maximum number of GSB Common Shares that may be exchanged upon consummation of the Merger (2,476,070), assuming the exercise of all options for GSB Common Shares.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933 (the "Securities Act") based on the average of the high and low prices per GSB Common Share reported in the NASDAQ National Market System as of a specified date within five business days of the filing hereof, and the maximum number of GSB Common Shares that may be exchanged upon consummation of the Merger. See Footnote 1 above.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           CORESTATES FINANCIAL CORP

                             CROSS-REFERENCE SHEET

 ITEM NUMBER FORM S-4                            CAPTION IN PROXY STATEMENT-PROSPECTUS
 --------------------                            -------------------------------------
  1.  Forepart of Registration Statement and     Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus     Cover Page of Proxy Statement-Prospectus
  2.  Inside Front and Outside Back Cover Pages  Available Information; Incorporation of
      of Prospectus                              Documents by Reference
  3.  Risk Factors, Ratio of Earnings to Fixed   Summary
      Charges and Other Information
  4.  Terms of the Transaction                   Summary; The Merger; Pro Forma Financial
                                                 Information; Description of CoreStates
                                                 Capital Stock; Comparison of Shareholder
                                                 Rights
  5.  Pro Forma Financial Information            Selected Financial Information; Pro Forma
                                                 Financial Information
  6.  Material Contacts with Company Being       The Merger--Background of the Merger
      Acquired
  7.  Additional Information Required for                             *
      Reoffering by Persons and Parties Deemed
      to Be Underwriters
  8.  Interests of Named Experts and Counsel     Experts; Legal Matters
  9.  Disclosure of Commission Position on                            *
      Indemnification for Securities Act
      Liabilities
 10.  Information with Respect to S-3            Summary; The Merger
      Registrants
 11.  Incorporation of Certain Information by    Incorporation of Certain Documents by
      Reference                                  Reference
 12.  Information with Respect to S-2 or S-3                          *
      Registrants
 13.  Incorporation of Certain Information by                         *
      Reference
 14.  Information with Respect to Registrants                         *
      Other Than S-3 or S-2 Registrants
 15.  Information with Respect to S-3 Companies  Incorporation of Certain Documents by
                                                 Reference
 16.  Information with Respect to S-2 or S-3                          *
      Companies
 17.  Information with Respect to Companies                           *
      Other Than S-3 or S-2 Companies
 18.  Information if Proxies, Consents or        Summary; Information Regarding the Special
      Authorizations are to be Solicited         Meeting; The Merger
 19.  Information if Proxies, Consents or                             *
      Authorizations are not to be Solicited or
      in an Exchange Offer

- --------
* Omitted because the item is inapplicable or the answer thereto is negative.

 (LOGO)

                                                               [October 5,] 1994

Dear Germantown Savings Bank Shareholder:

  You are cordially invited to attend a Special Meeting (the "Special Meeting") of Shareholders of Germantown Savings Bank ("GSB") which will be held on [Wednesday, November 2,] 1994 at 10:00 a.m. at Merion Tribute House, 625 Hazelhurst Avenue, Merion Station, Pennsylvania 19066.

  At the Special Meeting shareholders will be asked to consider and vote upon the Agreement and Plan of Merger dated March 7, 1994, as amended (the "Acquisition Agreement") between GSB and CoreStates Financial Corp
("CoreStates") and the Agreement to Merge dated    , 1994 between GSB and
CoreStates Bank, N.A. ("CoreStates Bank"), a wholly-owned subsidiary of CoreStates (the "Merger Agreement," and together with the Acquisition Agreement, collectively the "Merger Agreements") pursuant to which GSB will be merged (the "Merger") with and into CoreStates Bank (collectively, the "Merger Proposal"). Shareholders may also be asked to vote upon a proposal to postpone or adjourn the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the Merger Proposal (the "Adjournment Proposal"). In connection with the Merger, as more fully described in the accompanying materials, each share of GSB common stock, $0.10 par value ("GSB Common Shares") outstanding as of the effective date of the Merger will be converted into and become a right to receive either (i) cash in the amount of $62 (the "Cash Merger Consideration"), or (ii) shares of CoreStates common stock, par value $1.00 per share ("CoreStates Common Shares") having a Market Value (as defined in the Acquisition Agreement) equal to $62, except that GSB shareholders receiving CoreStates Common Shares will receive no more than 2.756 CoreStates Common Shares and no less than 2.255 CoreStates Common Shares for each GSB Common Share (the "Stock Merger Consideration"). Shareholders of GSB will be entitled to elect their preference to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to GSB Common Shares held by them, but such election will be subject to allocation procedures, described more fully in the accompanying materials, such that an aggregate of 45% of the outstanding GSB Common Shares and GSB Common Shares subject to outstanding options will be converted into the Cash Merger Consideration, and 55% of such GSB Common Shares will be converted into the Stock Merger Consideration.

  The Merger Proposal and the Adjournment Proposal have been unanimously approved by your Board of Directors. Your Board of Directors has determined that the Merger is in the best interests of GSB and its shareholders and recommends that you vote FOR approval of the Merger Proposal and, if necessary, the Adjournment Proposal.

  Consummation of the Merger is subject to certain conditions, including the approval of the Merger Proposal by GSB shareholders and the approval of the Merger by various regulatory agencies. The enclosed Notice of Special Meeting of Shareholders and Proxy Statement-Prospectus describe the Merger and provide specific information concerning the Special Meeting. Please read these materials carefully and consider the information contained in them.

  It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. The affirmative vote of at least two-thirds of the outstanding shares of GSB common stock is required to approve the Merger Proposal. Consequently, a failure to vote will have the same effect as a vote against the Merger Proposal. Therefore, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the Special Meeting. YOU SHOULD NOT SEND IN THE CERTIFICATE FOR YOUR SHARES OF GSB COMMON STOCK AT THIS TIME.

  On behalf of your Board of Directors, I urge you to vote FOR approval of the Merger Proposal and the Adjournment Proposal.

                                          Sincerely,

                                          (SIGNATURE)

                                          Martin I. Kleppe
                                          President

                                     (LOGO)

                            GERMANTOWN SAVINGS BANK
                               ONE BELMONT AVENUE
                      BALA CYNWYD, PENNSYLVANIA 19004-1646

                               ----------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON [NOVEMBER 2], 1994

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Germantown Savings Bank ("GSB") will be held on [November 2], 1994, at 10:00 a.m. (Eastern Time) at Merion Tribute House, 625 Hazelhurst Avenue, Merion Station, Pennsylvania 19066 to consider and take action upon the following matters:

  1. Approval of the Agreement and Plan of Merger dated March 7, 1994, as amended (the "Acquisition Agreement") between GSB and CoreStates Financial Corp
("CoreStates") and the Agreement to Merge dated    , 1994 between GSB and
CoreStates Bank, N.A. ("CoreStates Bank"), a wholly-owned subsidiary of CoreStates (the "Merger Agreement," and together with the Acquisition Agreement, collectively the "Merger Agreements"), and the merger (the "Merger") of GSB with and into CoreStates Bank pursuant thereto (collectively the "Merger Proposal"). In connection with the Merger and as more fully described in the accompanying Proxy Statement-Prospectus and in the Acquisition Agreement, each share of GSB common stock, $0.10 par value (the "GSB Common Shares") outstanding as of the effective date of the Merger will be converted into and become a right to receive either (i) cash in the amount of $62 (the "Cash Merger Consideration"), or (ii) shares of CoreStates common stock, par value $1.00 per share (the "CoreStates Common Shares") having a Market Value (as defined in the Acquisition Agreement) equal to $62, except that GSB shareholders receiving CoreStates Common Shares will receive no more than 2.756 CoreStates Common Shares and no less than 2.255 CoreStates Common Shares for each GSB Common Share (the "Stock Merger Consideration"). Shareholders of GSB will be entitled to elect their preference to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to shares held by them, but such elections will be subject to allocation procedures, described more fully in the accompanying Proxy Statement-Prospectus and in the Acquisition Agreement, such that an aggregate of 45% of the outstanding GSB Common Shares and GSB Common Shares subject to outstanding options will be converted into the Cash Merger Consideration, and 55% of such GSB Common Shares will be converted into the Stock Merger Consideration.

  2. Postponement or adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal (the "Adjournment Proposal").

  3. Such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors of GSB has fixed the close of business on [September 16], 1994, as the record date for determining shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          CECILIA L. CANAVAN
                                          Corporate Secretary

Bala Cynwyd, Pennsylvania
[October 5], 1994

  THE BOARD OF DIRECTORS OF GSB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER PROPOSAL AND, IF NECESSARY, THE ADJOURNMENT PROPOSAL.

  YOUR VOTE IS IMPORTANT. BECAUSE THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE OUTSTANDING GSB COMMON SHARES IS REQUIRED TO APPROVE THE MERGER PROPOSAL AND AT LEAST ONE-HALF OF THE VOTES CAST IS REQUIRED TO APPROVE THE ADJOURNMENT PROPOSAL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT THEREOF, MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON THE MERGER PROPOSAL, THE ADJOURNMENT PROPOSAL OR ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION; DATED SEPTEMBER 16, 1994

     PROXY STATEMENT                           PROSPECTUS
 GERMANTOWN SAVINGS BANK        COMMON STOCK (PAR VALUE $1.00 PER SHARE)
    ONE BELMONT AVENUE                  CORESTATES FINANCIAL CORP
  BALA CYNWYD, PA 19004-           PHILADELPHIA NATIONAL BANK BUILDING
           1646                         BROAD & CHESTNUT STREETS
      (610) 660-8409                     PHILADELPHIA, PA 19107
                                             (215) 973-3827

  This Proxy Statement-Prospectus is being furnished to shareholders of Germantown Savings Bank ("GSB") in connection with the solicitation of proxies by the Board of Directors of GSB for use at the Special Meeting of Shareholders to be held at Merion Tribute House, 625 Hazelhurst Avenue, Merion Station, Pennsylvania 19066, at 10:00 a.m. (Eastern Time), on [November 2,] 1994 (the "Special Meeting") and at any adjournments or postponements thereof.

  At the Special Meeting shareholders will be asked to consider and vote upon
(i) whether to approve the Agreement and Plan of Merger dated March 7, 1994, as amended (the "Acquisition Agreement") between GSB and CoreStates Financial Corp
("CoreStates") and the Agreement to Merge dated    , 1994 between GSB and
CoreStates Bank, N.A. ("CoreStates Bank"), a wholly-owned subsidiary of CoreStates (the "Merger Agreement," and together with the Acquisition Agreement, collectively the "Merger Agreements") pursuant to which GSB will be merged (the "Merger") with and into CoreStates Bank (collectively, the "Merger Proposal"), (ii) postponement or adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal (the "Adjournment Proposal"), and (iii) such other business as may properly come before the meeting or any adjournment thereof.

  In connection with the Merger and as more fully described below, each share of GSB common stock, $0.10 par value ("GSB Common Shares") outstanding as of the effective date of the Merger will be converted into and become a right to receive either (i) cash in the amount of $62 (the "Cash Merger Consideration"), or (ii) shares of CoreStates common stock, par value $1.00 per share ("CoreStates Common Shares") having a Market Value (as defined below and in the Acquisition Agreement) equal to $62, except that GSB shareholders receiving CoreStates Common Shares will receive no more than 2.756 CoreStates Common Shares and no less than 2.255 CoreStates Common Shares for each GSB Common Share (the "Stock Merger Consideration"). Shareholders of GSB will be entitled to elect their preference to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to GSB Common Shares held by them, but such election will be subject to allocation procedures, described more fully below and in the Acquisition Agreement, such that an aggregate of 45% of the outstanding GSB Common Shares and GSB Common Shares subject to outstanding options will be converted into the Cash Merger Consideration, and 55% of such GSB Common Shares will be converted into the Stock Merger Consideration.

  This Proxy Statement-Prospectus and the accompanying proxy cards are first being mailed to shareholders of GSB on or about [October 5,] 1994.

  This Proxy Statement-Prospectus also constitutes a prospectus of CoreStates with respect to the CoreStates Common Shares issuable to GSB shareholders pursuant to the Merger. The outstanding CoreStates Common Shares are listed for trading on the New York Stock Exchange, Inc. (the "NYSE"). The last reported sale price of CoreStates Common Shares on the NYSE on [August 23], 1994 was $[27 7/8] per share.

                                  -----------

THE CORESTATES COMMON SHARES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE CORESTATES COMMON SHARES OFFERED TO GSB SHAREHOLDERS HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER FUND OR OTHER GOVERNMENTAL AGENCY

                                  -----------
          THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS      , 1994.

                             AVAILABLE INFORMATION

  CoreStates and GSB are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Federal Deposit Insurance Corporation ("FDIC"), respectively. The Registration Statement discussed below, as well as reports, proxy statements and other information filed by CoreStates pursuant to the informational requirements of the Exchange Act, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the equity securities of CoreStates are listed on the NYSE, and such reports, proxy statements and other information concerning CoreStates also should be available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information filed by GSB pursuant to the informational requirements of the Exchange Act can be inspected at the offices of the FDIC, Registration and Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429. Copies of such materials can be obtained from the FDIC at prescribed rates. The GSB Common Shares are included for quotation on the Nasdaq National Market ("Nasdaq National Market"), and such reports, proxy statements and other information concerning GSB should also be available for inspection and copying at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  CoreStates has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), covering the CoreStates Common Shares that may be issued in connection with the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For such information, reference is hereby made to the Registration Statement and the exhibits filed as a part thereof or incorporated by reference therein.

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (NOT INCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF GSB, INCLUDING ANY BENEFICIAL OWNER, UPON ORAL OR WRITTEN REQUEST DIRECTED IN THE CASE OF CORESTATES TO THE SECRETARY OF CORESTATES FINANCIAL CORP, CENTRE SQUARE WEST, 1500 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19101 (TELEPHONE (215) 973-3827) AND IN THE CASE OF GSB TO THE DEPARTMENT OF INVESTOR RELATIONS OF GSB, ONE BELMONT AVENUE, BALA CYNWYD, PENNSYLVANIA 19004-1646 (TELEPHONE (610) 660-8409). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING OF SHAREHOLDERS TO WHICH THIS PROXY STATEMENT-PROSPECTUS RELATES, ANY REQUEST SHOULD BE MADE BY
     , 1994 [INSERT DATE FIVE BUSINESS DAYS PRIOR TO DATE OF SPECIAL MEETING].

  No person is authorized to give information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by CoreStates or GSB. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus, or the solicitation of a proxy to or from any person, in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities made under this Proxy Statement-Prospectus shall create, under any circumstances, an implication that there has been no change in the affairs of CoreStates or GSB since the date of the Proxy Statement-Prospectus.

  This Proxy Statement-Prospectus does not relate to any resale of CoreStates Common Stock received by any person upon consummation of the Merger and no person is authorized to make any use of this Proxy Statement-Prospectus in connection with any such resale.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed by CoreStates with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement-Prospectus:

    1. the Annual Report on Form 10-K for the year ended December 31, 1993 (which includes portions of the 1993 Annual Report to Shareholders);

    2. the Current Reports on Form 8-K dated January 19, 1994, March 7, 1994, March 16, 1994, as amended by Form 8-K/A, Amendment No. 1, dated May 5, 1994 and Form 8-K/A, Amendment No. 2 dated September 13, 1994, April 19, 1994, April 29, 1994, May 5, 1994 (which includes the consolidated financial statements of CoreStates for the year ended December 31, 1993 restated to incorporate Constellation Bancorp which was acquired on March 16, 1994) as amended by Form 8-K/A, Amendment No. 1 dated September 13, 1994, May 19, 1994, June 8, 1994, June 27, 1994, as amended by Form 8-K/A,
  Amendment No. 1 dated September 13, 1994, July 14, 1994, July 20, 1994, September 13, 1994 (which includes the consolidated financial statements of CoreStates for the year ended December 31, 1993 restated to incorporate Independence Bancorp, Inc. which was acquired on June 27, 1994) and September 14, 1994 filed with the Commission pursuant to Section 13(a) of the Exchange Act;

    3. the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, as amended by Form 10-Q/A, Amendment No. 1, dated September 13, 1994 and June 30, 1994; and

    4. the description of CoreStates Common Shares contained in CoreStates' Registration Statement on Form 8-A/A dated December 22, 1993.

  The following documents previously filed by GSB with the FDIC pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement-
Prospectus:

    1. the Annual Report on Form F-2 for the year ended December 31, 1993 (which includes the 1993 Annual Report to Shareholders);

    2. the Current Reports on Form F-3 dated March 10, 1994 and August 1, 1994; and

    3. the Quarterly Reports on Form F-4 for the quarters ended March 31, 1994 and June 30, 1994.

  All documents filed by CoreStates and GSB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

  All information regarding GSB set forth herein or incorporated by reference herein has been furnished by GSB. All information regarding CoreStates set forth herein or incorporated by reference herein has been furnished by CoreStates.

           DOCUMENTS DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS

  This Proxy Statement-Prospectus is delivered together with (i) GSB's Annual Report on Form F-2 for the year ended December 31, 1993 ("GSB Form F-2") attached as Annex F hereto, including GSB's Annual Report to shareholders for the year ended December 31, 1993 ("GSB Annual Report") attached as an exhibit to the GSB Form F-2; and (ii) GSB's Quarterly Report on Form F-4 for the period ended June 30, 1994 ("GSB Quarterly Report") attached as Annex G hereto. The following specific portions of such documents are incorporated herein by reference in accordance with regulations of the FDIC. Page numbers refer to the pages on which the referenced information appeared in the applicable document as originally filed with the FDIC.

                             INFORMATION ABOUT GSB

 INFORMATION                     DOCUMENT/PAGE(S)
 -----------                     ----------------
 (1)  description of business    GSB Form F-2, pp. 1-2
 (2)  description of property    GSB Form F-2, p. 2
 (3)  legal proceedings          GSB Form F-2, p. 3
 (4)  market price and divi-
      dends on GSB's common
      equity and related
      stockholder matters        GSB Form F-2, p. 4; GSB Annual Report, inside front cover
 (5)  financial statements       GSB Annual Report; GSB Quarterly Report
 (6)  selected financial data    GSB Annual Report, p. 6
 (7)  financial statements
      and supplementary data     GSB Annual Report, pp. 26-40
 (8)  management's discussion
      and analysis of finan-
      cial condition and re-
      sults of operations        GSB Form F-2, p. 4; GSB Annual Report, pp. 7-22

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   2
INCORPORATION OF DOCUMENTS BY REFERENCE....................................   3
DOCUMENTS DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS...................   3
SUMMARY....................................................................   7
  The Parties..............................................................   7
  The Special Meeting......................................................   8
  Terms of the Merger and Election and Allocation Procedures...............   8
  Management After the Merger..............................................   9
  Recommendation of Board of Directors; Reasons for the Merger.............   9
  Opinion of Financial Adviser.............................................   9
  Effective Date, Effective Time; Amendments; Waiver.......................   9
  Termination of the Merger Agreements.....................................  10
  Tax Consequences.........................................................  10
  Vote Required; Record Date; Principal Shareholders.......................  11
  Dissenters' Rights.......................................................  11
  Regulatory Approvals.....................................................  11
  Conditions...............................................................  11
  Interests of Certain Persons in the Merger...............................  12
  Accounting Treatment.....................................................  12
  Stock Option Agreement...................................................  12
  Certain Differences in Shareholders' Rights..............................  12
  Selected Financial Information (Unaudited)...............................  13
  Comparative Per Share Data (Unaudited)...................................  19
  Market Value Of Securities...............................................  20
INFORMATION REGARDING THE SPECIAL MEETING..................................  21
  General..................................................................  21
  Matters to be Considered at the Special Meeting..........................  21
  Record Date; Voting Rights...............................................  21
  Proxies..................................................................  22
  Recommendation Of The Board Of Directors.................................  23
THE MERGER.................................................................  23
  The Parties..............................................................  23
  General Description......................................................  24
  Treatment of Outstanding Options.........................................  25
  Election and Allocation Procedures.......................................  25
  Background of the Merger.................................................  27
  Reasons for the Merger and Recommendation of the Board of Directors......  30
  Opinion of Financial Adviser.............................................  31
  Operations and Management After the Merger...............................  34
  Interests of Certain Persons in the Merger...............................  34
  Effect on GSB Employee Benefit Programs..................................  37
  Regulatory Approvals.....................................................  37
  Representations and Warranties; Conditions Precedent.....................  38
  Effective Date, Effective Time; Amendments; Waiver.......................  38
  Termination..............................................................  39
  Operations of GSB and CoreStates Pending the Merger......................  39
  No Solicitation..........................................................  41
  Stock Option Agreement...................................................  41
  Dissenters Rights........................................................  43
  Certain Federal Income Tax Considerations................................  44
  Accounting Treatment.....................................................  45
  Exchange of Certificates.................................................  45

                                                                          PAGE
                                                                          ----
  Status of CoreStates Common Shares under Federal Securities Laws.......  46
  Stock Exchange Listing.................................................  47
  Expenses...............................................................  47
CERTAIN INFORMATION REGARDING GSB........................................  47
  GSB's Board of Directors and its Committees............................  47
  Executive Officers.....................................................  49
  Compensation of Officers...............................................  50
  Security Ownership of Certain Beneficial Owners and Management.........  52
  Certain Relationships and Related Transactions.........................  53
PRO FORMA FINANCIAL INFORMATION (UNAUDITED)..............................  54
CERTAIN REGULATORY CONSIDERATIONS........................................  60
  General................................................................  60
  Capital................................................................  60
  Potential Enforcement Actions..........................................  61
  Dividends..............................................................  62
  Support of Bank Subsidiaries...........................................  62
  Borrowings by Holding Companies........................................  63
  FDICIA.................................................................  63
  Interstate Banking and Branching Legislation...........................  65
DESCRIPTION OF CORESTATES CAPITAL STOCK..................................  65
  General................................................................  65
  CoreStates Common Shares...............................................  65
  CoreStates Series Preferred Stock......................................  66
COMPARISON OF SHAREHOLDER RIGHTS.........................................  68
  General................................................................  68
  Authorized Capital.....................................................  68
  Voting and Other Rights................................................  68
  Amendment of Articles of Incorporation or By-laws......................  69
  Size and Classification of Board of Directors..........................  69
  Removal of Directors...................................................  70
  Indemnification and Limitation of Liability............................  70
  Shareholder Meetings...................................................  72
  Merger or Other Fundamental Transactions...............................  72
  State Anti-Takeover Statutes...........................................  74
  Dividends and Other Distributions......................................  75
  Voluntary Dissolution..................................................  75
  Preemptive Rights......................................................  76
  Preferred Stock........................................................  76
EXPERTS..................................................................  76
  CoreStates.............................................................  76
  GSB....................................................................  76
LEGAL MATTERS............................................................  77
ANNEX A--AGREEMENT AND PLAN OF MERGER WITH CORESTATES FINANCIAL CORP
ANNEX B--AGREEMENT TO MERGE BETWEEN GERMANTOWN SAVINGS BANK AND
          CORESTATES BANK, N.A.
ANNEX C--STOCK OPTION AGREEMENT
ANNEX D--FAIRNESS OPINION OF ALEX. BROWN & SONS, INC.
ANNEX E--STATUTORY PROVISIONS REGARDING DISSENTERS RIGHTS
ANNEX F--GSB ANNUAL REPORT ON FORM F-2
ANNEX G--GSB QUARTERLY REPORT ON FORM F-4

                                    SUMMARY

  The following summary is not intended to be a complete description of all material facts regarding CoreStates, GSB and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

THE PARTIES

  GSB. Germantown Savings Bank ("GSB") is a capital stock savings bank formed under Pennsylvania law with executive offices at One Belmont Avenue, Bala Cynwyd, Pennsylvania 19004, (telephone number 610-660-8409). At June 30, 1994, GSB had total consolidated assets, deposits and shareholders' equity of $1.6 billion, $1.4 billion and $152 million, respectively.

  GSB operates a network of 32 community banking offices throughout southeastern Pennsylvania, offering consumer lending and personal banking services.

  CoreStates. CoreStates Financial Corp ("CoreStates") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and incorporated under the laws of Pennsylvania, with executive offices at Philadelphia National Bank Building, Broad & Chestnut Streets, Philadelphia, Pennsylvania 19107 (telephone number 215-973-3827). At June 30, 1994, CoreStates had total consolidated assets, deposits and shareholders' equity of $27.5 billion, $20.1 billion and $2.2 billion respectively, and, based on March 31, 1994 rankings of bank holding companies, was believed to be the 32nd largest bank holding company in the United States at such date.

  The principal banking subsidiaries of CoreStates are: CoreStates Bank, N.A. ("CoreStates Bank"), a national banking association with executive offices located in Philadelphia, Pennsylvania; New Jersey National Bank ("NJNB"), a national banking association with executive offices located in Pennington, New Jersey; CoreStates Bank of Delaware, N.A. ("CBD"), a national banking association with its sole office located in New Castle County, Delaware; Third National Bank and Trust Company of Scranton ("Third National"), a national banking association with executive offices located in Scranton, Pennsylvania; Bucks County Bank and Trust Company ("Bucks County"), a state chartered bank with executive offices in Doylestown, Pennsylvania; Cheltenham Bank ("Cheltenham"), a state chartered bank with executive offices located in Rockledge, Pennsylvania; and Lehigh Valley Bank ("Lehigh Valley"), a state chartered bank with executive offices located in Bethlehem, Pennsylvania (collectively the "Banking Subsidiaries"). Applications have been filed with the proper regulatory authorities to (1) relocate the main office of CoreStates Bank to Ewing Township, New Jersey, a distance of less than thirty miles from Philadelphia, Pennsylvania, (2) merge NJNB with and into CoreStates Bank, and
(3) establish a domestic branch of CoreStates at its present main office in Philadelphia, Pennsylvania. Through its Bank Subsidiaries, CoreStates Bank is engaged in the business of providing wholesale banking services, consumer financial services, including retail banking, trust and investment management services and electronic payment services. Other subsidiaries of CoreStates currently engage in factoring and commercial financing, and in investment advisory, discount brokerage and leasing services.

  At June 30, 1994, the total assets and total deposits, and at March 31, 1994 the rankings based on commercial bank deposits (either in the United States or in the State of Pennsylvania, as applicable, pursuant to the institution's charter) of CoreStates Banking Subsidiaries were as follows:

                                                  JUNE 30, 1994
                                                 --------------- MARCH 31, 1994
                                                 TOTAL   TOTAL
                                                 ASSETS DEPOSITS      RANK
                                                 ------ -------- --------------
                                                 ($ IN BILLIONS)
CoreStates Bank, N.A............................ $17.4   $12.8         20
New Jersey National Bank........................   6.5     5.8         99+
Third National Bank and Trust Company of Scran-
 ton............................................    .4      .4        347
*Bucks County Bank..............................   1.1      .9         13
*Cheltenham Bank................................    .5      .4         27
*Lehigh Valley Bank.............................    .4      .4         28

- --------
* State chartered Banking Subsidiaries.
+ Includes total deposits of Constellation Bank, N.A., on a pro forma basis.

  Constellation Bancorp ("Constellation") was merged into CoreStates on March 16, 1994 and on April 29, 1994 Constellation Bank, N.A. ("Constellation Bank") was merged into NJNB. On June 27, 1994, Independence Bancorp, Inc. was merged into CoreStates.

  CoreStates is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions both on an assisted and unassisted basis. Acquisitions that may be under consideration at any time include, without limitation, acquisitions of banking organizations and thrift or savings-type associations or their assets or liabilities or acquisitions of other financial service companies or their assets or liabilities.

THE SPECIAL MEETING

  The Special Meeting will be held on [Wednesday, November 2,] 1994 at 10:00 a.m. local time. At the Special Meeting, shareholders of GSB will be asked to consider and vote upon (i) a proposal unanimously recommended by the GSB Board to approve the Agreement and Plan of Merger, dated March 7, 1994, as amended (the "Acquisition Agreement"), between GSB and CoreStates and the Agreement to
Merge dated    , 1994 between GSB and CoreStates Bank (the "Merger Agreement,"
and together with the Acquisition Agreement, collectively the "Merger Agreements"), and to approve the merger of GSB with and into CoreStates Bank (the "Merger") pursuant to the Merger Agreements (collectively, the "Merger Proposal"), and (ii) a proposal unanimously recommended by the GSB Board to approve the postponement or adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal (the "Adjournment Proposal").

TERMS OF THE MERGER AND ELECTION AND ALLOCATION PROCEDURES

  Pursuant to the Merger Agreements, GSB will be merged with and into CoreStates Bank with CoreStates Bank as the surviving entity, and CoreStates Bank will succeed to the business of GSB and will continue operations under the name CoreStates Bank. Upon the Merger becoming effective, each share of GSB common stock, $0.10 par value ("GSB Common Shares") outstanding as of the effective date of the Merger will be converted into and become a right to receive either (i) cash in the amount of $62 (the "Cash Merger Consideration"), or (ii) shares of CoreStates common stock, par value $1.00 per share ("CoreStates Common Shares") having a Market Value (as defined below and in the Acquisition Agreement) equal to $62, except that GSB shareholders receiving CoreStates Common Shares will receive no more than 2.756 CoreStates Common Shares and no less than 2.255 CoreStates Common Shares for each GSB Common Share (the "Stock Merger Consideration"). Shareholders of GSB will be entitled to elect their preference to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to GSB Common Shares held by them, but such election will be subject to allocation procedures, described more fully below and in the Acquisition Agreement, such that an aggregate of 45% of the outstanding GSB Common Shares and GSB Common Shares subject to outstanding options will be converted into the Cash Merger Consideration, and 55% of such GSB Common Shares will be converted into the Stock Merger Consideration. See "THE MERGER--General Description" and "THE MERGER--Election and Allocation Procedures."

MANAGEMENT AFTER THE MERGER

  Upon consummation of the Merger, GSB will be merged with and into CoreStates Bank, with CoreStates Bank as the surviving entity. The current directors of CoreStates Bank will serve as the directors of the surviving corporation following the Merger. The current executive officers of CoreStates Bank will comprise the executive officers of the surviving corporation and the subsidiaries of GSB will become subsidiaries of CoreStates.

RECOMMENDATION OF BOARD OF DIRECTORS; REASONS FOR THE MERGER

  THE GSB BOARD HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND THE ADJOURNMENT PROPOSAL AND RECOMMENDS THAT HOLDERS OF GSB COMMON SHARES VOTE FOR APPROVAL OF THE MERGER PROPOSAL AND THE ADJOURNMENT PROPOSAL. The GSB Board believes that the Merger will enable holders of GSB Common Shares to immediately realize significant value, and also will enable a portion of the shareholders to acquire shares on a tax-free basis in a larger financial institution which the GSB Board believes is better positioned to compete in a consolidating financial services industry. See "THE MERGER--Background of the Merger" and "THE MERGER--Reasons for the Merger and Recommendation of the Board of Directors" for information about the negotiation of the Merger Agreements and the reasons for the Merger. See "THE MERGER--Interests of Certain Person in the Merger" for interests of certain directors and officers of GSB in the Merger.

OPINION OF FINANCIAL ADVISER

  Alex. Brown & Sons Incorporated ("Alex. Brown") has served as financial adviser to GSB in connection with the Merger and delivered a written opinion to the GSB Board, that, as of [March 7], 1994, the consideration to be received by the holders of GSB Common Shares in the Merger was fair to the holders of GSB Common Shares from a financial point of view. Such opinion was updated as of the date of this Proxy Statement-Prospectus. For additional information, see "THE MERGER--Background of the Merger" and "--Opinion of Financial Adviser." The opinion of Alex. Brown dated as of the date of this Proxy Statement-Prospectus is attached as Appendix C to this Proxy Statement-Prospectus. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken in connection therewith.

EFFECTIVE DATE, EFFECTIVE TIME; AMENDMENTS; WAIVER

  Pursuant to the Merger Agreements, GSB and CoreStates will notify the Office of the Comptroller of the Currency (the "OCC") of the date on which they intend to consummate the Merger, which date shall be the third business day after the expiration of all applicable waiting periods in connection with approvals of governmental authorities and all conditions to the consummation of the Merger are satisfied or waived, or on such earlier or later date as may be agreed by GSB and CoreStates. The Merger will become effective upon the date specified in the certificates of consummation issued by the OCC (the "Effective Date"). The date of such filing or such later effective date is the "Effective Date" of the Merger. The "Effective Time" of the Merger is such time of effectiveness on the Effective Date, which may be agreed by the parties. Although it is the intention of CoreStates and GSB to consummate the Merger as soon as practicable after shareholder approval and after all other conditions have been met or waived, the nature of such other conditions makes it impracticable to fix the Effective Date at present.

  GSB and CoreStates may amend, modify or waive any term or condition of the Merger Agreements by action taken on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of the GSB; provided, however, that after such approval no such amendment or modification, without further shareholder approval, shall reduce the amount or change the form and amount of the consideration payable pursuant to the Merger Agreements.

TERMINATION OF THE MERGER AGREEMENTS

  The Merger Agreements may be terminated and the Merger abandoned at any time prior to the Effective Date either before or after approval by the shareholders of GSB (i) by mutual consent of CoreStates and GSB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;
(ii) by a majority vote of the entire Board of Directors of either GSB or CoreStates, in the event of a failure of the shareholders of GSB to approve the Merger Agreements or a material breach by the other party to the Acquisition Agreement of any representation, warranty, covenant or agreement contained in the Acquisition Agreement which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party; (iii) by GSB or CoreStates by written notice to the other party if either (x) any approval, consent or waiver of a governmental authority required to permit consummation of the transaction contemplated by the Acquisition Agreement is denied or (y) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transaction contemplated by the Acquisition Agreement; (iv) by a majority of the Board of Directors of either GSB or CoreStates, in the event that the Merger is not consummated by March 31, 1995, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the Acquisition Agreement by the party seeking to terminate.

  The Acquisition Agreement also contains a provision that permits GSB to terminate the Merger Agreements by a majority vote of the members of the entire GSB Board, at any time during the ten-day period commencing on the fifteenth day after the approval of the Merger by the OCC (the "Termination Right Determination Date"), if the Market Value of a CoreStates Common Share is less than $20 per share on such Termination Right Determination Date.

TAX CONSEQUENCES

  It is intended that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by CoreStates or GSB as result of the Merger; (ii) no gain or loss will be recognized by the shareholders of GSB to the extent that they exchange their GSB Common Shares solely for CoreStates Common Shares pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in CoreStates Common Shares); (iii) the tax basis of the CoreStates Common Shares received by shareholders who exchange GSB Common Shares for CoreStates Common Shares in the Merger will be the same as the tax basis of the GSB Common Shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the CoreStates Common Shares received in the Merger will include the period during which the GSB Common Shares surrendered in exchange therefor were held, provided such GSB Common Shares were held as capital assets at the Effective Date.

  Consummation of the Merger is conditioned upon receipt by CoreStates and GSB of an opinion of Pepper, Hamilton & Scheetz, counsel to GSB, dated as of the Effective Date, substantially to the foregoing effect. Such an opinion of Pepper, Hamilton & Scheetz dated the date of this Proxy Statement-Prospectus has been filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part. The tax consequences of the proposed transaction to shareholders of GSB are summarized under "THE MERGER--Certain Federal Income Tax Considerations."

VOTE REQUIRED; RECORD DATE; PRINCIPAL SHAREHOLDERS

  Pursuant to applicable provisions of the Banking Code of 1965 of the Commonwealth of Pennsylvania, as amended (the "Banking Code"), the affirmative vote of two-thirds of the outstanding GSB Common Shares is required to approve the Merger Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast with respect thereto at the Special Meeting. It is not necessary for the shareholders of CoreStates to approve the Merger. The GSB Board has set [September 16], 1994 as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the Special Meeting. On the Record Date, there were [4,195,647] GSB Common Shares outstanding.

  As of the Record Date, GSB's directors and executive officers and their
affiliates beneficially owned GSB Common Shares, representing    % of the
outstanding GSB Common Shares. As of the Record Date, CoreStates and CoreStates' directors, executive officers and their affiliates owned GSB Common
Shares of record, which amount represented    % of the outstanding GSB Common
Shares. As of the Record Date, bank subsidiaries of CoreStates held of record
in the name of nominees     GSB Common Shares in a fiduciary capacity,
representing    % of the outstanding GSB Common Shares, including     GSB
Common Shares as to which they had sole or shared voting authority. For additional information concerning principal shareholders, see "CERTAIN INFORMATION REGARDING GSB--Security Ownership of Certain Beneficial Owners and Management." For additional information concerning voting by shareholders of GSB on the proposed Merger, see "INFORMATION REGARDING THE SPECIAL MEETING-- Record Date; Voting Rights."

DISSENTERS' RIGHTS

  Under applicable provisions of Pennsylvania law, holders of GSB Common Shares will have the right to dissent and obtain payment of the fair value of their shares by complying with the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law ("Subchapter D"). Accompanying this Proxy Statement-Prospectus as Annex E is a copy of the text of the applicable provisions of Pennsylvania law that prescribe the procedures for the exercise of dissenters' rights and for determining the value of their shares. Shareholders of GSB who seek to exercise dissenters' rights must carefully follow the procedure described in such statutory provisions. For additional information concerning dissenters' rights, see "THE MERGER--Dissenters Rights."

REGULATORY APPROVALS

  Consummation of the Merger is conditioned on the approval of the OCC and the Board of Governors of the Federal Reserve System (the "Federal Reserve Bank"). See "THE MERGER--Regulatory Approvals."

CONDITIONS

  Consummation of the Merger is subject to satisfaction or waiver of various conditions, including compliance by GSB and CoreStates with various covenants, the continuing accuracy of representations and warranties, the absence of any material adverse change in the financial condition or business of GSB and CoreStates and other matters.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of GSB's management and the GSB Board may be deemed to have interests in the Merger in addition to their interests as shareholders of GSB generally. These include, among other things, provisions in the Acquisition Agreement relating to indemnification.

  Pursuant to the Acquisition Agreement, CoreStates has agreed to assume GSB's obligations under employment agreements with certain executive officers of GSB. The following table sets forth certain benefits that the five most highly compensated executive officers of GSB, and the remaining executive officers as a group, may receive as a result of the Merger (assuming an Effective Date in 1994).

                                                           EXECUTIVE
                                                            OFFICER  SEVERANCE
                            NAME                             SINCE    PAYMENT
                            ----                           --------- ----------
   Martin I. Kleppe.......................................   1983    $1,477,814
   Austin P. Kelly, Jr....................................   1983       555,000
   Verne C. Bausher.......................................   1987       350,000
   John M. Junkin.........................................   1991       310,000
   John H. McIlvaine Jr...................................   1980       360,000
   Five Remaining Executive Officers as a Group...........              751,000

- --------
* Table does not include severance payments in the aggregate amount of $724,000 to individuals who are not "executive officers" of GSB. In addition, the table does not include the value of benefits to which employees may be entitled following termination as discussed above.

  Severance payments will be paid only if required pursuant to the terms of the related employment agreements. The foregoing table does not include the value of certain benefits to which such employees may be entitled following termination. See "THE MERGER--Interests of Certain Persons in the Merger" and "CERTAIN INFORMATION REGARDING GSB--Security Ownership of Certain Beneficial Owners and Management."

ACCOUNTING TREATMENT

  It is intended that the Merger will be accounted for pursuant to the purchase method of accounting. See "THE MERGER--Accounting Treatment."

STOCK OPTION AGREEMENT

  As a condition to CoreStates entering into the Acquisition Agreement and in consideration therefor, GSB and CoreStates entered into a Stock Option Agreement (the "Option Agreement") entitling CoreStates, upon the occurrence of certain events (none of which has yet occurred to the best of CoreStates' and GSB's knowledge) to purchase from GSB up to 834,000 GSB Common Shares (the "Option Shares"), representing approximately 19.9% of the outstanding GSB Common Shares, at an exercise price of $53.75 per share in cash (the "Option"). The Option Agreement grants an immediate option to purchase 419,000 GSB Common Shares, which increases to 834,000 shares upon receipt of approval of such increase from the Department of Banking.

  A copy of the Option Agreement is attached to this Proxy Statement-Prospectus as Annex C. See "THE MERGER--Option Agreement."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

  On the Effective Date, shareholders of GSB, to the extent they receive the Stock Merger Consideration, automatically will become shareholders of CoreStates. The rights of shareholders of CoreStates are determined by the Pennsylvania Business Corporation Law and by CoreStates' articles of incorporation and by-laws. The rights of shareholders of CoreStates differ from the rights of shareholders of GSB with respect to certain matters. For a summary of these differences, see "COMPARISON OF SHAREHOLDER RIGHTS."

                         SELECTED FINANCIAL INFORMATION
                                  (UNAUDITED)

  The tables on pages 14 and 15 set forth selected historical financial information for CoreStates and GSB for each of the five years in the period ended December 31, 1993 and the six-month periods ended June 30, 1994 and 1993. Such information has been derived from and should be read in conjunction with the consolidated financial statements of CoreStates and GSB, including the respective notes thereto and management's discussions and analyses of financial condition and results of operations contained therein, which are incorporated by reference or set forth in this Proxy Statement-Prospectus. The selected historical financial information for CoreStates reflects the restatement for the March 16, 1994 acquisition of Constellation Bancorp ("Constellation") and the June 27, 1994 acquisition of Independence Bancorp, Inc. ("Independence") both accounted for under the pooling of interests method of accounting. The selected historical financial information for CoreStates and GSB for the six-month periods ended June 30, 1994 and 1993 reflects, in the opinion of the managements of CoreStates and GSB, respectively, all adjustments (comprising only normal recurring accruals) necessary for a fair presentation of the consolidated operating results and financial position of CoreStates and GSB for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year or any other period.

  The selected unaudited pro forma combined financial information on page 16 for the six months ended June 30, 1994 and the year ended December 31, 1993 gives effect to the Merger. The Merger is expected to be accounted for under the purchase method of accounting. This information is derived from the unaudited pro forma condensed combined financial statements appearing elsewhere herein and should be read in conjunction with those statements. See "PRO FORMA FINANCIAL INFORMATION." The unaudited pro forma financial information for the six months ended June 30, 1994 and the year ended December 31, 1993 assumes that 5.399 million and 5.391 million, respectively, CoreStates Common Shares will be issued in the Merger. The pro forma condensed combined financial statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

     SELECTED HISTORICAL FINANCIAL INFORMATION OF CORESTATES FINANCIAL CORP
                                  (UNAUDITED)

                          SIX MONTHS ENDED
                              JUNE 30,                       YEAR ENDED DECEMBER 31,
                          ------------------  ----------------------------------------------------------
                            1994      1993       1993        1992        1991        1990        1989
                          --------  --------  ----------  ----------  ----------  ----------  ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF
 INCOME:
 Interest income........  $923,165  $920,679  $1,841,864  $1,961,838  $2,485,277  $2,799,141  $2,870,616
 Interest expense.......   245,162   267,062     516,593     709,360   1,212,367   1,532,735   1,641,239
 Net interest income....   678,003   653,617   1,325,271   1,252,478   1,272,910   1,266,406   1,229,377
 Provision for losses on
  loans(1)..............   196,900    61,550     121,201     160,250     291,261     437,860     327,181
 Securities gains (loss-
  es)...................     9,920     2,155      16,110      13,805     (13,868)      2,412      (8,743)
 Income before
  cumulative effect of a
  change in accounting
  principle.............    33,096   171,672     362,429     268,134     180,317     105,200     158,296
 Cumulative effect of a
  change in accounting
  principle(2)(8)(9)....    (3,430)  (13,010)    (13,010)    (84,946)        --          --          --
 Net income.............    29,666   158,662     349,419     183,188     180,317     105,200     158,296
 Dividends on preferred
  stock(3)..............       --        --          --          --          --        1,662      20,973
 Net income attributable
  to common shares......    29,666   158,662     349,419     183,188     180,317     103,538     137,323
PER COMMON SHARE(4):
 Income before
  cumulative effect of a
  change in accounting
  principle(2)(8)(9)....      0.23      1.18        2.49        1.97        1.35        0.78        1.02
 Net income.............      0.21      1.09        2.40        1.35        1.35        0.78        1.02
 Cash dividends de-
  clared(5).............      0.60      0.54        1.14        1.02        0.97        0.96        0.87
 Book value.............     15.32     15.12       16.29       14.48       14.40       13.77       14.13
                                                      ($ IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET
 (AVERAGE BALANCES):
 Total assets...........  $ 27,777  $ 27,692  $   27,700  $   27,554  $   28,643  $   29,312  $   29,375
 Loans..................    19,593    18,724      19,035      18,868      20,574      21,809      20,793
 Allowance for possible
  loan losses...........       527       457         457         463         512         358         405
 Deposits...............    20,398    20,733      20,628      21,267      21,617      21,090      21,081
 Long-term debt.........     1,608     1,385       1,455       1,312       1,168         825         798
 Common shareholders'
  equity(7).............     2,323     2,138       2,198       1,950       1,862       1,961       1,946
 Total shareholders' eq-
  uity(3)...............     2,323     2,138       2,198       1,950       1,862       1,978       2,046
AVERAGE COMMON SHARES
 OUTSTANDING (4)(7)
 (in thousands).........   143,368   145,255     145,398     135,813     133,237     133,525     134,066
PERIOD-END COMMON SHARES
 OUTSTANDING(4)(7) (in
 thousands).............   141,310   145,549     145,388     144,695     133,872     132,823     134,040
SELECTED RATIOS:
 Return on average total
  assets(6).............      0.24%     1.25%       1.31%       0.97%       0.63%       0.35%       0.47%
 Return on average
  common shareholders'
  equity(6).............      2.87%    16.19%      16.49%      13.75%       9.68%       5.28%       7.06%
 Return on average total
  shareholders'
  equity(6).............      2.87%    16.19%      16.49%      13.75%       9.68%       5.32%       7.74%
 Average shareholders'
  equity to average
  assets................      8.36%     7.72%       7.94%       7.08%       6.50%       6.75%       6.97%
 Allowance for possible
  loan losses to loans
  (period-end)..........      2.43%     2.32%       2.28%       2.34%       2.44%       2.38%       2.58%
 Non-performing assets
  to total loans plus
  other real estate
  owned (period-end)....      1.79%     2.69%       2.20%       3.51%       4.09%       3.08%       1.93%

      See footnotes to selected financial information on pages 17 and 18.

      SELECTED HISTORICAL FINANCIAL INFORMATION OF GERMANTOWN SAVINGS BANK
                                  (UNAUDITED)

                            SIX MONTHS
                          ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                          ----------------  ------------------------------------------------
                           1994     1993      1993      1992      1991      1990      1989
                          -------  -------  --------  --------  --------  --------  --------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF
 INCOME:
 Interest income......... $53,126  $57,297  $112,474  $115,656  $123,151  $127,772  $124,682
 Interest expense........  20,268   25,537    47,870    58,158    74,678    84,751    83,041
 Net interest income.....  32,858   31,760    64,604    57,498    48,473    43,021    41,641
 Provision for losses on
  loans..................     200    1,600     1,900     4,000     6,700     4,538     3,900
 Securities gains (loss-
  es)....................     145      812     1,179     2,291      (542)   (1,531)   (2,783)
 Income before
  extraordinary credit
  and cumulative effect
  of a change in
  accounting principle...  10,756    9,909    20,498    15,183     8,345     9,299     6,085
 Extraordinary cred-
  it(10).................                                          3,100     2,833     2,716
 Cumulative effect of a
  change in accounting
  principle(2)(8)........                               (2,419)
 Net income..............  10,756    9,909    20,498    12,764    11,445    12,132     8,801
PER COMMON SHARE:
 Income before
  extraordinary credit
  and cumulative effect
  of a change in
  accounting
  principle(2)(8)........    2.42     2.28      4.68      3.54      2.06      2.31      1.51
 Net income..............    2.42     2.28      4.68      2.98      2.82      3.01      2.19
 Cash dividends declared.    0.25     0.20      0.40      0.30      0.20      0.10       --
 Book value..............   36.11    31.37     33.89     29.26     26.78     24.16     21.25
CONSOLIDATED BALANCE
 SHEET
 (AVERAGE BALANCES):
 Total assets............ $ 1,617  $ 1,583  $  1,605  $  1,484  $  1,403  $  1,383  $  1,368
 Loans...................   1,017    1,042     1,051       940       859       897       866
 Allowance for possible
  loan losses............      24       20        21        17        16        13        11
 Deposits................   1,448    1,437     1,453     1,352     1,286     1,269     1,245
 Long-term debt..........                                                                  8
 Common shareholders' eq-
  uity...................     147      125       131       114       103        93        82
 Total shareholders' eq-
  uity...................     147      125       131       114       103        93        82
AVERAGE COMMON SHARES
 OUTSTANDING (in thou-
 sands)..................   4,195    4,123     4,136     4,072     4,027     4,025     4,025
PERIOD-END COMMON SHARES
 OUTSTANDING
 (in thousands)..........   4,196    4,133     4,189     4,112     4,030     4,025     4,025
SELECTED RATIOS:
 Return on average total
  assets(6)..............    1.34%    1.26%     1.28%     1.02%     0.59%     0.67%     0.44%
 Return on average common
  shareholders'
  equity(6)..............   14.72%   15.94%    15.69%    13.27%     8.11%    10.04%     7.44%
 Return on average total
  shareholders' equi-
  ty(6)..................   14.72%   15.94%    15.69%    13.27%     8.11%    10.04%     7.44%
 Average shareholders'
  equity to average as-
  sets...................    9.12%    7.92%     8.14%     7.71%     7.33%     6.69%     5.98%
 Allowance for possible
  loan losses to loans
  (period-end)...........    2.36%    1.99%     2.22%     1.85%     1.99%     1.62%     1.35%
 Non-performing assets to
  total loans plus other
  real estate owned
  (period-end)...........    0.19%    0.19%     0.17%     0.30%     0.72%     0.32%     0.44%


      See footnotes to selected financial information on pages 17 and 18.

         SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)

                                  SIX MONTHS    YEAR ENDED
                                     ENDED     DECEMBER 31,
                                 JUNE 30, 1994     1993
                                 ------------- ------------
                                      (IN THOUSANDS,
                                   EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF INCOME:
 Interest income................   $978,943     $1,959,762
 Interest expense...............    270,516        575,917
 Net interest income............    708,427      1,383,845
 Provision for losses on
  loans(1)......................    197,100        123,101
 Securities gains (losses)......     10,065         17,289
 Income before cumulative effect
  of a change in accounting
  principle.....................     38,166        370,799
 Cumulative effect of a change
  in accounting principle(8)(9).     (3,430)       (13,010)
 Net income.....................     34,736        357,789
PER COMMON SHARE(4):
 Income before cumulative effect
  of a change in accounting
  principle(8)(9)...............       0.26           2.46
 Net income.....................       0.23           2.37
 Cash dividends declared(5).....       0.60           1.14
 Book value.....................      15.73          16.64
                                        ($ IN MILLIONS)
CONSOLIDATED BALANCE SHEET
 (AVERAGE BALANCES):
 Total assets...................   $ 29,528     $   29,439
 Loans..........................     20,591         20,067
 Allowance for possible loan
  losses........................        551            478
 Deposits.......................     21,843         22,078
 Long-term debt.................      1,725          1,572
 Common shareholders' equity....      2,466          2,341
 Total shareholders' equity.....      2,466          2,341
AVERAGE COMMON SHARES
 OUTSTANDING(4) (in thousands)..    148,766        151,031
PERIOD-END COMMON SHARES
 OUTSTANDING(4) (in thousands)..    146,709        150,940
SELECTED RATIOS:
 Return on average total as-
  sets(6).......................       0.26%          1.26%
 Return on average common
  shareholders' equity(6).......       3.12          15.84
 Return on average total
  shareholders' equity(6).......       3.12          15.84
 Average shareholders' equity to
  average assets................       8.35           7.95
 Allowance for possible loan
  losses to loans (period-end)..       2.43           2.21
 Non-performing assets to total
  loans plus other real estate
  owned (period-end)............       1.72           2.10


      See footnotes to selected financial information on pages 17 and 18.

                  FOOTNOTES TO SELECTED FINANCIAL INFORMATION
                                  (UNAUDITED)

 (1) Included in the provision for losses on loans were additions to the allowance for possible losses on loans to less developed countries ("LDC") of $195 million in 1989. The provision for losses on loans in 1990 included a $220 million provision made in response to declining real estate values and deteriorating economic conditions. The provision for loan losses in 1994 included $145 million recorded in connection with a change in strategic direction concerning the workout of Constellation's and Independence's problem assets and to conform Constellation's and Independence's loan, accrual and reserves policies to those of CoreStates.

 (2) Effective January 1, 1992, CoreStates adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"). FAS 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees, rather than the previously accepted accounting practice of recognizing these costs on a pay-as-you-go basis. As permitted under FAS 106, CoreStates elected to recognize immediately a one-time, non-cash charge equal to the January 1, 1992 transitional liability of $128.7 million, $84.9 million after-tax or $0.62 per share, as the cumulative effect of a change in accounting principle.

     GSB adopted FAS 106 effective January 1, 1992 and elected to recognize immediately a one-time, non-cash charge equal to its January 1, 1992 transitional liability of $3.7 million, $2.4 million after-tax, as the cumulative effect of a change in accounting principle.

 (3) During the third quarter of 1989, First Pennsylvania Corporation ("FPC"), acquired by CoreStates on March 5, 1990, paid to Marine Midland Banks, Inc. ("Marine Midland"), the sole holder of FPC's Series D Preferred Stock, a $12.7 million special dividend. This special dividend was paid in connection with the termination of a previous merger agreement with Marine Midland. On March 5, 1990, all outstanding Series D Preferred Shares were redeemed at their $100 per share stated value plus accrued regular dividends.

 (4) Restated to reflect the impact of CoreStates' 100% stock dividend declared on August 17, 1993 and paid on October 15, 1993 to shareholders of record on September 15, 1993 (the "Stock Dividend"). CoreStates, and Pro forma, earnings per common share for the six months ended June 30, 1994 and 1993 and the five years ended December 31, 1993, were based on weighted average common shares outstanding, as dilution from potentially dilutive common stock equivalents was less than 3% for each period.

 (5) Cash dividends declared per share for the respective periods prior to CoreStates' acquisition of FPC, First Peoples Corporation (on September 3,
     1992), Constellation (on March 16, 1994), Independence (on June 27, 1994) and GSB assume that CoreStates would have declared cash dividends per share equal to the cash dividends per share actually declared by CoreStates.

 (6) Return on average total assets and return on average common shareholders' equity are calculated on income from continuing operations, net of income taxes, after total preferred dividends. Return on average total shareholders' equity is calculated on income from continuing operations, net of income taxes.

 (7) On December 18, 1992, Constellation completed the sale of 13.3 million Constellation Common Shares (5.5 equivalent million CoreStates Common Shares) in a rights offering to existing shareholders and the sale of 5.5 million additional Constellation Common Shares (2.3 equivalent million CoreStates Common Shares) to various standby purchasers for an aggregate net increase in shareholders' equity of $67.5 million.

 (8) Effective January 1, 1993, CoreStates adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("FAS 112"). FAS 112 established the accounting requirements for benefits provided to former or inactive employees after employment but before retirement. FAS 112 requires that employers accrue the costs associated with providing benefits, such as salary and benefit continuation under disability plans, when payment of the benefits is probable and the amount of the obligation can be reasonably estimated. CoreStates recognized the January 1, 1993 FAS 112 transitional liability of $20.0 million, $13.0 million after-tax or $0.09 per share, as the cumulative effect of a change in accounting principle.

     The impact of FAS 112 on GSB is immaterial.

 (9) During the first quarter of 1994, Independence recognized a $5.3 million, $3.4 million after-tax or $0.02 per share, impairment loss on certain mortgage securities as a cumulative effect of a change in accounting principle. The loss was the result of a write-down to fair value of these securities, which were deemed to be impaired. This resulted from the Financial Accounting Standards Board ("FASB") 1994 interpretation of Statement of Financial Accounting Standards No. 115 ("FAS 115"). The interpretation, reached by a consensus of the FASB Emerging Issues Task Force in March 1994, provides more definitive criteria for recognition of impairment losses on these types of securities.

(10) For 1991 and 1990, the extraordinary credit represents utilization of net operating loss carryforwards of which $3.1 million and $1.3 million, respectively, resulted from the recognition of a deferred tax asset. For 1989, the extraordinary credit resulted from income tax benefits of utilizing net operating loss carryforwards.

                     COMPARATIVE PER SHARE DATA (UNAUDITED)

  The following table presents book value per share, cash dividends declared per share and net income per share: (i) on a historical basis for CoreStates and GSB; (ii) on a pro forma basis for CoreStates, giving effect to the Merger, assuming the Merger had been effective on January 1, 1993; and (iii) on a pro forma equivalent per common share for GSB, assuming that the Merger had been effective on January 1, 1993. Pro forma per share amounts in 1994 and 1993 are based on the issuance of 5.399 million and 5.391 million, respectively, CoreStates Common Shares in the Merger.

                                                           JUNE 30, DECEMBER 31,
                                                             1994       1993
                                                           -------- ------------
PER COMMON SHARE
BOOK VALUE:
CoreStates:
 Historical book value per share..........................  $15.32     $16.29
 CoreStates & GSB pro forma book value per share..........   15.73      16.64
GSB:
 Historical book value per share..........................   36.11      33.89
 Pro forma equivalent book value per share(1).............   20.24      21.42
                                                           JUNE 30, DECEMBER 31,
                                                             1994       1993
                                                           -------- ------------
CASH DIVIDENDS DECLARED:
CoreStates:
 Historical cash dividends per share......................  $0.60       $1.14
 CoreStates & GSB pro forma cash dividends per share(2)...   0.60        1.14
GSB:
 Historical cash dividends per share......................   0.25        0.40
 Pro forma equivalent cash dividends per share(1).........   0.77        1.47
NET INCOME:
CoreStates(3):
 Historical earnings per share............................   0.23        2.49
 CoreStates & GSB pro forma earnings per share............   0.26        2.46
GSB:
 Historical earnings per share............................   2.42        4.68
 Pro forma equivalent earnings per share(1)...............   0.33        3.17

- --------
(1) GSB pro forma equivalent per share data is computed by multiplying CoreStates' pro forma per share data (giving effect to the Merger) by an estimated 1.287 exchange ratio based on a 55% stock purchase and an assumed market value of $26.50 per CoreStates Common Share.
(2) Pro forma amounts assume that CoreStates would have declared cash dividends per share equal to its historical cash dividend per share declared.
(3) Based on income before cumulative effect of a change in accounting principle.

MARKET VALUE OF SECURITIES

  CoreStates Common Shares are traded on the NYSE under the symbol "CFL." Until December 28, 1993, CoreStates Common Shares were traded in the over-the-counter market and the price quotations were reported on the Nasdaq National Market. GSB Common Shares are traded in the over-the-counter market and price quotations are reported on the Nasdaq National Market under the symbol "GSBK." The table below sets forth, for the periods indicated, the high and low sales prices for CoreStates Common Shares as reported on the New York Stock Exchange, Inc. (the "NYSE") or as quoted on the Nasdaq National Market, as applicable, and the cash dividends declared per share with respect thereto (retroactively adjusted for CoreStates' 100% stock dividend declared and paid in the third quarter of 1993 (the "Stock Dividend")); and the high and low sales prices for GSB Common Shares as quoted by the Nasdaq National Market and the cash dividends declared per share with respect thereto.

                                  CORESTATES                    GSB
                         ---------------------------- ------------------------
                                             DIVIDEND                 DIVIDEND
                           HIGH       LOW    DECLARED  HIGH     LOW   DECLARED
                         --------- --------- -------- ------- ------- --------
Year ended December 31,
 1992:
  First Quarter......... $25 3/16  $21 15/16  $0.25   $   20  $14 1/4  $0.00
  Second Quarter........  27        21         0.25    22 3/4     17    0.10
  Third Quarter.........  28 15/16  23 5/8     0.25    23 3/4  20 1/4   0.10
  Fourth Quarter........  28 15/16  24 1/16    0.27    27 3/4  20 1/4   0.10
Year ended December 31,
 1993:
  First Quarter.........  29 3/4    26 3/8     0.27    33 1/4  26 1/4   0.10
  Second Quarter........  30 3/16   25 1/8     0.27       34      27    0.10
  Third Quarter.........  29 13/16  26 3/4     0.30       43   28 3/4   0.10
  Fourth Quarter........  29 3/4    25 1/8     0.30    56 1/4  42 1/2   0.10
Year ended December 31,
 1994:
  First Quarter.........  27 5/8    24 1/8     0.30    58 1/2  53 1/2   0.10
  Second Quarter........  28        25         0.30       61   56 1/4   0.15
  Third Quarter.........

  The closing sale price of CoreStates Common Shares (retroactively adjusted for the Stock Dividend) on the NYSE and GSB Common Shares as quoted on the Nasdaq National Market as reported by the consolidated trading system, on March 4, 1994, the last trading day preceding public announcement of the execution of the Acquisition Agreement, and the closing sale price of CoreStates Common Shares as reported on the NYSE and the last sale price of GSB Common Shares as quoted on the Nasdaq National Market as reported by the consolidated trading
system on      , 1994, a day shortly prior to the mailing of this Proxy
Statement-Prospectus, is set forth below. The equivalent GSB Common Share market value of a CoreStates Common Share is based on the Per Share Merger Consideration having a value of $62.

                                              CORESTATES            GSB
                                             COMMON SHARES     COMMON SHARES
                                             ------------- ---------------------
                                              HISTORICAL   HISTORICAL EQUIVALENT
                                             ------------- ---------- ----------
March 4, 1994...............................    $25.00       $53.75     $62.00
     , 1994.................................                             62.00

  Shareholders are advised to obtain current market quotations for CoreStates Common Shares and GSB Common Shares. Since the Stock Merger Consideration is subject to an upper and lower limit, GSB shareholders are not assured of receiving a specific market value of CoreStates Common Shares at the Effective Date. The market price of CoreStates Common Shares and GSB Common Shares at the Effective Date may be higher or lower than the market price at the time the Merger Agreements were executed, at the date of mailing this Proxy Statement-Prospectus or at the time of the Special Meeting.

                   INFORMATION REGARDING THE SPECIAL MEETING

GENERAL

  This Proxy Statement-Prospectus is being furnished to the holders of GSB Common Shares in connection with the solicitation of proxies by the Board of Directors of GSB (the "GSB Board") for use at the Special Meeting of Shareholders to be held on Wednesday, [November 2], 1994, at Merion Tribute House, 625 Hazelhurst Avenue, Merion Station, PA 19066 at 10:00 a.m. local time, and at any adjournments thereof (the "Special Meeting").

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, shareholders of GSB will be asked to consider and vote upon (i) a proposal unanimously recommended by the GSB Board to approve the Agreement and Plan of Merger, dated March 7, 1994, as amended (the "Acquisition Agreement"), between GSB and CoreStates and the Agreement to Merge
dated      , 1994 between GSB and CoreStates (the "Merger Agreement," and together with the Acquisition Agreement, collectively the "Merger Agreements"), and to approve the merger of GSB with and into CoreStates Bank (the "Merger") pursuant to the Merger Agreements (collectively, the "Merger Proposal"), and
(ii) a proposal unanimously recommended by the GSB Board to approve the postponement or adjournment of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal (the "Adjournment Proposal").

  In connection with the Merger and as more fully described below, each GSB Common Share outstanding as of the effective date of the Merger will be converted into and become a right to receive either (i) cash in the amount of $62 (the "Cash Merger Consideration"), or (ii) shares of CoreStates common stock, par value $1.00 per share ("CoreStates Common Shares") having a Market Value (as defined below and in the Acquisition Agreement) equal to $62, except that GSB shareholders receiving CoreStates Common Shares will receive no more than 2.756 CoreStates Common Shares and no less than 2.255 CoreStates Common Shares for each GSB Common Share (the "Stock Merger Consideration"). Shareholders of GSB will be entitled to elect their preference to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to GSB Common Shares held by them, but such election will be subject to allocation procedures, described more fully below and in the Acquisition Agreement, such that an aggregate of 45% of the outstanding GSB Common Shares and GSB Common Shares subject to outstanding options, will be converted into the Cash Merger Consideration and 55% of such GSB Common Shares will be converted into the Stock Merger Consideration. See "THE MERGER--General Description" and "THE MERGER--Election and Allocation Procedures."

  GSB SHAREHOLDERS ARE NOT BEING ASKED TO MAKE AN ELECTION AS TO THE CASH MERGER CONSIDERATION OR THE STOCK MERGER CONSIDERATION AT THIS TIME. DO NOT FORWARD ANY STOCK CERTIFICATES AT THIS TIME.

RECORD DATE; VOTING RIGHTS

  The GSB Board has fixed [September 16], 1994 as the record date for the determination of GSB shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). Accordingly, only holders of record of GSB Common Shares at the close of business on such date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were [4,195,647] GSB Common Shares outstanding, each of which is entitled to one vote on each matter properly submitted to a vote at the Special Meeting. On the
Record Date, there were approximately     holders of record of GSB Common
Shares. Pursuant to applicable provisions of the Banking Code of 1965 of the Commonwealth of Pennsylvania, as amended (the "Banking Code") the affirmative vote of two-thirds of the outstanding GSB Common Shares is required to approve the Merger Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast with respect thereto at the Special Meeting. Broker non-votes and abstentions will have the same effect as a negative vote with respect to the Merger Proposal.

  If a quorum is not obtained, or if fewer GSB Common Shares are voted in favor of approval of the Merger Proposal than the number required for approval, it is expected that, if a majority of the proxies voted with respect to the Adjournment Proposal have been voted in favor of the Adjournment Proposal, the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

  As of the Record Date, GSB's directors and executive officers and their
affiliates beneficially owned      GSB Common Shares, representing  % of the
outstanding GSB Common Shares. As of the Record Date, CoreStates and
CoreStates' directors, executive officers and their affiliates owned      GSB
Common Shares of record, which amount represented % of the outstanding GSB Common Shares. As of the Record Date, bank subsidiaries of CoreStates held of
record or in the name of nominees    GSB Common Shares in a fiduciary capacity,
representing  % of the outstanding GSB Common Shares, including    GSB Common
Shares as to which they had sole or shared voting authority.

PROXIES

  All GSB Common Shares entitled to vote at the Special Meeting which are represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with instructions indicated in such proxies. If no instructions are indicated on properly executed proxies, GSB Common Shares represented by proxies solicited by the GSB Board will be voted "FOR" approval of the Merger Proposal, "FOR" approval of the Adjournment Proposal, if necessary, and otherwise in the discretion of proxy holders as to any other matter which may properly come before the Special Meeting or any adjournment or postponement thereof.

  Shareholders of GSB executing and returning a proxy have the power to revoke it at any time before it is voted by delivering a written revocation to the Secretary of GSB. Shareholders of GSB may also revoke a proxy by executing a later dated proxy and returning such later dated proxy to the Secretary of GSB. Attendance at the Special Meeting will not by itself constitute revocation of a proxy. However, a shareholder attending the Special Meeting may revoke a proxy by notifying the Secretary of GSB in writing prior to the voting of such proxy and may then vote in person if the shareholder desires to do so.

  At the date of this Proxy Statement-Prospectus, the GSB Board knows of no business which will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement-Prospectus. If, however, other matters are duly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

  The cost of soliciting the proxies to which this Proxy Statement-Prospectus relates will be borne by GSB. In addition to the use of the mails, proxies may be solicited by officers and other employees of GSB and its subsidiaries by personal meetings or telephone, for which no additional compensation will be paid. GSB will reimburse brokers or other persons holding shares in their names or in the names of their nominees for out-of-pocket expenses in mailing proxy soliciting materials to beneficial owners of GSB Common Shares. GSB has
retained         to assist in the solicitation of proxies for the Special
Meeting. GSB will pay a fee of $    for such services.

  HOLDERS OF GSB COMMON SHARES ARE REQUESTED PROMPTLY TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

  HOLDERS OF GSB COMMON SHARES SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF GSB BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF GSB AND ITS SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS THAT HOLDERS OF GSB COMMON SHARES VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL AND "FOR" APPROVAL OF THE ADJOURNMENT PROPOSAL. See "THE MERGER--Reasons for Merger and Recommendation of the Board of Directors" and "THE MERGER--Opinion of Financial Adviser."

                                   THE MERGER

  The following information, insofar as it relates to matters contained in the Acquisition Agreement, the Merger Agreement and the Option Agreement, is qualified in its entirety by reference to the Acquisition Agreement, the Merger Agreement and the Option Agreement which are incorporated herein by reference and attached hereto as Annex A, Annex B and Annex C, respectively. GSB shareholders are urged to read the Merger Agreement and the Option Agreement carefully.

THE PARTIES

  GSB. GSB is a capital stock savings bank formed under Pennsylvania law with executive offices at One Belmont Avenue, Bala Cynwyd, Pennsylvania 19004, (telephone number 610-660-8409). At June 30, 1994, GSB had total consolidated assets, deposits and shareholders' equity of $1.6 billion, $1.4 billion and $152 million, respectively.

  GSB operates a network of 32 community banking offices through southeastern Pennsylvania, offering consumer lending and personal banking services.

  Corestates. CoreStates is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and incorporated under the laws of Pennsylvania, with executive offices at Philadelphia National Bank Building, Broad & Chestnut Streets, Philadelphia, Pennsylvania 19107 (telephone number 215-973-3827). At June 30, 1994, CoreStates had total consolidated assets, deposits and shareholders' equity of $27.5 billion, $20.1 billion and 2.2 billion respectively, and based on March 31, 1994 rankings of bank holding companies was believed to be the 32nd largest banking holding company in the United States at such date.

  The principal banking subsidiaries of CoreStates are: CoreStates Bank, N.A. ("CoreStates Bank"), a national banking association with executive offices located in Philadelphia, Pennsylvania; New Jersey National Bank ("NJNB"), a national banking association with executive offices located in Pennington, New Jersey; CoreStates Bank of Delaware, N.A. ("CBD"), a national banking association with its sole office located in New Castle County, Delaware; Third National Bank and Trust Company of Scranton ("Third National"), a national banking association with executive offices located in Scranton, Pennsylvania; Bucks County Bank and Trust Company ("Bucks County"), a state chartered bank with executive offices in Doylestown, Pennsylvania; Cheltenham Bank ("Cheltenham"), a state chartered bank with executive offices located in Rockledge, Pennsylvania; and Lehigh Valley Bank ("Lehigh Valley"), a state chartered bank with executive offices located in Bethlehem, Pennsylvania ("Banking Subsidiaries"). Applications have been filed with the proper regulatory authorities to (1) relocate the main office of CoreStates Bank to Ewing Township, New Jersey, a distance of less than thirty miles from Philadelphia, Pennsylvania, (2) merge NJNB with and into CoreStates Bank, and
(3) establish a domestic branch of CoreStates Bank at its present main office in Philadelphia, Pennsylvania. Through its Bank Subsidiaries, CoreStates is engaged in the business of providing wholesale banking services, consumer financial services, including retail banking, trust and investment management services and electronic payment services. Other subsidiaries of CoreStates currently engage in factoring and commercial financing, investment advisory, discount brokerage and leasing services.

  At June 30, 1994, the total assets and total deposits, and at March 31, 1994 the ranking based on commercial bank deposits (either in the United States or in the State of Pennsylvania, as applicable, pursuant to the institution's charter) of CoreStates Banking Subsidiaries were as follows:

                                                  JUNE 30, 1994
                                                 --------------- MARCH 31, 1994
                                                 TOTAL   TOTAL
                                                 ASSETS DEPOSITS      RANK
                                                 ------ -------- --------------
                                                 ($ IN BILLIONS)
CoreStates Bank, N.A............................ $17.4   $12.8         20
New Jersey National Bank........................   6.5     5.8         99+
Third National Bank and Trust Company of Scran-
 ton............................................    .4      .4        347
*Bucks County Bank..............................   1.1      .9         13
*Cheltenham Bank................................    .5      .4         27
*Lehigh Valley Bank.............................    .4      .4         28

- --------
*State chartered Banking Subsidiaries.
+Includes total deposits of Constellation Bank, N.A., on a pro forma basis.

  CoreStates acquired all of the outstanding common stock of Constellation Bancorp ("Constellation") on March 16, 1994 and on April 29, 1994 Constellation Bank, N.A. ("Constellation Bank") was merged into NJNB. On June 27, 1994, CoreStates acquired all of the outstanding common stock of Independent Bancorp, Inc.

  CoreStates is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions both on an assisted and unassisted basis. Acquisitions that may be under consideration at any time include, without limitation, acquisitions of banking organizations and thrift or savings-type associations or their assets or liabilities or acquisitions of other financial service companies or their assets or liabilities.

GENERAL DESCRIPTION

  The terms of the Merger are set forth in the Merger Agreements. The Merger Agreements provide that on the date that the Merger is effective, GSB shall be merged with and into CoreStates Bank, a wholly-owned subsidiary of CoreStates with CoreStates Bank as the surviving institution.

  In the Merger, shareholders of GSB will receive, for each GSB Common Share held by them, either (i) cash in the amount of $62 (the "Cash Merger Consideration"), or (ii) CoreStates Common Shares having a Market Value (as defined below and in the Acquisition Agreement) as of the business day prior to closing equal to $62, except that GSB shareholders receiving CoreStates Common Shares will receive no more than 2.756 CoreStates Common Shares and no less than 2.255 CoreStates Common Shares for each GSB Common Share owned (the "Stock Merger Consideration") (the Cash Merger Consideration and the Stock Merger Consideration, as applicable, the "Per Share Merger Consideration"). As defined in the Acquisition Agreement, the "Market Value" of CoreStates Common Shares as of the business day prior to closing means the average of the closing price per share on the New York Stock Exchange for the immediately preceding fifteen trading days.

  Shareholders of GSB will be entitled to elect their preference to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to shares held by them, but such elections will be subject to allocation procedures, described below, such that an aggregate of 45% of the outstanding GSB Common Shares and GSB Common Shares subject to outstanding options will be converted into the Cash Merger Consideration and 55% of such GSB Common Shares will be converted into the Stock Merger Consideration. See "THE MERGER-- Election and Allocation Procedures." For additional information regarding treatment of outstanding options to purchase GSB Common Shares, see "THE MERGER--Treatment of Outstanding Options."

  The Acquisition Agreement provides that in the event that, prior to the Effective Time, CoreStates effects a stock dividend, recapitalization or similar transaction, an appropriate adjustment will be made to the number of CoreStates Common Shares to be received by GSB shareholders. As defined in the Acquisition Agreement, "Effective Time" means such time on the Effective Date as agreed by GSB and CoreStates. The "Effective Date" means the date the Merger becomes effective.

  No fractional shares will be issued in the Merger. Each GSB shareholder will receive cash in lieu of any fraction of a CoreStates Common Share.

  GSB SHAREHOLDERS ARE NOT BEING ASKED TO MAKE AN ELECTION AS TO THE CASH MERGER CONSIDERATION OR THE STOCK MERGER CONSIDERATION AT THIS TIME AND SHOULD NOT FORWARD ANY STOCK CERTIFICATES AT THIS TIME.

  The Merger is subject to the approval of GSB's shareholders at the Special Meeting and is subject to regulatory approvals by the OCC. See "THE MERGER-- Regulatory Approvals." In addition, GSB shareholders will have certain rights to dissent and demand payment for their shares. See "THE MERGER--Dissenters Rights." No approval will be required by shareholders of CoreStates for consummation of the Merger.

TREATMENT OF OUTSTANDING OPTIONS

  Options granted by GSB to purchase GSB Common Shares which are outstanding and unexercised immediately prior to the effectiveness of the Merger (each an "Outstanding Option") will be converted, as to each whole GSB Common Share subject to such Outstanding Option, upon the effectiveness of the Merger, into either (i) an option to purchase CoreStates Common Shares ("Exchange Options") or (ii) cash in an amount equal to the fair market value of the GSB Common Shares subject to such Outstanding Option as of the close of business on the business day prior to such effective date less the amount which would have been required to exercise such Outstanding Option (the "Cash Out").

  Subject to allocation procedures described herein, holders of Outstanding Options shall elect to receive Exchange Options or the Cash Out with respect to each GSB Common Share subject to such Outstanding Options. See "THE MERGER-- Election and Allocation Procedures."

ELECTION AND ALLOCATION PROCEDURES

  Election and Allocation. Subject to and in accordance with the allocation and election procedures described below and in the Acquisition Agreement, each record holder of GSB Common Shares (other than holders of Dissenters' Shares) (the "Shareholders") shall, prior to the Election Deadline (as hereinafter defined) specify (a) the number of whole GSB Common Shares held by such Shareholder as to which such Shareholder shall desire to receive the Cash Merger Consideration, and (b) the number of whole GSB Common Shares held by such Shareholder as to which such Shareholder shall desire to receive the Stock Merger Consideration; and each holder of an Outstanding Option (the "Option Holders," and together with the Shareholders, the "Holders") shall, prior to the Election Deadline specify (a) the number of whole GSB Common Shares subject to such Option Holder's Outstanding Option as to which the Option Holder shall desire to receive the Cash Out, and (b) the number of whole GSB Common Shares subject to such Option Holder's Outstanding Option as to which the Option Holder shall desire to receive an Exchange Option.

  An election to receive the Cash Merger Consideration or the Cash Out is referred to as a "Cash Election," and GSB Common Shares as to which a Cash Election has been made are referred to as "Cash

Election Shares." An election to receive the Stock Merger Consideration or Exchange Options is referred to as a "Stock Election," and GSB Common Shares as to which a Stock Election has been made are herein referred to as "Stock Election Shares." A failure to indicate a preference is referred to as a "Non-Election," and shares as to which there is a Non-Election are referred to as "Non-Electing Shares."

  Payment of cash pursuant to the Cash Merger Consideration and the Cash Out, and issuance of Exchange Options and of CoreStates Common Shares pursuant to the Stock Merger Consideration, shall be allocated to Holders such that the number of GSB Common Shares (outstanding and subject to Outstanding Options, and including dissenters' shares (see "Dissenters Rights")) as to which cash is paid shall equal 45% of the aggregate number of GSB Common Shares outstanding (including dissenters' shares) plus those subject to Outstanding Options (the "Aggregate Shares"), and the number of GSB Common Shares (outstanding or subject to Outstanding Options) as to which CoreStates Common Shares or Exchange Options are issued shall equal 55% of the Aggregate Shares, as follows:

    1. If the number of Cash Election Shares plus the number of Dissenters' Shares is in excess of 45% of the Aggregate Shares, then (i) Non-Electing Shares shall be deemed to be Stock Election Shares, (ii) Cash Election Shares of Option Holders shall be treated as Cash Election Shares without adjustment, and (iii) (A) Cash Election Shares of each Shareholder shall be reduced pro rata by multiplying the number of Cash Election Shares of such Shareholder by a fraction, the numerator of which is the number of GSB Common Shares equal to 45% of the Aggregate Shares minus the aggregate number of Dissenters' Shares and the aggregate number of Cash Election Shares of Option Holders and the denominator of which is the aggregate number of Cash Election Shares of all Shareholders, and (B) the shares of such Shareholder representing the difference between such Shareholder's initial Cash Election and such Shareholder's reduced Cash Election pursuant to clause (A) shall be converted into and be deemed to be Stock Election Shares.

    2. If the number of Stock Election Shares is in excess of 55% of the Aggregate Shares, then (i) Non-Electing Shares shall be deemed to be Cash Election Shares, and (ii) (A) Stock Election Shares of each Holder shall be reduced pro rata by multiplying the number of Stock Election Shares of such Holder by a fraction, the numerator of which is the number of GSB Common Shares equal to 55% of the Aggregate Shares and the denominator of which is the aggregate number of Stock Election Shares of all Holders, and (B) the shares of such Holder representing the difference between such Holder's initial Stock Election and such Holder's reduced Stock Election pursuant to clause (A) shall be converted into to and be deemed to be Cash Election Shares.

    3. If the number of Cash Election Shares plus Dissenter's Shares is less than or equal to 45% of the Aggregate Shares and the number of Stock Election Shares is less than or equal to 55% of the Aggregate Shares, then
  (i) there shall be no adjustment to the elections made by electing Holders, and (ii) Non-Electing Shares of each Holder shall be treated as Stock Election Shares and/or as Cash Election Shares in proportion to the respective amounts by which the Cash Election Shares and the Stock Election Shares are less than the 45% and 55% limits, respectively.

  After taking into account the foregoing adjustment provisions, each Cash Election Share (including those deemed to be Cash Election Shares) shall receive in the Merger the Cash Merger Consideration or the Cash Out, as applicable, and each Stock Election Share (including those deemed to be Stock Election Shares) shall receive in the Merger the Stock Merger Consideration (and cash in lieu of fractional shares) or the Exchange Options, as applicable.

  Procedures. GSB and CoreStates shall prepare a form for purposes of making elections and containing instructions with respect thereto (the "Election Form"). The Election Form will be distributed to each Holder at such time as GSB and CoreStates shall determine and shall specify the date by which all such elections must be made (the "Election Deadline"), which date shall be determined by GSB and CoreStates but shall be not later than the business day prior to the Closing Date.

  Holders will be required to make their election by mailing a duly completed Election Form to First Chicago Trust Company of New York, or such other bank or entity as may be mutually acceptable to CoreStates and GSB as the exchange agent ("Exchange Agent"). To be effective, an Election Form must be properly completed, signed and submitted to the Exchange Agent accompanied by certificates representing the GSB Common Shares or by the Outstanding Option as to which the election is being made (or by an appropriate guaranty of delivery by a commercial bank or trust company in the United States or a member of a registered national security exchange or the National Association of Security Dealers, Inc.), or by evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be reasonably requested by CoreStates. An Election Form and accompanying share certificates or Outstanding Options, as the case may be, must be received by the Exchange Agent by the close of business on the Election Deadline. An election may be changed or revoked but only by written notice received by the Exchange Agent prior to the Election Deadline including, in the case of a change, a properly completed revised Election Form. Any share certificate or Outstanding Options which were submitted in connection with an election shall be returned to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificates.

  CoreStates will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether the Election Forms have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in Election Forms. The decision of CoreStates (or the Exchange Agent) in such matters shall be conclusive and binding. Neither CoreStates nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by the allocation procedures described above.

  A Holder who does not submit an effective Election Form to the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If CoreStates or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not effectively made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

  In the event that the Merger Agreements are terminated pursuant to the provisions thereof and any shares or Outstanding Options have been transmitted to the Exchange Agent pursuant to the foregoing provisions, CoreStates and GSB shall cause the Exchange Agent to promptly return such shares to the person submitting the same.

BACKGROUND OF THE MERGER

  In late 1992 the GSB Board decided to review the ability of GSB to remain an independent bank, and the prospect of possible business combinations with other financial institutions. In connection with this review, on January 7, 1993, the GSB Board met with representatives of the law firm, Pepper, Hamilton & Scheetz ("Counsel"), who discussed with the GSB Board the fiduciary duties of directors, including in connection with unsolicited acquisition offers. Following further discussions of the possible courses of action open to GSB, the GSB Board invited Alex. Brown & Sons, Inc. ("Alex. Brown") an investment banking firm, to the March 11, 1993 board meeting. At the March meeting, Alex. Brown representatives presented to the GSB Board a review of the current merger and acquisition environment for financial institutions. At the GSB Board meeting in April, the GSB Board reviewed recent trends in banking that might impact GSB, including increasing competition from non-bank financial institutions and from banks outside of local markets, and consolidation of the banking industry through mergers.

  At a special meeting of the GSB Board on July 1, 1993, the recent trends in banking and the possible impact on GSB and its ability to remain independent or to be acquired were discussed once again. Management highlighted the level of competition GSB faced, not only from area banks, but also from other financial service organizations. It was noted that both GSB and the banking industry in general were enjoying a very profitable year. Because of this, many large banks were apparently interested in increasing their market share through the acquisition of their competitors and appeared willing to pay a significant premium over current market value. The GSB Board decided to invite Alex. Brown to its August meeting to discuss the current market value of GSB.

  At the August meeting of the GSB Board, representatives of Alex. Brown presented their firm's opinion of the current market value of GSB and discussed with the GSB Board the merger trends in the banking industry.

  At the September 2, 1993 meeting of the GSB Board, the directors continued their discussion of the various factors involved in merging GSB with another bank as compared to GSB remaining independent. After a complete review, it was the consensus of the meeting that GSB should hire an investment banking firm and pursue the possibility of a sale or merger. A formal vote on the matter was scheduled for the September 9, 1993 meeting. On September 9, the GSB Board met, discussed the matter again and authorized Mr. Kleppe to engage Alex. Brown as GSB's financial adviser to advise GSB in connection with a possible sale or merger of GSB and to work with Alex. Brown to identify and consider opportunities for a sale or merger of GSB. On September 15, 1993, GSB entered into an engagement agreement with Alex. Brown.

  During September and October, Alex. Brown representatives and the senior officers of GSB prepared an initial offering memorandum detailing GSB's business and financial condition which was mailed to ten financial institutions in late October, 1993.

  Each of these financial institutions had expressed a preliminary interest to Alex. Brown in acquiring GSB. The financial institutions were asked to review the offering memorandum and respond to Alex. Brown with a non-binding indication of the value they might be willing to pay for GSB by mid-November.

  In early December the GSB Board met with representatives of Alex. Brown and Counsel to review the responses the investment bankers had received from interested financial institutions. After a complete discussion, it was decided to invite the five financial institutions who had submitted preliminary indications of value to conduct "due diligence" reviews of GSB and to submit binding bids for the acquisition of GSB, together with proposed changes, comments and additions on a form of merger agreement prepared by GSB and its counsel and advisers and furnished to each interested purchaser. Due diligence examinations of GSB were conducted during December and January, and interested purchasers were invited to submit, by February 25, definitive written offers to acquire GSB.

  At its March 3 meeting, the GSB Board met with Alex. Brown representatives and reviewed the results of the bid process. Alex. Brown reported that two financial institutions had submitted binding offers by the February 25 deadline. Alex. Brown provided the GSB Board with a detailed analysis describing the two offers received, the financial condition and performance of the financial institutions that submitted offers, comparable transactions and current market factors and conditions.

  CoreStates submitted an offer for either (i) $63.00 cash per GSB share, or
(ii) a combination of 45% cash and 55% CoreStates Common Shares with an approximate value of $62.00 per GSB Common Share, subject to adjustment within a "collar" based on the price of CoreStates Common Shares at the Determination Date (defined as the business day prior to the Closing Date).

  Alex. Brown discussed with the GSB Board current market factors including the downward pressure on bank stocks starting in the last few months and likely to continue during 1994. Alex. Brown and Counsel also discussed certain aspects of the two offers. It was noted that if the CoreStates cash and stock offer were pursued, it would be desirable to improve the downside protection against a decline in the price of CoreStates Common Shares and add an election for GSB shareholders to choose cash or stock subject to some type of proration provision. It was also noted that the CoreStates offer did not include any materially undesirable points. The GSB Board also concluded that it seemed likely that CoreStates would be able to offer the most opportunities for GSB employees.

  Alex. Brown advised the GSB Board that both offers were fair from a financial point of view and that from a market timing perspective, it would be advisable for GSB to proceed with a sale at the present time.

  After further discussion regarding the offers, the GSB Board unanimously decided that it was in the best interests of GSB and its shareholders, employees and customers to continue to pursue a possible sale of GSB, that the CoreStates offers were superior to the other interested purchaser's offer, and that the CoreStates cash and stock offer was more desirable than its all cash offer. The GSB Board authorized senior management to proceed to negotiate definitive agreements with CoreStates for the cash and stock transaction, including a lock-up option for 19.9% of GSB common shares outstanding, provided that the agreements would be subject to review and approval by the GSB Board at a Special Meeting to be held March 7.

  At a special meeting of the GSB Board held March 7, Mr. Kleppe stated that the Acquisition Agreement negotiated with CoreStates provided for an election by each GSB shareholder to select cash in the amount of $62.00 per GSB Common Share, or CoreStates Common Shares with a value of $62.00 provided that the market value of CoreStates Common Shares on the Determination Date is between $22.50 and $27.50. If the value of CoreStates Common Shares is less than $22.50 on the Determination Date, the exchange ratio would be fixed at 2.756 CoreStates Common Shares to each GSB Common Share; and if the value of CoreStates Common Shares is more than $27.50 on the Determination Date, the exchange ratio would be fixed at 2.255 CoreStates Common Shares for each GSB Common Share. GSB shareholders could elect all cash or all CoreStates Common Shares or a combination of cash and CoreStates Common Shares provided that the aggregate consideration to all shareholders did not exceed 45% cash and 55% CoreStates Common Shares. The Acquisition Agreement included proration provisions which operate to effectuate these limitations. He advised that the stock portion of the transaction would be tax-free to GSB shareholders. He also advised that the GSB Board had the right to terminate the Merger if the Market Value of CoreStates Common Shares is less than $20 per share on the Termination Right Determination Date (defined as the fifteenth day after the required approval of the responsible agency under the Bank Merger Act for the Merger).

  Alex. Brown reviewed with the directors a description of the principal provisions of the Acquisition Agreement, information showing the effect on the value of the consideration to GSB shareholders caused by changes in the market price of CoreStates Common Shares and information about CoreStates and its financial performance and the performance of its stock.

  The GSB Board reviewed the written fairness opinion signed and delivered by Alex. Brown to the effect that in their opinion the merger with CoreStates was fair to GSB shareholders from a financial point of view. Alex. Brown advised that the Acquisition Agreement provided that GSB would receive a second fairness opinion from Alex. Brown at the time the combined proxy statement/registration statement was declared effective by the Securities and Exchange Commission and mailed to the GSB shareholders.

  Counsel also reviewed the Acquisition Agreement and Stock Option Agreement in detail with the directors and discussed points and questions raised by the directors.

  There was further discussion of the transaction in which several of the directors explained their support for the merger as being in the best interests of GSB and its shareholders, employees and customers. The GSB Board unanimously approved the negotiated Acquisition Agreement and authorized its execution and delivery. The Acquisition Agreement and related documents were executed and delivered by the parties on March 7, 1994 and CoreStates and GSB issued a press release that day announcing the proposed merger.

  In August, 1994 CoreStates and GSB agreed that the acquisition pursuant to the Acquisition Agreement would be effected by means of a merger of GSB into CoreStates Bank, a wholly-owned subsidiary of CoreStates. The Merger Agreement
was entered into by GSB and CoreStates Bank on    , 1994.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

  Germantown Savings Bank. The GSB Board believes that the Merger will benefit shareholders, employees and customers, for the reasons discussed below. The Per Share Merger Consideration and the other terms of the Merger were negotiated on an arm's length basis between representatives of GSB and representatives of CoreStates, none of whom is affiliated with the other. The GSB Board believes that the Merger will enable holders of GSB Common Shares to immediately realize significant value, and also will enable a portion of the shareholders to acquire shares on a tax-free basis in a larger financial institution which the GSB Board believes is better positioned to compete in a consolidating financial services industry. The GSB Board has concluded unanimously, in view of the foregoing and the factors set forth below, that the Merger Proposal should be approved, and the GSB Board has approved the Merger Proposal and hereby recommends approval by GSB's shareholders.

  In reaching its determinations and recommendations above, the GSB Board considered a number of factors, including, without limitation, the following:

    (a) The GSB Board was of the view, based on its familiarity with GSB's business, financial condition, earnings and prospects, current conditions in the thrift industry and the historical and current market prices of the GSB Common Shares, that the terms and conditions of the Merger are fair to the shareholders and in their best interests. More particularly, it was the GSB Board's view that the market price of the GSB Common Shares would not significantly appreciate in absence of a business combination transaction such as the Merger. The GSB Board further considered that there could be no assurance that GSB would achieve increases in earnings or that the earnings multiple which would be accorded to the GSB Common Shares would, within a reasonable time, result in a market price greater than $62.00 per share.

    (b) The GSB Board believed that GSB would require an affiliation with a substantially larger entity to expand its current business and thereby increase its competitiveness and profitability.

    (c) The GSB Board believed that the Merger would have a positive competitive effect with respect to GSB. GSB, as a savings bank, offers more limited services and products in Southeastern Pennsylvania than does CoreStates and its commercial bank subsidiaries. Upon completion of the Merger, GSB customers will gain access to CoreStates' much broader range of products and services.

    (d) The GSB Board perceived that increased competition in the areas of business conducted by GSB could have a negative impact on GSB's earnings and shareholder value unless a transaction such as the Merger were entered into.

    (e) The GSB Board believed that in view of the increased value of GSB resulting from its strong performance during the past two years and the current interest of larger banks in growth through acquisitions, the timing for a sale of GSB was optimum.

    (f) The opinion of Alex. Brown that, as of March 7, 1994 and as of the date of this Proxy Statement-Prospectus, the Per Share Merger Consideration to be received by the shareholders of GSB in the Merger was fair to such shareholders from a financial point of view. The written opinion of Alex. Brown is reproduced in full as Annex D hereto and GSB's shareholders are urged to read the opinion carefully in its entirety. See "THE MERGER-- Opinion of the Financial Adviser."

  The GSB Board did not assign any specific or relative weights to the factors under its consideration.

  FOR THE FOREGOING REASONS, THE GSB BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO THE SHAREHOLDERS AND IN THEIR BEST INTEREST AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF GSB VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL.

  CoreStates. The CoreStates Board approved the Acquisition Agreement and the Stock Option Agreement and determined that the Merger and the issuance of CoreStates Common Shares pursuant thereto to be in the best interests of CoreStates and its shareholders.

  In reaching its determination to approve the Acquisition Agreement, the CoreStates Board considered a number of factors, including, without limitation, the following:

    (a) a review of GSB, including a presentation by CoreStates management regarding its due diligence review of GSB, including the asset quality of its loan portfolio, operations, earnings and financial condition on an historical, prospective and pro forma basis, as well as the opportunities for both cost savings and revenue enhancements that are expected to result from the Merger and the respective contributions the parties would bring to the combined institution;

    (b) a review of the advice of management and legal counsel regarding the terms of the Acquisition Agreement and the Stock Option Agreement;

    (c) CoreStates' existing position in greater Philadelphia and its desire to strengthen its presence in that region; and

    (d) the expectation that the Stock Merger Consideration will be tax-free for federal income tax purposes to CoreStates and its shareholders.

  The CoreStates Board also considered the initial per share dilution and decline in earnings per share of CoreStates Common Shares in considering the strategic significance of the acquisition of the GSB franchise and the expectation that the transaction would result in a positive contribution to CoreStates' earnings per share in 1995 through revenue enhancements and the ability to eliminate approximately 58% of GSB's expense base. Consideration was also given to the transaction's prospective impact on CoreStates' earnings per share after taking into account planned credit actions, cost savings and revenue enhancements. Much of the analytical focus was on GSB's prospective economic value to CoreStates' shareholders. The premium offered by CoreStates incorporated GSB's prospective economic value to CoreStates' shareholders, after giving effect to planned adjustments, cost savings and revenue enhancements.

  The CoreStates Board did not assign any specific or relative weights to the factors under its consideration.

OPINION OF FINANCIAL ADVISER

  General. Pursuant to an engagement letter dated September 15, 1993 (the "Alex. Brown Engagement Letter"), the GSB Board retained Alex. Brown to render financial advisory and investment banking services to GSB in connection with a possible sale of GSB (the "Transaction").

  Alex. Brown is a recognized investment banking firm and as a customary part of its investment banking business is engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Alex. Brown has experience in, and knowledge of, the valuation of banking enterprises. The GSB Board selected Alex. Brown on the basis of its ability to evaluate the fairness of the Transaction from a financial point of view, its qualifications, its previous experience and its reputation in the banking and investment communities. Alex. Brown has acted exclusively for the GSB Board in rendering its fairness opinion and will receive a fee from GSB for its services.

  Alex. Brown has rendered a written opinion to the GSB Board, dated as of the date of this Proxy Statement-Prospectus (the "Alex. Brown Opinion"), to the effect that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the GSB Common Shares. THE FULL TEXT OF THE ALEX. BROWN OPINION IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. GSB SHAREHOLDERS ARE URGED TO READ THE ALEX. BROWN OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY ALEX. BROWN IN CONNECTION THEREWITH. THE FOLLOWING SUMMARY OF THE ALEX. BROWN OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ALEX. BROWN OPINION. THE PER SHARE MERGER CONSIDERATION WAS DETERMINED BY NEGOTIATION BETWEEN GSB AND CORESTATES AND WAS NOT DETERMINED BY ALEX. BROWN. See "THE MERGER--Background of the Merger."

  The Alex. Brown Opinion is directed only to the Per Share Merger Consideration and does not constitute a recommendation to any GSB shareholder as to how such shareholder should vote at the Special Meeting or as to the election that any shareholder should make with respect to the Cash Merger Consideration and Stock Merger Consideration.

  In rendering its opinion, Alex. Brown (a) reviewed the Merger Agreements, certain publicly available business and financial information concerning GSB and CoreStates, and certain internal financial analyses and forecasts for GSB prepared by GSB's management; (b) held discussions with members of senior management regarding the past and current business operations, financial condition, and future prospects of GSB; (c) reviewed the reported price and trading activity for information for GSB and CoreStates with similar information for certain other companies the securities of which are publicly traded; (d) reviewed the financial terms of certain recent business combinations which Alex. Brown deemed comparable in whole or in part; and (e) performed such other studies and analyses as Alex. Brown considered appropriate.

  Alex. Brown relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its Opinion. With respect to the financial forecasts reviewed by Alex. Brown in rendering its Opinion, Alex. Brown assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of GSB as to the future financial performance of GSB. Alex. Brown did not make an independent evaluation or appraisals of the assets or liabilities of GSB nor was it furnished with any such appraisals.

  The summary set forth below does not purport to be a complete description of the analyses performed by Alex. Brown in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. No one of the analyses performed by Alex. Brown was assigned a greater significance with respect to industry performance, business and economic conditions and other matters, many of which are beyond GSB's or CoreStates' control. The analyses performed by Alex, Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Analysis of Selected Publicly Traded Companies. In preparing the Alex. Brown Opinion, Alex. Brown, using publicly available information, compared selected financial information, including stated book value, recent earnings, estimated future earnings, asset quality ratios and loan loss reserve levels, for GSB and two groups of selected thrift organizations.

  The first group was comprised of seven savings banks located in the mid-Atlantic region of the United States (i.e., Pennsylvania, Maryland, New Jersey, and New York) that (i) possessed an asset base between $800 million and $4.1 billion, and (ii) were judged to have similar profitability and asset quality ratios as GSB (the "mid-Atlantic Comparable Group"). The mid-Atlantic Comparable Group included (in descending order of asset size) Collective Bancorp, Inc., ALBANK Financial Corp., Loyala Capital Corp., JSB Financial, Inc., BSB Bancorp., Inc., York Financial Corp., and Parkvale Financial Corp. As of March 4, 1994, the relative multiples of the market price of GSB and the mean market price of the mid-Atlantic Comparable Group to selected financial data was: to stated book value, 158.6% for GSB and 106.9% for the mid-Atlantic Comparable Group; to fiscal 1993 earnings, 11.5 times for GSB and 9.5 times for the mid-Atlantic Group; to estimated fiscal 1994 earnings, 14.9 times for GSB and 9.7 times for the mid-Atlantic Comparable Group; and to total assets, 13.75% for GSB and 9.89% for the mid-Atlantic Comparable Group.

  The second group was comprised of national thrift institutions that possessed an asset base between $1.0 billion and $3.0 billion (the "National Comparable Group"). As of March 4, 1994, the relative multiples of the market price of GSB and the mean market price of the National Comparable Group to selected financial data was: to stated book value, 158.6% for GSB and 104.0% for the National Comparable Group; to fiscal 1993 earnings, 11.5 times for GSB and 10.0 times for the National Comparable Group; to estimated fiscal 1994 earnings,
14.9 times for GSB and 9.7 times for the National Comparable Group; and to total assets, 13.75% for GSB and 8.11% for the National Comparable Group.

  Due to GSB's previously announced intention to explore the possibility of a sale and the resulting volatility in GSB's stock price, many of GSB's financial ratios were considerably higher than the averages for the mid-Atlantic Comparable Group and the National Comparable Group, and, therefore, the relative importance of this overall analysis was minor.

  Analysis of Comparable Acquisition Transactions. In preparing the Alex. Brown Opinion, Alex. Brown analyzed certain comparable merger and acquisition transactions for thrift institutions based upon the acquisition price relative to stated book value, latest twelve months earnings, total assets and the premiums to core deposits. The market price premium, which is measured against the market price of the common stock one month prior to the acquisition announcement, was not deemed relevant due to the stock price volatility resulting from GSB's previously announced intention to explore the possibility of a sale. The analysis included a review and comparison of the mean multiples represented by a sample of recently effected or pending thrift acquisitions nationwide having a transaction value in excess of $100 million which were announced since January 1, 1991, (a total of 67 transactions), as segmented into: (a) recently announced national thrift acquisitions, i.e., since January 1, 1993--37 transactions ("Transactions Since 1/1/93"); (b) transactions in which the selling thrift institution generated a return on average assets greater than 1.20% in the year of the announced acquisition--18 transactions ("Profitability Segmented Transactions"); and (c) transactions in which the selling thrift institution had a ratio of non-performing assets-to-total assets of less than 1.00% in the year of the announced transaction ("Asset Quality-- Segmented Transactions").

  Based on the closing stock price of CoreStates Common Shares on March 4, 1994 ($25.00), the value to be issued in CoreStates Common Shares and cash pursuant to the Acquisition Agreement was $62.00 per GSB share (the "Comparison Value"). The relative multiples of the Comparison Value and each of the comparable acquisition transaction segmentations are provided in the following table:

                                           PURCHASE PRICE AS A MULTIPLE
                                          ------------------------------
                                                                          CORE
                                                                         DEPOSIT
  TRANSACTION GROUP                       BOOK VALUE LTM EARNINGS ASSETS PREMIUM
  -----------------                       ---------- ------------ ------ -------
COMPARISON VALUE.........................   182.9%      13.2x      16.8%   9.4%
Comparable Acquisition Transactions:
 Nationwide Transactions.................   147.2%      14.0x      12.5%   6.5%
 Transactions Since 1/1/93...............   160.9%      15.5x      13.8%   8.1%
 Profitability--Segmented Transactions...   168.3%      12.6x      16.0%  10.2%
 Asset Quality--Segmented Transactions...   163.3%      14.2x      16.3%   9.7%

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, Alex. Brown estimated the present value of the future dividend streams that GSB could produce over a three year period, under different assumptions as to required equity levels, if GSB performed in accordance with management's forecasts and certain variants thereof. Alex. Brown also estimated the terminal value for GSB's common equity after the three year period by applying book value (140-180%) acquisition multiples currently being received by thrift institutions deemed comparable to GSB. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of GSB. The dividend streams and terminal values were then discounted to present values using discount rates ranging from 13.0% to 17.0%, which reflect different assumptions regarding the required rates of returns of holders or prospective buyers of GSB's common equity.

  Reference Range. Based in part on the several analyses discussed above, Alex. Brown developed, for purposes of its Opinion, a reference range for the value of GSB common equity of $55.00 to $60.00 per share of GSB Common Stock. The values reflected in the foregoing reference range were considered along with the other analyses performed by Alex. Brown and were not intended to represent the price at which 100% of GSB's Common Stock could actually be sold. The foregoing reference ranges were based in part on the application of economic and financial models and are not necessarily indicative of actual values; which may be significantly more or less than such estimates. The reference ranges do not purport to be appraisals.

  No company or transaction used in the above analysis as a comparison is identical to GSB, CoreStates or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The ranges of valuations resulting from any particular analysis described above should not be taken to be Alex. Brown's view of the actual value of GSB or CoreStates. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

  In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of GSB or CoreStates. The analyses performed by Alex. Brown are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Alex. Brown's opinion and presentation to the GSB Board is just one of many factors taken into consideration by the GSB Board.

  Pursuant to the Alex. Brown Engagement Letter, GSB agreed to pay Alex. Brown a fee of 0.85% of the aggregate consideration to be paid in a Transaction up to $60 per share plus 2.00% of the aggregate consideration in excess of $60 per share (in aggregate, the "Contingent Fee"). Based on the terms of the Merger Agreements, the Contingent Fee payable by GSB to Alex. Brown is approximately $2.4 million. A non-refundable payment of $300,000 was paid to Alex. Brown upon execution of the Acquisition Agreement. The remainder of the Contingent Fee will be payable in cash upon the closing of the Merger. GSB has also agreed to indemnify Alex. Brown against certain liabilities.

OPERATIONS AND MANAGEMENT AFTER THE MERGER

  Upon consummation of the Merger, GSB will be merged with and into the CoreStates Bank with CoreStates Bank as the surviving institution. The directors and executive officers of CoreStates Bank immediately prior to the Merger will serve as the directors and executive officers of the surviving institution following the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of GSB's management and the GSB Board may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of GSB generally. The GSB Board was aware of these factors and considered them, among other matters, in approving the Merger Agreements and the transactions contemplated thereby. See "CERTAIN INFORMATION REGARDING GSB--Security Ownership of Certain Beneficial Owners and Management."

  Indemnification. CoreStates has agreed pursuant to the Acquisition Agreement
(i) to indemnify and hold harmless each present and former director and officer of GSB or any subsidiary of GSB from and against any and all costs or expenses, judgments, fines losses, claims, damages or liabilities incurred in connection with any and all claims, actions, suits, proceedings or investigations, arising out of or pertaining to matters arising out of or in connection with such party's position as, or actions taken as, a director or officer of GSB or a Subsidiary of GSB, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law, and also to advance expenses incurred to the fullest extent permitted by applicable law, and (ii) for a period of three years following the Effective Time, subject to certain cost-based limitations, use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by GSB (or policies containing terms which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time.

  Employment Agreements. Pursuant to the Acquisition Agreement, CoreStates has agreed to, and to cause its Subsidiaries to, honor, without modification, offset or counterclaim, certain employment agreements with certain officers of GSB (the "Employment Agreements") which include provisions regarding severance following a change in control such as the Merger.

  There is a five-year employment agreement with Martin I. Kleppe, Chairman of the Board and President of GSB (the "Five-Year Agreement"). This agreement provides for an initial five-year term of employment ending June 10, 1992, and automatic five-year renewal terms thereafter unless terminated by either party upon 90 days notice prior to the expiration of any such renewal term. Under this agreement, in the event that Mr. Kleppe is terminated without cause, or in the event that Mr. Kleppe terminates his employment for any reason, within one year after a "change in control" (a defined term which includes a transaction such as the Merger), Mr. Kleppe will be entitled to receive a severance payment in an amount equal to $100 less than the maximum amount which could be paid to him and deducted by the party making such payment under Section 280G of the Internal Revenue Code of 1986, as amended ("Section 280G"). Generally, under
Section 280G, the maximum amount that could be paid to Mr. Kleppe and deducted by the party making such payment is an amount equal to three times Mr. Kleppe's average annual compensation (including salary, bonus, group life insurance, car allowance and income from the exercise of stock options) for the five taxable years preceding the change in control. The severance payment under the agreement is to be paid in these circumstances over a period of three years in approximately equal monthly installments net of all applicable taxes that are required to be withheld.

  There are three-year employment agreements with four senior executives of GSB (the "Three-Year Agreements"). Each of these agreements provides for an initial term of three years expiring in May, 1990, 1990, and automatic three-year renewal terms thereafter unless terminated by either party upon 90 days notice prior to the expiration of any such renewal term. In the event that a Three-Year Agreement is terminated without cause, or in the event that the employee under a Three-Year Agreement terminates such agreement for any reason, within one year after a change in control, such employee will receive his then current base salary for a term of three years from the date of termination, provided that in no event shall the aggregate payment under such provision exceed an amount equal to $100 less than the amount that could be deducted by the party making such payment under Section 280G.

  In addition there are fifteen agreements which become effective upon a change in control providing for employment of the employee thereunder for a term of two years (the "Two-Year Agreements") or one year (the "One Year Agreements") following a change in control. In the event that during such period the agreement is terminated without cause, or the employee terminates the agreement with cause, the employee shall receive an amount equal to his or her base salary at the time of termination payable in monthly or bi-weekly installments over a one-year period, in the case of the One-Year Agreements, and equal to two times his or her base salary at the time of termination payable in monthly or bi-weekly installments over a two-year period, in the case of the Two-Year Agreements.

  Under each of the above described Employment Agreements, the employee will be treated as a CoreStates employee for purposes of employee benefits and certain fringe benefit programs provided in the agreements for the period during which the employee is receiving payments pursuant to the above described severance provisions. For additional information regarding the Employment Agreements, including information as to the severance payments, see "CERTAIN INFORMATION CONCERNING GSB--Compensation of Officers."

  Based on their annual base salaries in effect as of the date of this Proxy Statement-Prospectus (and, in the case of Mr. Kleppe, based on average annual compensation for the past five taxable years, including salary, bonus, group life insurance, car allowance and income from stock options), in the event that each person's respective Employment Agreement was terminated on the Effective Date under circumstances giving rise to the payment of severance payments, as described above, the executive officers of GSB would be entitled to the severance payments set forth below opposite their names (assuming an Effective Date in 1994):

                                                         EXECUTIVE   SEVERANCE
NAME*                                                  OFFICER SINCE  PAYMENT
- -----                                                  ------------- ----------
Martin I. Kleppe......................................     1983      $1,477,814
Austin P. Kelly, Jr...................................     1983         555,000
Verne C. Bausher......................................     1987         350,000
John M. Junkin........................................     1991         310,000
John H. McIlvaine Jr..................................     1980         360,000
Five Remaining Executive Officers as a Group..........                  751,000

- --------
* Table does not include severance payments in the aggregate amount of $724,000 to individuals who are not "executive officers" of GSB. In addition, the table does not include the value of benefits to which employees may be entitled following termination as discussed above.

  Pursuant to the Merger Agreements, CoreStates has agreed that in the event of any dispute under an Employment Agreement CoreStates shall pay all reasonable fees and disbursements of the employee's counsel in connection with all matters as to which such employee is the prevailing party.

  Treatment of Options. Certain directors and executive officers of GSB hold options to acquire GSB Common Shares. For information regarding options held by officers of GSB, see "CERTAIN INFORMATION REGARDING GSB--Compensation of Officers." In accordance with the terms of such options and the Acquisition Agreement, options granted by GSB to purchase GSB Common Shares which are outstanding and unexercised immediately prior to the effectiveness of the Merger (each an "Outstanding Option") will be converted, as to each whole GSB Common Share subject to such Outstanding Option, upon the effectiveness of the Merger, into either (i) an option to purchase CoreStates Common Shares ("Exchange Options") or (ii) cash in an amount equal to the fair market value of the GSB Common Shares subject to such Outstanding Option as of the close of business on the business day prior to such effective date less the amount which would have been required to exercise such Outstanding Option (the "Cash Out").

  Subject to allocation procedures described herein, holders of Outstanding Options shall elect to receive Exchange Options or the Cash Out with respect to each GSB Common Share subject to such Outstanding Options. In accordance with the terms of the Outstanding Options and the Acquisition Agreement, an option holder who elects to receive the Cash Out will receive the Cash Out for his options without allocation of Exchange Options, even if the aggregate number of share as to which option holders and shareholders have made a Cash Election exceeds 45% of the aggregate number of shares outstanding and subject to options. See "THE MERGER--Election and Allocation Procedures."

  Incentive Compensation Plans. In 1991, GSB implemented an Incentive Compensation Plan which rewards key employees (Vice President level and above) for annual contributions to the Bank's success. The amount allocated for the payment of Incentive Plan bonuses to eligible employees for 1994 is $990,000. In 1994, incentive payments shall be made in such a manner to be consistent with the existing Incentive Plan (including the deferral option). However, no individual shall receive a bonus payment in excess of 50 percent of base salary. If the Closing occurs in 1995, the bonus pool shall accrue at a rate of $110,000 per month until Closing, and payments may be made in prorated portions depending upon financial results, as stipulated in the Plan document.

EFFECT ON GSB EMPLOYEE BENEFIT PROGRAMS

  CoreStates has agreed to, and to cause its subsidiaries to, honor without modification, offset or counterclaim all contracts, agreements and commitments of GSB or any of its subsidiaries prior to the date of the Acquisition Agreement which apply to any current or former employee or current or former director of GSB or any of its subsidiaries, including without limitation, the Employment Agreements. In addition, CoreStates has agreed to, and to cause its subsidiaries to, provide to officers and employees of GSB who become or remain regular (full-time) employees of CoreStates or any of its subsidiaries, employee benefits no less favorable in the aggregate than those provided from time to time to their respective officers or employees. For purposes of the preceding sentence, employee benefits include, without limitation, pension benefits, health and welfare benefits, life insurance and vacation. Any employee of GSB or any of its subsidiaries who becomes a participant in any employee benefit plan, program, policy, or arrangement of CoreStates will be given credit under such plan, program, policy, or arrangement for all service (prior to becoming such a participant) with GSB or any of its subsidiaries for purposes of eligibility and vesting.

  CoreStates will provide a severance program for employees of GSB and its subsidiaries hired prior to the date the Acquisition Agreement was executed and who are displaced as a result of the Merger on or after the Effective Time. Under the severance program, employees of GSB and its subsidiaries whose jobs are eliminated and who do not receive a bona fide offer from CoreStates will receive separation and contingency pay subject to certain minimum and maximum amounts, based on salary levels and length of service. CoreStates will also provide inplacement and outplacement assistance to displaced employees and may offer retention bonuses to key individuals considered critical in the integration process.

REGULATORY APPROVALS

  Consummation of the Merger is conditioned on the approval of the Merger by the OCC and the Federal Reserve Board. These approvals are required by law and must be obtained before the Merger can be consummated. Under applicable provisions of the Bank Merger Act, the OCC and the Federal Reserve Bank may not approve any transaction (1) if such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize the business of banking in any part of the United States, or (2) if the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any other manner be in restraint of trade, unless such agency finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting their review of the applications for approval, the OCC and Federal Reserve Bank are required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served. The OCC and Federal Reserve Bank have authority to deny an application if they conclude that the combined organizations would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977, as amended.

  The Bank Merger Act provides that a transaction approved by the responsible agency thereunder may not be consummated until 30 days after the date of such approval. During such period, the United States

Department of Justice ("Justice Department") may commence a legal action challenging the transaction under the antitrust laws. The commencement of an action by the Justice Department would stay the effectiveness of the approval of the responsible bank regulatory agency unless a court specifically orders otherwise.

  Applicable provisions of the Bank Merger Act provide for the publication of notice and the opportunity for administrative hearings relating to an application for approval, and authorize the responsible agency to which such application has been submitted to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the approvals required for consummation of the Merger.

  Applications have been filed seeking the required approvals from the OCC and the Federal Reserve Board.

REPRESENTATIONS AND WARRANTIES; CONDITIONS PRECEDENT

  The Acquisition Agreement contains representations and warranties by the parties regarding, among other things, CoreStates' and GSB's organization, financial statements, capitalization, pending and threatened litigation and enforceability of the Acquisition Agreement. These representations and warranties will not survive the Effective Date.

  The obligations of CoreStates and GSB to consummate the Merger are subject to the satisfaction, or, where permissible, waiver of the following conditions, among others: (i) approval and adoption of the Merger Proposal by the requisite vote of GSB's shareholders; (ii) receipt of the necessary approvals by the OCC and the expiration of any applicable waiting periods; (iii) the absence of any proceeding, pending or threatened, to suspend the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part;
(iv) the receipt of satisfactory "agreed upon procedures" letters from the independent public accountants of CoreStates and GSB; (v) the receipt by the GSB Board of a letter from Alex. Brown, in form and substance satisfactory to GSB and dated the date on which the Securities and Exchange Commission has declared the Registration Statement effective, in which Alex. Brown expresses its opinion that the consideration to be received by GSB's shareholders is fair from a financial point of view; and (vi) the absence of any statute, rule, regulation, order, injunction or decree restraining or prohibiting consummation of the Merger, and the absence of any litigation or proceeding by any governmental agency seeking to prevent consummation of the Merger.

  In addition, unless waived, each party's obligation to effect the Merger is subject to performance by the other party of its obligations under the Acquisition Agreement, the accuracy of the representations and warranties of the other party contained therein and the receipt of certain certificates from the other party. CoreStates' obligations are also conditioned upon satisfactory amendment or termination of certain contracts of GSB.

  No approval will be required by CoreStates' shareholders for consummation of the Merger.

EFFECTIVE DATE, EFFECTIVE TIME; AMENDMENTS; WAIVER

  Pursuant to the Merger Agreements, GSB and CoreStates will notify the OCC of the date on which they intend to consummate the Merger, which shall be the third business day after the expiration of all applicable waiting periods in connection with approvals of governmental authorities (see "Regulatory Approvals" above) and all conditions to the consummation of the Merger are satisfied or waived, or on such earlier or later date as may be agreed by GSB and CoreStates. The Merger will become effective upon the date specified in the certificate of consummation issued by the OCC (the "Effective Date"). The "Effective Time" of the Merger is such time of effectiveness on the Effective Date, which may be agreed by the parties. Although it is the intention of CoreStates and GSB to consummate the Merger as soon as practicable after shareholder approval and after all other conditions have been met or waived, the nature of such other conditions makes it impracticable to fix the Effective Date at present.

  GSB and CoreStates may amend, modify or waive any term or condition of the Acquisition Agreement by action taken on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of the GSB; provided, however, that after such approval no such amendment or modification, without further shareholder approval, shall reduce the amount or change the form and amount of the consideration payable pursuant to the Acquisition Agreement.

TERMINATION

  The Merger Agreements may be terminated and the Merger abandoned at any time prior to the Effective Date either before or after approval by the shareholders of GSB (i) by mutual consent of CoreStates and GSB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;
(ii) by a majority vote of the entire Board of Directors of either GSB or CoreStates, in the event of a failure of the shareholders of GSB to approve the Merger Agreements or a material breach by the other party to the Acquisition Agreement of any representation, warranty, covenant or agreement contained in the Acquisition Agreement which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party; (iii) by GSB or CoreStates by written notice to the other party if either (x) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated by the Acquisition Agreement is denied or (y) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Acquisition Agreement; (iv) by a majority of the Board of Directors of either GSB or CoreStates, in the event that the Merger is not consummated by March 31, 1995, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the Acquisition Agreement by the party seeking to terminate.

  The Acquisition Agreement also contains a provision that permits GSB to terminate the Merger Agreements by a majority vote of the members of the entire GSB Board, at any time during the ten-day period commencing on the fifteenth day after the approval of the Merger by the OCC (the "Termination Right Determination Date"), if the Market Value of a CoreStates Common Share is less than $20 per share on such Termination Right Determination Date.

OPERATIONS OF GSB AND CORESTATES PENDING THE MERGER

  The Acquisition Agreement contains certain restrictions on the conduct of GSB's business prior to the Effective Time of the Merger. In particular, except as expressly provided in the Acquisition Agreement, prior to the Effective Time, GSB will, and will cause its subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice; (ii) use its best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with licensees, suppliers, customers, clients and others having business relationships with them, and (iii) take no action which would adversely affect or delay the ability of the parties to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated in the Acquisition Agreement or to perform its covenants and agreements on a timely basis under the Acquisition Agreement. In addition, the Acquisition Agreement prohibits GSB and any of its subsidiaries from engaging in certain transactions without the prior written consent of CoreStates. Specifically, without such consent, GSB may not: (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance; (ii) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend other than GSB's regular quarterly cash dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual corporation or other entity any right to acquire any shares of its capital stock except for dividends paid by any of the wholly-owned subsidiaries of GSB to GSB or any of its wholly-owned subsidiaries; or issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof; (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of GSB, or cancel, release or assign any indebtedness of any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Acquisition Agreement; (iv) other than portfolio investments in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary of GSB; (v) enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms; (vi) except as may be required by law, increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or adopt, amend or modify any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, employee stock ownership, consulting, severance or fringe benefit plan, formal or informal, written or oral, or other arrangements for the benefit or welfare of any director, officer or employee or voluntarily accelerate the vesting of any stock options or other stock-based compensation; (vii) settle any claim, action or proceeding involving any liability of GSB or any of its subsidiaries for material money damages or restrictions upon the operations of GSB or any of its subsidiaries; (viii) modify in any material respect the manner in which it and its subsidiaries have heretofore conducted or accounted for their business; (ix) except as contemplated by the Acquisition Agreement, amend its articles of incorporation or its bylaws; (x) elect or appoint any new director or officer of GSB or any of its subsidiaries, except for the appointment of an officer of GSB to another office of GSB; or (xi) agree to, or make any commitment to, take any of the foregoing actions.

  The Acquisition Agreement also provides that without the prior written consent of GSB, CoreStates will not declare or pay any extraordinary or special dividend on the CoreStates Common Shares, or take any action that would (i) delay or adversely affect in any material respect the ability of GSB or CoreStates to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or
(ii) adversely affect its ability to perform its covenants and agreements on a timely basis under the Acquisition Agreement.

  The Acquisition Agreement provides that, notwithstanding that GSB believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, GSB and CoreStates will consult and cooperate with each other with respect to (i) conforming GSB's loan, accrual and reserve policies to those policies of CoreStates to the extent appropriate, (ii) new extensions of credit or material revisions to existing terms of credits by GSB in each case where the aggregate exposure exceeds $1,000,000 and (iii) conforming the composition of the investment portfolio and overall asset/liability management position of GSB to the extent appropriate.

  In addition, the Acquisition Agreement provides that GSB and CoreStates will consult and cooperate with each other with respect to determining appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, taking into account CoreStates' plan of integration and the Merger. The Acquisition Agreement requires GSB to use its best efforts to (i) establish and take such reserves and accruals as CoreStates shall request to conform, on a mutually satisfactory basis, GSB's loan, accrual and reserve policies to CoreStates' policies, (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and (iii) recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that (a) GSB shall not be obligated to take any such action unless and until CoreStates specifies its request in writing and acknowledges that all conditions to its obligations to consummate the Merger have been waived or satisfied and (b) GSB acknowledges that the conditions to its obligation to consummate the Merger have been satisfied or waived by GSB. Pursuant to the foregoing, GSB will not be obligated to take any such action that is inconsistent with (i) any requirement applicable to GSB by any bank regulatory agency or (ii) generally accepted accounting principles.

NO SOLICITATION

  GSB has agreed in the Acquisition Agreement that (i) neither it nor any of its subsidiaries nor any of their respective officers, employees or directors (including GSB and its subsidiaries, "Restricted Parties") will, directly or indirectly, solicit or encourage any inquiries or proposals with respect to a merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of any significant portion of assets, sale of shares of capital stock, or similar transaction involving GSB or any of its subsidiaries (an "Acquisition Proposal") and (ii) except as may be legally required for the discharge by the GSB Board of its fiduciary duties, a Restricted Party will not negotiate with, or furnish non-public information concerning GSB or any of its subsidiaries to, or have any discussions with, any person in connection with an Acquisition Proposal. GSB further has agreed to provide CoreStates written notice of any Acquisition Proposal that it receives and of any discussions in connection therewith.

STOCK OPTION AGREEMENT

  As a condition to CoreStates entering into the Acquisition Agreement and in consideration therefor, GSB and CoreStates entered into a Stock Option Agreement (the "Option Agreement") entitling CoreStates, under certain circumstances, to purchase from GSB up to 834,000 GSB Common Shares (the "Option Shares"), representing approximately 19.9% of the outstanding GSB Common Shares, at an exercise price of $53.75 per share in cash (the "Option"). The Option Agreement grants an immediate option to purchase 419,000 GSB Common Shares, which increases to 834,000 shares upon receipt of approval of such increase from the Department of Banking.

  CoreStates or any other holder or holders of the Option (collectively, the "Holder") may exercise the Option, in whole or in part, subject to applicable law and regulatory restrictions, if both an "Initial Triggering Event" and a "Subsequent Triggering Event" have occurred prior to the occurrence of an "Exercise Termination Event." The term "Initial Triggering Event" is defined as the occurrence of any of the following events:

    (i) GSB without having received CoreStates' prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person other than CoreStates or any CoreStates subsidiary or the GSB Board recommends that the shareholders of GSB approve or accept any Acquisition Transaction other than as contemplated by the Acquisition Agreement. "Acquisition Transaction" means (x) a merger or consolidation, or any similar transaction, involving GSB, (y) a purchase, lease or other acquisition of all or substantially all of the assets of GSB, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of GSB;

    (ii) Any person other than CoreStates, any CoreStates subsidiary or GSB acting in a fiduciary capacity acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding GSB Common Shares;

    (iii) Any person other than CoreStates or any CoreStates subsidiary makes a bona fide proposal to GSB or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

    (iv) After a third party makes a proposal to GSB or its shareholders to engage in an Acquisition Transaction, GSB breaches specified provisions of the Acquisition Agreement and such breach entitles CoreStates to terminate the Acquisition Agreement and is not cured prior to the date that CoreStates sends notice of its exercise of the Option; or

    (v) Any person other than CoreStates or any CoreStates subsidiary, and other than in connection with a transaction to which CoreStates has given its prior written consent, files an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  "Subsequent Triggering Event" is defined as either (i) the acquisition by any person or group of beneficial ownership of 25% or more of the then outstanding GSB Common Shares or (ii) the occurrence of an Initial Triggering Event described in clause (i) above, except that the percentage reference in subclause (z) thereof shall be 25%.

  "Exercise Termination Event" is defined as the following events: (i) the Effective Time (as defined below) of the Merger; (ii) termination of the Acquisition Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or
(iii) the passage of nine months after termination of the Acquisition Agreement if such termination follows the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event continues or occurs beyond such termination, the Exercise Termination Event shall be nine months from the expiration of the Last Triggering Event but in no event more than twelve months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur.

  Under applicable law and in connection with the Option Agreement, CoreStates may be required to obtain the prior approval of the Federal Reserve Board prior to acquiring 5% or more of the issued and outstanding GSB Common Shares. Certain other regulatory approvals may also be required before such an acquisition could be completed.

  Neither GSB nor CoreStates may assign any of its respective rights and obligations under the Option Agreement or the Option to any other person without the other party's written consent, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, CoreStates may assign in whole or in part its rights and obligations thereunder within 30 days following such Subsequent Triggering Event, provided that, until 30 days after the Federal Reserve Board approves an application by CoreStates to acquire the Option Shares, CoreStates may not assign its rights under the Option except in
(i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of GSB, (iii) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on CoreStates's behalf or
(iv) any other manner approved by the Federal Reserve Board.

  The Option Agreement provides that in the event that prior to an Exercise Termination Event, GSB enters into an agreement (i) to consolidate with or merge into any entity other than CoreStates or one of its subsidiaries and will not be the continuing or surviving corporation of such consolidation or merger,
(ii) to permit any entity other than CoreStates or one of its subsidiaries to merge into GSB with GSB as the continuing or surviving corporation, but, in connection therewith, the then outstanding GSB Common Shares are changed into or exchanged for securities of any other person or cash or any other property, or the then outstanding GSB Common Shares after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or
(iii) to sell or transfer all or substantially all of its assets to any entity other than CoreStates or one of its subsidiaries, then the agreement governing such transaction must provide that the Option will be converted into or exchanged for an option (a "Substitute Option") to purchase shares of common stock of, at the Holder's election, either the continuing or surviving corporation of a merger or a consolidation or the transferee of all or substantially all of GSB's assets. The number of shares subject to the Substitute Option and the exercise price per share will be determined in accordance with a formula in the Option Agreement. To the extent possible, the Substitute Option will contain other terms and conditions that are the same as those in the Option.

  In the event that GSB's shareholders fail to approve the Merger Agreements, either CoreStates or GSB may terminate the Merger Agreements in accordance with their terms. See "THE MERGER--Termination." If no Initial Triggering Event and Subsequent Triggering Event has occurred prior to such termination or an Exercise Termination Event, the Option Agreement will automatically terminate at such time. If an Initial Triggering Event and Subsequent Triggering Event do occur prior to such termination, then CoreStates will be entitled to exercise the Option in accordance with its terms.

  A copy of the Option Agreement is attached as Annex C to this Proxy Statement-Prospectus.

DISSENTERS RIGHTS

  Under applicable provisions of Pennsylvania law, holders of GSB Common Shares will have the right to dissent and obtain payment of the fair value of their shares by complying with the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law ("Subchapter D"). Accompanying this Proxy Statement-Prospectus as Annex E is a copy of the text of the applicable provisions of Pennsylvania law that prescribe the procedures for the exercise of dissenters' rights and for determining the value of their shares. Shareholders of GSB who seek to exercise dissenters' rights must carefully follow the procedure described in such statutory provisions. The following summary of such provisions is qualified in its entirety by reference to the such statutory provisions.

  Any GSB shareholder who wishes to dissent and obtain payment of the fair value of his shares (i) must file with GSB prior to the Special Meeting a written notice of intention to demand that he be paid the fair value for his shares if the Merger is effectuated, (ii) must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the Merger, and (iii) must refrain from voting his shares in approval of the Merger. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares. Neither a proxy nor a vote against the proposed Merger shall constitute the required written notice. A record holder of shares of a business corporation may assert dissenters' rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters' rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of Subchapter D if he submits to GSB not later than the time of the assertion of dissenters' rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

  If the Merger is approved by the required vote at the Special Meeting, GSB shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the Merger. The notice shall (i) state where and when a demand for payment must be sent and certificates representing GSB Common Shares must be deposited in order to obtain payment, (ii) supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares, and (iii) be accompanied by a copy of Subchapter D. A shareholder who fails to timely demand payment or fails to timely deposit certificates as required by such notice shall not have any right to receive payment of the fair value of his shares. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the Merger. Within 60 days after the date set for demanding payment and depositing certificates, if the Merger has not been effectuated, GSB shall return any certificates that have been deposited. GSB may thereafter send a new notice setting a new date for demanding payment and depositing certificates.

  Promptly after effectuation of the Merger, or upon timely receipt of demand for payment if the Merger has already been effectuated, CoreStates Bank as successor to GSB shall either remit to dissenters who have made demand and deposited certificates the amount that CoreStates Bank estimates to be the fair value of the shares, or give written notice that no remittance will be made. The remittance or notice shall be accompanied by (i) the closing balance sheet and statement of income of CoreStates Bank for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim statements, (ii) a statement of CoreStates Bank's estimate of the fair value of the shares and (iii) a notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D. If CoreStates Bank does not remit the amount of its estimate of the fair value of the shares as provided above, it shall return any certificates that have been deposited. CoreStates Bank may make a notation on any such certificates that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

  If the dissenter believes that the amount stated or remitted by CoreStates Bank is less than the fair value of his shares, he may send to CoreStates Bank his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency. Where the dissenter does not file his own estimate within 30 days after the mailing by CoreStates Bank of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by CoreStates Bank.

  Within 60 days after the latest of (i) effectuation of the Merger, (ii) timely receipt of any demands for payment by a dissenter, or (ii) timely receipt of any estimate of fair value by the dissenter, if any demands for payment remain unsettled, GSB may file in court an application for relief requesting that the fair value of the shares be determined by the court. All dissenters, wherever residing, whose demands have not been settled, shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest. If GSB fails to file an application with the court, any dissenter who made a demand and who has not already settled his claim against GSB may do so in the name of GSB at any time within 30 days after the expiration of the 60 day period for filing by GSB. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid GSB's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The federal income tax discussion set forth below is included for general information only. It may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, foreign persons and persons who acquired GSB Common Shares pursuant to the exercise of employee stock options or rights or otherwise as compensation. GSB shareholders are urged to consult their own tax adviser as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

  General. It is intended that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by CoreStates or GSB as a result of the Merger; (ii) no gain or loss will be recognized by the shareholders of GSB to the extent that they exchange their GSB Common Shares solely for CoreStates Common Shares pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in CoreStates Common Shares); (iii) the tax basis of the CoreStates Common Shares received by shareholders who exchange GSB Common Shares for CoreStates Common Shares in the Merger will be the same as the tax basis of the

GSB Common Shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the CoreStates Common Shares received in the Merger will include the period during which the GSB Common Shares surrendered in exchange therefor were held, provided such GSB Common Shares were held as capital assets at the Effective Date.

  Consummation of the Merger is conditioned upon receipt by CoreStates and GSB of an opinion of Pepper, Hamilton & Scheetz, counsel to GSB, dated as of the Effective Date, substantially to the foregoing effect. Such an opinion of Pepper, Hamilton & Scheetz dated the date of this Proxy Statement-Prospectus has been filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part.

  Consequences of Receipt of Cash Merger Consideration. A holder of GSB Common Shares who receives the Cash Merger Consideration with respect to GSB Common Shares in the Merger will be treated for federal income tax purposes as having sold such GSB Common Shares for such cash consideration. Assuming the shares are held as a capital asset, the receipt of such cash should result in capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in such GSB Common Shares. Such capital gain or loss will be long-term capital gain or loss if the holding period for the GSB Common Shares is more than one year.

  Consequences of Receipt of Cash in Lieu of Fractional Shares. A holder of GSB Common Shares who receives cash in the Merger in lieu of a fractional share interest in CoreStates Common Shares will be treated for federal income tax purposes as having received cash in redemption of such fractional share interest. Assuming the shares are held as a capital asset, the receipt of such cash should result in capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of such shareholder's adjusted tax basis in the GSB Common Shares allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holding period for the fractional CoreStates Common Shares deemed to be received and then redeemed (including the holding period for the surrendered GSB Common Shares, as described above) is more than one year.

ACCOUNTING TREATMENT

  The acquisition of GSB pursuant to the Merger will be accounted for pursuant to the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities of GSB will be recorded on the consolidated books of CoreStates at their fair values at the Effective Date. Any excess of the value of the consideration paid by CoreStates over the fair value of GSB's identifiable net assets acquired will be treated as goodwill and will be amortized over a period of 15 years. It is not anticipated that any such excess will be material.

EXCHANGE OF CERTIFICATES

  Promptly after the Effective Time, CoreStates shall cause the Exchange Agent to mail to each Holder who has not previously delivered such Holder's certificates representing GSB Common Shares or such Holder's options, as the case may be, pursuant to the election procedures described above (see "THE MERGER--Election and Allocation Procedures") a letter of transmittal for use in surrendering such certificates and options in exchange for the merger consideration and instructions on how to effect such surrender. Upon receiving these instructions, each holder of GSB Common Shares and each option holder should deliver their certificates and options to the Exchange Agent in accordance with such instructions.

  Each holder of GSB Common Shares who has properly surrendered his or her certificates shall then be entitled to receive in exchange therefor (x) a check in the amount of that amount of cash, (y) a certificate representing that number of whole CoreStates Common Shares, and (z) a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the election and allocation provisions described above (see "THE MERGER

- --Election and Allocation Procedures"), in respect of such certificates, and the certificates so surrendered shall forthwith be canceled. Each Option Holder who has properly surrendered his or her options shall then be entitled to receive the Cash Out and/or Exchange Options which such Option Holder has the right to receive in respect of such options pursuant to the election and allocation procedures described above, and the surrendered options shall forthwith be canceled. No interest will be paid or accrued on the cash payable with respect to any shares or options or the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of certificates. If, after the Effective Time, certificates or options are presented to CoreStates, they shall be canceled and exchanged for the cash, Exchange Options, CoreStates Common Shares and cash in lieu of fractional shares, if any, deliverable in respect thereof in accordance with the Merger Agreements.

  All CoreStates Common Shares issued in connection with the Merger will be deemed issued as of the Effective Time. Whenever the record date for a dividend or other distribution with respect to CoreStates Common Shares is at or after the Effective Time, the declaration will include dividends or other distributions on all CoreStates Common Shares issuable pursuant to the Merger, provided that after the 90th day following the Effective Date no dividend or other distribution declared will be paid to the holder of any unsurrendered certificate with respect to the CoreStates Common Shares issuable with respect thereto until the holder of such certificate duly surrenders such certificate. Former holders of GSB Common Shares entitled to receive CoreStates Common Shares in the Merger shall be entitled to vote for a period of 90 days after the Effective Time at any meeting of CoreStates shareholders the number of whole CoreStates Common Shares issuable in the Merger to such holder regardless of whether such holder has exchanged his or her certificates representing GSB Common Shares for certificates representing CoreStates Common Shares.

  As of the Effective Time, CoreStates will deposit with the Exchange Agent for the benefit of the holders of GSB Common Shares and Option Holders, for exchange in accordance with the Merger Agreements, certificates representing the CoreStates Common Shares (and the cash in lieu of fractional shares) in the amount of the Stock Merger Consideration multiplied by the number of Stock Electing Shares of Shareholders (as determined pursuant to the election and allocation procedures described above), cash in the amount of the Cash Merger Consideration multiplied by the number of Cash Electing Shares (as determined pursuant to the election and allocation procedures described above), and Exchange Options as appropriate with respect to Stock Electing Shares of Option Holders (such cash, certificates for CoreStates Common Shares, and Exchange Options, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued and paid pursuant to the Merger. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any CoreStates Common Shares) that remains unclaimed by the Shareholders and Option Holders of GSB six months after the Effective Time shall be repaid to CoreStates. Any Shareholders or Option Holders of GSB who have not theretofore complied with the procedures for exchange of certificates and options shall thereafter look only to CoreStates for payment of the cash, Exchange Options, CoreStates Common Shares and cash in lieu of fractional shares deliverable in respect thereof, and any unpaid dividends and distributions on the CoreStates Common Shares deliverable to such holder, in each case, without any interest thereon. If outstanding certificates for GSB Common Shares are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of CoreStates (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of CoreStates, the Exchange Agent or any other person shall be liable to any former holder of GSB Common Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

STATUS OF CORESTATES COMMON SHARES UNDER FEDERAL SECURITIES LAWS

  The CoreStates Common Shares issuable in connection with the Merger have been registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by shareholders of GSB except for those shareholders who are deemed to be "affiliates" of GSB as such term is used in Rule 144 and Rule 145 under the Securities Act. With respect to those shareholders who may be deemed to be affiliates of GSB, Rule 144 and Rule 145 place certain restrictions on the transfer of CoreStates Common Shares which may be received by them pursuant to the Merger. As a condition to consummation of the Merger, each person who may be deemed to be an affiliate of GSB will be required to deliver a letter under which the affiliate agrees not to sell, transfer or otherwise dispose of the GSB Common Shares or CoreStates Common Shares, as applicable, except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

  This Proxy Statement-Prospectus does not cover resales of CoreStates Common Shares received by any person who may be deemed to be an affiliate of GSB. Persons who may be deemed to be affiliates of GSB generally include individuals who, or entities which, directly or indirectly control, are controlled by or are under common control with GSB and would include certain officers and directors of GSB, as well as principal shareholders of GSB.

STOCK EXCHANGE LISTING

  CoreStates Common Shares are listed on the NYSE. CoreStates has agreed to use its best efforts to list the CoreStates Common Shares to be issued in the Merger on the NYSE, and the obligation of GSB to consummate the Merger is subject to approval for listing by the NYSE of such shares.

EXPENSES

  The Acquisition Agreement provides, in general, that CoreStates and GSB will each pay its own expenses incurred in connection with the Merger other than printing expenses, which will be shared equally by CoreStates and GSB.

                       CERTAIN INFORMATION REGARDING GSB

GSB'S BOARD OF DIRECTORS AND ITS COMMITTEES

  As provided in GSB's bylaws, GSB's business is managed by a Board of Directors of such number as the Board determines which may not be less than seven nor more than twenty persons. There currently are 10 directors.

  The Board of Directors of GSB is divided into four classes with each class being as nearly equal in number as possible. The term of office of the directors of the respective Classes will expire on the date of the respective shareholders' meetings as follows: Class I--1997, Class II--1998, Class III-- 1995 and Class IV--1996.

  In each election of each class of directors, shareholders have the right to vote cumulatively, in person or by proxy, multiplying the number of shares held by such shareholder by the number of directors to be elected to such class and distributing the resulting votes among the candidates for election to the class as they deem appropriate. For example, a shareholder holding 100 shares will be entitled to cast 200 votes in the election of the Class II directors and may distribute such votes among the candidates for the class in any manner he deems appropriate.

  The names of the directors of GSB and certain information about them, as of the Record Date are set forth below:

 NAME AND AGE                            PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE   DIRECTOR SINCE
 ------------                            --------------------------------------------   --------------
 CLASS I DIRECTORS TO SERVE UNTIL 1997
 Harvey Zalesne, 58.....................           President of Zalesne and                  1988
                                                   Herd Company, a
                                                   commercial and
                                                   industrial real estate
                                                   brokerage firm, since
                                                   1971.
 Raymond K. Denworth, Jr., Esq., 62.....           Partner in the law firm                   1990
                                                   of Drinker Biddle &
                                                   Reath since 1968. Mr.
                                                   Denworth also serves as
                                                   a director of Shared
                                                   Medical Systems
                                                   Corporation and AAA
                                                   Mid-Atlantic.
 CLASS II DIRECTORS TO SERVE UNTIL 1998
 Gail Walker Hearn, Ph.D., 51...........           Associate Professor,                      1991
                                                   Department of Biology at
                                                   Beaver College and
                                                   consultant on science
                                                   curriculum development.
                                                   Dr. Hearn has served as
                                                   a member of the faculty
                                                   at Beaver College since
                                                   1973.
 Barbara J. Andrew, Ph.D., 51...........           President and Chief                       1991
                                                   Executive Office since
                                                   1988 of Liberty Health
                                                   System, a health care
                                                   corporation serving the
                                                   Delaware Valley.
 CLASS III DIRECTORS TO SERVE UNTIL 1995
 Samuel Evans III, 69...................           Currently a partner of                    1971
                                                   GMH Realty, Inc., Mr.
                                                   Evans was President of
                                                   Kilgore Company from
                                                   1990 to 1992 and an
                                                   operating partner of The
                                                   Linpro Company from 1986
                                                   to 1990, both real
                                                   estate development
                                                   firms.
 John A.H. Shober, 61...................           Vice Chairman, Penn                       1992
                                                   Virginia Corp. since
                                                   1992. Mr. Shober
                                                   previously served as
                                                   Chief Executive Officer
                                                   and President of Penn
                                                   Virginia Corp. Mr.
                                                   Shober also is a
                                                   director of Penn
                                                   Virginia Corp., Airgas,
                                                   Inc., and Betz
                                                   Laboratories, Inc.
 CLASS IV DIRECTORS TO SERVE UNTIL 1996
 Edithe J. Levit, M.D., 67..............           President Emeritus and a                  1978
                                                   member of the Board of
                                                   Directors of the
                                                   National Board of
                                                   Medical Examiners. Dr.
                                                   Levit also serves as a
                                                   director of the PECO
                                                   Energy Co.
 Edward L. Jones, Jr., 58...............           Chairman of the Board                     1981
                                                   and Chief Executive
                                                   Officer of AAA Mid-
                                                   Atlantic (formerly The
                                                   Keystone Organization)
                                                   since 1981.
 Martin I. Kleppe, 56...................           Chairman of the Board                     1983
                                                   and President of GSB
                                                   since 1985. Mr. Kleppe
                                                   has served in a number
                                                   of positions with GSB
                                                   since 1967.
 Robert L. Archie, Jr., Esq., 50........           Partner in the law firm                   1988
                                                   of Duane, Morris &
                                                   Heckscher since 1991.
                                                   Mr. Archie was formerly
                                                   senior partner in the
                                                   law firm of Atkinson &
                                                   Archie from 1976 to
                                                   1991.

  GSB's Board of Directors met 19 times during 1993. During 1993, all of the directors attended at least 75% of the aggregate of all Board Meetings and meetings of committees on which they served. During 1993, directors who were not officers of GSB received a quarterly fee of $1,650 for serving as a director. Additionally, each director received a fee of $500 per meeting for each Board and committee meeting attended.

  GSB's Board of Directors has an Administrative Committee, an Investment Committee and an Audit Committee and is authorized, under GSB's bylaws, to create other committees. In addition, GSB has a committee which administers the Stock Option and Appreciation Rights Plan for certain officers and employees and the Non-Qualified Stock Option Program for non-officer directors. There are no separate nominating or compensation committees since these functions are performed by the Administrative Committee.

  The Administrative Committee of GSB, which met 5 times during 1993, may exercise the authority of the Board to the extent permitted by law during intervals between meetings of the Board. The Administrative Committee also has responsibility for advising the Chief Executive Officer on all matters concerning the operations of GSB including the promotion and compensation of administrative personnel. The Committee is chaired by Director Denworth and also incudes Directors Andrew, Evans, Hearn, Kleppe, Levit and Shober.

  The Audit Committee of GSB, which met 4 times during 1993, is responsible for reporting to the Board on the internal control system of GSB and the results of the annual audits by the independent auditors. The Committee is chaired by Director Jones and also includes Directors Archie, Hearn, Levit and Zalesne.

  The Investment Committee of GSB, which met 12 times during 1993, meets regularly to approve certain loans and investments by GSB and sales thereof. The Committee is chaired by Director Evans and also includes Directors Archie, Denworth, Jones, Kleppe and Zalesne.

EXECUTIVE OFFICERS

  Set forth below are the names, ages, positions and brief descriptions of business experience over the past five years of the principal officers who are not directors of GSB, as of the Record Date.

NAME, AGE AND POSITION WITH BANK  PRINCIPAL OCCUPATION AND BANK BUSINESS EXPERIENCE
- --------------------------------  -------------------------------------------------
Austin P. Kelly, Jr., 59          Executive Vice President of GSB since 1983. In his capacity as
Executive Vice President          Executive Vice President, Mr. Kelly oversees all retail banking operations and administration. Mr. Kelly joined GSB in 1967.
                                  Prior to that date, he served with Coopers & Lybrand as a
                                  management consultant.
Verne C. Bausher, 55              Executive Vice President responsible for all lending departments
Executive Vice President          since 1987. He joined GSB in November 1987, having previously served as Executive Vice President of Penn Savings Bank from
                                  1984 to 1987. Prior to that time, Mr. Bausher served as Vice
                                  President, Loan Administration Group, at Meridian Bank.
John M. Junkin, Jr., 51           Executive Vice President and Treasurer. Mr. Junkin oversees the
Executive Vice President          Bank's investment activities and Personnel, Pension Services,
and Treasurer                     Marketing and Purchasing Departments. He has served in a number of positions with GSB since joining GSB in 1968.
John H. McIlvaine Jr.,
58                                Senior Vice President and Comptroller since 1980. Mr. McIlvaine
Senior Vice President             supervises GSB's Accounting Department and financial planning
and Comptroller                   activities. He joined GSB in 1966.

NAME, AGE AND POSITION WITH BANK  PRINCIPAL OCCUPATION AND BANK BUSINESS EXPERIENCE
- --------------------------------  -------------------------------------------------
Gardner P.H. Foley, 59            Senior Vice President since 1981. In charge of the Information
Senior Vice President             Systems Department of GSB since 1969. Mr. Foley joined GSB in
                                  1965.
Margaret A. Conway, 48            Senior Vice President in charge of the Banking Department of GSB
Senior Vice President             since 1988. Ms. Conway has served in a number of positions with
                                  GSB since joining GSB in 1963.
Cecilia L. Canavan, [61]          Corporate Secretary of GSB. Ms. Canavan has served in a number
Corporate Secretary               of positions with GSB since joining GSB in 1978.
John J. Robrecht, III,
53                                Auditor since 1982. Prior to his appointment as Auditor, Mr.
Auditor                           Robrecht served as Assistant Auditor with the Bank for 14 years.
Ronald Goldstein, 47              General Counsel for the Bank since 1983. Prior to joining the
General Counsel                   Bank, Mr. Goldstein was in private practice and had served as
                                  FDIC Regional Counsel.

  All principal officers are elected by the Board of Directors annually and serve at the pleasure of the Board.

COMPENSATION OF OFFICERS

  Annual Compensation. The following table sets forth the compensation of the five most highly compensated principal officers of GSB and for all of GSB's principal officers as a group, for the fiscal year ended December 31, 1993:

NAME OF INDIVIDUAL OR
NUMBER OF PERSONS IN GROUP  CAPACITIES IN WHICH SERVED          COMPENSATION(1)
- --------------------------  --------------------------          ---------------
Martin I. Kleppe........... Chairman of the Board and President  $  551,838.37
Austin P. Kelly, Jr. ...... Executive Vice President                274,688.25
Verne C. Bausher........... Executive Vice President                249,894.29
John M. Junkin, Jr. ....... Executive Vice President                219,048.99
John H. McIlvaine Jr. ..... Senior Vice President                   169,496.56
All Principal Officers as a Group (10 persons).................  $2,004,973.36

- --------
(1) Compensation includes salary, the cost of life insurance coverage in excess of $50,000 and, for 4 officers, the use of a Bank-owned automobile. The table also includes incentive compensation (including deferred amounts) for services performed in 1993.

  Pension Plan. GSB maintains a qualified, non-contributory defined benefit pension plan (the "Plan") for employees of the Bank. The Plan is intended to comply with all provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All employees of GSB are eligible under ERISA guidelines to commence participation in the Plan after completing 1000 hours in their initial year of service.

  The Plan provides for normal retirement at age 65 and requires five continuous years of service for a non-forfeitable right to a pension. Employees earn one benefit year for each calendar year during which they complete at least 1000 hours of service.

  A participant's normal retirement benefit is the sum of (a)(i) 38% of the participant's average salary for his final five years up to social security covered compensation multiplied by a fraction (not to exceed 1) the numerator of which is the participant's years of participation and the denominator of which is 25 (the "Fraction") plus (ii) 50% of the participant's average salary for his final five years in excess of social security covered compensation multiplied by the Fraction, (b) one-half of one percent ( 1/2%) of the participant's average compensation for his final five years in excess of 25 but not in excess of 40, (c) the amount of supplemental retirement income (as defined in the Plan) and (d) the excess, if any, of the participant's minimum benefits over the sum of (a), (b) and (c) above. The Plan provides for early retirement at age 55 at a reduced rate, as well as benefits for surviving spouses. The Bank's 1993 net periodic pension cost was $834,254 or approximately 5.08% of the salaries of all employees during fiscal 1993. Except for benefits earned prior to March 31, 1983, the amount of annual benefits which may be provided for an individual after April 1, 1983 under the pension plan is limited to $115,641 by the Tax Equity and Fiscal Responsibility Act of 1982. At December 31, 1993, the projected benefit obligation for services rendered to date was $11,734,083 and the plan assets at fair value were $9,049,976.

  The following table shows the annual benefits payable at age 65 at various compensation levels and various years of service for an employee who retired at December 31, 1993. Compensation for pension calculation purposes includes salary and does not include bonuses or other forms of compensation.

                                       ESTIMATED PENSION FOR YEARS OF SERVICE
                                      -----------------------------------------
                FINAL
               AVERAGE
               SALARY                    10        20         25         30
               -------                --------- --------- ---------- ----------
$100,000............................. $  18,906 $  37,811 $   47,264 $   49,764
 150,000.............................    28,906    57,811     72,264     76,014
 200,000.............................    38,906    77,811     97,264    102,264
 400,000.............................    46,074    92,147    115,184    115,641

  The credited years of service under the pension plan as of December 31, 1993 for the persons listed in the remuneration table were as follows: Mr. Kleppe,
26.6 years; Mr. Kelly, 27.0 years; Mr. Bausher, 6.0 years; Mr. McIlvaine, 27.6 years; and Mr. Junkin, 25.6 years.

  Employment Agreements. GSB has entered into an employment agreement with Mr. Kleppe providing for his employment as Chairman and Chief Executive Officer. The agreement is for a period of five years and is extended automatically for additional five year terms, unless terminated by either party in accordance with its terms. The agreement provides for Mr. Kleppe's salary to be determined by the Board of Directors but may not be less than the prior year's salary and for bonuses to be awarded at the discretion of the Board of Directors and certain fringe and other employee benefits that are made available to the senior executives of the Bank. In the event that Mr. Kleppe's employment is terminated for any reason other than death, disability or cause relating to Mr. Kleppe's conduct (as set forth in the agreement), Mr. Kleppe is entitled to receive his then current base salary for the greater of his remaining term under the employment agreement or a three year period. Alternatively, the agreement also provides for a severance payment to Mr. Kleppe, in an amount equal to $100 less than the maximum that could be paid to Mr. Kleppe and deducted by the Bank under Section 280G of the Internal Revenue Code of 1986 in the event of termination of employment for any reason other than death, disability or "cause," within one year following any "change in control" of GSB, as defined in the agreement. Such benefits are to be paid to Mr. Kleppe in approximately equal monthly installments over a period of three years. In the event of his death or disability, the agreement provides for the continuation of his compensation for a period of one year.

  GSB has also entered into employment agreements with four other officers. These agreements contain three year terms, three year renewal terms, and one year death or disability payments as well as severance payments of three times current base salary. The 1994 annual base salaries of these five officers aggregates $882,000. In addition, GSB has entered into one or two year employment agreements with fifteen other officers of GSB which become effective upon a change in control. The aggregate commitment for severance payments based upon the employee's base salary under these fifteen agreements is $1,641,722. For additional information regarding these employment agreements, see "THE MERGER--Interests of Certain Persons in the Merger".

  Incentive Plan. GSB has an annual Incentive Plan for key employees at the level of vice president and above. The plan provides that awards may be made when GSB's annual adjusted net income is in excess of key factors tied to return on shareholders' equity. The total amount awarded for 1993 performance was

$986,000. The total amount to be credited for bonus programs for 1994 is $990,000. Bonus payments will be made in a manner consistent with the GSB Incentive Plan, provided, however, no individual shall receive a bonus payment in excess of 50% of base salary.

  Stock Option Table. The table below indicates, for the principal officers named above and all current principal officers as a group (including those named), information for 1993, relating to (i) options granted and (ii) the net value of shares (market value less option price) or cash realized upon the exercise of options. The number of options corresponds to the number of shares to which the options relate.

                                                                      GROUP
COMMON SHARES           KLEPPE   KELLY   BAUSHER JUNKIN  MCILVAINE (10 PERSONS)
- -------------           ------   -----   ------- ------  --------- ------------
Options Granted dur-
 ing 1993............         0        0  5,000    3,000        0       11,000
Average per share op-
 tion price..........       --       --  $29.00  $ 29.00      --    $    29.00
Exercised during
 1993................    10,000    4,250      0    2,000    2,500       28,250
Net value of shares
 realized (Market
 value less option
 price)*.............  $430,000 $184,875    --   $87,000  $51,875   $1,077,000
Cash realized........       --       --     --       --       --    $   73,500

- --------
* The underlying shares acquired through the option exercise were not sold.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Security Ownership of Certain Beneficial Owners. The following table describes, to GSB's knowledge, which is based exclusively on statements made to GSB as of August 1, 1994, the security ownership of those persons who have reported that they own beneficially more than five percent (5%) of GSB's common stock. Each person named has reported that it has sole voting and dispositive power with respect to all such shares unless otherwise indicated.

TITLE OF CLASS: COMMON STOCK

NAME AND ADDRESS                                   AMOUNT AND NATURE OF PERCENT
OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP OF CLASS
- -------------------                                -------------------- --------
Brandywine Asset Management, Inc. ................      354,300(1)       8.45%
Three Christina Centre, Suite 1200
201 North Walnut Street
Wilmington, DE 19801
Keefe Managers, Inc. .............................      393,746(2)       9.56%
375 Park Avenue (31st Fl.)
New York, NY 10152
WTG & Co., L.P. ..................................      242,100(3)       5.77%
499 Park Avenue
New York, NY 10022

- --------
(1) GSB believes that the indicated shares of common stock are deemed to be beneficially owned by Brandywine Asset Management, Inc. because of its capacity as investment adviser for various of its clients for whose accounts the shares are owned.
(2) GSB believes that Keefe Managers, Inc. ("KMI"), a registered investment adviser, owns all of the shares reported in this statement on behalf of its discretionary clients. GSB believes that such clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities, subject to KMI's general authority to invest and reinvest the assets in each account under it management. GSB believes that the interest of Keefe Partners L.P., one of KMI's clients, relates to over 5% of the outstanding shares of GSB's common stock.
(3) Based on information provided to it, GSB believes that the indicated shares of common stock consist of (i) 177,100 shares owned by Mentor Partners, L.P., a Delaware limited partnership of which WTG & Co., L.P. is the general partner and (ii) 65,000 shares held in discretionary investment accounts managed by WTG & Co., L.P. GSB believes that D. Tisch & Co., as the general partner of WTG & Co., L.P., and Daniel R. Tisch, as the president of D. Tisch & Co., may also be deemed to have beneficial ownership of the indicated shares.

  Security Ownership of Directors and Directors and Principal Officers As A Group. The following table describes the security ownership of each director and all directors and principal officers as a group, as of August 1, 1994.

TITLE OF CLASS: COMMON STOCK

                                                 AMOUNT AND NATURE OF   PERCENT
NAME OF OWNER                                   BENEFICIAL OWNERSHIP(1) OF CLASS
- -------------                                   ----------------------- --------
Samuel Evans III..............................            5,088           .12%
Edithe J. Levit...............................            8,143           .19%
Edward L. Jones, Jr...........................           11,313           .27%
Martin I. Kleppe..............................           86,500          2.03%
Robert L. Archie, Jr..........................            5,313           .13%
Harvey Zalesne................................           25,313           .60%
Raymond K. Denworth, Jr.......................            7,313           .17%
Gail Walker Hearn.............................            6,313           .15%
Barbara J. Andrew.............................            6,314           .15%
John A. H. Shober.............................            6,813           .16%
All Directors and Officers as a Group (19 per-
 sons)........................................          365,377(2)       8.20%

- --------
(1) The named beneficial owner has sole voting and investment power. The amount set forth includes presently exercisable options to purchase 5,313 shares held by each of Directors Levit, Jones, Archie, Hearn, Andrew and Shober and presently exercisable options to purchase 61,000 shares held by Mr. Kleppe. To GSB's knowledge, based solely on a review of the copies of reports required to be furnished to the Bank pursuant to Section 16(a) of the Securities Exchange Act of 1934, all Section 16(a) filing requirements applicable to reporting persons were complied with during 1993 except that a Form F-8 (changes in beneficial ownership) was not filed by Mr. Evans. However, Mr. Evans did subsequently file a Form F-8A (annual statement of beneficial ownership) in a timely manner.
(2) The amount shown does not include 2,500 shares owned by family members as to which the directors and officers disclaim beneficial ownership. The amount set forth includes presently exercisable options to purchase 260,139 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  GSB has no material loan or other transaction with any of its directors or principal officers. GSB has had, and may have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and which do not involve more than the normal risk of collectibility or present other unfavorable features.

                        PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

  The following unaudited pro forma condensed combined financial statements reflect the Merger as if it had become effective on January 1, 1994 and January 1, 1993 for pro forma statement of income presentation and on June 30, 1994 for pro forma balance sheet presentation. The Merger will be accounted for, in accordance with generally accepted accounting principles, as a purchase of GSB by CoreStates. Under the purchase method of accounting, all assets and liabilities of GSB at June 30, 1994 have been adjusted, net of income tax effects, to their current estimated fair values (which were determined using information available at the most recent practicable date) and combined with the asset and liability book values of CoreStates.

  The Consolidated Balance Sheet and Statements of Income of CoreStates reflect the restatement for the March 16, 1994 acquisition of Constellation and the June 27, 1994 acquisition of Independence, both accounted for under the pooling of interests method of accounting.

  This pro forma financial information is based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Commission. Where applicable, the pro forma adjustments have been separately tax effected at the statutory rates of 35%. The pro forma information has been prepared using the historical consolidated financial statements and notes thereto, which are incorporated by reference or set forth in this Proxy Statement-Prospectus. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

  The accompanying unaudited pro forma financial information for the six months ended June 30, 1994 and the year ended December 31, 1993 assumes that 5.399 million and 5.391 million, respectively, CoreStates Common Shares will be issued in the Merger.

  Pro forma cash dividends declared for the periods presented assume that CoreStates would have declared cash dividends per share equal to the cash dividends per share declared by CoreStates prior to June 30, 1994.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                  (UNAUDITED)

                                 JUNE 30, 1994

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       CORESTATES
                           CORESTATES                GERMANTOWN            AND
                              AND        GERMANTOWN   PRO FORMA        GERMANTOWN
                          SUBSIDIARIES  SAVINGS BANK ADJUSTMENTS        PRO FORMA
                          ------------  ------------ -----------       -----------
ASSETS
Cash and due from banks.  $ 2,217,192    $   25,266   $   (113)(1)     $ 2,242,345
Time deposits...........    1,686,462           139                      1,686,601
Investment securities...    2,970,896       533,337     (5,959)(4)       3,498,274
Loans...................   19,562,687     1,009,174    (18,769)(4)      20,553,092
Allowance for loan
 losses.................     (475,296)      (23,770)                      (499,066)
Federal funds sold and
 securities purchased
 under agreements to
 resell.................       57,853        18,000     (7,000)(1)          68,853
Trading account
 securities.............        2,876                                        2,876
Due from customers on
 acceptances............      319,691                                      319,691
Premises and equipment
 and other assets.......    1,121,248        32,517    166,135 (4)       1,319,900
                          -----------    ----------   --------         -----------
  Total assets..........  $27,463,609    $1,594,663   $134,294         $29,192,566
                          ===========    ==========   ========         ===========
LIABILITIES
 Deposits:
 Domestic:
  Non-interest bearing..  $ 5,961,821    $   52,447   $   (113)(1)     $ 6,014,155
  Interest bearing......   13,322,247     1,380,050     (3,258)(4)      14,699,039
 Overseas branches and
  subsidiaries..........      841,504                                      841,504
                          -----------    ----------   --------         -----------
  Total deposits........   20,125,572     1,432,497     (3,371)         21,554,698
Funds borrowed..........    2,186,305                   (7,000)(1)       2,179,305
Bank acceptances
 outstanding............      307,216                                      307,216
Other liabilities.......    1,023,152        10,661     36,040 (2)(4)    1,069,853
Long-term debt..........    1,657,175                  117,058 (3)       1,774,233
                          -----------    ----------   --------         -----------
  Total liabilities.....   25,299,420     1,443,158    142,727          26,885,305
                          -----------    ----------   --------         -----------
SHAREHOLDERS' EQUITY
Common stock............      145,849           420      5,399 (3)         151,248
                                                          (420)(3)
Capital surplus.........      781,516        38,653    137,673 (3)         919,189
                                                       (38,653)(3)
Retained earnings.......    1,356,105       112,432   (112,432)(3)       1,356,105
Treasury stock..........     (119,281)                                    (119,281)
                          -----------    ----------   --------         -----------
  Total shareholders'
   equity...............    2,164,189       151,505     (8,433)          2,307,261
                          -----------    ----------   --------         -----------
  Total liabilities and
   shareholders' equity.  $27,463,609    $1,594,663   $134,294         $29,192,566
                          ===========    ==========   ========         ===========
Book value per share(3).       $15.32        $36.11                         $15.73
                               ======        ======                         ======

See footnotes to the Pro Forma Condensed Combined Balance Sheet on page 56.

            FOOTNOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

 (1) Elimination of intercompany deposits and Federal funds transactions.

 (2) Reflects charges of approximately $41.9 million, $27.3 million after the related tax effects, for expenses directly attributable to the Merger including $16.1 million to redeem GSB stock options, $10.0 million to writedown duplicate GSB facilities and systems, and $9.0 million for employee severance.

 (3) Represents the purchase price in the Merger using the following assumptions:

        a) Shareholders of GSB will receive, for each of the 4,195,647 GSB Common Shares, $62 per share payable 55% in equivalent value CoreStates Common Shares and 45% in cash, for a total purchase price of $260.1 million.
        b) The market value for CoreStates Common Shares, for purposes of GSB pro forma calculations, was assumed to be $26.50 per share.
        c) CoreStates Common Shares issued in the Merger will equal 5.399 million shares.
        d) The cash portion of the purchase price was assumed to be raised through the issuance of seven-year notes at 8.0% fixed.
        e) The elimination of GSB's total shareholders' equity at June 30, 1994 after reduction for the $41.9 million, $27.3 million after-tax, of expenses directly attributable to the Merger.

 (4) Represents the estimated adjustments of GSB's assets and liabilities to their fair values (which were determined using information available at the most recent practicable date), the intangible asset related to the value of the deposit base acquired, which is estimated to be approximately $30 million ($47 million including income tax benefits), and the adjustment of approximately $119 million arising from the excess of the total purchase price over net assets acquired (i.e. goodwill).

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                  (UNAUDITED)

                         SIX MONTHS ENDED JUNE 30, 1994

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      CORESTATES
                            CORESTATES               GERMANTOWN          AND
                               AND       GERMANTOWN   PRO FORMA       GERMANTOWN
                           SUBSIDIARIES SAVINGS BANK ADJUSTMENTS      PRO FORMA
                           ------------ ------------ -----------      ----------
INTEREST INCOME
Interest and fees on
 loans...................    $813,054     $38,737      $ 1,877 (3)     $853,668
Interest on investment
 securities..............      80,081      14,012          876 (3)       94,969
Interest on time deposits
 in banks................      26,345           2                        26,347
Interest on federal funds
 sold and securities
 purchased under
 agreements to resell....       3,652         375         (101)(1)        3,926
Other interest income....          33                                        33
                             --------     -------      -------         --------
 Total interest income...     923,165      53,126        2,652          978,943
                             --------     -------      -------         --------
INTEREST EXPENSE
Interest on deposits.....     168,838      20,208          543 (3)      189,589
Interest on funds borrow-
 ed......................      39,599          60         (101)(1)       39,558
Interest on long-term
 debt....................      36,725                    4,644 (3)       41,369
                             --------     -------      -------         --------
 Total interest expense..     245,162      20,268        5,086          270,516
                             --------     -------      -------         --------
Net interest income......     678,003      32,858       (2,434)         708,427
Provision for losses on
 loans...................     196,900         200                       197,100
                             --------     -------      -------         --------
Net interest income after
 provision for losses on
 loans...................     481,103      32,658       (2,434)         511,327
                             --------     -------      -------         --------
NON-INTEREST INCOME
Service charges on de-
 posit accounts..........      93,006       1,356           (2)(1)       94,360
Trust income.............      49,213                                    49,213
Fees for international
 services................      37,440                                    37,440
Debit and credit card
 fees....................      30,503          80                        30,583
Securities gains (loss-
 es).....................       9,920         145                        10,065
Other operating income...      67,902         682                        68,584
                             --------     -------      -------         --------
 Total non-interest in-
  come...................     287,984       2,263           (2)         290,245
                             --------     -------      -------         --------
NON-FINANCIAL EXPENSES
Salaries, wages and bene-
 fits....................     319,948      10,214                       330,162
Net occupancy............      58,621       2,346                        60,967
Equipment expenses.......      38,466         829                        39,295
Other operating expenses.     295,417       5,232        6,312 (1)(3)   306,961
                             --------     -------      -------         --------
 Total non-financial ex-
  penses.................     712,452      18,621        6,312          737,385
                             --------     -------      -------         --------
Income before income tax-
 es......................      56,635      16,300       (8,748)          64,187
Provision for income tax-
 es......................      23,539       5,544       (3,062)(3)       26,021
                             --------     -------      -------         --------
Income before cumulative
 effect of a change in
 accounting principle(5).    $ 33,096     $10,756      $(5,686)        $ 38,166
                             ========     =======      =======         ========
Average common shares
 outstanding.............     143,368       4,195                       148,766
PER COMMON SHARE DATA(2)
Income before cumulative
 effect of a change in
 accounting principle....       $0.23       $2.42                         $0.26
Cash dividends declared..       $0.60       $0.25                         $0.60

See Footnotes to Pro Forma Condensed Combined Statements of Income on page 59.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1993

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      CORESTATES
                           CORESTATES               GERMANTOWN           AND
                              AND       GERMANTOWN   PRO FORMA        GERMANTOWN
                          SUBSIDIARIES SAVINGS BANK ADJUSTMENTS       PRO FORMA
                          ------------ ------------ -----------       ----------
INTEREST INCOME
Interest and fees on
 loans..................   $1,585,015    $ 84,413    $  3,754 (3)     $1,673,182
Interest on investment
 securities.............      205,170      27,371       1,670 (1)(3)     234,211
Interest on time depos-
 its in banks...........       44,340          10                         44,350
Interest on federal
 funds sold and
 securities purchased
 under agreements to
 resell.................        7,280         680                          7,960
Other interest income...           59                                         59
                           ----------    --------    --------         ----------
 Total interest income..    1,841,864     112,474       5,424          1,959,762
                           ----------    --------    --------         ----------
INTEREST EXPENSE
Interest on deposits....      379,813      47,746       2,172 (3)        429,731
Interest on funds bor-
 rowed..................       67,001         124                         67,125
Interest on long-term
 debt...................       69,779                   9,282 (1)(3)      79,061
                           ----------    --------    --------         ----------
 Total interest expense.      516,593      47,870      11,454            575,917
                           ----------    --------    --------         ----------
Net interest income.....    1,325,271      64,604      (6,030)         1,383,845
Provision for losses on
 loans..................      121,201       1,900                        123,101
                           ----------    --------    --------         ----------
Net interest income af-
 ter provision for
 losses on loans........    1,204,070      62,704      (6,030)         1,260,744
                           ----------    --------    --------         ----------
NON-INTEREST INCOME
Service charges on de-
 posit accounts.........      179,428       3,268         (19)(1)        182,677
Trust income............      101,793                                    101,793
Fees for international
 services...............       69,432                                     69,432
Debit and credit card
 fees...................       61,717         163                         61,880
Securities gains (loss-
 es)....................       16,110       1,179                         17,289
Other operating income..      145,550       1,824                        147,374
                           ----------    --------    --------         ----------
 Total non-interest in-
  come..................      574,030       6,434         (19)           580,445
                           ----------    --------    --------         ----------
NON-FINANCIAL EXPENSES
Salaries, wages and ben-
 efits..................      622,968      19,992                        642,960
Net occupancy...........      114,951       4,618                        119,569
Equipment expenses......       74,844       1,728                         76,572
Other operating ex-
 penses.................      429,099      11,840      12,609 (1)(3)     453,548
                           ----------    --------    --------         ----------
 Total non-financial ex-
  penses................    1,241,862      38,178      12,609          1,292,649
                           ----------    --------    --------         ----------
Income before income
 taxes..................      536,238      30,960     (18,658)           548,540
Provision for income
 taxes(3)...............      173,809      10,462      (6,530)(3)        177,741
                           ----------    --------    --------         ----------
Income before cumulative
 effect of a change in
 accounting
 principle(4)...........   $  362,429    $ 20,498    $(12,128)        $  370,799
                           ==========    ========    ========         ==========
Average common shares
 outstanding............      145,398       4,136                        151,031
PER COMMON SHARE DATA(2)
Income before cumulative
 effect of a change in
 accounting principle...        $2.49       $4.68                          $2.46
Cash dividends declared.        $1.14       $0.40                          $1.14

See Footnotes to Pro Forma Condensed Combined Statements of Income on page 59.

         FOOTNOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

(1) Reflects the elimination of intercompany interest on deposits, long-term debt and Federal funds transactions and intercompany servicing fees.

(2) CoreStates and pro forma earnings per common share for the six months ended June 30, 1994 and for the year ended December 31, 1993 were based on weighted average common shares outstanding as dilution from potentially dilutive common stock equivalents was less than 3% for each period.

(3) Reflects the anticipated impact of the purchase accounting adjustments (which were determined using information available at the most recent practicable date) assuming the Merger was effective on January 1, 1994 for the Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 1994 and January 1, 1993 for the Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1993. For the purposes of determining the effects on the pro forma condensed combined statements of income, the following pro forma adjustments have been made:

    a) Amortization of the premium on the loan and investment securities portfolios and certificates of deposit and the related income tax effects.
    b) Amortization of intangibles including goodwill and deposit base intangible which was calculated using lives of 15 years and 10 years, respectively. As required by FAS 109, the provision for income taxes assumes that the amortization of the deposit base intangible is deductible for Federal income tax purposes.
    c) Interest expense on the seven-year fixed 8.0% notes which were assumed to have been issued to fund the cash portion of the purchase price.

(4) Effective January 1, 1993, CoreStates adopted FAS 112, "Employers' Accounting for Postemployment Benefits." CoreStates recognized the January 1, 1993 FAS 112 transitional liability of $20.0 million, $13.0 million after-tax or $0.09 per share, as the cumulative effect of a change in accounting principle. The impact of FAS 112 on GSB is immaterial.

(5) During the first quarter of 1994, Independence recognized a $5.3 million, $3.4 million after-tax or $0.02 per share, impairment loss on certain mortgage securities as a cumulative effect of a change in accounting principle. The loss was the result of a write-down to fair value of these securities which were deemed to be impaired. This resulted from the Financial Accounting Standards Board ("FASB") 1994 interpretation of FAS
    115. The interpretation, reached by a consensus of the FASB Emerging Issues Task Force in March 1994, provides more definitive criteria for recognition of impairment losses on these types of securities.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

  CoreStates is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "1956 Act") and is registered as such with the Federal Reserve Board. As a bank holding company, CoreStates is also subject to regulation by applicable state regulatory authorities. The national bank subsidiaries of CoreStates are subject to regulation, supervision and regular examination by the Office of the Comptroller of the Currency ("OCC"), as well as regulation by the FDIC. GSB is a capital stock savings bank formed under Pennsylvania law, and as such is subject to regulation and supervision by the Department of Banking and the FDIC. GSB is not a member of the Federal Reserve System.

  Bank holding companies and banks are extensively regulated under both federal and state law. The regulation and supervision of CoreStates and its bank subsidiaries and GSB are designed primarily for the protection of depositors and not the respective institutions or their stockholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable law or regulation may have a material effect on the business of CoreStates and GSB.

  CoreStates is required to file an annual report with the Federal Reserve Board containing such additional information as the Federal Reserve Board may require pursuant to the 1956 Act. Copies of annual and other periodic reports are also required to be filed with the applicable state regulatory authorities. The 1956 Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank, if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. The 1956 Act also restricts the types of businesses and operations in which a bank holding company and its nonbank subsidiaries may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

  The operations of GSB and the banking subsidiaries of CoreStates are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and limits upon the types of services which may be offered. Various consumer laws and regulations also affect the operations of GSB and the banking subsidiaries of CoreStates. Regulatory approvals are required for branching and for bank mergers.

CAPITAL

  Federal regulators generally measure capital adequacy by using a risk-based capital framework and by monitoring compliance with minimum leverage ratio guidelines. The required minimum ratio of total risk-based capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital, or 4%, is to be comprised of common equity and qualifying perpetual preferred stock, less deductible intangibles ("Tier 1 Capital"). The remainder ("Tier 2 Capital") may consist of mandatory convertible debt securities, qualifying subordinated debt, other preferred stock and a portion of the reserve for possible credit losses up to 1.25% of total risk weighted assets. The aggregate amount of Tier 1 Capital and Tier 2 Capital is referred to herein as "Total Capital".

  In addition, guidelines established by federal regulators provide for a minimum leverage ratio (Tier l Capital to quarterly average total assets less deductible intangibles) of 3% for bank holding companies and banks that meet certain criteria, including the maintenance of the highest regulatory rating. All other bank holding companies and banks are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

  In addition to considering specific minimum capital levels, the regulatory agencies review capital adequacy in light of a variety of factors, including asset quality. Therefore, the capital adequacy of a banking organization will be impacted by and assessed in relation to its asset quality. Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond current levels. However, it is difficult to predict whether and when higher capital requirements would be imposed, and if so, at what levels and on what schedule. In addition, institutions which meet minimum regulatory capital requirements, but are not "well capitalized," are subject to certain restrictions and disadvantages, such as restrictions on the receipt of brokered deposits. SEE "CERTAIN REGULATORY CONSIDERATIONS--FDICIA".

  Failure to satisfy the minimum capital requirements of the regulatory guidelines could subject a banking organization to enforcement action by the regulatory authorities, including the termination of FDIC deposit insurance, restrictions on the activities of the banking organization and the possible appointment of a conservator or receiver.

  Set forth below are the minimum regulatory capital ratios and the capital ratios for each of CoreStates, its banking subsidiaries and GSB as of June 30, 1994:

                      CORESTATES AND ITS BANK SUBSIDIARIES

                                                          NEW JERSEY CORE STATES
                           MINIMUM             CORESTATES  NATIONAL    BANK OF
                            RATIO   CORESTATES    BANK       BANK     DELAWARE
                           -------- ---------- ---------- ---------- -----------
Total Risk Based Capital
 Ratio...................      8.0%   13.1%      11.0%      11.3%       13.5%
Tier 1 Risk Based Capital
 Ratio...................      4.0%    9.0%       8.6%       8.3%       12.2%
Leverage Ratio...........  3.0-5.0%    7.6%       7.5%       5.5%       12.6%
                                                                        THIRD
                                                                      NATIONAL
                                      BUCKS                            BANK &
                                      COUNTY                LEHIGH      TRUST
                                      BANK &   CHELTENHAM   VALLEY     COMPANY
                                      TRUST       BANK       BANK    OF SCRANTON
                                    ---------- ---------- ---------- -----------
                                      11.3%      14.7%      13.6%       11.7%
                                      10.0%      13.5%      12.3%       10.6%
                                       7.6%       9.2%       9.7%        8.6%
                                      GSB
                           MINIMUM
                            RATIO   GERMANTOWN
                           -------- ----------
Total Risk Based Capital
 Ratio...................      8.0%   19.6%
Tier 1 Risk Based Capital
 Ratio...................      4.0%   18.3%
Leverage Ratio...........  3.0-5.0%    9.4%

  The capital ratios of CoreStates, all of CoreStates' bank subsidiaries, and GSB as of June 30, 1994 exceed all general minimum capital requirements imposed by Federal regulatory authorities.

POTENTIAL ENFORCEMENT ACTIONS

  Bank holding companies and banks and their institution-affiliated parties may be subject to potential enforcement actions by the Federal Reserve Board, the OCC or the FDIC for unsafe or unsound practices in conducting their businesses, or for violations of any law, rule or regulation or provision, any consent order with any agency, any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, additional cease-and-desist orders and written agreements, the termination of insurance of deposits, the imposition of civil money penalties and removal and prohibition orders against institution-affiliated parties.

DIVIDENDS

  CoreStates is a legal entity separate and distinct from its bank and other subsidiaries. CoreStates principal source of revenue consists of dividends from its bank and non-bank subsidiaries. Federal law imposes limitations on the payment of dividends by national banks.

  Provisions of federal banking law restrict the amount of dividends that can be paid to CoreStates by its nationally chartered bank subsidiaries, while state banking regulations limit the amount of dividends that can be paid to CoreStates by its state chartered bank subsidiaries. Under applicable federal law, no dividends may be paid in an amount greater than "undivided profits then on hand," after deduction therefrom of certain loan losses. In addition, for each of CoreState's banking subsidiaries, prior approval of the Comptroller is required if dividends declared by a subsidiary bank in any calendar year will exceed its net profits (as defined) for that year, combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of preferred stock. Under applicable state law, dividends may be declared and paid only out of accumulated net earnings, which are the undistributed net profits recorded on the books of an institution for the last complete calendar or fiscal year. Based on these regulations, CoreStates' Banking Subsidiaries, without regulatory approval, could declare dividends at June 30, 1994 of $281 million.

  Under applicable state law, GSB may pay cash dividends only out of accumulated net earnings, and no such dividend may be declared and paid unless all required transfers to surplus have been made and the surplus of GSB would not be reduced by the payment of the dividend. As of June 30, 1994, GSB had $72,562,000 available for the payment of dividends under these requirements.

  The payment of dividends by each of CoreStates, its Banking Subsidiaries and GSB may also be affected by other factors, such as the maintenance of adequate capital. For example, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") generally prohibits an undercapitalized institution from paying dividends. In addition, if, in the opinion of the applicable regulatory authority, a bank holding company or a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such organization cease and desist from such practice. The Federal Reserve Board, the OCC and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.

SUPPORT OF BANK SUBSIDIARIES

  A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

  Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board regulations or both. This doctrine is commonly known as the "source of strength" doctrine.

  Federal law provides for the enforcement of any pro rata assessment of shareholders of a national bank to cover impairment of capital stock by sale, to the extent necessary, of the stock of any assessed shareholder failing to pay the assessment.

BORROWINGS BY HOLDING COMPANIES

  Federal law prevents CoreStates and certain of its affiliates from borrowing from its banking subsidiaries unless such borrowings are secured by specified amounts and types of collateral. Additionally, each such secured loan to an affiliate is generally limited to an amount not exceeding 10% of the bank's capital and surplus, and all such loans between the lending bank and its affiliates are limited to an amount not to exceed 20% of the lending bank's capital and surplus. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDICIA

  Insurance Premiums. FDICIA, enacted on December 19, 1991 in connection with the recapitalization of the Bank Insurance Fund ("BIF"), requires the FDIC to set semi-annual assessment rates for BIF members at levels sufficient to increase the BIF's reserve ratio to a designated level within a prescribed period of time, not to exceed 15 years from the date that the FDIC promulgates the applicable time schedule. Pursuant to FDICIA, the FDIC has developed a risk-based assessment system, under which the assessment rate for an insured depository institution varies according to the level of risk incurred in its activities. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF or Savings Association Insurance Fund member institution is assigned an annual FDIC assessment rate varying between 0.23% per annum (for well capitalized Subgroup A institutions) and 0.31% per annum (for undercapitalized Subgroup C institutions). GSB and each of the CoreStates banking subsidiaries is considered well capitalized.

  Prompt Corrective Action. FDICIA requires federal banking agencies to broaden the scope of regulatory corrective action taken with respect to depository institutions that do not meet minimum capital requirements and to take such actions promptly in order to minimize losses to the FDIC. In connection with FDICIA, federal banking agencies are required to establish capital measures (including both a leverage measure and a risk-based capital measure) and to specify for each capital measure the levels at which depository institutions will be considered "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" or "critically undercapitalized".

  Under FDICIA, the Federal banking regulators have adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the Total Capital to risk adjusted assets ratio, Tier l Capital to risk adjusted assets ratio and the leverage ratio. Under these regulations, a bank will be (i) well capitalized if it has a Total Capital to risk adjusted assets ratio of 10% or greater, a Tier l Capital to risk adjusted assets ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by its primary Federal regulator to meet and maintain a specific capital level for any capital measure; (ii) adequately capitalized if it has a Total Capital to risk adjusted assets ratio of 8% or greater, a Tier l Capital to risk adjusted assets ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not well capitalized; (iii) undercapitalized if it has a Total Capital to risk adjusted assets ratio of less than 8%, a Tier 1 Capital to risk adjusted assets ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances); (iv) significantly undercapitalized if it has a

Total Capital to risk adjusted assets ratio of less than 6%, a Tier 1 Capital to risk adjusted assets ratio of less than 3% or a leverage ratio of less than 3%; and (v) critically undercapitalized if its tangible equity is equal to or less than 2% of average quarterly tangible assets. GSB and each of the CoreStates banking subsidiaries is considered well capitalized.

  FDICIA authorizes the appropriate federal banking agency, after notice and an opportunity for a hearing, to treat a well capitalized, adequately capitalized or undercapitalized insured depository institution as if it had a lower capital-based classification if it is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Thus, an adequately capitalized institution can be subjected to the restrictions on undercapitalized institutions described below (except that a capital restoration plan cannot be required of the institution) and an undercapitalized institution can be subjected to the restrictions applicable to significantly undercapitalized institutions described below.

  FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to five percent of the depository institution's total assets at the time it became undercapitalized, and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

  Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

  Brokered Deposits. Under FDICIA, a bank cannot accept brokered deposits (which term is defined to include payment of an interest rate more than 75 basis points above prevailing rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. In addition, a bank that is adequately capitalized may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. GSB and each of the CoreStates banking subsidiaries is well capitalized for purposes of the foregoing.

  Safety and Soundness Standards. FDICIA requires that each of the Federal bank regulatory agencies prescribe by regulation the depository institution and depository institution holding company standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and employee compensation, fees and benefits and standards specifying minimum earnings sufficient to absorb losses without impairing capital, to the extent feasible a minimum ratio of market value to book value for publicly traded shares and such other standards relating to the foregoing as it deems appropriate. A holding company or institution that fails to comply with such standards will be required to submit a plan designed to achieve such compliance. If no such plan is submitted or a failure to implement such a plan exists, the depository institution or holding company would become subject to additional regulatory action or enforcement proceedings. FDICIA provides that final regulations under such provisions should have become effective no later than December 1, 1993. Since the standards have not yet been prescribed in final form, neither CoreStates nor GSB can assess the significance of the impact such standards will have on their respective operations, which could be material.

  Other. FDICIA also contains a variety of other provisions that may affect the operations of bank holding companies and banks, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

INTERSTATE BANKING AND BRANCHING LEGISLATION

  The United States House of Representatives and the Senate each passed separate bills that, if enacted, would authorize interstate acquisitions of banks by bank holding companies without geographic limitation and, subject to the ability of states to opt-out, interstate branching, on a phased-in-basis. A Conference Committee of both Houses of Congress was formed to resolve the differences between the two separate bills and agreed on a final bill for final consideration by both Houses of Congress. The bill reported out by the Conference Committee has been passed by the House of Representatives. Notwithstanding an expectation that some similar type of legislation will be enacted, no assurances can be given that any such legislation will actually be enacted or as to the effect of such legislation on CoreStates or GSB.

                    DESCRIPTION OF CORESTATES CAPITAL STOCK

GENERAL

  As of June 30, 1994, the authorized capital stock of CoreStates consisted of 10,000,000 shares of Series Preferred Stock, without par value ("Series Preferred Stock"), of which none was issued and outstanding, and 200,000,000 CoreStates Common Shares, par value $1.00 per share, of which 141,328,898 shares were issued and outstanding.

  CoreStates' Board of Directors is authorized to issue the shares of Series Preferred Stock in series without further shareholder action with such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series as it may determine from time to time by resolution.

CORESTATES COMMON SHARES

  Dividend Rights. The holders of CoreStates Common Shares are entitled to share ratably in dividends out of funds legally available therefor, when and as declared by CoreStates' Board of Directors, after full cumulative dividends on all shares of Series Preferred Stock, and any other class or series of preferred stock ranking superior as to dividends to CoreStates Common Shares, have been paid or declared and funds sufficient for the payment thereof set apart.

  Voting Rights. Each holder of CoreStates Common Shares has one vote on matters presented for consideration by the shareholders for each share held. There are no cumulative voting rights in the election of directors. All issued and outstanding CoreStates Common Shares are fully paid and nonassessable. In certain circumstances, issued and outstanding Series Preferred Stock or any other class or series of preferred stock issued by CoreStates may affect voting rights of CoreStates Common Shares. There are no shares of Series Preferred Stock or any other class or series of preferred stock issued by CoreStates outstanding.

  Size and Classification of Board of Directors. CoreStates' Articles of Incorporation provide for a classified Board of Directors, consisting of three substantially equal classes of directors, each serving for a three-year term, with the term of each class of directors ending in successive years. The Board of Directors currently consists of 19 members. Classification of the Board of Directors may have the effect of decreasing the number of directors that could otherwise be elected at a given annual meeting by anyone who obtains a controlling interest in CoreStates Common Shares and thereby could impede a change in control of CoreStates.

  Preemptive Rights. The holders of CoreStates Common Shares have no preemptive rights to acquire any new or additional unissued shares or treasury shares of CoreStates capital stock.

  Liquidation Rights. In the event of a liquidation, dissolution or winding up of CoreStates, whether voluntary or involuntary, the holders of CoreStates Common Shares will be entitled to share ratably in any of CoreStates' assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

  Assessment and Redemption. The CoreStates Common Shares issuable pursuant to the Merger will be, when issued, fully paid and nonassessable. CoreStates Common Shares do not have any redemption provisions.

CORESTATES SERIES PREFERRED STOCK

  CoreStates' Articles of Incorporation contain general terms for Series Preferred Stock, and specific terms for a series of 3,041,000 shares designated as Series A Preferred Stock. No shares of Series Preferred Stock or Series A Preferred Stock are issued and outstanding.

  Dividend Rights. The holders of Series A Preferred Stock are entitled to receive out of any funds legally available therefor, when and as declared by CoreStates' Board of Directors, cash dividends at an annual per share rate equal to 12.3%.

  Voting Rights. Except as otherwise required by law or as provided in any resolution of CoreStates' Board of Directors designating a series of Series Preferred Stock (a "Creating Resolution"), any series of Series Preferred Stock has no voting rights and shall not be entitled to notice of any meeting of the shareholders of CoreStates. Except as otherwise provided by law or in any Creating Resolution, upon any matter on which the shares of Series Preferred Stock of any series have voting rights, each holder of shares of Series Preferred Stock of such series shall be entitled to one vote for each $25 which would be payable with respect to the holder's shares of Series Preferred Stock of such series upon any involuntary liquidation, dissolution or winding up of CoreStates. The Creating Resolution relating to the Series A Preferred Stock did not provide for any voting rights or notice of any meeting of the shareholders of CoreStates. Except as otherwise provided in a Creating Resolution, in the event that dividends upon any series of the Series Preferred Stock shall be in arrears in an amount equal to six full quarterly dividends thereon, the holders of such series shall become entitled to vote noncumulatively at all elections of directors of CoreStates, and to receive notice of all shareholders' meetings to be held for such purpose. At such meetings, the holders of such series, voting as a class together with the holders of any other series then having the right to elect directors under such circumstances, shall be entitled solely to elect two members of the Board of Directors of CoreStates and all other directors of CoreStates shall be elected by the other shareholders of CoreStates entitled to vote in the election of directors. Such voting rights of the holders of such series shall continue until all accumulated and unpaid dividends thereon shall have been paid or funds sufficient therefor set aside, whereupon all such voting rights of the holders of shares of such series shall cease, subject to being again revived from time to time upon the reoccurrence of the conditions above described as giving rise thereto.

  At any time when such right to elect directors separately as a class has so vested, CoreStates may, and upon written request of the holders of record of not less than 20% of the then outstanding total number of shares of all the Series Preferred Stock having the right to elect directors in such circumstances shall, call a special meeting of holders of such Series Preferred Stock for the election of directors. Upon the mailing of the notice of such special meeting to the holders of such Series Preferred Stock, or, if no such meeting is held, then upon the mailing of the notice of the next annual or special meeting of shareholders for the election of directors, the number of directors of CoreStates shall be increased only to the extent necessary to provide sufficient vacancies to enable the holders of such Series Preferred Stock to elect the two directors discussed herein, and all such vacancies shall be filled only by a vote of the holders of such Series Preferred Stock as discussed herein. Whenever the number of directors of CoreStates shall have been increased, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by CoreStates' By-laws and without the vote of the holders of Series Preferred Stock, provided that no such action shall impair the right of the holders of Series Preferred Stock to elect and to be represented by two directors as herein discussed.

  So long as the holders of any series of Series Preferred Stock are entitled to voting rights under CoreStates' Articles of Incorporation, any vacancy in the Board of Directors caused by the death or resignation of any director elected by the holders of Series Preferred Stock, shall, until the next meeting of shareholders for the election of directors, in each case be filled by the remaining director elected by the holders of Series Preferred Stock having the right to elect directors in such circumstances.

  Upon termination of the voting rights of the holders of any series of Series Preferred Stock, so long as no other Series Preferred Stock then outstanding has the right to elect directors in such circumstances, the terms of office of all persons who shall have been elected directors of CoreStates by vote of the holders of Series Preferred Stock or by a director elected by such holders shall forthwith terminate.

  Except in certain cases, as long as two or more series of Series Preferred Stock are outstanding, no particular series of Series Preferred Stock shall be entitled to vote as a separate series on any matter and all shares of Series Preferred Stock of all series shall be deemed to constitute but one class for any purpose for which a vote of the shareholders of CoreStates by classes may now or hereafter be required.

  Preemptive Rights. No holder of Series Preferred Stock shall have any preemptive right to acquire any new or additional unissued shares or treasury shares of CoreStates capital stock.

  Liquidation Rights. In the event of a liquidation, dissolution or winding up of CoreStates, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled only to payment in cash of $25 per share, plus an amount equal to full cumulative dividends to the date when such payments shall be made available to the holders thereof.

  Redemption. The Series A Preferred Stock may be called for redemption and redeemed by the payment therefor of $25.00 per share, plus an amount equal to full cumulative dividends to the date fixed by the Board of Directors as such redemption date.

  Certain Corporation Action. Without the consent of the holders of at least a majority of the shares of Series Preferred Stock at the time outstanding, CoreStates cannot (i) authorize any new class or series of shares or any series of Series Preferred Stock, or an increase in the authorized amount of any class or series of shares or any series of Series Preferred Stock, which shall rank senior to any series of the Series Preferred Stock with respect to payment of dividends or distribution upon liquidation; provided, however, that if shares of such class or series would rank prior to one or more but not all of the several series of the Series Preferred Stock at the times outstanding, the consent of the holders of a majority of the shares of all series with respect to which shares of such class or series would rank prior shall be required in lieu of the consent of holders of all Series Preferred Stock; or (ii) increase the authorized Series Preferred Stock to any amount in excess of 5,000,000; or
(iii) merge or consolidate with any other corporation if the corporation resulting from such merger or consolidation would have after such merger or consolidation any authorized class of shares ranking prior to or equal with the Series Preferred Stock with respect to payment of dividends or distributions upon liquidation, except for classes having the same number of shares with the same rights and preferences as the authorized shares of CoreStates immediately preceding such merger or consolidation.

  See "COMPARISON OF SHAREHOLDER RIGHTS--Amendment of Certificate or Articles of Incorporation or Bylaws," for a description of the manner in which CoreStates' Articles of Incorporation and By-laws may be amended.

                        COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

  CoreStates is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law ("PaBCL"). GSB is a Pennsylvania capital stock savings bank subject to the provisions of the Pennsylvania Banking Code (the "Banking Code"). Shareholders of GSB, whose rights are governed by GSB's articles of incorporation (the "GSB Articles of Incorporation") and by-laws (the "GSB By-laws") and the Banking Code will, upon consummation of the Merger to the extent that they receive the Stock Merger Consideration, become shareholders of CoreStates and, at the Effective Time, their rights as shareholders will be determined by the CoreStates Articles of Incorporation, the CoreStates By-laws and the PaBCL.

  The following is a summary of the material differences in the rights of shareholders of GSB under the GSB Articles of Incorporation, GSB By-laws and the Banking Code, on the one hand, and the rights of shareholders of CoreStates under the CoreStates Articles of Incorporation, the CoreStates By-laws and the PaBCL, on the other hand. The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles of Incorporation and By-laws of each entity.

AUTHORIZED CAPITAL

  The GSB Articles of Incorporation authorizes the issuance of 35,000,000 of GSB Common Shares, par value $0.10 per share, of which [4,195,647] shares were issued and outstanding as of the Record Date, and 15,000,000 shares of preferred stock, par value $0.10 per share ("GSB Preferred Stock"), none of which were issued and outstanding as of the Record Date. GSB Preferred Stock is issuable in series, each having such rights and preferences as the GSB Board may, by resolution, fix and determine.

  For a description of the authorized capital of CoreStates, see "DESCRIPTION OF CORESTATES CAPITAL STOCK--General."

VOTING AND OTHER RIGHTS

  Subject to the voting rights of any GSB Preferred Stock then outstanding, the holders of GSB Common Shares possess exclusive voting rights of GSB. Each holder of GSB Common Shares is entitled to one vote for each share owned of record, except that in the election of directors, each holder is entitled to multiply the number of votes to which he or she may be entitled by the total number of directors to be elected in the same election and cast the whole number of such votes for one candidate or distribute them among any two or more candidates ("cumulative voting"). All of the issued and outstanding GSB Common Shares are fully paid and nonassessable. The GSB Articles of Incorporation do not provide for any conversion rights, sinking fund provisions, redemption provisions or restrictions on alienability with respect to GSB Common Shares.

  For a description of the voting and other rights of CoreStates Common Shares and CoreStates Series Preferred Stock see "DESCRIPTION OF CORESTATES CAPITAL STOCK--CoreStates Common Shares--Voting Rights" and "--CoreStates Series Preferred Stock--Voting Rights."

  The voting rights and other rights of GSB Common Shares and CoreStates Common Shares are different in that in the election of directors, holders of GSB Common Shares are entitled to cumulative voting while holders of CoreStates Common Shares are not. Cumulative voting enables minority shareholders, in certain circumstances, to gain representation on the board of directors where it would not be possible to gain such representation without cumulative voting.

AMENDMENT OF ARTICLES OF INCORPORATION OR BY-LAWS

  The GSB Articles of Incorporation generally may be amended by GSB's shareholders upon the affirmative vote of the holders of a majority of the outstanding GSB Common Shares if such amendment is first approved by the GSB Board. An amendment to GSB's By-laws requires the affirmative vote of a majority of the GSB Board or the affirmative vote of a majority of the outstanding GSB Common Shares. Certain provisions of the GSB Articles of Incorporation and By-laws relating to (i) the Board of Directors (see "COMPARISON OF SHAREHOLDER RIGHTS--Size and Classification of Board of Directors"), (ii) the vote required for certain significant transactions and matters to be considered by the GSB Board in connection with certain matters (see "COMPARISON OF SHAREHOLDER RIGHTS--Merger or Other Fundamental Transactions"), and (iii) amendment to the GSB Articles of Incorporation, may only be amended by the shareholders upon the affirmative vote of 80% of the outstanding GSB Common Shares.

  CoreStates' Articles of Incorporation may be amended in the manner prescribed by the PaBCL. The PaBCL generally provides that an amendment of the articles of incorporation must be proposed by the Board of Directors and may be adopted by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and by a majority of the votes cast by the shareholders of any class or series of shares entitled to vote thereon. Notwithstanding the foregoing, without the consent of the holders of at least two-thirds of the shares of Series Preferred Stock outstanding, CoreStates cannot adopt or effect any amendment to its Articles or Incorporation which would adversely affect the rights or preferences of the Series Preferred Stock (except as may be expressly permitted under its Articles of Incorporation with the consent of the holders of a majority of the shares of Series Preferred Stock); provided, however, that if any such amendment adversely affects the rights or preferences of one or more, but not all, of the series of Series Preferred Stock at the time outstanding, the consent of the holders of at least two-thirds of the shares of all series adversely affected, is required in lieu of the consent of the holders of two-thirds of the shares of all Series Preferred Stock. CoreStates' By-laws may be amended by shareholder vote by a majority of the votes cast by all shareholders entitled to vote or by a majority of the Board of Directors if the matter in question is not required to be submitted to the shareholders by statute.

  Thus, as discussed above, the rights to amend the GSB Articles of Incorporation and the CoreStates' Articles of Incorporation are similar for holders of GSB Common Shares and CoreStates Common Shares, respectively, except that (i) CoreStates' Articles of Incorporation may not be amended by holders of CoreStates Common Shares if such amendment would have an adverse effect on the rights of the holders of any Series Preferred Stock, and (ii) certain provisions of the GSB Articles of Incorporation cannot be amended by the shareholders except upon approval of 80% of the outstanding GSB Common Shares.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS

  The GSB Articles of Incorporation provide that the GSB Board shall consist of that number of directors as from time to time set by the GSB By-laws, and such number of directors so fixed in the By-laws may be changed only upon the affirmative vote of (i) the holders of at least 80% of all of the securities of GSB then entitled to vote in such change or (ii) two-thirds of the directors and two-thirds of the Unaffiliated Directors, as defined below (see "COMPARISON OF SHAREHOLDER RIGHTS--Merger or Other Fundamental Transactions").

  The GSB By-laws provide that the number of directors which shall constitute the Board shall be such number as the GSB Board may determine but not less than seven nor more than twenty. The GSB Board currently consists of 10 directors. Pursuant to the GSB Articles of Incorporation, the GSB Board is divided into four classes with staggered terms of four years, such that the directors in only one class are elected in each year.

  If a vacancy occurs in the GSB Board, such vacancy shall be filled by two-thirds vote of the Unaffiliated Directors then remaining in office until the next annual meeting of shareholders.

  For a description of the size and classification of CoreStates' Board of Directors, see "DESCRIPTION OF CORESTATES CAPITAL STOCK--CoreStates Common Shares--Size and Classification of Board of Directors."

REMOVAL OF DIRECTORS

  The GSB Articles of Incorporation provide that, subject to any applicable requirements of law, neither the entire Board of Directors nor any individual director may be removed without cause by the shareholders except by a vote by holders of not less than 80% of the securities of GSB entitled to vote for the election of directors voting as a single class. The Banking Code provides that the entire Board of Directors or an individual director may be removed without cause by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors, unless, in the case of an individual director, if the entire board is not removed, there shall be cast against the resolution for his removal the votes of a sufficient number of shares which if cumulatively voted at an annual election would be sufficient to elect one or more directors. In the case of the removal of one or more directors, new directors may be elected at the same meeting.

  CoreStates' By-laws provide that the entire Board of Directors, or any class of the Board of Directors, or any individual directors may be removed from office by vote of the shareholders entitled to vote thereon without assigning any cause, provided, however, that, if the Articles of Incorporation or By-laws adopted by the shareholders provide for a classified Board of Directors, the entire Board of Directors, or any class of the board, or any individual director may be removed from office by vote of the shareholders entitled to vote thereon only for cause. Because CoreStates' By-laws adopted by the shareholders provide for a classified board, directors may only be removed for cause. In case the Board of Directors or a class of the Board of Directors or any one or more directors are so removed, new directors may be elected at the same meeting.

  The holders of GSB Common Shares have authority to remove directors without cause, while the holders of CoreStates Common Shares have the right to remove directors only for cause.

INDEMNIFICATION AND LIMITATION OF LIABILITY

  Pennsylvania law applicable both to GSB and CoreStates provides that, unless otherwise restricted in its by-laws, a corporation may indemnify a party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that indemnification may not be made in connection with an action by or in the right of the corporation in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the appropriate court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that such court deems proper. To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith. Expenses may be paid in advance of the final disposition of an action or proceeding upon receipt of an undertaking by the representative to repay the amount if it is ultimately determined that he or she is not entitled to indemnification. These statutory provisions are not exclusive of any rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, but in no event may indemnification be made where the action or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  The GSB By-laws provide that GSB shall indemnify any officer or director, and may indemnify any employee or agent other than an officer, to the full extent permissible under Pennsylvania law, and provides for advancement of expenses in accordance with applicable law.

  In accordance with the PaBCL, and pursuant to its By-laws, CoreStates is obligated to indemnify an Indemnified representative (as defined below) against any Liability (as defined below) incurred in connection with any Proceeding (as defined below) in which the Indemnified representative may be involved as a party or otherwise, by reason of the fact that such person is or was serving in an Indemnified capacity (as defined below), including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or product Liability; except:

    1. where such indemnification is expressly prohibited by applicable law, or

    2. where the conduct of the Indemnified representative has been determined to constitute willful misconduct or recklessness within the meaning of 42 Pa.C.S. (S)(S)8365(b) (now a reference to PaBCL (S)1746(b)) or any superseding provision of law, sufficient in the circumstances to bar indemnification against Liabilities arising from the conduct.

  For purposes of the foregoing,

  "Indemnified capacity" means any and all past, present and future service by an indemnified representative in one or more capacities as a director, officer, employee or agent of CoreStates, or, at the request of CoreStates, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

  "Indemnified representative" means any and all directors and officers of the corporation and any other person designated as an indemnified representative by the Board of Directors of CoreStates (which may, but need not, include any person serving at the request of CoreStates, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

  "Liability" means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or other cost or expense of any nature (including, without limitation, attorneys' fees and disbursements); and

  "Proceeding" means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of CoreStates, a class of its security holders or otherwise.

  As permitted by the PaBCL, the Articles of Incorporation of CoreStates provide that a director or officer shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless the director or officer has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such provision (i) does not apply to the responsibility or liability of a director or officer pursuant to any criminal statute or the liability of a director for the payment of taxes, and
(ii) may shield a director from liability for certain breaches of his or her duty of loyalty as well as his or her duty of care.

  The GSB Articles of Incorporation and the CoreStates By-laws provide for a similar degree of indemnification of any director, officer, employee or agent. The CoreStates By-laws, however, obligate CoreStates to indemnify any Indemnified representatives in the instances set forth above, while the GSB By-laws provide that indemnification is discretionary as to representatives other than officers and directors. Also, the CoreStates Articles of Incorporation limit the personal liability of the directors and officers of CoreStates, as discussed above.

SHAREHOLDER MEETINGS

  The GSB By-laws provide that an annual meeting of shareholders of GSB shall be held in each calendar year upon not less than ten days' written notice in order to elect directors. Any shareholder may nominate one or more candidates for election at the next annual meeting of the shareholders by filing such nomination with the secretary of GSB not later than seven days after the giving of written notice to the shareholders of the annual meeting. A special meeting of GSB shareholders may be called for any purpose by GSB's President, a majority of the GSB Board, or the holders of not less than one-fifth of all outstanding shares entitled to vote at the particular meeting. The presence in person or by proxy of holders of shares entitled to cast a majority of the votes of all outstanding GSB Common Shares constitutes a quorum at any shareholders' meeting. Action by shareholders may be taken by written consent of all shareholders who would have been entitled to vote on the particular matter.

  CoreStates' By-laws provide that the Board of Directors may fix and designate the date and time of the annual meeting of shareholders, but if no such date is fixed, the meeting for any calendar year is to be held on the third Tuesday of April in such year. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting constitutes a quorum at that meeting.

  CoreStates' By-laws provide that a special meeting of the shareholders may be called at any time by the Chairman of the Board, the President or the Board of Directors, who may fix the date, time and place of the meeting. If the date, time or place of the meeting is not so fixed, it will be fixed by the Secretary. A date fixed by the secretary cannot be more than 60 days after the date of the calling of the meeting. CoreStates' By-laws expressly provide that, except when acting by unanimous consent to remove a director or directors, shareholders may act only at a duly organized meeting.

  CoreStates' By-laws provide that nominations for election of directors may be made by any shareholder entitled to vote for the election of directors so long as written notice of such shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the Secretary of CoreStates not less than 45 days prior to the date of the annual meeting of shareholders. If directors are to be elected by shareholders at any other time, notice is required to be delivered to the Secretary of CoreStates not later than the seventh day following the day on which notice of the meeting was first mailed to shareholders. In lieu of delivery to the Secretary of CoreStates, such notice may be mailed to the Secretary of CoreStates by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary of CoreStates. The notice is required to be in writing and contain or be accompanied by certain information about such shareholder, as described in CoreStates' By-laws. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination will be disregarded.

  The GSB By-laws provide that a special meeting of shareholders may be called by shareholders holding at least one-fifth of the votes entitled to be cast at such meeting. Neither the PaBCL nor CoreStates' Articles of Incorporation or By-laws provide that a special meeting of the shareholders may be called by the shareholders. The GSB By-laws and CoreStates By-laws each set forth procedures pursuant to which nominations for election of directors may be made by shareholders, though these procedures differ in certain respects.

MERGER OR OTHER FUNDAMENTAL TRANSACTIONS

  Under the Banking Code, the approval of at least two-thirds of the outstanding GSB Common Shares is required for any merger or consolidation of GSB. In addition, the GSB Articles of Incorporation require the affirmative votes of at least 80% of the outstanding securities of GSB entitled to vote for the election of directors in connection with certain "Significant Transactions" notwithstanding that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. A Significant Transaction generally consists of certain fundamental transactions (such as mergers, purchases or sales of substantial assets, issuance of a significant amount of capital stock or liquidation or dissolution) entered into with a Related Person (generally, any person or entity holding or controlling 4% or more of the outstanding GSB Common Shares).

  The foregoing 80% approval requirement does not apply, and a Significant Transaction requires only such action as is required by law, the GSB By-Laws, and any other provision of the GSB Articles of Incorporation, if the Significant Transaction is approved by a majority of the Directors unaffiliated with the Related Person (as defined in the GSB Articles of Incorporation, the "Unaffiliated Directors"), and recommended by the Board of Directors to the holders of securities of GSB entitled to vote thereon for their approval, if such approval is required under applicable law or other provisions of the GSB Articles of Incorporation or By-Laws all as then in effect; or if certain conditions relating to the substantive and procedural fairness of the transaction are met.

  The Unaffiliated Directors of GSB shall have the power to determine for the purposes of the foregoing definitions, on the basis of information known to them after reasonable inquiry, (a) whether a person is a Related Person, (b) the number of shares of any class of securities issued by GSB which are beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the assets which are the subject of any Significant Transaction have, or the consideration to be received for the issuance or transfer of securities by GSB or any Subsidiary in any Significant Transaction has, an aggregate fair market value of at least the applicable amounts, and (e) whether the form of consideration to be received by the holders of Common Stock in a Significant Transaction is as favorable as the consideration paid by the Related Shareholder in acquiring the largest block of Common Stock already owned by it. All such determinations shall be conclusive.

  CoreStates Articles and By-laws do not contain similar provisions with respect to business combinations. However, under the PaBCL, applicable to CoreStates, a plan of merger, consolidation, share exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of a corporation other than in the usual and regular course of business) generally must be proposed by the board of directors and approved by the affirmative vote of a majority of the votes cast by all shareholders of any class or series of shares entitled to vote thereon as a class. The PaBCL also provides that if a shareholder of a covered corporation is a party to a sale of assets transaction, share exchange, merger or consolidation involving the corporation or a subsidiary, or if a shareholder is to receive a disproportionate amount of the shares or other securities of any corporation surviving or resulting from a plan of division, or is to be treated differently in a corporate dissolution from other shareholders of the same class, or is to have a materially increased percentage of voting or economic share interest in the corporation relative to substantially all other shareholders as a result of a reclassification, then approval must be obtained of the shareholders entitled to cast at least a majority of the votes which all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, without counting the votes of the interested shareholder (and certain affiliated and associated persons). Such additional shareholder approval is not required if the consideration to be received by the other shareholders in such transaction for shares of any class is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class, or if the proposed transaction is approved by a majority of the board of directors other than certain directors affiliated or associated with, or nominated by, the interested shareholder.

  Under the PaBCL, an articles amendment or plan of reclassification, merger, consolidation, exchange, asset transfer, division or conversion that provides mandatory special treatment for the shares of a class held by particular shareholders or groups of shareholders that differs materially from the treatment accorded other shareholders or groups of shareholders holding shares of the same class must be approved by each group of holders of any outstanding shares of a class who are to receive the same special treatment under the amendment or plan, voting as a special class in respect of the plan, regardless of any limitations stated in the articles or by-laws on the voting rights of any class or series. At the option of the corporation's board of directors, the approval of such special treatment by any such affected group may be omitted, but in such event the holder of any outstanding shares of the special class so denied voting rights will be entitled to dissenters' rights (i.e., the right to demand payment in cash by the corporation of the fair value of the shareholder's shares).

  Any merger or consolidation with respect to GSB must be approved by at least two-thirds of the outstanding GSB Common Shares. No shareholder approval is required with respect to a transfer of assets by GSB. Certain Significant Transactions, as defined in the GSB Articles of Incorporation and described above, require approval by 80% of the outstanding GSB voting stock. Under the PaBCL, mergers, consolidations, dispositions of all or substantially all of the assets of the corporation and certain other fundamental transactions with respect to CoreStates generally must be approved by a majority of the votes cast by all shareholders of any class of securities entitled to vote thereon, voting as a class.

STATE ANTI-TAKEOVER STATUTES

  Pursuant to the Banking Code, if an institution is subject to a transaction in which any person or group becomes a "controlling" person or group (defined as a person or group that has voting power over shares representing 30% of all votes entitled to be cast in the election of directors), then any holder of voting shares of the institution may demand payment of the fair value of his or her shares from the controlling person or group, determined in accordance with the procedures with respect to dissenters rights in connection with mergers and other fundamental transactions.

  Subject to certain exceptions, no person may acquire or offer to acquire legal or beneficial ownership of more than 10% of any class of the outstanding shares of an institution subject to the Banking Code or a corporation which controls such an institution (or more than 5% of any such class of shares if such institution or corporation had net operating loss carryforwards as defined under the Internal Revenue Code in excess of 20% of its total stockholders' equity as reported in its most recent publicly available financial statements) without the prior approval of the Department of Banking.

  CoreStates is subject to some, but not all, of various provisions of the PaBCL which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. The relevant provisions are contained in Subchapters 25E-H of the PaBCL.

  Subchapter 25E (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

  Subchapter 25F (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

  Subchapter 25G (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. If shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

  Subchapter 25H (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires

(or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

  Subchapters 25E-H contain a wide variety of transactional and status exemptions, exclusions and safe harbors. As permitted under the PaBCL, CoreStates has opted out of the provisions of Subchapters 25G and H but is subject to the provisions of Subchapters 25E and F.

  As described under "THE MERGER--Dissenters Rights" above, holders of GSB Common Shares have dissenters rights of appraisal with respect to the Merger. Under the PaBCL, a shareholder of a corporation is generally entitled to receive payment for the fair value of such shareholder's shares if such shareholder duly exercises its dissenters rights with respect to a plan of merger or consolidation, share exchange or asset transfer, to which such corporation is a party, except if the shares are (i) listed on a national securities exchange or (ii) held by more than 2,000 shareholders. The foregoing market exceptions do not apply, and dissenters rights generally are available in respect of, (i) shares that are not converted solely into shares or shares and money in lieu of fractional shares, (ii) shares of any preferred or special class unless the shareholders of the class are entitled to vote on the plan and such class vote is required for the adoption of the plan or to effectuate the transaction and (iii) shares which under the plan are treated differently from shares of the same class or series and which are not entitled to vote as a special class under PaBCL (S)1906(c). The PaBCL allows a corporation to provide dissenters rights notwithstanding the statutory exceptions but CoreStates' Articles of Incorporation and By-laws do not require such optional dissenters rights. Under the PaBCL, if a plan of merger or consolidation, share exchange, asset transfer, division or conversion is adopted by the directors only, without any shareholder approvals required, the shareholders have no statutory dissenters rights in respect of the plan other than optional dissenters rights, if any. (In respect of the Merger, as permitted under the PaBCL, the plan has been adopted by the CoreStates' Board of Directors, no action is required by CoreStates shareholders and no optional dissenters rights have been granted to CoreStates shareholders.)

  The statutory dissenters rights under Pennsylvania law applicable to GSB Common Shares and CoreStates Common Shares are the same. However, because of exceptions to such statutory provisions that are applicable to CoreStates Common Shares but not to GSB Common Shares, holders of CoreStates Common Shares do not have dissenters rights in certain situations where holders of GSB Common Shares would have such rights.

DIVIDENDS AND OTHER DISTRIBUTIONS

  Under the Banking Code, GSB may pay dividends of cash or payments other than its own shares only out of accumulated net earnings. No such dividend may be declared or paid unless (i) any transfer of net earnings to surplus required by applicable provision of the Banking Code have first been made, or (ii) the surplus of the institution would not be reduced by payment of the dividend. A stock dividend may be paid out of treasury shares or authorized but unissued shares only if (i) there is transferred to capital an amount equal to the aggregate par value of the shares distributed and (ii) immediately after the distribution, surplus would be at least equal to the amount of capital.

  For a description of dividend rights of CoreStates Common Shares and CoreStates Series Preferred Stock, see "DESCRIPTION OF CORESTATES CAPITAL STOCK--CoreStates Common Shares--Dividend Rights" and "--CoreStates Series Preferred Stock--Dividend Rights."

VOLUNTARY DISSOLUTION

  Under the Banking Code, GSB may be dissolved upon consent of all its shareholders entitled to vote thereon or, alternatively, if the GSB Board recommends that GSB be dissolved, the affirmative vote of two-thirds of the votes entitled to be cast thereon and, if any class or series of securities of GSB is entitled to vote on such motion as a class, upon the affirmative vote of two-thirds of the votes entitled to be cast by each such class.

  For a description of voluntary dissolution with respect to CoreStates Common Shares and CoreStates Series Preferred Stock, see "DESCRIPTION OF CORESTATES CAPITAL STOCK--CoreStates Common Shares--Liquidation Rights" and "--CoreStates Series Preferred Stock--Liquidation Rights".

PREEMPTIVE RIGHTS

  GSB Common Shares may be issued from time to time by a majority vote of the GSB Board for such consideration as the GSB Board may determine. Holders of GSB Common Shares are not entitled to preemptive rights with respect to any shares which may be issued.

  For a description of Preemptive Rights of CoreStates Common Shares and CoreStates Series Preferred Stock, see "DESCRIPTION OF CORESTATES CAPITAL STOCK--CoreStates Common Shares--Preemptive Rights" and "--CoreStates Series Preferred Stock--Preemptive Rights."

  Neither the holders of GSB Common Shares nor CoreStates Common Shares are entitled to preemptive rights with respect to any shares which may be issued.

PREFERRED STOCK

  GSB's Preferred Stock is issuable in one or more series and the GSB Board, subject to certain limitations, is authorized to provide for the issuance of one or more new series of GSB's Preferred Stock and to fix the number of shares, dividend rate, liquidation prices, redemption, conversion and voting rights and other terms of the series without further action of the shareholders. The GSB Board may issue such preferred stock from time to time in transactions that may not require the approval of GSB's shareholders, and the preferences, designations and voting rights of such preferred stock may materially limit or qualify the rights of the outstanding GSB Common Shares.

  For a description of CoreStates Series Preferred Stock, see "DESCRIPTION OF CORESTATES CAPITAL STOCK--CoreStates Series Preferred Stock."

                                    EXPERTS

CORESTATES

  The consolidated financial statements of CoreStates for the year ended December 31, 1993 (restated to include Constellation Bancorp which was acquired on March 16, 1994 and Independence Bancorp, Inc. which was acquired on June 27,
1994), included in CoreStates' Form 8-K dated September 13, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, whose opinion is based in part on the reports of KPMG Peat Marwick LLP and Coopers & Lybrand LLP, independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a restatement of the 1993 financial statements to remove certain merger-related charges and to a change in accounting for postretirement benefits, other than pensions, income taxes and certain investments in debt and equity securities in 1993. The report of Coopers & Lybrand LLP includes an explanatory paragraph related to a change in accounting for investments in 1993.

GSB

  The consolidated financial statements incorporated in this Proxy Statement-Prospectus by reference from the Germantown Savings Bank Annual Report on Form F-2 for the year ended December 31, 1993, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has so been incorporated in reference upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  David J. Martin, Executive Vice President and Chief Counsel of CoreStates, has rendered an opinion with respect to the validity of the CoreStates Common Shares to be issued in connection with the Merger and has passed upon certain other legal matters on behalf of CoreStates. At March 31, 1994 Mr. Martin was the beneficial owner of 11,275 shares of CoreStates common stock and options covering an additional 52,936 shares of CoreStates common stock.

                                                                         ANNEX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           CORESTATES FINANCIAL CORP
                                  ("ACQUIROR")
                                      AND
                            GERMANTOWN SAVINGS BANK
                                  ("ACQUIREE")

                                 MARCH 7, 1994
                                  (AS AMENDED)



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1--THE MERGER......................................................  A-7
 1.1. Structure of the Merger..............................................  A-7
 1.2. Conversion of Stock..................................................  A-7
 1.3. Exchange Procedures..................................................  A-8
 1.4. Options..............................................................  A-8
 1.5. Articles of Incorporation of the Surviving Institution...............  A-9
 1.6. By-Laws of the Surviving Institution.................................  A-9
 1.7. Directors and Officers of the Surviving Institution..................  A-9
 1.8. Closing..............................................................  A-9
ARTICLE 2--REPRESENTATIONS AND WARRANTIES..................................  A-9
 2.1. Organization and Capitalization of Acquiror..........................  A-9
 2.2. Organization and Capitalization of Acquiree..........................  A-9
 2.3. Rights, etc.......................................................... A-10
 2.4. Capital Stock........................................................ A-10
 2.5. Authority............................................................ A-10
 2.6. Subsidiaries......................................................... A-10
 2.7. Authorization and Validity of Agreement.............................. A-10
 2.8. No Violations........................................................ A-10
 2.9. Securities Exchange Act Reports...................................... A-11
 2.10. Absence of Certain Changes or Events................................ A-11
 2.11. Taxes............................................................... A-11
 2.12. Absence of Claims................................................... A-12
 2.13. Absence of Regulatory Actions....................................... A-12
 2.14. Labor Matters....................................................... A-12
 2.15. Employee Benefit Plans.............................................. A-12
 2.16. Title to Assets..................................................... A-13
 2.17. Knowledge as to Conditions.......................................... A-13
 2.18. Compliance With Laws................................................ A-13
 2.19. Acquiror Stock...................................................... A-13
 2.20. Fees................................................................ A-13
 2.21. Registration Statement; Proxy Statement............................. A-13
 2.22. Environmental Matters............................................... A-13
 2.23. Material Contacts................................................... A-15
 2.24. Insurance........................................................... A-15
 2.25. Allowance for Credit Losses......................................... A-15
ARTICLE 3--CONDITIONS TO EFFECTIVENESS..................................... A-16
 3.1. Stock Option Agreement............................................... A-16
ARTICLE 4--COVENANTS PRIOR TO CLOSING...................................... A-16
 4.1. Access to Information; Notice of Changes; Confidentiality............ A-16
 4.2. Conduct of the Business of Acquiree Pending the Closing Date......... A-17
 4.3. Conduct of the Business of Acquiror Pending the Closing Date......... A-18
 4.4. No Solicitation of Other Offers...................................... A-18
 4.5. Certain Filings, Consents and Arrangements........................... A-18
 4.6. Best Efforts......................................................... A-19
 4.7. Publicity............................................................ A-19

                                                                            PAGE
                                                                            ----
 4.8. Proxy; Registration Statement........................................ A-19
 4.9. Shareholders' Meeting................................................ A-19
 4.10. Acquiror Sub........................................................ A-19
 4.11. Securities Act...................................................... A-19
 4.12. Additional Agreements............................................... A-19
 4.13. Listing............................................................. A-20
 4.14. Bank Merger......................................................... A-20
ARTICLE 5--CONDITIONS PRECEDENT TO MERGER.................................. A-21
 5.1. Conditions Precedent to Obligations of All Parties................... A-21
 5.2. Conditions Precedent to Obligations of Acquiror...................... A-22
 5.3. Conditions Precedent to Obligation of Acquiree....................... A-23
ARTICLE 6--COVENANTS....................................................... A-23
 6.1. Tax-Free Reorganization Treatment.................................... A-23
 6.2. Employee Benefits.................................................... A-24
 6.3. Indemnification; Directors' and Officers' Insurance.................. A-24
ARTICLE 7--TERMINATION..................................................... A-25
 7.1. Termination.......................................................... A-25
 7.2. Effect of Termination................................................ A-26
ARTICLE 8--MISCELLANEOUS................................................... A-26
 8.1. Certain Definitions; Interpretation.................................. A-26
 8.2. Fees and Expenses.................................................... A-26
 8.3. Survival............................................................. A-26
 8.4. Public Announcements................................................. A-27
 8.5. Notices.............................................................. A-27
 8.6. Entire Agreement..................................................... A-27
 8.7. Binding Effect; Benefit; Assignment.................................. A-27
 8.8. Waiver............................................................... A-28
 8.9. Further Actions...................................................... A-28
 8.10. Counterparts........................................................ A-28
 8.11. Applicable Law...................................................... A-28
 8.12. Severability........................................................ A-28

                              INDEX TO DEFINITIONS

TERM                                                     LOCATION OF DEFINITION
- ----                                                     ----------------------
Acquiree................................................        Preamble
Acquiree Common Stock...................................        1.2(a)
Acquiree Meeting........................................        4.9
Acquiror................................................        Preamble
Acquiror Sub............................................        Recitals
Acquiror Stock..........................................        1.2(b)
Acquisition Proposal....................................        4.4
Affiliates..............................................        4.11(a)
Agreement...............................................        Preamble
Bank Regulators.........................................        2.13
Benefit Plans...........................................        2.15
Branch Property.........................................        2.22
Cash Merger Consideration...............................        1.2(b)
Cash Out................................................        1.4(a)
Certificate.............................................        1.3
Clarke..................................................        5.2(h)
Closing Date............................................        1.8
Contract Employees......................................        6.2(a)
Control.................................................        8.1
Conversion Number.......................................        1.2(b)
Correspondent Agreement.................................        5.2(g)
Costs...................................................        6.3(a)
Determination Date......................................        1.2(b)
Dissenters' Shares......................................        1.2(a)
Effective Date..........................................        1.8
Effective Time..........................................        1.8
Environmental Law.......................................        2.22
ERISA...................................................        2.15
Exchange Option.........................................        1.4(a)
FDIC....................................................        2.9
Federal Reserve Board...................................        5.1(c)
First USA...............................................        5.2(g)
Governmental Entity.....................................        2.22
Hazardous Substance.....................................        2.22
Indemnified Parties.....................................        6.3(a)
IRS.....................................................        2.15
Market Value............................................        1.2(b)
Material................................................        8.1
Material Adverse Effect.................................        8.1
Maximum Amount..........................................        6.3(c)
Merger..................................................        1.1
NYSE....................................................        1.2(b)
OREO....................................................        2.22
Outstanding Option......................................        1.4(a)
Pension Plan............................................        2.15
Per Share Merger Consideration..........................        1.2(b)
Person..................................................        8.1
Proxy Statement.........................................        2.21
Proxy Statement/Prospectus..............................        2.21

TERM                                                     LOCATION OF DEFINITION
- ----                                                     ----------------------
Real Property...........................................         2.22
Registration Statement..................................         2.21
Reports.................................................         2.9
Rights..................................................         2.3
Sale Agreement..........................................         5.2(g)
SEC.....................................................         2.9
Securities Exchange Act.................................         2.9
Securities Act..........................................         2.21
Starting Date...........................................         7.1(f)
Starting Price..........................................         7.1(f)
Stock Merger Consideration..............................         1.2(b)
Subsidiary..............................................         8.1
Surviving Institution...................................         1.1
Termination Right Determination Date....................         7.1(f)

                          AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made this 7th day of March, 1994, by and between CORESTATES FINANCIAL CORP, a Pennsylvania corporation ("Acquiror") and GERMANTOWN SAVINGS BANK, a Pennsylvania capital stock savings bank ("Acquiree"), and amended as of July 14, 1994.

  WHEREAS, the respective Boards of Directors of Acquiror and Acquiree have approved the acquisition of Acquiree by Acquiror, subject to the terms and conditions of this Agreement;

  WHEREAS, to complete such acquisition, the respective Boards of Directors of Acquiror and Acquiree have approved the merger of Acquiree into a Pennsylvania bank subsidiary of Acquiror ("Acquiror Sub"), pursuant to and subject to the terms and conditions of this Agreement.

  NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1

                                   The Merger

  1.1. Structure of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.8 hereof), Acquiree will merge with and into Acquiror Sub (the "Merger"), with Acquiror Sub being the surviving institution (the "Surviving Institution"). At the Effective Time, the separate corporate existence of Acquiree shall cease, and Acquiror Sub shall continue as the Surviving Institution. From and after the Effective Time, the Merger shall have the effects set forth in Section 1609(g) of the Pennsylvania Banking Code, 7 P.S. (S)1609(g).

  1.2. Conversion of Stock.

  (a) At the Effective Time, each share of common stock of Acquiree, par value $0.10 per share (the "Acquiree Common Stock") then issued and outstanding (other than (i) shares which have not been voted in favor of the approval of the Merger and with respect to which dissenter's rights shall have been perfected in accordance with applicable provisions of the Pennsylvania Banking Code and the Pennsylvania Business Corporation Law (the "Dissenters' Shares") and (ii) shares held directly or indirectly by Acquiror, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the cash and/or shares of stock of the Acquiror constituting the Per Share Merger Consideration (as defined in paragraph (b) below). As of the Effective Time, each share of the Acquiree Common Stock held directly or indirectly by Acquiror, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, and each share held as treasury stock of Acquiree, shall be cancelled, retired and cease to exist, and no exchange or payment shall be made with respect thereto. Each issued and outstanding share of common stock of Acquiror Sub shall continue to be an issued and outstanding share of common stock of the Surviving Institution.

  (b) As used herein, the term "Per Share Merger Consideration" shall mean either the amount of cash set forth in clause (i) below (the "Cash Merger Consideration") or that number of shares of common stock of Acquiror, par value $1.00 per share ("Acquiror Stock") as set forth in clause (ii) below (the "Stock Merger Consideration"), at the election of the holder of the share of Acquiree Common Stock in accordance with Schedule 1.2 hereto, subject however to proration in accordance with Schedule 1.2 hereto.

    (i) If Cash Merger Consideration is to be paid with respect to a share of Acquiree Common Stock, the Per Share Merger Consideration with respect to such share of Acquiree Common Stock shall be cash in the amount of Sixty-Two Dollars ($62).

    (ii) If Stock Merger Consideration is to be paid with respect to a share of Acquiree Common Stock, the Per Share Merger Consideration with respect to such share of Acquiree Common Stock shall be that number of shares of Acquiror Stock (the "Conversion Number") having a Market Value as of the Determination Date equal to Sixty-Two Dollars ($62); provided, however, that (A) if the Market Value of Acquiror Stock as of the Determination Date is less than $22.50 per share then the Conversion Number shall be 2.756, and (B) if the Market Value of Acquiror Stock as of the Determination Date is greater than $27.50 per share then the Conversion Number shall be 2.255; and provided further, that if the Acquiror effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, after the date hereof and prior to the Effective Time, the Conversion Number shall be appropriately adjusted.

  The term "Determination Date" shall mean the business day prior to the Closing Date.

  The term "Market Value" shall mean the average of the closing price per share of Acquiror Stock on the New York Stock Exchange ("NYSE"), as reported by the Wall Street Journal or, if not reported thereby, another authoritative source, for the immediately preceding fifteen NYSE trading days.

  (c) No fractional shares of Acquiror Stock will be issued pursuant hereto, and Acquiror shall pay cash in lieu of any fractional shares of Acquiror Stock which otherwise would be issuable. Any such cash payments shall be made on the basis of the Market Price of Acquiror Stock as of the Effective Date.

  (d) Dissenters' Shares shall be paid for in accordance with applicable provisions of the Pennsylvania Banking Code and the Pennsylvania Business Corporation Law and thereupon shall be cancelled, retired and cease to exist.

  1.3. Exchange Procedures. Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Acquiree Common Stock (the "Certificates") shall be exchanged in accordance with the procedures set forth on Schedule 1.3 attached hereto for that amount of cash and/or that number of shares of Acquiror Stock which results from multiplying the Per Share Merger Consideration by the number of shares of Acquiree Common Stock represented by such certificate(s). Until so surrendered, each such certificate shall be deemed, for all corporate purposes, to evidence the right to receive upon surrender the Merger Consideration payable on account thereof (without interest), as specified in the preceding sentence. At and after the Effective Time, each holder of a certificate shall cease to have any rights as a shareholder of Acquiree.

  1.4. Options.

  (a) At the Effective Time, options granted by Acquiree to purchase shares of the Acquiree Common Stock, which are outstanding and unexercised immediately prior thereto (each, an "Outstanding Option"), shall be converted as to each whole share subject to such Outstanding Option at the holder's election in accordance with Schedule 1.2 hereto, subject however to proration in accordance with Schedule 1.2, into:

    (i) an option (each, an "Exchange Option") to purchase such number of shares of Acquiror Stock at such exercise price as is determined as provided below (and otherwise having the same duration and other terms as the original option):

      (A) the number of shares of Acquiror Stock to be subject to the Exchange Option shall be equal to the product of (A) the number of shares of the Acquiree Common Stock subject to the original option which are Stock Election Shares pursuant to Schedule 1.2 hereof, multiplied by (B) the Conversion Number (as may be adjusted pursuant to Section 1.2(b) above), the product being rounded, if necessary, up or down, to the nearest whole share;

      (B) the per share exercise price under the new option shall be equal to (A) the per share exercise price under the original option for the Stock Election Shares to which such new option relates, divided by (B) the Conversion Number (as may be adjusted pursuant to Section 1.2(b) above), the result being rounded, if necessary, up or down, to the nearest cent.

    OR:

    (ii) cash in an amount equal to the fair market value of the shares subject to such Outstanding Options which are Cash Election Shares pursuant to Schedule 1.2 hereof determined as of the close of business on the business day preceding the Effective Date, less the amount which would have been required to exercise such options as to such Cash Election Shares (the "Cash Out").

  (b) The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

  (c) The Exchange Options and Cash Outs with respect to Outstanding Options shall be issued and paid in accordance with the procedures set forth on
Schedule 1.3 hereto.

  1.5. Articles of Incorporation of the Surviving Institution. The Articles of Incorporation of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Institution until thereafter amended as provided by law.

  1.6. By-Laws of the Surviving Institution. The By-Laws of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Institution until thereafter amended as provided by law.

  1.7. Directors and Officers of the Surviving Institution. The directors and officers of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the directors and officers of the Surviving Institution.

  1.8. Closing. On the third business day after the expiration of all applicable waiting periods in connection with approvals of governmental authorities occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties (the "Closing Date"), articles of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such articles of merger by agreement of the parties hereto. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be such time on the Effective Date as may be agreed by the parties.

                                   ARTICLE 2

                         Representations and Warranties

  Acquiror represents and warrants to Acquiree, and Acquiree represents and warrants to Acquiror, to the extent applicable as indicated below, that:

  2.1. Organization and Capitalization of Acquiror. In the case of Acquiror, it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and it is a bank holding company registered under the Bank Holding Company Act of 1956, as amended; and it's authorized capital stock as of the date hereof consists of 200 million authorized shares of common stock, par value $1.00 per share, of which 117,858,148 shares were issued and outstanding as of December 31, 1993, and 10 million authorized shares of preferred stock, no par value per share, of which no shares are issued and outstanding.

  2.2. Organization and Capitalization of Acquiree. In the case of Acquiree, it is a capital stock savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; and it's authorized capital stock as of the date hereof consists of 35,000,000 authorized shares of Acquiree Common Stock, of which 4,194,647 shares were issued and outstanding as of March 3, 1994, and 15,000,000 authorized shares of preferred stock, par value $0.10 per share, of which no shares are issued and outstanding.

  2.3. Rights, etc. In the case of Acquiror and Acquiree, respectively, except as set forth in Schedule 2.3A with respect to Acquiror and Schedule 2.3B with respect to Acquiree, there are not any shares of its capital stock reserved for issuance, or any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock, pursuant to which it is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, "Rights").

  2.4. Capital Stock. In the case of Acquiror and Acquiree, respectively, all outstanding shares of capital stock of it and its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X, provided that any Subsidiary that is a bank, savings bank or trust company shall be deemed a Significant Subsidiary) are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. (S) 55 in the case of a national bank and any similar state statute in the case of a state-chartered bank, savings bank or trust company) nonassessable, and subject to no preemptive rights.

  2.5. Authority. In the case of Acquiror and Acquiree, respectively, each of it and its Significant Subsidiaries has the power and authority, and is duly qualified in all jurisdictions where such qualification is required, to carry on its business as it is now being conducted and to own all its Material properties and assets (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 8.1)), and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not nave a Material Adverse Effect.

  2.6. Subsidiaries. In the case of Acquiree, a list of its Significant Subsidiaries is contained in Schedule 2.6. In the case of Acquiree, the shares of capital stock of each of its Significant Subsidiaries are owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock.

  2.7. Authorization and Validity of Agreement. In the case of Acquiror and Acquiree, respectively, it has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. In the case of Acquiror, and subject, in the case of Acquiree, to the receipt of the required shareholder approval for the Acquiree referred to in Section 5.1(a), this Agreement has been authorized by all necessary corporate action of it. In the case of Acquiror and Acquiree, respectively, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  2.8. No Violations. In the case of Acquiror and Acquiree, respectively, the execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin the Merger or (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws of it or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section

5.1(c), (ii) the approval of the shareholders of Acquiree referred to in
Section 5.1(a), (iii) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Agreement, and (iv) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect or enable any person to enjoin the Merger.

  2.9. Securities Exchange Act Reports. In the case of Acquiror and Acquiree, respectively, it has filed with the Securities and Exchange Commission ("SEC"), in the case of Acquiror, and with the Federal Deposit Insurance Corporation ("FDIC"), in the case of Acquiree, all required forms, reports and documents required under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). In the case of Acquiror and Acquiree, respectively, as of their respective dates, neither its Annual Report on Form 10-K, in the case of Acquiror, and on Form F-2, in the case of Acquiree, for the fiscal year ended December 31, 1993, nor any other document filed subsequent to December 31, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, each in the form (including exhibits) filed with the SEC or FDIC, as applicable (collectively, its "Reports"), contained, as of the date thereof, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. In the case of Acquiror and Acquiree, respectively, each of the balance sheets or statements of condition contained or incorporated by reference in its Reports (including any related notes and schedules) fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements contained or incorporated by reference in its Reports (including any related notes and schedules) fairly present the results of operations, retained earnings and cash flows of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not Material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies, in the case of Acquiror, and in accordance with generally accepted accounting principles applicable to banks, in the case of Acquiree, consistently applied during the periods involved, except as may be noted in the Reports. As of the date of such Reports, there existed no material liabilities of Acquiree and its Subsidiaries, contingent or otherwise, that are required to be disclosed under generally accepted accounting principles applicable to banks, or would be required to be disclosed in the financial statements contained in the Annual Report on Form F-2 for the year ended December 31, 1993 or the report on Form F-4 for the quarter ended September 30, 1993, but are not so disclosed in such Reports.

  2.10. Absence of Certain Changes or Events. In the case of Acquiror and Acquiree, respectively, since December 31, 1993, except as disclosed in its Reports, it has not incurred any Material liability except in the ordinary course of its business consistent with past practice, and since December 31, 1993 there has not been any change in the financial condition or results of operations of it or any of its Subsidiaries which, individually or in the aggregate, has had a Material Adverse Effect (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof).

  2.11. Taxes. In the case of Acquiree, except as otherwise would not have a Material Adverse Effect, all federal, state, local and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and not expired. In the case of Acquiree, all taxes shown on returns filed by or on behalf of it or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). Except as disclosed on Schedule 2.11, in the case of Acquiree, as of the date of this Agreement, there are no assessments or notices of deficiency or proposed assessments with respect to any taxes of it or any of its Subsidiaries that, if resolved in a manner adverse to it, would have a Material Adverse Effect. In the case of Acquiree, except as otherwise would not have a Material Adverse Effect, it has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

  2.12. Absence of Claims. In the case of Acquiror and Acquiree, respectively, no Material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or to materially hinder or delay consummation of the transactions contemplated hereby.

  2.13. Absence of Regulatory Actions. In the case of Acquiror and Acquiree, respectively, neither it nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplated issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

  2.14. Labor Matters. In the case of Acquiree, neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened.

  2.15. Employee Benefit Plans. In the case of Acquiror and Acquiree, respectively, all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover any of its or its Subsidiaries' employees, comply in all Material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any Material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no Material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code; it and its Subsidiaries have not contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. In the case of Acquiree, with respect to each benefit plan for employees that is maintained or contributed to by Acquiree or any of its Subsidiaries, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Benefit Plans"), it has made available to Acquiror a true and correct copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS"), (ii) such Benefit Plan, (iii) each trust agreement and insurance contract relating to such Benefit Plan, (iv) the most recent summary plan description for such Benefit Plan, (v) the most recent actuarial report or valuation if such Benefit Plan is subject to Title IV of ERISA, (vi) the most recent determination letter issued by the IRS if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, and (vii) all outstanding employment contracts or agreements. Schedule 2.15A with respect to Acquiror, and Schedule 2.15B with respect to Acquiree, contains a complete list of its Benefit Plans, and, in the case of Acquiree, all outstanding employment contracts or agreements.

  2.16. Title to Assets. In the case of Acquiree, each of it and its Subsidiaries has good and marketable title to its properties and assets (other than property as to which it is lessee) except for such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect.

  2.17. Knowledge as to Conditions. In the case of Acquiror and Acquiree, respectively, it knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(c) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

  2.18. Compliance With Laws. In the case of Acquiror and Acquiree, respectively, it and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which could, individually or in the aggregate, have a Material Adverse Effect.

  2.19. Acquiror Stock. In the case of Acquiror, the shares of Acquiror Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

  2.20. Fees. In the case of Acquiror and Acquiree, respectively, other than financial advisory services performed for Acquiree by Alex. Brown & Sons Incorporated (on terms disclosed to Acquiror), neither it nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

  2.21. Registration Statement; Proxy Statement. In the case of Acquiror and Acquiree, respectively, the information to be supplied by it for inclusion in
(i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (the "Securities Act") with the SEC by Acquiror for the purpose of, among other things, registering the Acquiror Stock to be issued to the shareholders of Acquiree in the Merger (the "Registration Statement") will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or
(ii) the proxy statement to be filed with the FDIC by Acquiree under the Securities Exchange Act and distributed in connection with Acquiree's meeting of its shareholders to vote upon this Agreement (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not, at the time the Proxy Statement/Prospectus is mailed and at the time of the Acquiree Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  2.22. Environmental Matters.

  (a) For purposes of this Section 2.22, the following terms shall have the indicated meaning:

  "Branch Property" means all real property presently or formerly owned or operated by Acquiree and each of its Subsidiaries on which branches or facilities are or were located.

  "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") now existing, relating to: (a) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each as amended or
(c) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

  "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, under any applicable Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation, (i) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, and (iii) any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

  "Real Property" means the Branch Property, all real property classified by Acquiree and each of its Subsidiaries as other real estate owned ("OREO"), all real property on which Acquiree holds a lien or security interest and all real property (including property held as trustee or in any other fiduciary capacity) over which Acquiree and each of its Subsidiaries currently or formerly has exercised dominion, management or control.

  (b) In the case of Acquiree, except as disclosed to Acquiror in writing or as would not individually or in the aggregate have a Material Adverse Effect on Acquiree;

    (i) each of Acquiree and its Subsidiaries is and has been in substantial compliance with all applicable Environmental Law;

    (ii) the Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law;

    (iii) neither Acquiree nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity or any third party indicating that Acquiree or any Subsidiary may be in violation of, or liable under, any Environmental Law;

    (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigation or proceedings pending or threatened against Acquiree or any Subsidiary alleging that they may be in violation of, or liable under, any Environmental Law;

    (v) no reports have been filed, or are required to be filed, by Acquiree or any of its Subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation or any Environmental Law on or at the Real Property;

    (vi) there are no underground storage tanks on, in or under any of the Branch Property and no underground storage tanks have been closed or removed from any Branch Property while such Branch Property was owned or operated by Acquiree or any of its Subsidiaries, and

    (vii) to the knowledge of Acquiree, neither Acquiree nor any of its Subsidiaries has incurred, and none of the Real Property is presently subject to, any liabilities (fixed or, to the knowledge or Acquiree, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

  (c) For the purposes of this Agreement, "to the knowledge of Acquiree" shall mean to the knowledge of each person with the title of Senior Vice President of Acquiree or higher.

  (d) In the case of Acquiree, there are no permits or licenses required under any Environmental Law in respect of the Branch Property presently operated by Acquiree or any of its Subsidiaries or in respect of OREO presently held by Acquiree or in respect of any real property held as trustee or in any other fiduciary capacity that are not held and that the absence of which could, individually or in the aggregate, have a Material Adverse Effect.

  (e) In the case of Acquiree, Acquiree has delivered to Acquiror copies of all documentation representing the Acquiree's environmental policies and procedures and has operated and conducted Acquiree's business and operations in compliance with all such policies and procedures except where the failure to so operate or conduct would not, individually or in the aggregate, have a Material Adverse Effect.

  2.23. Material Contacts. In the case of Acquiree, neither Acquiree nor any of its Subsidiaries is in default under any Material contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. In the case of Acquiree, neither the Acquiree nor any of its subsidiaries is a party to or is bound by any agreement or subject to or bound by any judgment, decree, order, writ or injunction that places any Material restriction on the ability of Acquiree or any of its Subsidiaries to engage in their respective businesses in accordance with present practices.

  2.24. Insurance. In the case of Acquiree, the assets, properties and operations of Acquiree and its Subsidiaries are insured under various policies of general liability and other forms of insurance, including surety and bonding arrangements. Such policies are in amounts and types of coverage which are adequate in relation to the business and assets of each of them and all premiums due have been paid in full. All such forms of insurance are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder, in each such case, except which would not have a Material Adverse Effect on Acquiree. To the knowledge of Acquiree (as defined in Section 2.22 hereof), there has been no failure to give any notice or to present any Material claim under any insurance arrangement in due and timely fashion.

  2.25. Allowance for Credit Losses. (i) The allowance for credit losses included in the consolidated financial statements of Acquiree included in the Acquiree's September 30, 1993 Form F-4 was determined in accordance with generally accepted accounting principles to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by, Acquiree and its Subsidiaries. Acquiree has disclosed to Acquiror in writing prior to the date hereof the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Acquiree and its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import, and Acquiree shall promptly on a periodic basis inform Acquiror of any such classification arrived at any time after the date hereof. The OREO included in non-performing assets is carried net of reserves at the lower of cost or market value based on independent appraisals.

  (ii) The allowance for credit losses included in the consolidated financial statements of Acquiror included in Acquiror's September 30, 1993 Form 10-Q was determined in accordance with generally accepted accounting principles to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by, Acquiror and its Subsidiaries. Acquiror has disclosed to Acquiree in writing prior to the date hereof the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Acquiror and its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import, and Acquiror shall promptly on a periodic basis inform Acquiree of any such classification arrived at any time after the date hereof. The OREO included in non-performing assets is carried net of reserves at the lower of cost or market value based on independent appraisals.

                                   ARTICLE 3

                          Conditions to Effectiveness

  This Agreement shall be effective upon execution by each of the parties hereto and satisfaction of the following conditions:

  3.1. Stock Option Agreement. Acquiror and Acquiree shall each have executed and delivered the Stock Option Agreement in the form of Schedule 3.1 attached hereto.

                                   ARTICLE 4

                           Covenants Prior to Closing

  4.1. Access to Information; Notice of Changes; Confidentiality.

  (a) During the period commencing on the date hereof and ending on the Closing Date, each of the parties shall (and shall cause each of its Subsidiaries to) upon reasonable notice, afford the other parties, and their respective counsel, accountants, officers and employees and other authorized representatives, reasonable access during normal business hours to the properties, books, personnel, records, tax returns, work papers of independent auditors of such party and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of such party and its Subsidiaries; such investigation shall not, however, affect or be deemed to modify the representations and warranties made by such party in this Agreement.

  (b) During the period commencing on the date hereof and ending on the Closing Date, each party shall promptly notify the other parties hereto in writing of any and all occurrences which, if they had occurred prior to execution of this Agreement, would have caused the representations and warranties of such party contained in Article 2 and the Schedules delivered in conjunction therewith to be incorrect in any material respect.

  (c) Acquiror acknowledges that information received by it concerning Acquiree and its Subsidiaries and their operations is subject to the Confidentiality Agreement dated October 21, 1993 between Acquiror and Acquiree. Without limiting the foregoing, each party will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.1 unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

  4.2. Conduct of the Business of Acquiree Pending the Closing Date. Acquiree agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by Acquiror, during the period from the date hereof to the Effective Time:

  (a) Acquiree will and will cause each of its Subsidiaries to conduct their respective operations only in the ordinary course of business consistent with past practice (subject, in any event, to the provisions of paragraph (c) below) and will use its best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers, clients and others having business relationships with them.

  (b) Acquiree shall not, and shall not permit any of its Subsidiaries to, take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of Acquiror or Acquiree to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

  (c) Acquiree will not and will not permit any of its Subsidiaries to:

    (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance;

    (ii) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend on the Acquiree Common Stock other than the regular quarterly cash dividend not exceeding $0.15 per share of Acquiree Common Stock (the record dates for which shall be May 12, 1994, August 15, 1994, and thereafter the sixth day of September, December, March and June, as applicable) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, except for dividends paid by any of the wholly-owned Subsidiaries of Acquiree to Acquiree or any of its wholly-owned Subsidiaries; or issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

    (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its Material properties or assets to any individual corporation or other entity other than a direct or indirect wholly-owned Subsidiary of Acquiree, or cancel, release or assign any Material indebtedness of any such person or any claims held by any such person, except pursuant to contracts or agreements in force at the date of this Agreement;

    (iv) other than portfolio investments in the ordinary course of business consistent with past practice, make any Material investment either by purchase or stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Acquiree;

    (v) except as contemplated by Sections 5.2(g) and (h) hereof, enter into or terminate any Material contract or agreement, or make any change in any of its Material leases or contracts, other than renewals of contracts and leases without Material adverse changes of terms;

    (vi) increase in any manner the compensation or fringe benefits of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend, modify or terminate, or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or adopt, amend, modify or terminate any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, employee stock ownership, consulting, severance or fringe benefit plan, formal or informal, written or oral, or other arrangements for the benefit of welfare of any director, officer or employee or voluntarily accelerate the vesting of any stock options or other stock-based compensation, provided that extensions of employment contracts in existence on the date hereof pursuant to the terms thereof shall be deemed to be made in the ordinary course of business consistent with past practice;

    (vii) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for Material money damages or restrictions upon the operations of Acquiree or any of its Subsidiaries;

    (viii) modify in any Material respect the manner in which it and its Subsidiaries have heretofore conducted or accounted for their business;

    (ix) except as contemplated by this Agreement, amend its articles of incorporation or its by-laws;

    (x) agree to, or make any commitment to, take any of the actions prohibits by this Section 4.2; or

    (xi) elect or appoint any new director or officer of Acquiree or any of its Subsidiaries, provided that the appointment of an officer to another office of Acquiree or any of its Subsidiaries shall not be deemed to be the appointment of a new officer.

  4.3. Conduct of the Business of Acquiror Pending the Closing Date. Acquiror agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by Acquiree, during the period from the date of this Agreement to the Effective Time, Acquiror will not (a) declare or pay any extraordinary or special dividend on the Acquiror Stock, or (b) take any action that would adversely affect or delay in any material respect the ability of Acquiree or Acquiror to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

  4.4. No Solicitation of Other Offers. Acquiree agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and Acquiree shall direct and use its best efforts to cause its agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, take any action to solicit or initiate any inquiries or the making of any offer or proposal (including without limitation any proposal to shareholders of Acquiree) with respect to a merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of any significant portion of assets, sale of shares of capital stock, or similar transactions involving Acquiree or any Subsidiary of Acquiree (any such inquiry, offer or proposal, an "Acquisition Proposal"), or, except as may be legally required for the discharge by the board of directors of its fiduciary duties, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal. As of the time hereof, Acquiree is not engaged in any negotiations or discussions relating to an Acquisition Proposal. Acquiree shall promptly notify Acquiror orally and in writing of any proposal or offer regarding an Acquisition Proposal or any inquiries with respect thereto, such written notification to include the identity of the Person making such inquiry or Acquisition Proposal or offer and such other information with respect thereto as is reasonably necessary to apprise Acquiror of the material terms of such Acquisition Proposal or offer and all other material information relating thereto. Acquiree shall give Acquiror contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding Acquiree to, any such person regarding an Acquisition Proposal.

  4.5. Certain Filings, Consents and Arrangements. Acquiror and Acquiree shall
(a) as soon as practicable make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby (including without limitation all applications for required approvals as set forth in Section 5.1(c) hereof), (b) cooperate with one another (i) in promptly determining what filings are required to be made and what approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers, and (c) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed.

  4.6. Best Efforts. Acquiror and Acquiree each will (i) use its best efforts to take all action necessary to render accurate as of the Closing Date the representations and warranties of it contained herein, and (ii) use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it as contemplated by this Agreement.

  4.7. Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter Acquiree and Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

  4.8. Proxy; Registration Statement. As soon as practicable after the date hereof, Acquiror and Acquiree shall cooperate with each other to prepare the Proxy Statement, file it with the FDIC, respond to comments of the Staff of the FDIC, clear the Proxy Statement with the Staff of the FDIC and thereafter and after the effectiveness of the Registration Statement mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of Acquiree Common Stock. Acquiror shall promptly prepare the Registration Statement and file it with the SEC and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement. Acquiror shall also take any action required to be taken under state "Blue Sky" or securities laws in connection with the issuance of the Acquiror Stock pursuant to the Merger and Acquiree shall furnish Acquiror all information concerning Acquiree and the holders of its capital stock and shall take any action as Acquiror may reasonably request in connection with any such action.

  4.9. Shareholders' Meeting. Acquiree shall take all action necessary, in accordance with applicable law and its articles of incorporation and by-laws, to convene a meeting of the holders of Acquiree Common Stock (the "Acquiree Meeting") as promptly as practicable for the purpose of considering and taking action required by this Agreement. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties, the board of directors of Acquiree shall recommend that the holders of Acquiree Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Acquiree Meeting.

  4.10. Acquiror Sub. Acquiror shall take all steps necessary such that Acquiror Sub shall exist at the Closing Date as a Pennsylvania bank Subsidiary of Acquiror, the deposits of which are insured by the FDIC, into which Acquiree may merge under applicable law; and prior to the Closing Date take all corporate action, and cause Acquiror Sub to take all necessary corporate action, to approve of and authorize the consummation of the Merger and the other transactions contemplated hereby by Acquiror Sub.

  4.11. Securities Act.

  (a) As soon as practicable after the date of the Acquiree Meeting, Acquiree shall identify to Acquiror all persons who were, at the time of the Acquiree Meeting, possible "affiliates" of Acquiree as that term is used in paragraphs
(c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

  (b) Acquiree shall use its best efforts to obtain a written "affiliate" letter agreement in form and substance satisfactory to each of Acquiree and Acquiror from each person who is identified as a possible Affiliate pursuant to clause (a) above. Acquiree shall deliver such written "affiliates" letter agreements to Acquiror as soon as practicable after the Acquiree Meeting.

  4.12. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

  4.13. Listing. Acquiror shall use its best efforts to list on the New York Stock Exchange upon official notice of issuance the Acquiror Stock to be issued in the Merger.

  4.14. Bank Merger. During the period from the date of this Agreement to the Effective Time, Acquiree shall, and shall cause its officers, directors and employees to, cooperate with and assist Acquiror in the formulation of a plan or plans of integration for the merger of Acquiree into Acquiror Sub.

  Notwithstanding that Acquiree believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, Acquiree recognizes that Acquiror has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan or plans of integration for the Merger, Acquiree and Acquiror shall consult and cooperate with each other with respect to (i) conforming, as specified in a written notice from Acquiror to Acquiree, based upon such consultation, Acquiree's loan, accrual and reserve policies to those policies of Acquiror to the extent appropriate recognizing that different policies and regulations may apply to a state chartered bank,
(ii) new extensions of credit or material revisions to existing terms of credits by Acquiree in each case where the aggregate exposure exceeds $1 million and (iii) conforming, as specified in a written notice from Acquiror to Acquiree, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of Acquiree to the extent appropriate.

  In addition, from and after the date of this Agreement to the Effective Time and in order to formulate the plan or plans of integration for the Merger, Acquiree and Acquiror shall consult and cooperate with each other with respect to determining, as specified in a written notice from Acquiror to Acquiree, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account the Acquiror's plan or plans of integration and the Merger.

  Acquiree and Acquiror shall consult and cooperate with each other with respect to determining, as specified in a written notice from Acquiror to Acquiree, based upon such consultation, the amount and the timing for recognizing for financial accounting purposes the expense of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

  At the request of Acquiror, Acquiree shall, prior to the Effective Time, use its best efforts to establish and take such reserves and accruals as Acquiror shall request to conform, on a mutually satisfactory basis, Acquiree's loan, accrual and reserve policies to Acquiror's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that (i) Acquiree shall not be obligated to take any such action pursuant to this paragraph of
Section 4.14 unless and until Acquiror specifies its request in a writing delivered by Acquiror to Acquiree, and acknowledges and all conditions to its obligations to consummate the Merger set forth in Section 5.1 and 5.2 have been waived (if waivable) or satisfied, (ii) Acquiree acknowledges that the conditions to its obligation to consummate the Merger set forth in Section 5.1 and 5.3 have been satisfied or waived (if waivable) by Acquiree, (iii) Acquiree shall not be required to take any such action that impairs its regulatory capital, that is inconsistent with any formal or informal undertaking by Acquiree to any bank regulatory agency that has been disclosed in writing to Acquiror prior to the date hereof or is inconsistent with any bank regulatory requirement applicable to Acquiree, and
(iv) Acquiree shall not be required to take any such action that is not consistent with generally accepted accounting principles. The Acquiree's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of this Section 4.14.

                                   ARTICLE 5

                         Conditions Precedent to Merger

  5.1. Conditions Precedent to Obligations of All Parties. The respective obligations of Acquiror and Acquiree to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

  (a) Acquiree Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Acquiree in accordance with applicable law.

  (b) Acquiror Sub. Acquiror Sub shall exist as a Pennsylvania bank Subsidiary of Acquiror in accordance with Pennsylvania law, have received a certificate of authority to conduct business from the Pennsylvania Department of Banking and have received approval from the FDIC for insurance of its deposits.

  (c) Regulatory Approval. Acquiror shall have procured the required approval, consent, waiver or other administrative action with respect to this Agreement and the transactions contemplated hereby (i) by the responsible agency under the Bank Merger Act and the Oakar Amendment, (ii) by the Pennsylvania Department of Banking pursuant to Pennsylvania law, and (iii) by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Oakar Amendment and under the Bank Holding Company Act of 1956, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents, waiver or administrative actions of governmental authorities or other person that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval, consent, waiver or administrative action referred to in this Section 5.1(c) shall be deemed to have been received if it shall include any condition or requirement that would
(i) result in a Material Adverse Effect on Acquiror or (ii) so materially and adversely affect the economic or business benefits of the Merger that the Acquiror would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

  (d) Other Legal Requirements. All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

  (e) Injunction; Legal Proceedings. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time; and no litigation or proceeding shall be pending against Acquiror or Acquiree or any of their Subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

  (f) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger.

  (g) Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  (h) Tax Opinion. Acquiror and Acquiree each shall have received the opinion of Pepper, Hamilton & Scheetz, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by Acquiror or Acquiree as a result of the Merger; (ii) no gain or loss will be recognized by the shareholders of Acquiree who exchange their shares of Acquiree Common Stock solely for shares of Acquiror Stock pursuant to the Merger (except with respect to cash received in lieu of a factional share interest in Acquiror Stock);
(iii) the tax basis of the shares of Acquiror Stock received by shareholders who exchange all of their shares of Acquiree Common Stock solely for shares of Acquiror Stock in the Merger will be the same as the tax basis of the shares of Acquiree Common Stock surrendered in exchange therefor (reduced by any amount allocable to a factional share interest of which cash is received); and (iv) the holding period of the shares of Acquiror Stock received in the Merger will include the period during which the shares of Acquiree Common Stock surrendered in exchange therefor were held, provided such shares of Acquiree Common Stock were held as capital assets at the Effective Time. In rendering their opinion, such counsel may require and rely upon representations contained in certificates of officers of Acquiror, Acquiree and others.

  (i) Fairness Opinion. The Board of Directors of Acquiree shall have received a letter, in form and substance satisfactory to Acquiree, dated the date on which the SEC declares the Registration Statement effective, pursuant to which Alex. Brown & Sons Incorporated shall express its opinion that the consideration to be received by Acquiree's shareholders pursuant to Section 1.2 hereof is fair from a financial point of view.

  5.2. Conditions Precedent to Obligations of Acquiror. The obligations of Acquiror to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions unless waived by Acquiror:

  (a) Accuracy of Representations and Warranties. All representations and warranties of Acquiree contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

  (b) Acquiree's Performance. Acquiree shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to the Closing Date, as set forth in Article 4 and elsewhere herein.

  (c) Officer's Certificate. Acquiror shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Acquiree, dated the Closing Date, certifying as to the matters set forth in subparagraphs 5.2(a) and (b).

  (d) Opinion of Counsel. Acquiror shall have received an opinion in form and substance satisfactory to Acquiror dated the Closing Date, of Pepper, Hamilton & Scheetz covering the matter set forth in Sections 2.2, 2.5, 2.7 and 2.8 hereof, subject to such exceptions and qualifications as shall be acceptable to Acquiror.

  (e) Blue Sky. Acquiror shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby.

  (f) Accountants' Comfort Letters. Acquiror and its directors and officers who sign the Registration Statement shall have received from Acquiree's independent certified public accountants "agreed upon procedures" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to the Acquiree's shareholders and (ii) shortly prior to the Closing Date, with respect to certain financial information regarding Acquiree in the form customarily issued by such accountants at such time in transactions of this type.

  (g) FUSA Contracts. The Credit Card Portfolio Purchase and Sale Agreement ("Sale Agreement") between Acquiree and First USA Bank ("First USA") dated as of May 28, 1993 shall be terminated.

Additionally, the Correspondent Bank Agreement ("Correspondent Agreement") between Acquiree and First USA also dated May 28, 1993 which provides that for an initial period of three years Acquiree will on an exclusive basis promote, publicize and support the availability of credit cards issued by First USA, shall be terminated. The Sale Agreement and Correspondent Agreement shall be terminated in accordance with this subsection (g) at or prior to the Closing Date for an aggregate cash consideration paid by Acquiree not to exceed $650,000.

  (h) Clarke American Contract. The Clarke American Agreement between Acquiree and Clarke American Checks, Inc. ("Clarke") commencing on September 27, 1992 and which provides that for a term of three years Acquiree agrees to exclusively promote the sale of Clarke products to Acquiree's customers shall be terminated at or prior to the Closing Date for cash consideration paid by Acquiree not to exceed $5,000 for each month remaining in the contract as of the date of termination.

  5.3. Conditions Precedent to Obligation of Acquiree. The obligation of Acquiree to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions unless waived by Acquiree:

  (a) Accuracy of Representations and Warranties. All representations and warranties of Acquiror contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, and the additional representations and warranties with respect to Acquiror Sub set forth on Schedule 5.3(a) shall be true and correct as of the Closing Date.

  (b) Acquiror's Performance. Acquiror shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date, as set forth in Article 4 and elsewhere herein.

  (c) Officer's Certificate. Acquiree shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Acquiror and Acquiror Sub, dated the Closing Date, certifying as to the matters set forth in subparagraphs 5.3(a) and (b).

  (d) Opinion of Counsel. Acquiree shall have received an opinion in form and substance satisfactory to Acquiree, dated the Closing Date, of counsel for Acquiror and Acquiror Sub covering the matters set forth in Section 2.1, 2.5,
2.7 and 2.8, with such exceptions and qualifications as shall be acceptable to Acquiree.

  (e) Stock Listing. The Acquiror Stock to be issued in the Merger has been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

  (f) Accountants' Comfort Letters. Acquiree and its directors shall have received from Acquiror's independent certified public accountants "agreed upon procedures" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to Acquiree's shareholders and (ii) shortly prior to the Closing Date, with respect to certain financial information regarding Acquiror in the form customarily issued by such accountants at such time in transactions of this type.

                                   ARTICLE 6

                                   Covenants

  6.1. Tax-Free Reorganization Treatment. Neither Acquiror nor Acquiree shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

  6.2. Employee Benefits.

  (a) Acquiror hereby unconditionally agrees to, and agrees to cause its Subsidiaries to, honor, without modification, offset or counterclaim, all contracts, agreements and commitments of Acquiree or any of its Subsidiaries authorized by Acquiree or any of its Subsidiaries prior to the date of this Agreement which apply to any current or former employee or current or former director of Acquiree or any of its Subsidiaries, including without limitation the contracts with the employees listed on Schedule 6.2 attached hereto which have been entered into or authorized prior to the date hereof (the "Contract Employees"). In accordance with the terms of such contracts, agreements and commitments, Acquiror hereby assumes, subject to the consummation of the Merger, all of Acquiree's and its Subsidiaries' obligations under such contracts, agreements and commitments. With respect to each Contract Employee, Acquiror expressly agrees that: (i) in the event of any dispute under such employee's contract or under the terms of this Section 6.2, Acquiror shall pay all reasonable fees and disbursements of such employee's counsel in connection with all matters as to which such employee is the prevailing party; (ii) following the Effective Time, and so long as the employee remains employed by the Acquiror, until Acquiror merges Acquiree's pension plan into Acquiror's retirement plan, such employee shall be entitled to accrue benefits under Acquiree's pension plan in accordance with its provisions in effect immediately prior to the Effective Time; (iii) upon the merger of Acquiree's pension plan with Acquiror's retirement plan, such employee shall be granted prior service credit under Acquiror's plan for eligibility and vesting purposes, and shall begin to accrue benefits under Acquiror's retirement plan.

  (b) Without limiting the provisions of subparagraph (a), Acquiror hereby unconditionally agrees to, and to cause its Subsidiaries to, provide to officers and employees of Acquiree and its Subsidiaries who become or remain employees of the Acquiror or any of its Subsidiaries employee benefits, including, without limitation, pension benefits, health and welfare benefits, life insurance and vacation, which are no less favorable in the aggregate to those provided from time to time by the Acquiror and its Subsidiaries to their similarly situated officers and employees. Any employee of Acquiree or any of its Subsidiaries who becomes a participant in any employee benefit plan, program, policy, or arrangement of the Acquiror or any of its Subsidiaries shall be given credit under such plan, program, policy, or arrangement for all service with Acquiree or any of its Subsidiaries prior to becoming such a participant for purposes of eligibility and vesting.

  6.3. Indemnification; Directors' and Officers' Insurance.

  (a) From and after the Effective Time, Acquiror agrees to indemnify and hold harmless each present and former director and officer of Acquiree or its Subsidiaries (the "Indemnified Parties"), against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any and all claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of or in connection with such party's position as, or actions taken as, a director or officer of Acquiree or a Subsidiary, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law (and also advance expenses incurred to the fullest extent permitted by applicable law); provided, however, that Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

  (b) Any Indemnified Party wishing to claim indemnification under Section 6.3(a), upon learning of any such claim, action, suit, proceeding or investigation, shall within thirty (30) days thereof notify Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquiror. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time): (i) Acquiror shall have the right to assume the defense thereof and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld.

  (c) For a period of three years after the Effective Time, Acquiror shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Acquiree (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall Acquiror be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 6.3(c), any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by Acquiree for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Acquiror shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                                   ARTICLE 7

                                  Termination

  7.1. Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of Acquiree:

  (a) by the mutual consent of the Acquiror and Acquiree, if the board of directors of each so determines by vote of a majority of the members of its entire board;

  (b) by Acquiror or Acquiree, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of the failure of the shareholders of Acquiree to approve this Agreement at its meeting called to consider such approval;

  (c) by Acquiror or Acquiree, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party;

  (d) by Acquiror or Acquiree by written notice to the other party if prior to March 31, 1995 either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

  (e) by Acquiror or Acquiree, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by March 31, 1995, unless the failure to so consummate by such time is due to the breach of any representation, warranty, agreement or covenant contained in this Agreement by the party seeking to terminate; or

  (f) by Acquiree, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the ten-day period commencing with the Termination Right Determination Date (as defined below) if the Market Value on the Termination Right Determination Date of shares of Acquiror Stock shall be less than $20 per share.

  For purposes of this Section 7.1(f), the term "Termination Right Determination Date" means the fifteenth day after the required approval of the responsible agency under the Bank Merger Act for the Merger.

  7.2. Effect of Termination. In the event of the termination of this Agreement by either Acquiror or Acquiree, as provided above, except as otherwise provided in Section 8.3 hereof, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach of any other party of any covenant or willful misrepresentation contained in this Agreement.

                                   ARTICLE 8

                                 Miscellaneous

  8.1. Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated:

  "Control" shall have the meaning ascribed thereto in the Bank Holding Company Act of 1956, as amended.

  "Material" means material to Acquiror or Acquiree (as the case may be) and its respective Subsidiaries, taken as a whole.

  "Material Adverse Effect," with respect to a Person, means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (B) the ability of such Person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, that reduction in Acquiree's net income attributable to narrowing interest rate spreads shall not by itself constitute a Material Adverse Effect as to Acquiree so long as Acquiree manages its portfolio gap position in a manner consistent with past practices.

  "Person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

  "Subsidiary," with respect to a Person, means any other Person controlled by such person.

When a reference is made in this Agreement to Articles, Sections, or Schedules, such reference shall be to a Section or Article of, or Schedule to, this Agreement unless otherwise indicated. The table of contents, tie sheet and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

  8.2. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall, if incurred by Acquiror, be paid by Acquiror and shall, if incurred by Acquiree, be paid by Acquiree.

  8.3. Survival. Only those agreements and covenants of the parties that are applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time. If this Agreement shall be terminated, the agreements of the parties in Sections 4.1(c) and 8.2 shall survive such termination.

  8.4. Public Announcements. Unless required by applicable law, Acquiree and Acquiror will not issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other party.

  8.5. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

    (a) if to Acquiree, to it at:

      Germantown Savings BankBelmont and City Line AvenuesBala Cynwyd, PA 19004Attention: Martin I. Kleppe, President and Chairman of the
      BoardTelecopier: (215) 668-9152

      with a copy to:

      Pepper, Hamilton & Scheetz3000 Two Logan SquareEighteenth & Arch StreetsPhiladelphia, PA 19103-2799Attention: L. Garrett Dutton, Jr., EsquireTelecopier: (215) 981-4750

    (b) if to Acquiror, to it at:

      CoreStates Financial Corp1500 Market StreetPhiladelphia, PA
      19102Attention: David C. Carney, Chief Financial
      OfficerTelecopier: (215) 786-8963

      with a copy to:

      David T. Walker Deputy General CounselCoreStates Financial CorpPNB Building17th FloorPhiladelphia, PA 19107Telecopier: (215) 973-8156

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

  8.6. Entire Agreement. This Agreement and the Schedules, Exhibits and other documents referred to herein or delivered pursuant hereto collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior and contemporaneous agreements and understandings, oral and written, with respect thereto.

  8.7. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  8.8. Waiver. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision or by both parties by a writing executed by an executive officer, or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the shareholders of Acquiror, no such amendment or modification may be made which reduces or changes the form and amount of consideration payable pursuant to this Agreement without further shareholder approval.

  8.9. Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

  8.10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

  8.11. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws rules thereof.

  8.12. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  IN WITNESS WHEREOF, each of Acquiror and Acquiree have executed this Agreement as of the date first above written.

                                          CoreStates Financial Corp

                                                    /s/ David C. Carney
                                          By: _________________________________
                                            Name: David C. Carney
                                            Title: Chief Financial Officer

                                          Germantown Savings Bank

                                                   /s/ Martin I. Kleppe
                                          By: _________________________________
                                            Name: Martin I. Kleppe
                                            Title: President

                                                                    SCHEDULE 1.2

                       ELECTION AND ALLOCATION PROCEDURES

  A. Election and Allocation.

  1. Subject to and in accordance with the allocation and election procedures set forth in this Schedule 1.2, each record holder of share of Acquiree Common Stock (other than holders of Dissenters' Shares) (the "Shareholders") shall, prior to the Election Deadline (as hereinafter defined) specify (a) the number of whole shares of Acquiree Common Stock held by such Shareholder as to which such Shareholder shall desire to receive the Cash Merger Consideration, and (b) the number of whole shares of Acquiree Common Stock held by such Shareholder as to which such Shareholder shall desire to receive the Stock Merger Consideration.

  2. Subject to and in accordance with the allocation and election procedures set forth in this Schedule 1.2, each holder of an Outstanding Option (the "Option Holders," and together with the Shareholders, the "Holders") shall, prior to the Election Deadline (as hereinafter defined) specify (a) the number of whole shares of Acquiree Common Stock subject to such Option Holder's Outstanding Option as to which the Option Holder shall desire to receive the Cash Out, and (b) the number of whole shares of Acquiree Common Stock subject to such Option Holder's Outstanding Option as to which the Option Holder shall desire to receive an Exchange Option.

  3. An election as described in clause (a) of Paragraph 1 or Paragraph 2 is herein referred to as a "Cash Election," and shares of Acquiree Common Stock as to which a Cash Election has been made are herein referred to as "Cash Election Shares." An election as described in clause (b) of Paragraph 1 or Paragraph 2 is herein referred to as a "Stock Election," and shares as to which a Stock Election has been made are herein referred to as "Stock Election Shares." A failure to indicate a preference in accordance herewith is herein referred to as a "Non-Election," and shares as to which there is a Non-Election are herein referred to as "Non-Electing Shares."

  4. Payment of cash pursuant to the Cash Merger Consideration and the Cash Out, and issuance of Exchange Options and of Acquiror Stock pursuant to the Stock Merger Consideration, shall be allocated to Holders such that the number of shares of Acquiree Common Stock (outstanding and subject to Outstanding Options, and including Dissenters' Shares) as to which cash is paid shall equal 45% of the aggregate number of shares of Acquiree Common Stock outstanding (including Dissenters' Shares) plus those subject to Outstanding Options (the "Aggregate Shares"), and the number of shares of Acquiree Common Stock (outstanding or subject to Outstanding Options) as to which Acquiror Stock or Exchange Options are issued shall equal 55% of the Aggregate Shares, as follows:

    a. If the number of Cash Election Shares plus the number of Dissenters' Shares is in excess of 45% of the Aggregate Shares, then (i) Non-Electing Shares shall be deemed to be Stock Election Shares, (ii) Cash Election Shares of Option Holders shall be treated as Cash Election Shares without adjustment, and (iii) (A) Cash Election Shares of each Shareholder shall be reduced pro rata by multiplying the number of Cash Election Shares of such Shareholder by a fraction, the numerator of which is the number of shares of Acquiree Common Stock equal to 45% of the Aggregate Shares minus the aggregate number of Dissenters' Shares and the aggregate number of Cash Election Shares of Option Holders and the denominator of which is the aggregate number of Cash Election Shares of all Shareholders, and (B) the shares of such Shareholder representing the difference between such Shareholder's initial Cash Election and such Shareholder's reduced Cash Election pursuant to clause (A) shall be converted into and be deemed to be Stock Election Shares.

    b. If the number of Stock Election Shares is in excess of 55% of the Aggregate Shares, then (i) Non-Electing Shares shall be deemed to be Cash Election Shares, and (ii) (A) Stock Election Shares of each Holder shall be reduced pro rata by multiplying the number of Stock Election Shares of such Holder by a fraction, the numerator of which is the number of shares of Acquiree Common Stock equal to 55% of the Aggregate Shares and the denominator of which is the aggregate number of Stock Election Shares of all Holders, and (B) the shares of such Holder representing the difference between such Holder's initial Stock Election and such Holder's reduced Stock Election pursuant to clause (A) shall be converted into to and be deemed to be Cash Election Shares.

    c. If the number of Cash Election Shares plus Dissenter's Shares is less than or equal to 45% of the Aggregate Shares and the number of Stock Election Shares is less than or equal to 55% of the Aggregate Shares, then
  (i) there shall be no adjustment to the elections made by electing Holders, and (ii) Non-Electing Shares of each Holder shall be treated as Stock Election Shares and/or as Cash Election Shares in proportion to the respective amounts by which the Cash Election Shares and the Stock Election Shares are less than the 45% and 55% limits, respectively.

  5. After taking into account the foregoing adjustment provisions, each Cash Election Share (including those deemed to be Cash Election Shares) shall receive in the Merger the Cash Merger Consideration pursuant to Section 1.2 or the Cash Out pursuant to Section 1.4, as applicable, and each Stock Election Share (including those deemed to be Stock Election Shares) shall receive in the Merger the Stock Merger Consideration (and cash in lieu of fractional shares) pursuant to Section 1.2 or the Exchange Options pursuant to Section 1.4, as applicable.

  B. Procedures.

  1. Acquiree and Acquiror shall prepare a form for purposes of making elections and containing instructions with respect thereto (the "Election Form"). The Election Form shall be distributed to each Holder at such time as Acquiree and Acquiror shall determine and shall specify the date by which all such elections must be made (the "Election Deadline"), which date shall be determined by Acquiree and Acquiror but shall be not later than the business day prior to the Closing Date.

  2. Elections shall be made by Holders by mailing to First Chicago Trust Company of New York, or such other bank or entity as may be mutually acceptable to Acquiror and Acquiree as the exchange agent ("Exchange Agent"), a duly completed Election Form. To be effective, an Election Form must be properly completed, signed and submitted to the Exchange Agent accompanied by certificates representing the shares of Acquiree Common Stock or by the Outstanding Option as to which the election is being made (or by an appropriate guaranty of delivery by a commercial bank or trust company in the United States or a member of a registered national security exchange or the National Association of Security Dealers, Inc.), or by evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be reasonably requested by Acquiror. An Election Form and accompanying share certificates or Outstanding Options, as the case may be, must be received by the Exchange Agent by the close of business on the Election Deadline. An election may be changed or revoked but only by written notice received by the Exchange Agent prior to the Election Deadline including, in the case of a change, a properly completed revised Election Form. Any share certificate or Outstanding Options which were submitted in connection with an election shall be returned to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificates.

  3. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether the Election Forms have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in Election Forms. The decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Part A of this Schedule 1.2.

  4. For the purposes hereof, a Holder who does not submit an effective Election Form to the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not effectively made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

  5. In the event that this Agreement is terminated pursuant to the provisions hereof and any shares or Outstanding Options have been transmitted to the Exchange Agent pursuant to the provisions hereof, Acquiror and Acquiree shall cause the Exchange Agent to promptly return such shares to the person submitting the same.

                                                                         ANNEX B

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                               AGREEMENT TO MERGE

                                    BETWEEN

                            GERMANTOWN SAVINGS BANK

                                      AND

                     CORESTATES BANK, NATIONAL ASSOCIATION

                              UNDER THE CHARTER OF

                     CORESTATES BANK, NATIONAL ASSOCIATION

                               UNDER THE TITLE OF

                     CORESTATES BANK, NATIONAL ASSOCIATION


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  This agreement ("Agreement") made between Germantown Savings Bank (hereinafter referred to as "GSB"), a capital stock savings bank organized under the laws of the Commonwealth of Pennsylvania, being located at One Belmont Avenue, Bala Cynwyd, County of Montgomery, in the Commonwealth of Pennsylvania, with equity capital of $151,505,000 divided into 4,195,647 shares of common stock, each of $0.10 par value, surplus of $38,653,000 and undivided profits, including capital reserves of $112,432,000 as of June 30, 1994, and CoreStates Bank, National Association (hereinafter referred to as "CBNA"), a banking association organized under the laws of the United States, being located at Broad and Chestnut Streets, Philadelphia, County of Philadelphia, in the Commonwealth of Pennsylvania, with equity capital of $1,336,213,000, divided into 3,730,800 shares of common stock, each of $10.00 par value, surplus of $700,539,000, and undivided profits, including capital reserves, of $598,366,000, as of June 30, 1994, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the 12 U.S.C. (S)215a(a) and 12 U.S.C. (S)1828(c), witnessed as follows:

  Section 1. GSB has entered into an Agreement and Plan of Merger dated as of March 7, 1994 (the "Merger Agreement") with CoreStates Financial Corp ("CoreStates"). CBNA has been designated as the "Acquiror Sub" named in the Merger Agreement, and this Agreement is intended to effectuate the acquisition of GSB by CoreStates. CBNA joins in and ratifies the Merger Agreement as and to the extent necessary for that purpose.

  Section 2. GSB shall be merged into CBNA under the charter of the latter (the "Merger").

  Section 3. The name of the receiving association (hereinafter referred to as the "Association") shall be CoreStates Bank, National Association.

  Section 4. The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be located at Broad and Chestnut Streets, Philadelphia, Pennsylvania 19107, and at its legally established branches.

  Section 5. The amount of capital stock of the Association shall be $37,308,000, divided into 3,730,800 shares of common stock, each of $10.00 par value, and at the time the merger shall become effective, the Association shall have a surplus of $960,699,000, and undivided profits of $598,366,000, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this agreement, adjusted however, for normal earnings and expenses between June 30, 1994 and the effective time of the Merger.

  Section 6. All assets as they exist at the effective time of the Merger shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of the merging banks existing as of the effective time of the Merger.

  Section 7. Each share of the capital stock of CBNA outstanding at the effective time of the Merger shall continue unaffected by the merger. Each share of capital stock of GSB outstanding immediately prior to the effective time of the Merger shall be exchanged for shares of CoreStates' common stock and/or cash, in accordance with the terms of the Merger Agreement, and, except as otherwise provided in the Merger Agreement, all rights in respect thereof shall, at the effective time of the merger by virtue of the Merger and without any action on the part of the holder thereof, be surrendered, cancelled and extinguished, and shall be exchanged for shares of CoreStates' common stock and/or cash, in accordance with the terms of the Merger Agreement.

  Section 8. Except as permitted by the terms of the Merger Agreement, GSB shall neither: (a) pay any dividend to its shareholders between the date of the agreement and the time at which the Merger shall become effective, nor (b) dispose of any of its assets.

  Section 9. The present board of directors of CBNA shall serve as the board of directors of the Association until the next annual meeting or until such time as their successors have been elected and have qualified.

  Section 10. As of the time the Merger shall become effective, the articles of association of the resulting bank shall be the same as the articles of association of CBNA prior to the Merger.

  Section 11. This agreement may be terminated at any time on or before the effective time of the Merger by agreement of the boards of directors of the parties hereto, and shall automatically terminate upon termination of the Merger Agreement.

  Section 12. The Merger shall be approved by the affirmative vote of the shareholders and boards of directors of CBNA and GSB; the Merger shall become effective at the time specified in (or agreed to under the terms of) the Merger Agreement, subject to the terms of a merger approval to be issued by the Comptroller of the Currency of the United States.

  Section 13. If at any time CBNA shall consider or be advised that any further assignments, conveyances, or assurances in law are necessary or desirable to vest, perfect, or confirm of record in the Association the title to any property or rights of the parties, or otherwise to carry out the provisions hereof, the proper officers and directors of the parties, immediately prior to the effective time of the merger shall, on behalf of the parties, execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest, perfect, or confirm title to such property or rights in the Association and otherwise to carry out the provisions hereof.

  Section 14. This agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one instrument.

  WITNESS, the signature and seals of the merging banks as of this     day of
   , 1994, each set by its president and attested to by its secretary, pursuant to a resolution of its board of directors, acting by a majority.

Attest:                                   CORESTATES BANK, NATIONAL
                                           ASSOCIATION


                                          By
- -------------------------------------        ----------------------------------
              Secretary                       Rosemarie B. Greco, President


Attest:                                   GERMANTOWN SAVINGS BANK


                                          By
- -------------------------------------        ----------------------------------
    Cecilia L. Canavan, Secretary              Martin I. Kleppe, President

Commonwealth of Pennsylvania   ++
County of Philadelphia          ++ ss.:
                               ++

  On this     day of    , 1994, before me, a notary public for this state and
county, personally came Rosemarie B. Greco , as president, and     as
secretary, of CoreStates Bank, National Association and each in his said capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.

  WITNESS my official seal and signature this day and year.

                                          -------------------------------------
                                                      Notary Public

                                          My Commission Expires:

                                          Seal

Commonwealth of Pennsylvania   ++
County of Montgomery            ++ ss.:
                               ++

  On this     day of    , 1994, before me, a notary public for this state and
county, personally came Martin I. Kleppe, as president, and Cecilia L. Canavan as secretary, of Germantown Savings Bank, and each in his said capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.

  WITNESS my official seal and signature this day and year.

                                          -------------------------------------
                                                      Notary Public

                                          My Commission Expires:

                                          Seal

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated March 7, 1994, between Corestates Financial Corp, a Pennsylvania corporation ("Grantee"), and Germantown Savings Bank, a Pennsylvania capital stock savings bank ("Issuer").

                              W I T N E S S E T H:

  WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

  WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

  NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 419,000 shares of common stock, par value $0.10 per share ("Common Stock"), of Issuer at a price per share equal to $53.75 (such price as adjusted pursuant to Section 5 hereof is hereinafter referred to as the "Option Price"); and agrees that upon receipt of approval from the Pennsylvania Department of Banking the number of shares of Common Stock subject to the Option hereunder shall be automatically increased to 834,000 shares. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

  2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or in part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 30 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of nine months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event continues or occurs beyond such termination, the Exercise Termination Event shall be nine months from the expiration of the Last Triggering Event but in no event more than twelve months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the option. Notwithstanding the foregoing, the Option may not be exercised if, at the time of exercise or repurchase, Grantee is in breach of any covenant or obligation contained in the Merger Agreement.

  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

    (1) Issuer, without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act, and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or an Issuer Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or an Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Issuer or an Issuer Subsidiary;

    (2) Any person other than Grantee, any Grantee subsidiary or Issuer acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder);

    (3) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

    (4) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
  (y) shall not have been cured prior to the Notice Date (as defined below);
  or

    (5) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

    (1) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Common stock; or

    (2) The occurrence of an Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) thereof shall be 25%.

  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") after it becomes aware that such an event has occurred, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

  (e) In the event the Holder is entitled to and wishes to exercise the option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

  (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

  (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

  (h) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

  3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder, if applicable, and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

  4. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

  5. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this
Section 5.

    (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exorcise hereof shall be appropriately adjusted.

    (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall he adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

  6. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation (the "Substitute Option Issuer").

  (b) The following terms have the meanings indicated:

    (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

    (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

    (3) "Assigned Value" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the 30 day period prior to the event resulting in the issuance of the Substitute Option, or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Assigned Value, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder.

    (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

  (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number off shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the outstanding shares of common stock of the Substitute Option Issuer outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of outstanding common stock of the Substitute Option Issuer outstanding prior to exercise but for this clause
(e), the Substitute Option Issuer shall make a cash payment to Holder equal to the excess off (i) the value of the Substitute option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

  7. The 30-day period for exercise of certain rights under Sections 2 and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act by reason of such exercise. Nothing contained in this Agreement shall restrict Grantee from specifying alternative exercising of rights pursuant to Section 2 hereof in the event that the exercising of any such rights shall not have occurred due to the failure to obtain any required approval referred to in this Section 7.

  8. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

  9. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 30 days following such subsequent Triggering Event (or such later period as provided in section 7); provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by Grantee under the Bank Holding Company Act to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

  10. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable hereunder.

  11. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

  12. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

  13. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

  14. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  15. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  16. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  17. Except as otherwise expressly provided herein or in or pursuant to the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  18. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by Its officers thereunto duly authorized, all as of the date first above written.

                                          GERMANTOWN SAVINGS BANK

                                                   /s/ Martin I. Kleppe
                                          By: _________________________________
                                            Name: Martin I. Kleppe
                                            Title:  President


                                          CORESTATES FINANCIAL CORP

                                                    /s/ David C. Carney
                                          By: _________________________________
                                            Name: David C. Carney
                                            Title: Chief Financial Officer

                                                                         ANNEX D

                                                                    [PROXY DATE]

The Board of Directors
Germantown Savings Bank
One Belmont Avenue
Bala Cynwyd, PA 19004

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, having a par value of $0.10 (the "Shares") of Germantown Savings Bank ("Germantown" or the "Company") of the consideration to be received by the Company's shareholders pursuant to the Agreement and Plan of Mergers dated as of March 7, 1994 between CoreStates Financial Corporation ("CoreStates") and the Company (the "Agreement"). Pursuant to the Agreement, 45% of the outstanding Germantown shares and shares subject to options will be converted into cash and 55% will be converted into CoreStates common stock or options for CoreStates stock, as applicable. Subject to certain shareholder election, allocation and proration provisions in the Agreement designed to effectuate the 45% cash--55% stock provision, if cash is elected to be received, a shareholder will receive $62.00 cash per share; and if stock is elected to be received, a shareholder will receive that number of shares of CoreStates common stock having an average market value over the fifteen days prior to the business day prior to Closing ("Market Value") equal to $62.00, except that if the Market Value of CoreStates common stock goes below $22.50, the shareholder will receive no more than 2.756 CoreStates shares per Germantown share, and if the Market Value of CoreStates Common Stock goes above $27.50, the shareholder will receive no fewer than
2.255 CoreStates shares per Germantown share.

  Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transactions described above and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the transaction contemplated by the Agreement. Alex. Brown & Sons Incorporated regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.

  In connection with this opinion, we have reviewed certain publicly available financial information concerning the Company and CoreStates and certain internal financial analyses and other information furnished to us by the Company and CoreStates. We have also held discussions with members of the senior management of the Company and CoreStates regarding the business and prospects of their respective financial institutions. In addition, we have (i) reviewed the reported price and trading activity for the Shares and CoreStates Common Stock, (ii) compared certain financial and stock market information for the Company and CoreStates, respectively, with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the Agreement and compared the financial terms of the Agreement with those of certain recent business combinations in the commercial banking and savings and loan industries which we deemed comparable in whole or in part and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company, we have assumed that such information reflects the best currently available estimates and judgments of the management of the Company as to the likely future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company or CoreStates, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration is fair, from a financial point of view, to the holders of Shares.

                                          Very truly yours,

                                          Alex. Brown & Sons Incorporated


                                          By: _________________________________
                                                     Donald W. Delson
                                                     Managing Director

                                                                         ANNEX E

     STATUTORY PROVISIONS CONCERNING DISSENTERS RIGHTS OF GSB SHAREHOLDERS

                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

                        SUBCHAPTER D. DISSENTERS RIGHTS

(S) 1571. APPLICATION AND EFFECT OF SUBCHAPTER

  (A) GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

    Section 1906(c) (relating to dissenters rights upon special treatment).

    Section 1930 (relating to dissenters rights).

    Section 1931(d) (relating to dissenters rights in share exchanges).

    Section 1932(c) (relating to dissenters rights in asset transfers).

    Section 1952(d) (relating to dissenters rights in division).

    Section 1962(c) (relating to dissenters rights in conversion).

    Section 2104(b) (relating to procedure).

    Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

    Section 2325(b) (relating to minimum vote requirement).

    Section 2704(c) (relating to dissenters rights upon election).

    Section 2705(d) (relating to dissenters rights upon renewal of election).

    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

    Section 7104(b)(3) (relating to procedure).

  (B) EXCEPTIONS.--

    (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

      (i) listed on a national securities exchange; or

      (ii) held of record by more than 2,000 shareholders; shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

    (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

      (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

      (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

      (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

    (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

  (C) GRANT OF OPTIONAL DISSENTERS RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

  (D) NOTICE OF DISSENTERS RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

    (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

    (2) a copy of this subchapter.

  (E) OTHER STATUTES.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

  (F) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This subchapter may not be relaxed by any provision of the articles.

  (G) CROSS REFERENCES.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

(S) 1572. DEFINITIONS

  The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

    "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

    "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

    "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

(S) 1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS

  (A) RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (B) BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(S) 1574. NOTICE OF INTENTION TO DISSENT

  If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

(S) 1575. NOTICE TO DEMAND PAYMENT

  (A) GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

    (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

    (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

    (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

    (4) Be accompanied by a copy of this subchapter.

  (B) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

(S) 1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

  (A) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

  (B) RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

  (C) RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(S) 1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES

  (A) FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

  (B) RENEWAL OF NOTICE TO DEMAND PAYMENT.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

  (C) PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

    (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

    (2) A statement of the corporation's estimate of the fair value of the shares.

    (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

  (D) FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

(S) 1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES

  (A) GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

  (B) EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(S) 1579. VALUATION PROCEEDINGS GENERALLY

  (A) GENERAL RULE.--Within 60 days after the latest of:

    (1) effectuation of the proposed corporate action;

    (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

    (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

  (B) MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure)./1/

  (C) JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

  (D) MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount , if any, previously remitted, plus interest.

  (E) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60--day period. If a dissenter does not file an application within the 30--day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

(S) 1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS

  (A) GENERAL RULE.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

  (B) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

  (C) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                           PENNSYLVANIA BANKING CODE

(S) 1607. RIGHTS OF DISSENTING SHAREHOLDERS

  (a) A shareholder of an institution which is a party to a plan in which the proposed merger or consolidation will result in an institution subject to this act who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder provided under, and subject to compliance with, the provisions of section 1222 of this act.

(S) 1222. RIGHTS OF DISSENTING SHAREHOLDERS

  If a shareholder of an institution shall object to a proposed plan of action of the institution authorized under a section of this act, and such section provides that the shareholder shall be entitled to the rights and remedies of a dissenting shareholder, the rights and remedies of such shareholder shall be governed by the provisions of the Business Corporation Law applicable to dissenting shareholders and shall be subject to the limitations on such rights and remedies under those provisions. Shares acquired by an institution as a result of the exercise of such rights by a dissenting shareholder may be held and disposed of as treasury shares, or, in the case of a merger or consolidation, as otherwise provided in the plan of merger or consolidation.

                                                                         ANNEX F
                                    FORM F-2

                       ANNUAL REPORT UNDER SECTION 13 OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993

                        FDIC CERTIFICATE NUMBER 15758-9

                            GERMANTOWN SAVINGS BANK
                (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)

                                  PENNSYLVANIA
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                I.R.S. EMPLOYER IDENTIFICATION NUMBER 23-1052030

                               ONE BELMONT AVENUE
                      BALA CYNWYD, PENNSYLVANIA 19004-1646
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

                        TELEPHONE NUMBER (610) 667-9300

             SECURITIES REGISTERED UNDER SECTION 12(B) OF THE ACT:
                                      NONE

             SECURITIES REGISTERED UNDER SECTION 12(G) OF THE ACT:
                                  COMMON STOCK
                           PAR VALUE $0.10 PER SHARE

INDICATE BY CHECK MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.

                                YES [X]  NO [_]

THE AGGREGATE MARKET VALUE OF COMMON STOCK HELD BY NON-AFFILIATES ON FEBRUARY 28, 1994 BASED ON THE CLOSING PRICE AS REPORTED ON THE NASDAQ NATIONAL MARKET SYSTEM ON THAT DATE WAS $228,608,262.

     THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AT FEBRUARY 28, 1994:
                                4,194,647 SHARES

                      DOCUMENTS INCORPORATED BY REFERENCE

1993 ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993. INCORPORATED BY REFERENCE INTO PARTS I AND II.

PROXY STATEMENT REGARDING THE 1994 ANNUAL SHAREHOLDERS' MEETING TO BE HELD ON APRIL 27, 1994. INCORPORATED BY REFERENCE INTO PART III.

                            GERMANTOWN SAVINGS BANK

                                    FORM F-2

                                     PART I

ITEM 1--BUSINESS

DESCRIPTION OF BUSINESS

  Germantown Savings Bank (GSB) has operated as a savings bank under the laws of the Commonwealth of Pennsylvania since 1854. GSB converted from a mutual to a stock savings bank on April 30, 1987. At December 31, 1993, GSB had total assets of approximately $1.64 billion, total deposits of approximately $1.48 billion, and total shareholders' equity of approximately $142.0 million. GSB is headquartered in Bala Cynwyd, Pennsylvania and at December 31, 1993, operates 32 banking offices in the counties of Bucks, Chester, Delaware, Montgomery, and Philadelphia. GSB provides a range of banking products and services including checking accounts, passbooks, pay-by-phone accounts, money market accounts, IRAs, pension plans, certificates of deposit, mortgages, and consumer loans of various types to individuals, consumers, and small businesses. In addition, GSB operates 22 automated teller machines as part of a regional network with approximately 1,480 other financial institutions with approximately 13,118 machines. The Bank is also a member of the PLUS SYSTEM(R). At December 31, 1993, GSB maintains safe deposit boxes at 20 of its offices and offers telephone banking seven days a week.

  On March 7, 1994, CoreStates Financial Corp and GSB announced that they have entered into an agreement for CoreStates to acquire GSB for a combination of cash and stock, valued at $62.00 per share. The total transaction value approximates $260 million. CoreStates also received an option to purchase up to 19.9% of GSB's stock if certain contingencies occur. Assuming approval by regulators and by GSB shareholders, the transaction is expected to close in the third quarter of 1994, and will be accounted for as a purchase. The accompanying financial statements do not include any adjustments in contemplation of this proposed acquisition.

  GSB owns two subsidiaries--GSB Investment, Inc., and Morris Holdings, Inc.

  GSB had 491 full-time and 101 part-time employees at December 31, 1993.

REGULATORY MATTERS

  GSB is subject to the laws and regulations of the Commonwealth of Pennsylvania and the Pennsylvania Department of Banking (Department). The Bank's investing and lending powers are derived from these laws. In addition, it is subject to examination and reporting requirements of the Department.

  GSB is also subject to the regulations, examination, and reporting requirements of the Federal Deposit Insurance Corporation (FDIC) which insures the accounts of depositors up to $100,000.

  While GSB is not a member of the Federal Reserve System, GSB is subject to Federal Reserve Board (FRB) regulations requiring the Bank to maintain reserves against transaction accounts, savings and time deposits.

  Federal and state laws and regulations govern many other aspects of the Bank's business including establishment or relocation of a banking office, any merger or consolidation, loan disclosures, equal employment regulations, and interest rates on some consumer loans.

COMPETITION

  GSB is subject to competition for deposit-type products and services from commercial banks, thrift institutions, pension funds, credit unions, money market funds, securities firms and other providers of financial services, generally located in GSB's marketing area. The primary factors in competing for deposits are interest rates offered, the range of financial services offered, and the location of banking offices. Additional competition comes from brokerage houses and mutual funds offering stocks, bonds, and alternative investment opportunities.

  GSB is subject to competition for mortgage and consumer loans from commercial banks, thrift institutions, insurance companies, credit unions, mortgage bankers, and finance companies. Competition for consumer loan products is located primarily within GSB's marketing area. Competition for mortgage loans is located within and outside GSB's marketing area. The primary factors in competing for loans are interest rates, terms, origination and/or commitment fees charged, and the efficiency and quality of related services offered.

  With the passage of federal and state laws in the early 1980s which expanded the deposit gathering and lending authority of thrift institutions, competition has been increasing. However, these laws had little effect on other enterprises such as money market funds, brokerage houses, and finance companies.

  For additional information concerning GSB's business, see Management's Discussion and Analysis of the Results of Operations and Financial Condition, pages 7 through 22 of the Annual Report to Shareholders.

ITEM 2--PROPERTIES

  GSB's executive office is located in the GSB Building, One Belmont Avenue, Bala Cynwyd, Pennsylvania, 19004. In 1983, GSB sold the GSB Building and simultaneously entered into a 10-year lease with renewal options for approximately 64,500 square feet. This lease with options expires in the year 2013. GSB owns its offices located at 5458 Germantown Avenue, Philadelphia; 8601 Germantown Avenue, Philadelphia; and 153 Saxer Avenue, Springfield. The Bank also owns its offices located at Rt. 23 and Main Street, Phoenixville; Ridge and Butler Pike, Conshohocken; Rt. 63 below N. Wales Road, Lansdale; Valley View Shopping Center at Pennell Road, Aston, all of which are situated on leased land. The remaining 25 offices are leased. Banking office leases expire at various dates to the year 2005, excluding renewal options, and generally require fixed annual rental payments and provide that real estate taxes, insurance, and maintenance are to be paid by the Bank. Most renewal options provide for rental increases based on fixed dollar amounts or increases in certain price indices. GSB also leases approximately 13,830 square feet in an office building known as 1 Bala Plaza in Bala Cynwyd, for various operations. This lease expires in 2003. Total rent expense amounted to $2,756,000 in 1993 with approximately 42% of this amount applicable to the executive office and banking office in the GSB Building. These facilities are suitable and adequate for the present operations of the Bank.

  GSB also has acquired real estate owned in connection with foreclosure or other proceedings in the enforcement of its lending obligations.

ITEM 3--LEGAL PROCEEDINGS

  GSB is not involved in any material pending legal proceedings other than routine litigation incidental to its business.

ITEM 4--SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Incorporated by reference is information appearing on pages 2 through 3 of the Proxy Statement.

                                    PART II

ITEM 5--MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

  Incorporated by reference is information appearing inside the front cover of the Annual Report to Shareholders.

  GSB's common stock is traded in the over-the-counter market and is quoted on the NASDAQ System under the symbol GSBK. As of February 28, 1994, GSB had approximately 1,800 shareholders of record.

  The Bank paid dividends of $0.10 per share in March, June, September and December 1993. In 1992, the Bank paid dividends of $0.10 per share in June, September and December.

ITEM 6--SELECTED FINANCIAL DATA

  Incorporated by reference is information appearing on page 6 of the Annual Report to Shareholders.

ITEM 7--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Incorporated by reference is information appearing on pages 7 through 22 of the Annual Report to Shareholders.

  GSB files quarterly Call Reports with the FDIC and the Pennsylvania Department of Banking. Such reports, prepared under regulatory accounting practices, may differ from the financial statements prepared in accordance with generally accepted accounting principles.

ITEM 8--FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  Incorporated by reference is information appearing on pages 26 through 40 of the Annual Report to Shareholders.

                                    PART III

ITEM 9--DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK

  (a) Directors of the Bank:

  Incorporated by reference is information appearing on pages 4 through 6 of the Proxy Statement.

  (b) Principal Officers of the Bank:

                                                                          YEAR
                                                 POSITION                ENTERED
   NAME                       AGE                  HELD                  OFFICE
   ----                       ---                --------                -------
Martin I. Kleppe.............  56 Chairman of the Board and President     1985
Austin P. Kelly, Jr..........  59 Executive Vice President                1983
Verne C. Bausher.............  55 Executive Vice President                1987
John M. Junkin, Jr...........  51 Executive Vice President and Treasurer  1985
John H. McIlvaine Jr.........  58 Senior Vice President and Comptroller   1980
Gardner P. H. Foley..........  58 Senior Vice President                   1981
Margaret A. Conway...........  48 Senior Vice President                   1988
Cecilia L. Canavan...........  60 Corporate Secretary                     1987
John J. Robrecht, III........  52 Auditor                                 1982
Ronald Goldstein.............  46 General Counsel                         1983

  Incorporated by reference is a description of the business experience of the above named principal officers appearing on pages 6 through 7 of the Proxy Statement.

 ITEM 10--MANAGEMENT REMUNERATION AND TRANSACTIONS

  Incorporated by reference is information appearing on pages 8 through 10 of the Proxy Statement.

                                    PART IV

ITEM 11--EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM F-3

(a)(1) The following is a list of the Financial Statements which have been incorporated by reference from the Bank's Annual Report to Shareholders for the year ended December 31, 1993, as set forth in Item 8 and attached hereto.

                                            ANNUAL REPORT TO SHAREHOLDERS
        FINANCIAL STATEMENTS                OR PROXY STATEMENT WHERE NOTED
        --------------------           ----------------------------------------
Consolidated Balance Sheets--December  Page 27 of the Annual Report
 31, 1993 and 1992
Consolidated Statements of Income for  Page 26 of the Annual Report
 the years ended December 31, 1993,
 1992 and 1991
Consolidated Statements of Changes in  Page 28 of the Annual Report
 Shareholders' Equity for the years
 ended December 31, 1993, 1992 and
 1991
Consolidated Statements of Cash Flows  Page 29 of the Annual Report
 for the years ended December 31,
 1993, 1992 and 1991
Notes to Consolidated Financial        Pages 30 through 40 of the Annual Report
 Statements
Independent Auditors' Report           Page 25 of the Annual Report

(a)(2)--Financial Statement Schedules

  The following is a list of the Financial Statement Schedules filed herewith, all of which should be read in conjunction with the financial statements listed in Item 11(a)(1) above.

SCHEDULE I
U.S. Treasury Securities, Obligations of Other U.S. Government Agen-   attached
 cies and Corporations, Obligations of States and Political Subdivi-
 sions, and Other Bonds, Notes and Debentures
SCHEDULE II
Loans to Officers, Directors, Principal Security Holders, and any As-  attached sociates of the Foregoing Persons
SCHEDULE III
Loans and Lease Financing Receivables                                  attached
SCHEDULE IV
Bank Premises and Equipment                                            attached
SCHEDULE V
Investments in, Income From Dividends, and Equity in Earnings or       attached
 Losses of Subsidiaries and Associated Companies
SCHEDULE VI
Allowance for Possible Loan Losses                                     attached
(b) Reports on Form F-3                                                     N/A

(c) Exhibits

 EXHIBIT NUMBER                               ITEM
 --------------                               ----
  3(i) & 3(ii)  The Stock Option and Appreciation Rights Plan and Non-Qualified
                Stock Option Program (as amended) contained in the Proxy
                Statement for the 1987 Annual Meeting of Stockholders are
                incorporated herein by reference.
  3(iii)-(v)    The Employment Agreements between the Bank and Martin I.
                Kleppe, Austin P. Kelly, Jr., and John H. McIlvaine Jr. filed as Exhibits 3(iii)-3(v) to the Bank's Annual Report on Form F-2
                for the year ending December 31, 1987 are incorporated herein by reference.
  3(viii)       Annual Incentive Plan
  4             Computation of Per Share Earnings is on page 31 of the 1993
                Annual Report to Shareholders.
  6             1993 Annual Report to Shareholders.
  9             Subsidiaries of the Bank.

  The Exhibits listed in Items 1, 2, 5, 7 and 8 are inapplicable or no such Exhibits or documents exist.

 EXHIBIT 9

                              SUBSIDIARIES OF GSB

                                                                                  PERCENTAGE
                                                                                 OWNERSHIP BY
        NAME                          JURISDICTION                                ITS PARENT
        ----                          ------------                               ------------
Morris Holdings, Inc.                 Delaware                                       100%
GSB Investment, Inc.                  Pennsylvania                                   100%

                                   SIGNATURES

  UNDER THE REQUIREMENTS OF SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934, THE BANK HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          Germantown Savings Bank


Date: March 10, 1994                      By:      /s/ Martin I. Kleppe
                                              ---------------------------------
                                                     Martin I. Kleppe
                                                 Chairman of the Board and
                                                         President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE BANK AND IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                         TITLE                DATE
             ----------                         -----                ----

        /s/ Martin I. Kleppe            Chairman of the         March 10, 1994
- -------------------------------------    Board, President,
          MARTIN I. KLEPPE               and Director

      /s/ John H. McIlvaine Jr.         Senior Vice             March 10, 1994
- -------------------------------------    President and
        JOHN H. MCILVAINE JR.            Comptroller

                                        Director
- -------------------------------------
          SAMUEL EVANS III

         /s/ Edithe J. Levit            Director                March 10, 1994
- -------------------------------------
           EDITHE J. LEVIT

      /s/ Edward L. Jones, Jr.          Director                March 10, 1994
- -------------------------------------
        EDWARD L. JONES, JR.

      /s/ Robert L. Archie, Jr.         Director                March 10, 1994
- -------------------------------------
        ROBERT L. ARCHIE, JR.

         /s/ Harvey Zalesne             Director                March 10, 1994
- -------------------------------------
           HARVEY ZALESNE

                                        Director
- -------------------------------------
      RAYMOND K. DENWORTH, JR.

        /s/ Gail Walker Hearn           Director                March 10, 1994
- -------------------------------------
          GAIL WALKER HEARN

        /s/ Barbara J. Andrew           Director                March 10, 1994
- -------------------------------------
          BARBARA J. ANDREW

        /s/ John A. H. Shober           Director                March 10, 1994
- -------------------------------------
          JOHN A. H. SHOBER

SCHEDULE I--U.S. Treasury Securities, Obligations of Other U.S. Government
             Agencies and Corporations, Obligations of States and Political Subdivisions, and Other Bonds, Notes and Debentures (in thousands)

                                          DECEMBER 31, 1993  DECEMBER 31, 1992
                                          ------------------ ------------------
                                            BOOK     MARKET    BOOK     MARKET
                                          VALUE (1)  VALUE   VALUE (2)  VALUE
                                          --------- -------- --------- --------
U.S. Treasury securities:
  Within 1 year.........................  $     --  $     -- $ 29,811  $ 29,821
  After 1 but within 5 years............    50,055    49,953      --        --
  After 5 but within 10 years...........       --        --       --        --
  After 10 years........................       --        --       --        --
                                          --------  -------- --------  --------
    Total...............................    50,055    49,953   29,811    29,821
                                          --------  -------- --------  --------
Obligations of other U.S. government
 agencies and corporations:(3)
  Within 1 year.........................   233,460   233,452  115,383   116,017
  After 1 but within 5 years............       194       200      243       242
  After 5 but within 10 years...........        36        38       46        49
  After 10 years(4).....................   211,762   217,653  230,879   236,661
                                          --------  -------- --------  --------
    Total...............................   445,452   451,343  346,551   352,969
                                          --------  -------- --------  --------
Obligations of states and political sub-
 divisions:
  Within 1 year.........................       --        --       365       367
  After 1 but within 5 years............         1         1        2         2
  After 5 but within 10 years...........     2,658     2,658    3,070     3,134
  After 10 years........................    10,296    10,296   13,373    13,486
                                          --------  -------- --------  --------
    Total...............................    12,955    12,955   16,810    16,989
                                          --------  -------- --------  --------
Other bonds, notes, debentures..........    14,186    14,186   65,167    66,486
                                          --------  -------- --------  --------
    Total...............................  $522,648  $528,437 $458,339  $466,265
                                          ========  ======== ========  ========

- --------
(1) U.S. Treasuries and obligations of other U.S. government agencies are based on cost plus accreted discounts less amortized premiums. Obligations of states and political subdivisions and other bonds, notes and debentures are carried at market value under SFAS No. 115.
(2) Based on cost plus accreted discounts less amortized premiums. The Allowance for Possible Bond Losses has not been deducted.
(3) Includes GNMA pass-throughs and adjustable and fixed-rate FNMA and FHLMC mortgage backed securities in period of final maturity, not on estimated amortization and prepayments.
(3) At December 31, 1993 and 1992, includes $58,895 and $79,812, respectively, of adjustable-rate FNMA and FHLMC mortgage-backed securities which reset within one year.
(4) The aggregate book value and market value of securities that are less than "investment grade" are $477 and $477 as of December 31, 1993 and $500 and $500 as of December 31, 1992, respectively.

SCHEDULE II--Loans to Officers, Directors, Principal Security Holders, and any
             Associates of the Foregoing Persons For the Years ended December 31, 1993, 1992 and 1991 (in thousands)

                                                                         BALANCE
                                  BALANCE AT                     AMOUNTS   AT
                                  BEGINNING             AMOUNTS  CHARGED END OF
NAME OF BORROWER             YEAR OF PERIOD  ADDITIONS COLLECTED   OFF   PERIOD
- ----------------             ---- ---------- --------- --------- ------- -------
none........................ 1991    none      none      none     none     $ 0
none........................ 1992    none      none      none     none     $ 0
none........................ 1993    none      none      none     none     $ 0

SCHEDULE III--Loans and Lease Financing Receivables (in thousands)

  Net of unearned income and before adjustment for allowance for loan loan and lease losses. Excluding assets held in trading accounts.

                                      DECEMBER 31,
                                  ---------------------
                                     1993       1992
                                  ---------- ----------
  1.   Loans secured by real
       estate:
    a. Construction and land
       development.............   $    2,545 $    6,768
    b. Secured by farmland
       (including farm
       residential and other
       improvements)...........         none       none
    c. Secured by 1-4 family
       residential properties:
       (1) Revolving, open-end
           loans secured by 1-4
           family residential
           properties and ex-
           tended under lines
           of credit...........       13,473     16,061
       (2) All other loans se-
           cured by 1-4 family
           residential proper-
           ties:
       (a)Secured by first
       liens...................      638,383    601,086
       (b)Secured by junior
       liens...................      216,295    217,359
    d. Secured by multifamily
       (5 or more) residential
       properties..............        9,504     11,287
    e. Secured by nonfarm
       nonresidential
       properties..............       18,083     29,676
  2.   Loans to depository
       institutions:
    a. To commercial banks in
       the U.S.:
       (1) To U.S. branches and
           agencies of foreign
           banks...............         none       none
       (2) To other commercial
           banks in the U.S....         none       none
    b. To other depository
       institutions in the
       U.S.....................         none       none
    c. To banks in foreign
       countries:
       (1) To foreign branches
           of other U.S. banks.         none       none
       (2) To other banks in
           foreign countries...         none       none
  3.   Loans to finance
       agricultural production
       and other loans to
       farmers.................         none       none
  4.   Commercial and
       industrial loans:
    a. To U.S. addressees
       (domicile)..............       33,251     37,030
    b. To non-U.S. addressees
       (domicile)..............         none       none
  5.   Acceptances of other
       banks...................         none       none
  6.   Loans to individuals for
       household, family, and
       other personal
       expenditures (including
       purchased paper):
    a. Credit cards and related
       plans...................         none      4,966
    b. Other...................      117,832    108,904
  7.   Loans to foreign
       governments and official
       institutions (including
       foreign central banks)..         none       none
  8.   Obligations (other than
       securities) of states
       and political
       subdivisions in the U.S.
       (including nonrated
       industrial development
       obligations):
    a. Taxable obligations.....         none       none
    b. Tax-exempt obligations..        2,088      2,521
  9.   Other loans:
    a. Loans for purchasing or
       carrying securities
       (secured and unsecured).         none       none
    b. All other loans.........           22         21
 10.   Lease financing
       receivables (net of
       unearned income)........         none       none
 11.   Less: Any unearned
       income on loans
       reflected in Items 1-9
       above...................        7,998      9,349
                                  ---------- ----------
 12.   Total loans and leases,
       net of unearned income..   $1,043,478 $1,026,330
                                  ========== ==========
       Note: Commercial paper
       included in call report
       schedule RC-C...........         none $    4,995

       Note: This schedule is prepared in accordance with Call Report requirements and includes term fed funds, bankers' acceptances and commercial paper as loans and differs in this respect from the financial statements in the Annual Report to Shareholders.

SCHEDULE IV--Bank Premises and Equipment
              (in thousands)

                                                      DECEMBER 31, 1993
                                              ----------------------------------
                                                                        AMOUNT
                                                         ACCUMULATED   AT WHICH
                                                         DEPRECIATION  CARRIED
                                              GROSS BOOK     AND      ON BALANCE
                                                VALUE*   AMORTIZATION   SHEET
                                              ---------- ------------ ----------
Bank premises (includes land $396)...........  $ 2,905     $ 1,123      $1,782
Equipment....................................   11,821       8,575       3,246
Leasehold and building improvements..........    7,775       5,339       2,436
                                               -------     -------      ------
    Totals...................................  $22,501     $15,037      $7,464
                                               =======     =======      ======
                                                      DECEMBER 31, 1992
                                              ----------------------------------
                                                                        AMOUNT
                                                         ACCUMULATED   AT WHICH
                                                         DEPRECIATION  CARRIED
                                              GROSS BOOK     AND      ON BALANCE
                                                VALUE*   AMORTIZATION   SHEET
                                              ---------- ------------ ----------
Bank premises (includes land $396)...........  $ 2,451     $ 1,101      $1,350
Equipment....................................   11,779       8,681       3,098
Leasehold and building improvements..........    7,990       5,345       2,645
                                               -------     -------      ------
    Totals...................................  $22,220     $15,127      $7,093
                                               =======     =======      ======

- --------
* Represents cost.

SCHEDULE V--Investments in, Income From Dividends, and Equity in Earnings or
             Losses of Subsidiaries and Associated Companies (in thousands)

                                                                       BANK'S
                                                                   PROPORTIONATE
                                              EQUITY IN               PART OF
                          PERCENT    TOTAL    UNDERLYING            EARNINGS OR
                         OF VOTING INVESTMENT NET ASSETS  AMOUNT     (LOSS) FOR
                           STOCK       AT         AT        OF        THE YEAR
     NAME OF ISSUER        OWNED   12/31/93*  12/31/93*  DIVIDENDS ENDED 12/31/93
     --------------      --------- ---------- ---------- --------- --------------
Morris Holdings, Inc.
 (1)....................    100%    $309,853   $309,853     $ 0         $522
GSB Investment, Inc.
 (1)....................    100%    $      0   $      0     $ 0         $ (1)

- --------
* Consists of the following components:

                                                   INVESTMENTS ADVANCES
                                                       IN         TO     TOTAL
                                                   ----------- -------- --------
Morris Holdings, Inc..............................  $309,853     $ 0    $309,853
GSB Investment, Inc...............................  $      0     $ 0    $      0

                                                                       BANK'S
                                                                   PROPORTIONATE
                                              EQUITY IN               PART OF
                          PERCENT    TOTAL    UNDERLYING            EARNINGS OR
                         OF VOTING INVESTMENT NET ASSETS  AMOUNT     (LOSS) FOR
                           STOCK       AT         AT        OF        THE YEAR
     NAME OF ISSUER        OWNED   12/31/92*  12/31/92*  DIVIDENDS ENDED 12/31/92
     --------------      --------- ---------- ---------- --------- --------------
GSB Realty Corp.(2).....    100%    $      0   $      0     $ 0         $  0
Palm Canyon Investment
 Corp.(1)(3)............    100%    $      0   $      0     $ 0         $(22)
Morris Holdings, Inc.
 (1)....................    100%    $143,820   $143,820     $ 0         $174
GSB Investment, Inc.
 (1)....................    100%    $      1   $      1     $ 0         $  0

- --------
* Consists of the following components:

                                                  INVESTMENTS ADVANCES
                                                      IN         TO     TOTAL
                                                  ----------- -------- --------
GSB Realty Corp..................................  $      0     $ 0    $      0
Palm Canyon Investment Corp......................  $      0     $ 0    $      0
Morris Holdings, Inc.............................  $143,820     $ 0    $143,820
GSB Investment, Inc..............................  $      1     $ 0    $      1

- --------
(1) Included in consolidated financial statements.
(2) Dissolved August 20, 1992.
(3) Dissolved February 19, 1993.

SCHEDULE VI--Allowance for Possible Loan Losses
              (in thousands)

                                                       FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                     -------------------------
                                                      1993     1992     1991
                                                     -------  -------  -------
Balance end of previous period...................... $18,855  $16,479  $14,621
Recoveries credited to allowance....................   3,480    3,175    1,051
Changes incident to mergers and absorptions.........    none     none     none
Provision for possible loan losses..................   1,900    4,000    6,700
Less: Losses charged to allowance...................  (1,192)  (4,799)  (5,893)
Foreign currency translation adjustment.............    none     none     none
                                                     -------  -------  -------
    Balance end of period........................... $23,043  $18,855  $16,479
                                                     =======  =======  =======
Amount deducted (recovered) for Federal income tax
 purposes (1)....................................... $  (458) $ 1,527  $ 1,177
Maximum amount that could be deducted for Federal
 income tax purposes................................ $  (458) $ 1,527  $ 1,177
Balance in allowance at end of period as reported
 for Federal income tax purposes.................... $ 4,115  $ 4,115  $ 4,115

- --------
(1) Estimate for 1993.

            GERMANTOWN SAVINGS BANK GENERAL SHAREHOLDER INFORMATION


                    NOTICE OF AVAILABILITY OF FORM F-2 AND
                             INVESTOR INFORMATION

The Germantown Savings Bank Annual Report for the year 1993 filed with the Federal Deposit Insurance Corporation on its Form F-2 is available without charge upon written request. For a copy, please write to:

      Director of Investor Relations
      Germantown Savings Bank
      One Belmont Avenue
      Bala Cynwyd, PA  19004-1646

Analysts, investors and others seeking additional financial information may contact:

      Janet C. Parkinson
      Assistant Vice President
      at the above address or
      call (610) 660-8409

                           NOTICE OF ANNUAL MEETING

The annual meeting of shareholders will be held on Wednesday, April 27, 1994 at 10:00 a.m. at

      The Merion Tribute House
      625 Hazelhurst Avenue
      Merion Station, PA  19066

                            SHAREHOLDER INQUIRIES

If you need to change your registered address, transfer ownership or obtain replacements for lost certificates, please write or call our Transfer Agent and Registrar:

      Bank of Boston
      Shareholder Services Division
      Mail Stop 45-02-09
      P.O. Box 644
      Boston, MA  02102-0644
      (617) 575-2900

                       STOCK LISTINGS AND MARKET PRICE

GSB's common stock is listed on the Nasdaq Stock Market under the symbol "GSBK." The stock is listed as "GrmSv" or "GermtnSvg" in the "Nasdaq National Market Issues" section in the financial pages of most major newspapers. High and low sales prices on the Nasdaq Stock Market for each quarter of 1993 were as follows:

                             High               Low
1st Quarter:                 33 1/4             26 1/4
2nd Quarter:                 34                 27
3rd Quarter:                 43                 28 3/4
4th Quarter:                 56 1/4             42 1/2

As of December 31, 1993, GSB had approximately 1,800 shareholders of record.


                               GSB HEADQUARTERS
                              One Belmont Avenue
                         Bala Cynwyd, PA  19004-1646


                                                                     Member FDIC

                                   CONTENTS


                        2      CHAIRMAN'S MESSAGE

                        5      BOARD OF DIRECTORS

                        6      FINANCIAL HIGHLIGHTS

                        7      MANAGEMENT'S DISCUSSION & ANALYSIS

                       23      REPORT OF MANAGEMENT

                       24      INDEPENDENT ACCOUNTANTS' REPORT

                       25      INDEPENDENT AUDITORS' REPORT

                       26      CONSOLIDATED FINANCIAL STATEMENTS

          To Our
    Shareholders
    ------------



[CHART APPEARS HERE]





[CHART APPEARS HERE]



     I am pleased to report to shareholders of GSB that 1993 was, by all measures, the most profitable year in the history of the Bank. Net income for the year ended December 31, 1993 totaled $20.5 million or $4.68 per share based on 4.38 million weighted-average shares outstanding. This compares to net income in 1992 of $12.8 million or $2.98 per share based on 4.29 million weighted-average shares outstanding.

     The 1992 earnings figure included a charge of $2.4 million, net of deferred tax, or 56 cents per share which resulted from Management's decision to immediately recognize the Bank's liability under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." When this charge is excluded from 1992 earnings, 1993 net income increased 35% from 1992 core earnings.

     The exemplary earnings performance is the result of several factors. The Bank's conservative approach to asset/liability management has resulted in continued increases in net interest income. In 1993, the Bank's net interest income totaled $64.6 million versus $57.5 million in 1992 -- an increase of 12.4% -- while total assets grew 5.3%.

     The Bank's strict attention to its prudent policies with regard to credit risk has also positively impacted the level of the profits. At December 31, 1993, the Bank's nonperforming loans and other real estate owned amounted to $3.7 million or just 0.22% of total assets.

     Earnings in 1993 were also aided by the Bank's continued emphasis on cost containment. In an era in which the costs of running a financial services institution are under ever increasing pressure, GSB's noninterest expenses in 1993 increased just 1.3%.

                 [PHOTOGRAPH OF MARTIN I. KLEPPE APPEARS HERE]

                               MARTIN I. KLEPPE
                       Chairman of the Board & President

[CHART APPEARS HERE]





[CHART APPEARS HERE]





[CHART APPEARS HERE]




     All of these factors combined to generate a return on average assets of 1.28% in 1993 -- a significant increase over 1992's figure of 0.86%.

     The 1993 earnings performance has further enhanced the stability and soundness of GSB as a financial institution. At December 31, 1993, shareholders' equity totaled $142.0 million or 8.67% of total assets -- up from $120.3 million or 7.73% of total assets at December 31, 1992. The Bank's FDIC risk-based capital ratio was 17.36% at the end of 1993 versus 14.35% at year-end 1992. This figure is well in excess of the 8.00% level mandated by the FDIC. At December 31, 1993, book value per share had increased to $33.89 from $29.26 in 1992.

     I have detailed several of the reasons for the Bank's strong earnings record and stable condition. Other contributing factors are apparent from a review of the accompanying financial data; I invite you to examine them thoroughly. However, I believe the major reason for the Bank's continued excellence lies not in the numbers but with the people who produced them. The employees of GSB are a loyal and dedicated staff of banking professionals who continue to strive for the highest levels of customer service and financial performance. I join with the entire Board of Directors in expressing our gratitude to these employees for their commitment and contribution to the success of Germantown Savings Bank.


                                   /s/ Martin I. Kleppe

                                   Martin I. Kleppe
                                   Chairman of the
                                   Board & President



                                   January 19, 1994

                              BOARD OF DIRECTORS


                           [PHOTOGRAPH APPEARS HERE]


Seated left to right

EDITHE J. LEVIT, M.D.
President Emeritus, National
Board of Medical Examiners

MARTIN I. KLEPPE
Chairman of the
Board & President

SAMUEL EVANS III
Partner, GMH Realty, Inc.



Standing left to right

HARVEY ZALESNE
President, Zalesne & Herd
Company, Inc.

JOHN A. H. SHOBER
Vice Chairman, Penn
Virginia Corporation

ROBERT L. ARCHIE, JR., ESQ.
Partner, Duane, Morris &
Heckscher

BARBARA J. ANDREW, PH.D.
President & Chief Executive
Officer, Liberty Health System

RAYMOND K. DENWORTH, JR., ESQ.
Partner, Drinker
Biddle & Reath

GAIL WALKER HEARN, PH.D.
Associate Professor
Beaver College

EDWARD L. JONES, JR.
Chairman of the Board &
Chief Executive Officer
AAA Mid-Atlantic

GSB FIVE YEAR FINANCIAL HIGHLIGHTS
(Dollars in Thousands except Per Share Amounts)


                                               1993             1992             1991            1990             1989
                                            -----------------------------------------------------------------------------
Results of operations for the year:
- ----------------------------------
    Interest income                          $112,474         $115,656         $123,151        $127,772         $124,682
    Interest expense                           47,870           58,158           74,678          84,751           83,041
                                            -----------------------------------------------------------------------------
    Net interest income                        64,604           57,498           48,473          43,021           41,641
    Provision for possible
      loan losses                               1,900            4,000            6,700           4,538            3,900
    Net security gains (losses)                 1,179            2,291             (542)         (1,531)          (2,783)
    Other noninterest income                    5,255            5,400            4,026           5,820            3,618
    Noninterest expenses                       38,178           37,675           33,388          30,640           29,592
                                            -----------------------------------------------------------------------------
    Income before income taxes,
      extraordinary credit and
      accounting change                        30,960           23,514           11,869          12,132            8,984
    Applicable income taxes                    10,462            8,331            3,524           2,833            2,899
                                            -----------------------------------------------------------------------------
    Income before extraordinary
      credit and accounting change             20,498           15,183            8,345           9,299            6,085
    Extraordinary credit                           --               --            3,100           2,833            2,716
    Effect of change in accounting
      principle (net of tax of $1,246)             --           (2,419)              --              --               --
                                            -----------------------------------------------------------------------------

    Net income                              $  20,498         $ 12,764         $ 11,445        $ 12,132        $   8,801
                                            =============================================================================

Earnings per common share:
- -------------------------
    Income before extraordinary
      credit and effect of change in
      accounting principle                      $4.68            $3.54            $2.06           $2.31            $1.51
    Extraordinary credit                           --               --             0.76            0.70             0.68
    Effect of change in
      accounting principle                         --            (0.56)              --              --               --
                                            -----------------------------------------------------------------------------
    Net income                                  $4.68            $2.98            $2.82           $3.01            $2.19
                                            =============================================================================
Dividends per share                             $0.40            $0.30            $0.20           $0.10            $  --
- -------------------                         =============================================================================
Book value per share, year-end                 $33.89           $29.26           $26.78          $24.16           $21.25
- ------------------------------              =============================================================================

Financial condition at year-end:
- -------------------------------
    Total assets                           $1,637,190       $1,555,429       $1,412,753      $1,401,176       $1,409,311
    Net loans                               1,016,338          997,869          812,831         890,246          860,943
    Loan allowance                             23,043           18,855           16,479          14,621           11,790
    Net securities                            522,648          457,488          483,665         394,619          410,456
    Deposits                                1,475,639        1,418,854        1,292,473       1,291,108        1,286,656
    Shareholders' equity                      141,991          120,294          107,950          97,258           85,528

Financial ratios:
- ----------------
    Return on average assets                     1.28%            0.86%            0.82%           0.88%            0.64%
    Return on average
      shareholders' equity                      15.69%           11.16%           11.12%          13.10%           10.76%
    Average shareholders'
      equity to average assets                   8.14%            7.71%            7.33%           6.69%            5.98%
    Net interest rate margin                     3.98%            3.81%            3.31%           2.92%            2.86%
    Allowance for possible loan
      losses to total loans                      2.20%            1.84%            1.96%           1.60%            1.33%
    Total FDIC risk-based capital ratio         17.36%           14.35%           14.07%          12.42%           11.18%
    Dividend payout ratio                        8.55%           10.07%            7.09%           3.32%              --%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION


INTRODUCTION

     Germantown Savings Bank is a state-chartered, FDIC-insured stock savings bank operating 32 banking offices in the five-county area of southeastern Pennsylvania. Headquartered in Bala Cynwyd, Pa., GSB operated as a mutual savings bank from its founding in 1854 until its conversion to a stock savings bank in 1987. In March 1992, GSB acquired the two banking offices and approximately $72.3 million of deposits and certain other liabilities and assets of the former Springfield Federal Savings Association from the Resolution Trust Corporation (RTC). GSB provides a range of banking products and services including certificates of deposit, money market accounts, passbooks, checking accounts, IRAs, pension plans, safe deposit boxes, automatic teller machines, mortgages and consumer loans to individuals and small businesses.

     The purpose of this discussion and analysis is to direct attention to those areas and trends which Management believes will enhance the reader's understanding of GSB's operations and financial condition. These include earnings performance, financial position, asset quality, capital adequacy, liquidity and gap. This review should be read in conjunction with the financial statements and accompanying notes which appear later in this report.

FINANCIAL OVERVIEW

     In 1993, GSB's net income increased to $20.5 million or $4.68 per share. The Bank's net income for 1992 amounted to $12.8 million or $2.98 per share after a charge for the immediate recognition of the Bank's obligation for postretirement benefits other than pensions of $2.4 million, net of deferred taxes. In 1991, net income amounted to $11.4 million, or $2.82 per share and included an extraordinary credit of $3.1 million or $0.76 per share. GSB paid cash dividends of $0.40 per share during 1993, compared to $0.30 in 1992 and $0.20 in 1991. GSB's return on average assets increased to 1.28% in 1993, compared to 0.86% and 0.82% in 1992 and 1991, respectively. At year-end 1993, book value per share, or shareholders' equity per share, increased to $33.89 from $29.26 and $26.78 at year-end 1992 and 1991, respectively. At December 31, 1993, GSB's total assets were $1.64 billion, compared to $1.56 billion at year-end 1992. Total shareholders' equity at year-end 1993 increased to $142.0 million, or 8.67% of total assets, from $120.3 million, or 7.73%, and $108.0 million, or 7.64%, at year-end 1992 and 1991, respectively.

     The Bank's total FDIC risk-based capital ratio increased to 17.36% of net risk-weighted assets and off-balance sheet items at year-end 1993 from 14.35% at year-end 1992 and 14.07% at year-end 1991. Since year-end 1992, the FDIC requires a total risk-based ratio of at least 8%.

NET INTEREST INCOME

     Net interest income is the difference between earnings on loans, investments and money market instruments and interest expense on deposits. GSB's net interest income increased by $7.1 million to $64.6 million in 1993 from $57.5 million in 1992 and $48.5 million in 1991. Total interest income in 1993 decreased by $3.2 million to $112.5 million from $115.7 million in 1992, compared to $123.2 million in 1991. The decrease in total interest income was primarily the result of the decrease in yields on loans and investments. Total interest expense in 1993 decreased by $10.3 million to $47.9 million from $58.2 million in 1992, compared to $74.7 million in 1991. The decrease in total interest expense was primarily the result of lower rates paid on deposits. The improvement in the Bank's net interest income in 1993 and 1992 was due to a greater decrease in total interest expense than in total interest income. The Bank's average yield on interest-earning assets in 1993 decreased to 7.26% from 8.09% in 1992 and 9.09% in 1991. GSB's average cost of funds also decreased to 3.28% in 1993 from 4.28% in 1992 and 5.78% in 1991. GSB's spread, or difference between the yield on average interest-earning assets and the rate paid on average interest-bearing liabilities, improved to 3.98% in 1993, compared to 3.81% in 1992 and 3.31% in 1991. In addition, the Bank's net yield on interest-earning assets, computed as net interest income divided by average interest-earning assets, improved to 4.17% in 1993 from 4.02% in 1992 and 3.58% in 1991.

        The following table summarizes GSB's average month-end balances of interest-earning assets and interest-bearing liabilities and interest income, interest expense, yields on interest-earning assets and rates on interest-bearing liabilities for each of the last three years. Average loan balances include delinquent and nonaccrual loans which reduce the computed yields on loans. Yields on net securities are not computed on a tax-equivalent basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

SUMMARY OF AVERAGE BALANCES, INTEREST AND YIELDS/RATES
(Dollars in Thousands)

                                              1993                              1992                               1991
                             ------------------------------------------------------------------------------------------------------
                                 Average               Yield/      Average               Yield/      Average                 Yield/
                                 Balance   Interest     Rate       Balance    Interest    Rate       Balance      Interest    Rate
                             ------------------------------------------------------------------------------------------------------
Interest-earning assets:
- ------------------------
Mortgage loans               $   683,037  $  52,949     7.75%   $   579,838  $ 48,214     8.32%   $   549,055    $  50,267    9.16%
Consumer loans                   374,050     31,372     8.39        366,431    33,582     9.16        316,804       33,609   10.61
Commercial loans                   2,423         92     3.80          3,463       338     9.76          4,602          463   10.06
Less:
Unearned income                   (8,696)                            (9,471)                          (10,977)
Allowance for
   possible loan losses          (21,217)                           (17,444)                          (15,614)
                             ------------------------------------------------------------------------------------------------------
Net loans                      1,029,597     84,413     8.20        922,817    82,134     8.90        843,870       84,339    9.99
Net securities                   491,075     27,201     5.54        464,631    31,872     6.86        434,712       33,932    7.81
Money market
   instruments                    28,566        860     3.01         41,578     1,650     3.97         76,212        4,880    6.40
                             ------------------------------------------------------------------------------------------------------
Total interest-
   earning assets              1,549,238    112,474     7.26      1,429,026   115,656     8.09      1,354,794      123,151    9.09
                                          ---------     ----                  -------     ----                   ---------    ----
Noninterest-earning
- -------------------
   assets                         56,157                             54,874                            48,445
   ------                     ----------                         ----------                        ----------
Total assets                  $1,605,395                         $1,483,900                        $1,403,239
                              ==========                         ==========                        ==========
Interest-bearing
- ----------------
   liabilities:
   ------------
Deposits                      $1,453,212     47,746     3.29     $1,352,350    57,988     4.29     $1,285,620       74,585    5.80
Funds borrowed
   and other                       7,581        124     1.64          6,438       170     2.64          5,507           93    1.69
                             ------------------------------------------------------------------------------------------------------
Total interest-
   bearing liabilities         1,460,793     47,870     3.28      1,358,788    58,158     4.28      1,291,127       74,678    5.78
                                          ---------     ----                  -------     ----                   ---------    ----
Noninterest-bearing
   liabilities                    13,990                             10,684                             9,216
                              ----------                         ----------                        ----------
Total liabilities              1,474,783                          1,369,472                         1,300,343
Shareholders' equity             130,612                            114,428                           102,896
- --------------------          ----------                         ----------                        ----------
Total liabilities and
   shareholders' equity       $1,605,395                         $1,483,900                        $1,403,239
                              ==========                         ==========                        ==========
Net interest income/net
   interest rate margin                    $ 64,604     3.98%                $ 57,498     3.81%                  $  48,473    3.31%
                                           ========     ====                 ========     ====                   =========    ====
Net interest-earning
   assets/net yield
   on interest-earning
   assets                     $   88,445                4.17%    $   70,238               4.02%    $   63,667                 3.58%
                              ==========                ====     ==========               ====     ==========                 ====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RATE/VOLUME ANALYSIS

        Changes in GSB's net interest income are the result of changes in the average balances of interest-earning assets and interest-bearing liabilities and in the average rates earned or paid on those average balances.

        The following table presents the relative contribution to total interest income, total interest expense and net interest income based on changes in average volume, average interest rate and in both volume and rate which cannot be segregated to either volume or rate. Since average balances on loans include nonperforming loans and reduce the computed yield, the level of nonperforming loans affects both the changes due to volume and to rate.

RATE/VOLUME ANALYSIS
(Dollars in Thousands)

                                                  1993 vs. 1992                               1992 vs. 1991
                                   ---------------------------------------------------------------------------------------
                                        Change Due to Increase (Decrease)           Change Due to Increase (Decrease)
                                   ---------------------------------------------------------------------------------------
                                                                   Rate and                                       Rate and
                                     Total     Volume     Rate      Volume      Total      Volume       Rate       Volume
                                   ---------------------------------------------------------------------------------------
Interest income:
- ----------------
Mortgage loans                     $  4,735   $ 8,581   $ (3,265)  $  (581)   $ (2,053)    $ 2,818    $ (4,612)   $  (259)
Consumer loans                       (2,210)      698     (2,849)      (59)        (27)      5,265      (4,575)      (717)
Commercial loans                       (246)     (101)      (207)       62        (125)       (114)        (14)         3
Securities                           (4,671)    1,814     (6,136)     (349)     (2,060)      2,335      (4,112)      (283)
Money market
   instruments                         (790)     (516)      (398)      124      (3,230)     (2,217)     (1,856)       843
                                   ---------------------------------------------------------------------------------------
   Total interest income             (3,182)   10,476    (12,855)     (803)     (7,495)      8,087     (15,169)      (413)
                                   ---------------------------------------------------------------------------------------
Interest expense:
- -----------------
Deposits                            (10,242)    4,325    (13,556)   (1,011)    (16,597)      3,871     (19,459)    (1,009)
Other                                   (46)       30        (65)      (11)         77          16          52          9
                                   ---------------------------------------------------------------------------------------
   Total interest expense           (10,288)    4,355    (13,621)   (1,022)    (16,520)      3,887     (19,407)    (1,000)
                                   ---------------------------------------------------------------------------------------
   Net interest income             $  7,106   $ 6,121   $    766   $   219    $  9,025     $ 4,200    $  4,238    $   587
                                   =======================================================================================

PROVISION AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

        GSB's Management continually reviews the Bank's loan portfolio by type, quality, size and concentrations to identify as quickly as possible potential loan and borrower's problems. Management determines the adequacy of the allowance for possible loan losses based on these factors and current economic conditions. These include the magnitude and trends in delinquencies, nonaccrual loans, charge-offs and recoveries. GSB maintains the allowance to provide for or to absorb potential losses inherent in the loan portfolio and charges the provision for possible loan losses against income. Quarterly, the Board of Directors, through the Investment Committee, reviews the adequacy of the allowance.

        The provision charged against income in 1993 amounted to $1.9 million, compared to $4.0 million and $6.7 million in 1992 and 1991, respectively. In 1993, charge-offs decreased to $1.2 million from $4.8 million and $5.9 million in 1992 and 1991, respectively. Recoveries in 1993 increased to $3.5 million from $3.2 million in 1992 and $1.05 million in 1991. The decrease in charge-offs in 1993 and 1992 occurred primarily in construction loans. The improvement in recoveries in 1993 occurred primarily in construction loans, offset by a reduction in recoveries in consumer loans. The improvement in recoveries in 1992 occurred in both the construction and consumer loan portfolios. GSB's policy is to make every legal effort to recover charged-off loans. In the judgment of Management, the decrease in the provision in both 1993 and 1992 was justified due to the increase in recoveries, the reduction in charge-offs, the relative improvement in the real estate market, and the changes in the composition of the loan portfolio.

        The allowance for possible loan losses at December 31, 1993, amounted to $23.0 million or 2.20% of total loans, compared to $18.9 million or 1.84% at year-end 1992 and $16.5 million or 1.96% at year-end 1991. In the judgment of Management, the allowance is adequate based on the composition, concentrations and quality of the loans in the portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The following table summarizes the Bank's activity in the allowance for possible loan losses for each of the last three years.

SUMMARY OF ALLOWANCE FOR POSSIBLE LOAN LOSSES
(Dollars in Thousands)

                                                                    Year Ended December 31
                                                           --------------------------------------
                                                              1993           1992            1991
                                                           --------------------------------------
Allowance at beginning of year                             $18,855        $16,479         $14,621
                                                           --------------------------------------
Charge-offs:
    Construction mortgages                                      --          2,750           3,996
    Residential mortgages                                      140            287             298
    Commercial and multifamily mortgages                       200            500              --
    Consumer loans                                             842          1,256           1,349
    Commercial loans                                            10              6             250
                                                           --------------------------------------
       Total charge-offs                                     1,192          4,799           5,893
                                                           --------------------------------------
Recoveries:
    Construction mortgages                                   2,772          1,442             293
    Residential mortgages                                        8             47              48
    Commercial and multifamily mortgages                        --            176              --
    Consumer loans                                             484          1,208             542
    Commercial loans                                           216            302             168
                                                           --------------------------------------
       Total recoveries                                      3,480          3,175           1,051
                                                           --------------------------------------
       Net charge-offs (recoveries)                         (2,288)         1,624           4,842
                                                           --------------------------------------
Additions charged to income                                  1,900          4,000           6,700
                                                           --------------------------------------
Allowance at end of year                                   $23,043        $18,855         $16,479
                                                           ======================================
As a percentage of total loans                                2.20%          1.84%          1.96%
                                                           ======================================

NET SECURITY GAINS AND LOSSES

        Net security gains before income taxes in 1993 amounted to $1.2 million, compared to $2.3 million in 1992. In 1991, net security losses were $542 thousand. During 1993, the Bank sold securities with a carrying value of $4.6 million, resulting in net gains before taxes of $186 thousand. Also during 1993, securities with a carrying value of $107.9 million were called, resulting in net gains of $993 thousand before taxes. In 1992, GSB sold securities with a carrying value of $21.6 million, resulting in net losses of $186 thousand. Calls of investment securities in 1992 resulted in proceeds of $72.0 million and net gains before taxes of $1.1 million. In 1991, there were no security sales, and the Bank added $500 thousand to the allowance for possible bond losses and included that amount on the income statement as security losses.

OTHER NONINTEREST INCOME

        For GSB, other noninterest income, excluding net security gains and losses, includes service charges on depositors' accounts, safe deposit rentals and various services such as cashing checks, issuing money orders and travelers checks, redeeming U.S. savings bonds and similar activities. Most components of other noninterest income are modest and stable sources of income, with the exceptions of one-time gains from the sale of other real estate owned acquired through foreclosure and income from the operation of other real estate owned. From period to period, these sources of income may vary considerably. Service charges on depositors' accounts, safe deposit rentals and other fees are periodically reviewed by the Bank's Product Development Committee to remain competitive with other local banks.

        Other noninterest income in 1993 amounted to $5.3 million, compared to $5.4 million in 1992 and $4.0 million in 1991. The 1993 amount included a one-time, pretax gain of $423 thousand from the sale of the Bank's credit card portfolio and $236 thousand from mortgage bankers and banks who failed to deliver mortgage loans to GSB. The 1992 amount included a one-time pretax gain of $639 thousand from the sale of a group of consumer loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

NONINTEREST EXPENSES

        In banking, noninterest expenses, also called operating expenses, include all expenses except interest expense, the provision for possible loan losses and applicable income taxes. They include compensation and employee benefits, occupancy, advertising, FDIC insurance, depreciation and amortization, and other expenses such as accounting, auditing, automatic teller machines (ATMs), data processing, legal, outside service charges, postage, printing, and expenses of other real estate owned. For GSB, noninter est expenses also include amortization of deposit and other premiums paid to the RTC for the deposits and other intangibles of the former Springfield Federal.

        Total noninterest expenses in 1993 increased by $503 thousand to $38.2 million, compared to $37.7 million in 1992 and $33.4 million in 1991. The largest noninterest expense is salaries and employee benefits. This expense, which includes payroll taxes, hospitalization and pension costs, increased in 1993 by $1.3 million to $20.0 million from $18.7 million in 1992 and $16.8 million in 1991. FDIC deposit insurance amounted to $3.2 million in 1993, compared to $3.0 million in 1992 and $2.7 million in 1991. The amortization of value ascribed to acquired intangibles amounted to $798 thousand in 1993, compared to $1.45 million in 1992. At year-end 1993 and 1992, GSB had $1.3 million and $2.1 million, respectively, of unamortized deposit and other premiums included in other assets on its consolidated balance sheet.

        GSB had 491 full-time and 101 part-time employees at year-end 1993. The comparative numbers were 505 full-time and 111 part-time employees at year-end 1992, and 509 and 120 at year-end 1991.

APPLICABLE INCOME TAXES

        Applicable income taxes are based on the federal and state statutory rates applied to financial income adjusted for permanent differences such as municipal bond income. The income taxes reported do not necessarily represent taxes currently payable. Deferred taxes are included in applicable taxes and arise from temporary differences between the period in which certain income and expenses are reported for financial accounting purposes and the period in which they are reported for tax purposes. The provision for possible loan losses reported for financial reporting purposes is the largest item of temporary difference and is in excess of amounts deductible for federal tax purposes. Since GSB's deductions are delayed on the tax return and the Bank can recover taxes previously paid, GSB has a deferred tax asset included in other assets on its balance sheets.

        Applicable income taxes in 1993, 1992 and 1991 amounted to $10.5 million, $8.3 million and $3.5 million, respectively. The Pennsylvania Department of Revenue determined that the provision for possible loan losses was deductible in arriving at state taxable income in 1989. GSB established a subsidiary in Delaware to hold a portion of the Bank's securities and to purchase short-term money market instruments and government agency obligations in 1989. These two actions resulted in zero applicable state inco me taxes in each of the last three years.

        For 1993, 1992 and 1991, GSB's effective federal and state tax rates, computed as applicable income taxes divided by income before taxes, the extraordinary credit and the effect of change in accounting principle, were 33.8%, 35.4% and 29.7%, respectively. The effective rates for 1993 and 1991 were less than the statutory rates due primarily to tax-exempt income. For 1992, the effective rate was more than the statutory rate since nondeductible expenses exceeded nontaxable income.

        At December 31, 1993 and 1992, GSB had a deferred tax asset included in other assets on the consolidated balance sheets of $9.0 million and $8.5 million, respectively. In the future, if the Bank's income subject to tax is less than book income subject to tax, the deferred tax asset will be reduced by a charge recorded in applicable income taxes.

EXTRAORDINARY CREDIT

        All net operating loss carryforwards were fully utilized at year-end 1991. In 1991, the extraordinary credit, representing the tax benefit of net operating loss carryforwards, amounted to $3.1 million.

EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

        In September 1992, GSB elected immediate recognition of its obligation for postretirement benefits other than pensions in the amount of $2.4 million, net of deferred tax of $1.2 million. Under the requirements of SFAS No. 106 for immediate recognition, this one-time charge was reported in the restated first quarter of 1992. Since in 1989 GSB discontinued providing postretirement benefits other than pensions to future retirees, there will be no future charges to income for this cost other than interest on the liability and actuarial changes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

ASSET COMPOSITION

        GSB's interest-earning assets include money market instruments, securities and loans. The Bank's noninterest--earning assets include cash and due from banks, accrued interest receivable, premises and equipment, other real estate owned, a deferred tax asset and prepaid expenses.

        The following table summarizes the major components of GSB's average assets by percentages for each of the last three years.

SUMMARY OF AVERAGE ASSET COMPOSITION

                                                1993         1992         1991
                                             ---------------------------------
Money market instruments                        1.78%        2.80%        5.43%
Net securities                                 30.59        31.31        30.98
Net loans                                      64.13        62.19        60.14
                                             ---------------------------------
   Total interest-earning assets               96.50        96.30        96.55
Noninterest-earning assets                      3.50         3.70         3.45
                                             ---------------------------------
   Total assets                               100.00%      100.00%      100.00%
                                             =================================

MONEY MARKET INSTRUMENTS

        GSB holds short-term money market instruments for liquidity purposes or to meet loan commitments and depositors' need for funds. This portfolio plays an important part in managing the Bank's interest rate risk exposure and may consist from period to period of daily and term federal funds, commercial paper and time deposits with other banks. Yields on this portfolio vary with other short-term rates, and changes in the total balance are due principally to deposit flows, amortization and funding of loans and other short-term interest rates. The Bank's Investment Policy limits federal funds to $7 million per correspondent and requires that commercial paper be rated A-1 by Standard and Poor's Corporation and P-1 by Moody's Investors Services, Inc. with a limit of $5 million with any one issuer.

        The Bank's money market instruments at year-end 1993, 1992 and 1991, amounted to $38.0 million, $37.6 million and $60.5 million, respectively.
The decrease since year-end 1991 was due primarily to the decrease in short-term interest rates and the Bank's subsequent increase in loans and mortgage-backed securities. The following table summarizes GSB's holdings of money market instruments for each of the last three years. This table excludes short-term U.S. Government Treasury bills and discount notes issued by various U.S. Government agencies which the Bank carries in the securities portfolio.

SUMMARY OF MONEY MARKET INSTRUMENTS
(Dollars in Thousands)

                                                          December 31
                                              ---------------------------------
                                                 1993         1992         1991
                                              ---------------------------------
Daily federal funds                           $13,000      $28,000      $22,000
Commercial paper                                   --        4,995       32,377
U.S. Treasury security fund                    24,866        4,513        6,095
Time deposits with other banks                    138           60           33
                                              ---------------------------------
   Total money market instruments             $38,004      $37,568      $60,505
                                              =================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

SECURITIES HELD-TO-MATURITY AND SECURITIES AVAILABLE-FOR-SALE

        On December 31, 1993, the Bank adopted the provisions of SFAS No.
115, "Accounting for Certain Investments in Debt and Equity Securities."
Under this Standard, debt securities must be classified as one of the following: held-to-maturity securities, available-for-sale securities, or trading securities. Each classification receives different accounting treatment. Held-to-maturity securities are reported on the balance sheet at amortized cost with no impact on earnings or equity for changes in market value. Available-for-sale securities are reported on the balance sheet at fair value with the net unrealized gain or loss, net of taxes, reported as a separate component of shareholders' equity. Trading securities are reported on the balance sheet at fair value, and unrealized gains and losses are reported in earnings.

        Under this Standard, the Bank has determined that securities held-to-maturity consist of U.S. Treasury and agency securities and mortgage-backed securities (MBS). Mortgage-backed securities consist entirely of adjustable or fixed-rate obligations issued by the Federal National Mortgage Association
(FNMA), the Federal Home Loan Mortgage Corporation (FHLMC), and the Government National Mortgage Association (GNMA). Securities available-for-sale consist of tax-exempt obligations and issues of U.S. corporations. The Bank does not hold any trading securities, principal or interest-only securities, derivative MBS, junk bonds or foreign bonds. Short-term government and agency obligations and adjustable-rate MBS help reduce the Bank's interest rate risk. Fixed-rate MBS provide cash flow and liquidity through monthly repayment or amortization of principal. The fixed-rate portfolio provides a relatively stable source of income. The Bank's Investment Policy limits additional purchases of securities to issues of the U.S. Treasury, federal agencies and MBS issued by government agencies. For the last three years, due to low yields on both short-term money market instruments and adjustable-rate MBS, the Bank has invested in fixed-rate MBS with a maximum maturity of fifteen years. GSB had not purchased any other fixed-rate, long-term securities for over ten years. During 1993 and 1992, GSB sold long-term securities at various times as part of its asset restructuring efforts. These restructuring efforts have increased the Bank's holdings of short-term governments and mortgage-backed securities and reduced the portion of the portfolio maturing beyond ten years.

        GSB's securities held-to-maturity and securities available-for-sale at year-end 1993 amounted to $495.5 million and $27.1 million, respectively. At year-end 1992 and 1991, the Bank's total security portfolio at amortized cost, net of the allowance for possible bond losses, amounted to $457.5 million and $483.7 million, respectively. Excluding the SFAS No. 115 adjustment, the Bank's yield on the combined portfolio decreased to 5.02% at year-end 1993 from 6.27% and 7.41% at year-end 1992 and 1991, respectively. This decrease was due primarily to lower yields on short-term U.S. Government and agency securities and the repricing of adjustable-rate MBS. During 1993, U.S. Government and agency obligations increased by $138.3 million to $283.7 million due to lower rates available on adjustable-rate MBS and lower loan demand. MBS decreased by $19.1 million, net of amortization and prepayments, to $211.8 million, due to high levels of prepayments. Excluding the SFAS No. 115 adjustment, corporate obligations at amortized cost decreased in 1993 by $51.3 million to $13.9 million, due primarily to calls and sales. This decrease in corporate obligations reduces the Bank's interest rate risk exposure. Also during 1993, tax-exempt obligations, at amortized cost, decreased by $4.0 million to $12.8 million due entirely to calls and maturities, compared to $16.8 million and $18.8 million at year-end 1992 and 1991, respectively. During 1992, U.S. Government and agency holdings increased by $5.9 million to $145.4 million, and MBS increased by $31.4 million to $230.9 million due primarily to the lower interest rates available on short-term agencies and the higher rates available on fixed-rate mortgage-backed securities. Other bonds, notes and debentures decreased in 1992 by $62.9 million to $65.2 million due to calls and sales.

        At December 31, 1993, the approximate net unrealized appreciation in the securities held-to-maturity amounted to approximately $5.8 million, and the net appreciation in securities available-for-sale exceeded net amortized cost by $1.8 million. At year-end 1992, the net unrealized appreciation in the total portfolio, net of the allowance for possible bond losses, was approximately $9.3 million. The approximate net unrealized appreciation at year-end 1993 and 1992 was primarily the result of lower interest rates which caused the market price or value of investment securities to increase above GSB's adjusted basis. During 1993, the Bank sold securities with a carrying value of $4.6 million, received proceeds of $4.8 million, and recognized net profits before taxes of $186 thousand on these sales. Also during 1993, the Bank received proceeds of $108.9 million from calls and recognized pre-tax profits of $993 thousand on those calls. During 1992, GSB sold securities with a carrying value of $21.6 million, received proceeds of $21.4 million, and recognized net losses of $186 thousand on these transactions. During the third quarter of 1992, GSB recognized security gains of $1.5 million by reducing the allowance for possible bond losses, due to the appreciation in the corporate portfolio. Also during 1992, GSB received proceeds on calls of $72.0 million and recorded gains of $1.1 million. The carrying value on called bonds was $70.9 million. During 1991, GSB did not sell any securities but did receive proceeds from calls of $7.3 million and recognized losses of $42 thousand.

        Management believes that the Bank has sufficient liquidity, capital and sources of income to hold its held-to-maturity and its available-for-sale securities to maturity and, considering all reasonably foreseeable conditions and events, intends to hold these securities to maturity. However, changes in interest rates, loan demand and other events could result in future sales of corporate securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The following tables summarize GSB's held-to-maturity securities and available-for-sale securities by type of investment and contractual maturity, excluding preferred stock and, in prior years, the allowance for possible bond losses, for each range of maturities for each of the last three years. For purposes of these tables, all securities are presented at amortized cost, excluding the SFAS No. 115 adjustment. Since borrowers may have the right to call or prepay obligations with or without prepayment penalties, expected maturities will differ from contractual maturities. The yields on state and municipal obligations are based on amortized cost and are not computed on a fully tax-equivalent basis. The yields on other bonds, notes and debentures are based on amortized cost, excluding the SFAS No. 115 adjustment.

SUMMARY OF MATURITY DISTRIBUTION OF HELD-TO-MATURITY SECURITIES
(Dollars in Thousands)

                                                                                 December 31
                                                 -------------------------------------------------------------------------
                                                          1993                      1992                     1991
                                                 -------------------------------------------------------------------------
                                                   Amount      Yield          Amount     Yield         Amount        Yield
                                                 -------------------------------------------------------------------------
U.S. Govt. and agencies:
- ------------------------
   Due 1 year or less                            $233,460         3.24%      $145,194     3.42%       $127,806        5.14%
   After 1 year to 5 years                         50,249         4.03            243     7.30             450        7.30
   After 5 years to 10 years                           --           --             --       --          10,542        7.25
   After 10 years to 15 years                          --           --             --       --              --          --
   After 15 years to 20 years                          --           --             --       --             749        7.38
   More than 20 years                                               --             --       --              --          --
                                                 -------------------------------------------------------------------------
      Total U.S. Govt. and agencies               283,709         3.38        145,437     3.43         139,547        5.32
                                                 -------------------------------------------------------------------------
FNMA and FHLMC one-year adjustable-
- -----------------------------------
   rate mortgage-backed securities:
   --------------------------------
   More than 20 years                              58,895         5.56         79,812     6.76         114,143        8.38
                                                 -------------------------------------------------------------------------
GNMA and FNMA fixed-rate
- ------------------------
   mortgage-backed securities:
   ---------------------------
   After 5 years to 10 years                           36         8.19             46     8.21              55        8.21
   After 10 years to 15 years                     152,867         7.38        148,789     7.72          77,972        8.08
   After 15 years to 20 years                          --           --          2,278     8.71           7,350        8.30
   More than 20 years                                  --           --             --       --              --          --
                                                 -------------------------------------------------------------------------
      Total fixed-rate MBS                        152,903         7.38        151,113     7.74          85,377        8.14
                                                 -------------------------------------------------------------------------
      Total mortgage-backed securities            211,798         6.87        230,925     7.40         199,520        8.28
                                                 -------------------------------------------------------------------------
      Total                                      $495,507         4.87%      $376,362     5.87%       $339,067        7.06%
                                                 =========================================================================


SUMMARY OF MATURITY DISTRIBUTION OF AVAILABLE-FOR-SALE SECURITIES AT AMORTIZED COST
(Dollars in Thousands)

                                                                                December 31
                                                 -------------------------------------------------------------------------
                                                           1993                     1992                        1991
                                                 -------------------------------------------------------------------------
                                                   Amount      Yield          Amount     Yield           Amount      Yield
                                                 -------------------------------------------------------------------------
State and municipals:
- ---------------------
   Due 1 year or less                            $     --          --%      $    365      7.05%       $     --          --%
   After 1 year to 5 years                              1        5.00              2      5.00             367        7.00
   After 5 years to 10 years                        2,575        6.68          3,070      6.67           3,305        6.71
   After 10 years to 15 years                      10,129        6.70         12,653      6.65          14,224        6.63
   After 15 years to 20 years                          83        7.25            720      6.70             882        6.80
   More than 20 years                                  --          --             --        --              --          --
                                                 -------------------------------------------------------------------------
      Total state and municipals                   12,788        6.70         16,810      6.66          18,778        6.65
                                                 -------------------------------------------------------------------------
Other bonds, notes and debentures:
- ----------------------------------
   Due 1 year or less                                  --          --            130      8.50              23        8.25
   After 1 year to 5 years                            209        6.69          3,555      7.62           6,502        7.99
   After 5 years to 10 years                        6,211        8.76         18,759      8.42          40,685        8.40
   After 10 years to 15 years                       7,492        8.58         37,672      8.62          63,233        8.56
   After 15 years to 20 years                          --          --          5,051      8.60          14,595        8.34
   More than 20 years                                  --          --             --        --           3,003        8.30
                                                 -------------------------------------------------------------------------
      Total other                                  13,912        8.63         65,167      8.50         128,041        8.45
                                                 -------------------------------------------------------------------------
      Total available-for-sale                   $ 26,700        7.71%      $ 81,977      8.12%       $146,819        8.22%
                                                 =========================================================================
   Total securities held-to-maturity
      and available-for-sale
      (at amortized cost)                        $522,207        5.02%      $458,339      6.27%       $485,886        7.41%
                                                 =========================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The following tables summarizes the amortized cost, gross unrealized gains, gross unrealized losses and the approximate market value of GSB's security portfolio, excluding the allowance for possible bond losses, for each of the last three years. The approximate market value of individual securities was a function of current market yields and coupon rates, maturity date and credit quality. Management believes the appreciation or depreciation in the portfolio was attributable to general market conditions and interest rates and that the net carrying amounts will be recovered.

SUMMARY OF BOOK AND APPROXIMATE MARKET VALUES OF SECURITIES HELD-TO-MATURITY (Dollars in Thousands)

                                                                                        December 31, 1993
                                                                    ----------------------------------------------------
                                                                                      Gross          Gross      Approx.
                                                                    Amortized      Unrealized      Unrealized    Market
                                                                       Cost           Gains          Losses      Value
                                                                    ----------------------------------------------------
U.S. Government and agencies                                         $283,709         $    9           $114     $283,604
GNMA, FNMA and FHLMC mortgage-backed securities                       211,798          5,894             --      217,692
                                                                    ----------------------------------------------------
    Totals                                                           $495,507         $5,903           $114     $501,296
                                                                    ====================================================

                                                                                        December 31, 1992
                                                                   -----------------------------------------------------
                                                                                      Gross          Gross      Approx.
                                                                    Amortized      Unrealized      Unrealized    Market
                                                                       Cost           Gains          Losses      Value
                                                                   -----------------------------------------------------
U.S. Government and agencies                                         $145,437         $  653           $ 10     $146,080
GNMA, FNMA and FHLMC mortgage-backed securities                       230,925          6,095            310      236,710
State and municipals                                                   16,810            179             --       16,989
Other bonds, notes and debentures                                      65,167          1,446            127       66,486
Preferred stock                                                           497             --             10          487
                                                                   -----------------------------------------------------
   Totals                                                            $458,836         $8,373           $457     $466,752
                                                                   =====================================================

                                                                                        December 31, 1991
                                                                    ----------------------------------------------------
                                                                                      Gross          Gross      Approx.
                                                                    Amortized      Unrealized      Unrealized    Market
                                                                       Cost           Gains          Losses      Value
                                                                    ----------------------------------------------------
U.S. Government and agencies                                         $139,547        $   726          $  99     $140,174
GNMA, FNMA and FHLMC mortgage-backed securities                       199,520          6,639              6      206,153
State and municipals                                                   18,778            135            113       18,800
Other bonds, notes and debentures                                     128,041          1,911            733      129,219
Preferred stock                                                           497             --             35          462
                                                                     ---------------------------------------------------
   Totals                                                            $486,383         $9,411           $986     $494,808
                                                                     ===================================================

        The Bank's adoption of the provisions of SFAS No. 115 at December 31, 1993, resulted in the elimination of the allowance for possible bond losses and an increase in shareholders' equity of $1.2 million, net of deferred taxes.

LOAN PORTFOLIO

        GSB's loan portfolio consists primarily of fixed or adjustable-rate, single-family residential mortgages and home equity and auto loans. The balance of the portfolio includes small proportions of commercial, multifamily and construction mortgages, professional office and other loans. The Bank's construction loan activity is primarily limited to conventional, single-family homes and, in the past, FHA insured loans. The Bank has reduced its activities in commercial loans and commercial construction loans for a number of years due to their riskier nature. The loan portfolio provides a relatively stable source of interest income and monthly amortization of principal. In addition, adjustable-rate mortgages adjust or reset every one or three years, based on a market index, and help match interest rates earned with interest rates paid on savings certificates with maturities of one or more years.

        GSB's residential mortgage lending policy continues to be to originate or purchase only well-secured, high-quality, adjustable-rate or ten or fifteen year, fixed-rate mortgages. The Bank's consumer loan policy continues to be to originate or purchase primarily collateralized, local home equity and professional office equipment loans and loans with short terms, such as autos. At December 31, 1993, total fixed-rate loans amounted to $911.7 million or 87.1% of the loan portfolio while adjustable-rate loans amounted to $135.6 million or 12.9% of the portfolio. At year-end 1992 and 1991, fixed-rate loans amounted to $837.4 million, or 81.6%, and $598.1 million, or 71.3%, respectively. During each of the last three years, borrowers have refinanced adjustable-rate mortgages into fixed-rate ones to lock in a fixed payment over the life of the loan. During 1993, residential mortgages increased to $638.4 million from $601.1 million; commercial mortgages decreased to $20.0 million from $31.8 million; construction loans decreased to $2.5 million from $7.0 million; home equity and home improvement loans decreased to $226.9 million from $229.8 million; and auto and recreational vehicle loans increased to $97.8 million from $84.0 million at year-end 1992. GSB's largest single loan at year-end 1993 was an FHA insured, multifamily mortgage in the amount of $2.8 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION


        During the second quarter of 1993, GSB sold its credit card portfolio and recognized a pre-tax, one-time gain of $423 thousand. At year-end 1993, GSB serviced mortgages for others in the amount of $19.4 million, compared to $23.7 million at year-end 1992 and $16.0 million at year-end 1991. The decrease during 1993 was due to amortization and prepayments. The increase in serviced mortgages in 1992 was due to the acquisition of the servicing portfolio from the former Springfield Federal.

        The following table summarizes GSB's loan portfolio, excluding unearned income, by adjustable and fixed-rate for each of the last three years.

SUMMARY OF ADJUSTABLE AND FIXED-RATE LOANS
(Dollars in Thousands)

                                                                        December 31
                                 ---------------------------------------------------------------------------------------
                                             1993                           1992                            1991
                                 ---------------------------------------------------------------------------------------
                                                    % of                            % of                           % of
                                     Amount        Loans             Amount        Loans            Amount        Loans
                                 ---------------------------------------------------------------------------------------
Adjustable-rate:
- ----------------
   Mortgages                     $  119,616         11.4%        $  164,968          16.1%         $212,955         25.3%
   Consumer                          13,833          1.3             21,202           2.1            25,157          3.0
   Commercial                         2,200          0.2              2,519           0.2             3,230          0.4
                                 ---------------------------------------------------------------------------------------
      Total adjustable-rate         135,649         12.9            188,689          18.4           241,342         28.7
                                 ---------------------------------------------------------------------------------------
Fixed-rate:
- -----------
   Mortgages                        550,789         52.6            486,240          47.4           304,855         36.3
   Consumer                         360,860         34.5            351,097          34.2           292,695         34.9
   Commercial                            80           --                 84            --               579          0.1
                                 ---------------------------------------------------------------------------------------
      Total fixed-rate              911,729         87.1            837,421          81.6           598,129         71.3
                                 ---------------------------------------------------------------------------------------
      Total loans                $1,047,378        100.0%        $1,026,110         100.0%         $839,471        100.0%
                                 =======================================================================================

        The following table summarizes GSB's loan portfolio, excluding unearned income, by type of loan for each of the last three years.

SUMMARY OF LOAN PORTFOLIO
(Dollars in Thousands)

                                                                         December 31
                                 --------------------------------------------------------------------------------------
                                             1993                           1992                            1991
                                 --------------------------------------------------------------------------------------
                                                    % of                            % of                           % of
                                     Amount        Loans             Amount        Loans            Amount        Loans
                                 --------------------------------------------------------------------------------------
Mortgage:
- ---------
   Residential                   $  638,383         61.0%        $  601,086         58.6%         $465,455         55.4%
   Commercial                        19,973          1.9             31,843          3.1            30,091          3.6
   Multifamily                        9,504          0.9             11,287          1.1             9,981          1.2
   Construction                       2,545          0.2              6,992          0.7            12,283          1.5
                                 --------------------------------------------------------------------------------------
      Total mortgages               670,405         64.0            651,208         63.5           517,810         61.7
                                 --------------------------------------------------------------------------------------
Consumer:
- ---------
   Home equity and
      home improvement              226,927         21.7            229,831         22.4           158,511         18.9
   Auto and recreational vehicle     97,771          9.3             83,993          8.2            92,629         11.0
   Professional office and other
      equipment                      30,362          2.9             29,267          2.9            28,602          3.4
   Marine                             7,983          0.8             11,274          1.1            15,453          1.8
   Mobile home                        7,079          0.7              9,004          0.9            11,412          1.4
   Credit card                            --          --              5,056          0.5             5,675          0.7
   Time sharing                         188           --                464           --             1,008          0.1
   Other                              4,383          0.4              3,410          0.3             4,562          0.6
                                 --------------------------------------------------------------------------------------
      Total consumer                374,693         35.8            372,299         36.3           317,852         37.9
                                 --------------------------------------------------------------------------------------
Commercial                            2,280          0.2              2,603          0.2             3,809          0.4
- ----------                       --------------------------------------------------------------------------------------
      Total loans                $1,047,378        100.0%        $1,026,110        100.0%         $839,471        100.0%
                                 ======================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

NONPERFORMING LOANS AND OTHER REAL ESTATE OWNED

        For GSB, nonperforming loans include nonaccrual loans and loans 90 days or more past due. At year-end 1993, they amounted to $2.6 million, compared to $3.6 million and $6.8 million at year-end 1992 and 1991, respectively. Nonaccrual loans at year-end 1993 decreased to $640 thousand from $2.1 million at year-end 1992, while loans 90 days or more past due amounted to $1.9 million, compared to $1.6 million at year-end 1992. The decrease in nonperforming loans at year-end 1992 was due primarily to the reduction in nonaccrual construction loans. Other real estate owned at year-end 1993 amounted to $1.1 million, compared to $1.0 million at year-end 1992 and $1.2 million at year-end 1991. At December 31, 1993, nonperforming loans were 0.25% of total loans, compared to 0.35% and 0.81% at December 31, 1992 and 1991, respectively. At year-end 1993, 1992 and 1991, nonperforming loans and other real estate owned represented 0.22%, 0.30% and 0.56%, respectively, of total assets. The higher rates of nonperforming loans in 1991 were primarily caused by higher levels on nonaccruing construction loans.

        Generally, Management places a loan on nonaccrual status and reverses all accrued and unpaid interest when a loan becomes 90 days delinquent or earlier if collection is doubtful. If collection of the remaining principal balance or a portion thereof is doubtful, Management charges the allowance for possible loan losses based on its assessment of the loan and the borrower's financial condition. When GSB acquires property, the Bank transfers it to other real estate owned at the lesser of the carrying value of the loan or the estimated fair market value of the real estate, less estimated costs to sell. GSB's Loan Quality Committee meets monthly to evaluate the loan portfolio, delinquencies, repossessions, nonperforming loans and other real estate owned. At its various meetings, the Board of Directors is kept informed of the status of nonperforming loans, other real estate owned and the adequacy of the allowance for possible loan losses.

        The following table summarizes GSB's nonperforming loans and other real estate owned for each of the last three years.

SUMMARY OF NONPERFORMING LOANS AND OTHER REAL ESTATE OWNED
(Dollars in Thousands)

                                                                                             December 31
                                                                      ---------------------------------------------------
                                                                            1993                 1992                1991
                                                                      ---------------------------------------------------
Nonaccrual:
- -----------
   Construction mortgages                                             $       --           $       --            $  3,933
   Commercial and multifamily mortgages                                       --                  652                  --
   Residential mortgages                                                     355                  991                 452
   Consumer loans                                                            285                  409                 348
   Commercial loans                                                           --                   --                  17
                                                                      ---------------------------------------------------
     Total nonaccrual                                                        640                2,052               4,750
                                                                      ---------------------------------------------------
90 days or more past due:
- -------------------------
   Construction mortgages                                                     --                   --                  --
   Commercial and multifamily mortgages                                       --                   --                  --
   Residential mortgages                                                   1,718                1,445               1,679
   Consumer loans                                                            224                  106                 340
   Commercial loans                                                           --                   --                  --
                                                                      ---------------------------------------------------
     Total 90 days or more past due                                        1,942                1,551               2,019
                                                                      ---------------------------------------------------
     Total nonperforming loans                                             2,582                3,603               6,769
Other real estate owned                                                    1,078                1,042               1,209
- -----------------------                                               ---------------------------------------------------
     Total nonperforming loans and other real estate owned            $    3,660           $    4,645            $  7,978
                                                                      ===================================================
Total loans                                                           $1,047,378           $1,026,110            $839,471
                                                                      ===================================================
Percentage to total loans:
   Nonaccrual                                                               0.06%                0.20%               0.57%
   90 days or more past due                                                 0.19                 0.15                0.24
                                                                      ---------------------------------------------------
     Total                                                                  0.25%                0.35%               0.81%
                                                                      ===================================================
Percentage to total assets:
   Total nonperforming loans and other real estate owned                    0.22%                0.30%               0.56%
                                                                      ===================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

DEPOSITS

        For GSB, retail deposits in the Bank's marketing area of southeastern Pennsylvania provide the primary source of funds. Included in deposits are various IRA and Keogh accounts, some of which exceed the FDIC insurance limit. Amounts in IRA and Keogh accounts in excess of the insurance limit are protected by U.S. Government or agency securities maintained in a master trust account under the control of a custodian independent of GSB. The Bank does not rely on brokered or purchased deposits to fund loans and investments.

        Total deposits at year-end 1993 increased by $56.8 million to $1,476 million from $1,419 million at year-end 1992, compared to $1,292 at year-end 1991. For the last few years, the Bank's marketing efforts have been directed towards transaction accounts and home banking, which is called TeleServices at GSB. The Bank did not open any new offices in 1993, but opened one new banking office in 1992 and acquired the two Springfield offices with total deposits of $72.3 million. In 1991, the Bank opened one banking office. All of these actions were designed to attract new customers, to increase customer use of GSB, and to realign the Bank's office network.
At year-end 1993, GSB's nominal rate paid on all deposits including noninterest bearing accounts decreased to 2.88%, compared to 3.78% at year-end 1992. For the last several years, interest rates paid on all accounts have declined with the general decline in interest rates.

        At December 31, 1993, total savings certificates were $763.7 million or 51.75% of total deposits, compared to $744.0 million or 52.44% at year-end 1992. During 1993, savings certificates increased by $19.7 million, compared to an increase of $21.6 million during 1992. Passbooks and other savings, during 1993, increased by $11.7 million to $304.9 million; money market and super NOWs increased by $4.9 million to $233.8 million; and interest-bearing checking accounts increased by $15.3 million to $122.5 million. Management attributed these deposit changes to its marketing efforts, including TeleServices, and to the desire by customers to maintain their funds in immediately available accounts including passbooks, checking accounts and money market accounts rather than in longer-term time accounts.

        GSB's Rate Committee, under the direction of the Chairman, establishes interest rates for all deposit products after analyzing the local and national trends and directions of interest rates and the Bank's current and anticipated deposit flows including certificate maturities. This process not only directly impacts the Bank's cost of funds but also influences the Bank's net interest income and short-term deposit flows.

        The following table presents the amounts, weighted-average nominal interest rates and maturity distribution of GSB's deposits for each of the last two years.

MATURITY DISTRIBUTION OF DEPOSITS
(Dollars in Thousands)

                                                           December 31, 1993                      December 31, 1992
                                             -----------------------------------------------------------------------------
                                                                 % of      Nominal                     % of        Nominal
                                                 Amount        Deposits      Rate       Amount        Deposits       Rate
                                             -----------------------------------------------------------------------------
Noninterest-bearing accounts                 $   48,977          3.32%         --%    $   43,811        3.09%           --%
Interest-bearing checking accounts              122,459          8.30        1.62        107,185        7.55          2.29
Money markets and super NOWs                    233,760         15.84        2.28        228,878       16.13          2.96
Passbooks and other savings                     304,908         20.66        1.74        293,160       20.66          2.50
Holiday and vacation clubs                        1,838          0.13        1.78          1,814        0.13          2.77
                                             -----------------------------------------------------------------------------
   Total                                        711,942         48.25        1.77        674,848       47.56          2.46
                                             -----------------------------------------------------------------------------
Certificates maturing in the
   three months ending:
March 31, 1994/93                               211,617         14.34        3.94        200,382       14.12          3.99
June 30, 1994/93                                141,973          9.62        3.33        173,425       12.22          4.79
Sept. 30, 1994/93                                60,764          4.12        3.83         90,713        6.40          6.54
Dec. 31, 1994/93                                160,818         10.90        4.05         63,587        4.48          4.91
                                             -----------------------------------------------------------------------------
   Total                                        575,172         38.98        3.81        528,107       37.22          4.71

Year ending Dec. 31, 1995/94                    143,653          9.73        4.05        171,229       12.07          5.24
Year ending Dec. 31, 1996/95                     21,964          1.49        4.59         26,072        1.84          5.12
Years thereafter                                 22,908          1.55        5.26         18,598        1.31          5.99
                                             -----------------------------------------------------------------------------
   Total certificates                           763,697         51.75        3.92        744,006       52.44          4.97
                                             -----------------------------------------------------------------------------
   Total                                     $1,475,639        100.00%       2.88%    $1,418,854      100.00%         3.78%
                                             =============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

SHAREHOLDERS' EQUITY AND CAPITAL ADEQUACY

        GSB's shareholders' equity at year-end 1993 increased by $21.7 million to $142.0 million and included $101.9 million of retained earnings and $38.9 million of common stock and additional paid-in capital. During 1993, options on 77,481 shares were exercised resulting in additional capital of $1.7 million. At year-end 1992 and 1991, total shareholders' equity amounted to $120.3 million and $108.0 million, respectively. In 1992, options on 81,540 shares were exercised resulting in additional capital of $801 thousand. The improvement in the Bank's total shareholders' equity for each of the last three years is primarily from the retention of earnings. At December 31, 1993, under generally accepted accounting principles (GAAP), GSB's capital ratio, calculated as shareholders' equity divided by total assets, increased to 8.67% from 7.73% and 7.64% at year-end 1992 and 1991, respectively.

        During 1993, GSB paid total cash dividends of $1.7 million, or $0.40 per share, compared to $1.2 million or $0.30 per share in 1992 and $805 thousand or $0.20 per share in 1991. At December 31, 1993, book value per share, or shareholders' equity per share, increased to $33.89, compared to $29.26 at year-end 1992 and $26.78 at year-end 1991.

        Under FDIC regulations, banks such as GSB are subject to two capital requirements. The first is called a leverage capital ratio. For GSB, leverage capital is total shareholders' equity less intangible assets. The minimum leverage ratio for the highest regulatory ranked banks is 3% of quarterly average total assets. Other banks must maintain an additional cushion of 100 to 200 basis points.

        The second requirement is called the risk-based capital standard. In summary, this standard requires capital of 4% for one-to-four family residential loans secured by real estate and capital of 8% for other bonds, notes and debentures, commercial paper, commercial, multifamily, delinquent and nonaccrual loans, premises and equipment, other real estate owned and loans not secured by real estate. Obligations issued by the U.S. Government and its agencies and states and municipals require lesser amounts of capital.
 The standard also requires that capital be maintained for off-balance sheet items such as commitments. The regulation requires a total risk-based capital ratio of at least 8% beginning at year-end 1992 with the allowance for possible loan losses limited to 1.25% of total risk-weighted assets.

        At December 31, 1993, the Bank's leverage capital ratio improved to 8.58% from 7.81% and 7.71% at year-end 1992 and 1991, respectively. GSB's total capital ratio under the FDIC's risk-based capital regulation, exceeded the minimum and at year-end 1993 represented 17.36% of net risk-weighted assets including off-balance sheet items, compared to 14.35% at year-end 1992 and 14.07% at year-end 1991. The increase in the risk-based ratio in 1993 and 1992 was primarily due to the retention of earnings and to a higher percentage of total assets in the lower risk-weighted categories. Management does not anticipate that either the leverage or the risk-based capital standard will restrict GSB's earnings performance or growth potential, or require additional stock.

        The following table summarizes GSB's capital and capital ratios for each of the last three years.

SUMMARY OF CAPITAL AND CAPITAL RATIOS
(Dollars in Thousands)

                                                                                             December 31
                                                                          -----------------------------------------------
                                                                              1993               1992              1991
                                                                          -----------------------------------------------
GAAP capital                                                              $  141,991         $  120,294        $  107,950
Less: Intangible assets                                                        1,296              2,109                --
Less: Unrealized holding gains on available-for-sale securities *              1,164                 --                --
                                                                          -----------------------------------------------
   FDIC leverage, tier 1 or core capital                                     139,531            118,185           107,950
Plus: FDIC tier 2 capital **                                                  10,975             11,372            12,940
                                                                          -----------------------------------------------
   Total FDIC risk-based capital                                          $  150,506         $  129,557        $  120,890
                                                                          ===============================================
GAAP assets                                                               $1,637,190         $1,555,429        $1,412,753
FDIC quarterly average total assets for leverage ratio                     1,626,574          1,513,617         1,400,823
FDIC net risk-weighted assets including off-balance sheet items              865,939            902,299           859,120
                                                                          ===============================================
GAAP capital ratio                                                              8.67%              7.73%             7.64%
                                                                          ===============================================
FDIC leverage capital ratio (tier 1 capital / average assets)                   8.58%              7.81%             7.71%
                                                                          ===============================================
Total FDIC risk-based capital ratio (8% required at year-end 1992)             17.36%             14.35%            14.07%
                                                                          ===============================================

*On December 21, 1993, bank regulators issued a joint release stating that unrealized gains and losses on available-for-sale securities should be excluded from tier 1 capital. On January 4, 1994, the FDIC issued a proposed rule asking for comments to include unrealized holding gains and losses on available-for-sale securities as part of tier 1 capital.

**Since December 31, 1992, the allowance for possible loan losses is limited to 1.25% of total risk-weighted assets. Prior to year-end 1992, the allowance was limited to 1.50% of total risk-weighted assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

LIQUIDITY POSITION

        In banking, liquidity is necessary to meet depositors' withdrawals of funds, to satisfy loan commitments, to meet new loan demand and to operate the bank. Liquidity includes cash and due from banks, money market instruments, investment securities maturing within one year and 12 months estimated amortization and prepayments on loans and mortgage-backed securities. GSB's Investment Committee of the Board of Directors reviews the Bank's liquidity position monthly. The Bank's estimated liquidity position at year-end 1993 decreased to 46.3% of deposits from 50.9% at year-end 1992.
The decrease in liquidity was due primarily to an anticipated decrease in prepayments on mortgages and MBS, offset, in part, by an increase in securities maturing within one year. Management considers the Bank's liquidity position to be adequate for its current and anticipated needs.

        The following table summarizes GSB's liquidity position for each of the last three years.

SUMMARY OF LIQUIDITY POSITION
(Dollars in Thousands)

                                                                                       December 31
                                                                    ------------------------------------------------
                                                                         1993               1992               1991
                                                                    ------------------------------------------------
  Cash and due from banks including interest-bearing checking       $   27,849         $   28,041         $   23,136
  Money market instruments                                              37,927             37,568             60,505
  12 months loan amortization and prepayments *                        357,000            431,977            354,051
  Securities maturing within 12 months                                 233,460            146,818            127,829
  12 months MBS amortization and prepayments *                          27,700             78,456             28,450
                                                                    ------------------------------------------------
     Total                                                          $  683,936         $  722,860         $  593,971
                                                                    ================================================
  Total deposits                                                    $1,475,639         $1,418,854         $1,292,473
                                                                    ================================================
  Liquidity as a percentage of total deposits                             46.3%              50.9%              46.0%
                                                                    ================================================

  * Estimate at December 31, 1993

ASSET/LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

        Monthly, under the direction of the Bank's Chairman, GSB's Asset/Liability Committee (ALCO) reviews the current level and direction of interest rates on short-term money market instruments, agencies, mortgage-backed securities (MBS) and various loans. The Committee also reviews the Bank's liquidity, cash flow and commitment positions and examines strategies available under current and anticipated interest rate scenarios. Periodically, the Committee prepares a Business Plan which is compared to actual results each month. If interest rates, deposit flows, loan demand or economic conditions change significantly, the Plan is modified. As necessary, the Board of Directors reviews the Business Plan; and quarterly, the Investment Committee and the Board of Directors review the Bank's Gap Report which summarizes the Bank's interest-earning assets and interest-bearing liabilities.

        At year-end 1993, GSB's one-year repriceable assets as a percentage of total interest-earning assets was 44.9%, compared to 43.1% and 47.8% at year-end 1992 and 1991, respectively. At year-end 1993, the Bank's one-year gap as a percentage of total interest-earning assets was -9.0%, compared to
- -10.2% at year-end 1992 and -8.7% at year-end 1991. During a rising rate environment, a negative one-year gap indicates a future reduction in net interest income. However, such a reduction is offset to some degree when total interest-earning assets exceed total interest-bearing liabilities. In GSB's case, at year-end 1993, the excess of total interest-earning assets over total interest-bearing liabilities improved to $165.1 million or 10.3% of total interest-earning assets, compared to $129.1 million or 8.5% of total interest-earning assets at year-end 1992, and $110.4 million or 8.1% of total interest-earning assets at year-end 1991. The improvement in the one-year gap between year-end 1993 and 1992 was primarily the result of the increase in securities maturing within one year, offset by a decrease in adjustable-rate mortgages and an increase in certificates maturing within one year. The improvement in total gap at year-end 1993 and 1992 was primarily the result of the increase in retained earnings.

        The following table summarizes GSB's excess of interest-earning assets over interest-bearing liabilities, one-year repriceable assets as a percentage of total interest-earning assets, the one-year gap and the one-year gap percentage for each of the last three years. For purposes of the one-year gap, fixed-rate loans and MBS are spread based on estimated amortization. Adjustable-rate securities and accruing loans are included in the year their rates can be adjusted or reset. Nonaccruing loans and other real estate owned are excluded. All money market and super NOW accounts are included in the one-year period. Passbooks and NOW accounts are spread over their estimated lives since such accounts are relatively unaffected by changes in interest rates. The Bank has not entered into any interest rate swap agreements or interest rate futures contracts or options.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

SUMMARY OF GAP POSITION
(Dollars in Thousands)

                                                                                            December 31
                                                                         -------------------------------------------------
                                                                             1993               1992               1991
                                                                         -------------------------------------------------
Total interest-earning assets                                            $ 1,598,960        $ 1,510,879        $ 1,371,447
Total interest-bearing liabilities                                         1,433,852          1,381,755          1,261,036
                                                                         -------------------------------------------------
   Excess of total interest-earning assets over
      total interest-bearing liabilities                                 $   165,108        $   129,124        $   110,411
                                                                         =================================================
One-year repriceable assets *                                            $   717,361        $   651,174        $   656,089
One-year repriceable liabilities                                             861,252            804,697            775,596
                                                                         -------------------------------------------------
   One-year gap                                                          $  (143,891)       $  (153,523)       $  (119,507)
                                                                         =================================================
As a percentage of total interest-earning assets:
   One-year repriceable assets                                                   44.9%              43.1%             47.8%
   Excess of total interest-earning assets over total
      interest-bearing liabilities                                               10.3%               8.5%              8.1%
   One-year gap                                                                 (9.0)%            (10.2)%             (8.7)%
                                                                         =================================================

* Includes estimated amortization and one-year, adjustable-rate securities and loans.

        The following table summarizes GSB's repriceable assets and liabilities and gap position at December 31, 1993.

SUMMARY OF REPRICEABLE ASSETS AND LIABILITIES
December 31, 1993
(Dollars in Thousands)

                                        Within      Over 1       Over 2       Over 3        Over 5        Over
                                        1 Year     to 2 Yrs.    to 3 Yrs.    to 5 Yrs.     to 10 Yrs.    10 Yrs.       Total
                                     -----------------------------------------------------------------------------------------
Interest-earning assets:
- ------------------------
   Money market instruments and
      interest-bearing checking      $   37,958     $     26     $     51     $     --     $       --  $     --     $   38,035
   Mortgage-backed securities*           87,603       23,598       19,114       28,022         34,820    18,641        211,798
   Other securities                     233,460       50,081          184          194          8,786    17,704        310,409
   Mortgages, net*                      186,262       90,141       78,942       98,309        130,901    83,485        668,040
   Consumer loans, net*                 169,798       89,847       49,200       41,695         16,979       879        368,398
   Commercial loans, net*                 2,280           --           --           --             --        --          2,280
                                     -----------------------------------------------------------------------------------------
      Total                             717,361      253,693      147,491      168,220        191,486   120,709      1,598,960
                                     -----------------------------------------------------------------------------------------
Interest-bearing liabilities:
- -----------------------------
   Money markets and super NOWs         233,760           --           --           --              --       --        233,760
   Certificates                         575,172      143,653       21,964       20,923           1,985       --        763,697
   Savings deposits incl. clubs          16,846       14,314       13,607       25,231          52,955  183,793        306,746
   Checking accounts                     28,284       22,073       16,899       55,203              --       --        122,459
   Other                                  7,190           --           --           --              --       --          7,190
                                     -----------------------------------------------------------------------------------------
      Total                             861,252      180,040       52,470      101,357          54,940  183,793      1,433,852
                                     -----------------------------------------------------------------------------------------
Gap                                  $ (143,891)    $ 73,653     $ 95,021     $ 66,863        $136,546 $(63,084)    $  165,108
                                     =========================================================================================
Cumulative gap                       $ (143,891)    $(70,238)    $ 24,783     $ 91,646        $228,192 $165,108
                                     ==========================================================================
Cumulative gap as a percentage
   of interest-earning assets              (9.0)%       (4.4)%        1.5%         5.7%           14.3%    10.3%
                                     ==========================================================================

* Includes adjustable-rate securities or loans and estimated amortization.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

COMMITMENTS

        GSB makes commitments to originate and purchase mortgage loans, to fund construction loans, and to fund home equity lines for consumer loan customers. Total outstanding commitments at year-end 1993 were $86.1 million of which $46.3 million represented commitments to purchase residential mortgages, $23.3 million represented unused home equity lines, and $14.7 million represented undisbursed construction loans. The Bank also had outstanding secured standby letters of credit of $211 thousand at year-end 1993. At year-end 1992, outstanding commitments were $117.0 million and outstanding standby letters of credit were $211 thousand. The decrease in total commitments since year-end 1992 was due primarily to a reduction in commitments to purchase residential mortgages and to the sale of the MasterCard portfolio. Management does not consider the Bank's commitments to be excessive based on its cash flow from loan and investment amortization and holdings of short-term money market instruments and U.S. Government agency obligations maturing in 1994.

REGULATORY MATTERS

        The FDIC Improvement Act (FDICIA) requires the federal banking agencies to include interest rate risk in their risk-based capital standard. In September 1993, proposed regulations were issued. Under the proposal, a bank's interest-earning assets, interest-bearing liabilities and off-balance sheet items are "slotted" to time periods based on either interest rate adjustment period, time to maturity or other rules. These totals are then weighted. These weights represent the change in present value of the assets and liabilities under a 200 basis point increase and decrease in interest rates. Banks with interest rate risk exposure in excess of a "threshold level" of 1% would be required to either adjust their risk-weighted assets or hold additional capital. The proposal includes a March 31, 1994 reporting date and a December 31, 1994 implementation date. Management has estimated its interest rate risk and believes the Bank has sufficient capital under this proposal.

REPORT OF MANAGEMENT

                                                                January 20, 1994


To our Shareholders:

Financial Statements
- --------------------

        The Management of Germantown Savings Bank (the Bank) is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgments and estimates made by Management.

Internal Control
- ----------------

        Management is responsible for establishing and maintaining an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income (Call Report instructions). The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

        There are inherent limitations in the effectiveness of any structure of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

        Management assessed the Bank's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and Call Report instructions as of December 31, 1993. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issue d by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management believes that the Bank maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and Call Report instructions, as of December 31, 1993.

        The Audit Committee of the Board of Directors is comprised entirely of outside directors who are independent of the Bank's Management. The Audit Committee is responsible for recommending to the Board of Directors the selection of independent auditors. It meets periodically with Management, the independent auditors, and the internal auditor to ensure that they are carrying out their responsibilities. The Committee is also responsible for performing an oversight role by reviewing and monitoring the financial, accounting and auditing procedures of the Bank, in addition to reviewing the Bank's financial reports. The independent auditors and internal auditor have full and free access to the Audit Committee, with or without the presence of Management, to discuss the adequacy of the internal control structure for financial reporting and any other matters which they believe should be brought to the attention of the Committee.

Compliance with Laws and Regulations
- ------------------------------------

        Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the FDIC as safety and soundness standards.

        Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the FDIC. Based on this assessment, Management believes that the Bank has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 1993.


   /s/ Martin I. Kleppe                      /s/ John H. McIlvaine Jr.

   Martin I. Kleppe                          John H. McIlvaine Jr.
   Chairman of the Board & President         Senior Vice President & Comptroller

INDEPENDENT ACCOUNTANTS' REPORT

To the Audit Committee of
Germantown Savings Bank:

        We have examined Management's assertion that, as of December 31, 1993, Germantown Savings Bank maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income included in the Report of Management.

        Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure over financial reporting, and such other procedures as we considered in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

        Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies may deteriorate.

        In our opinion, Management's assertion that, as of December 31, 1993 Germantown Savings Bank maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income is fairly stated, in all material respects, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.


                                                     /s/ DELOITTE & TOUCHE

                                                        DELOITTE & TOUCHE




Philadelphia, Pennsylvania
January 21, 1994

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
and Shareholders of
Germantown Savings Bank:


        We have audited the accompanying consolidated balance sheet of Germantown Savings Bank and subsidiaries (the "Bank") as of December 31, 1993, and the related consolidated statement of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's Management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Bank for each of the years ended December 31, 1992 and 1991, were audited by other auditors whose report, dated January 19, 1993, expressed an unqualified opinion on those statements and in 1992 included an explanatory paragraph that described that the Bank changed its method of accounting for postretirement benefits other than pensions.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 1993 consolidated financial statements present fairly, in all material respects, the financial position of Germantown Savings Bank and subsidiaries as of December 31, 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, in 1993 the Bank changed its method of accounting for investments in debt and equity securities to conform with Statement of Financial Accounting Standards No. 115.



                                                      /s/ DELOITTE & TOUCHE

                                                         DELOITTE & TOUCHE




Philadelphia, Pennsylvania
January 21, 1994, except for
        Note 17 which is dated
        March 7, 1994

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES       CONSOLIDATED STATEMENTS OF INCOME


For the years ended December 31, 1993, 1992 and 1991
(Dollars in Thousands except Per Share Amounts)

                                                                             1993         1992          1991
                                                                         -----------------------------------
Interest income:
  Interest and fees on loans                                             $ 84,413     $ 82,134      $ 84,339
  Interest and dividends on investment securities                          27,201       31,872        33,932
  Interest on money market instruments                                        860        1,650         4,880
                                                                         -----------------------------------
    Total interest income                                                 112,474      115,656       123,151
                                                                         -----------------------------------

Interest expense:
  Interest on deposits                                                     47,746       57,988        74,585
  Other                                                                       124          170            93
                                                                         -----------------------------------
    Total interest expense                                                 47,870       58,158        74,678
                                                                         -----------------------------------
Net interest income                                                        64,604       57,498        48,473
Provision for possible loan losses                                          1,900        4,000         6,700
                                                                         -----------------------------------
Net interest income after provision for possible loan losses               62,704       53,498        41,773
                                                                         -----------------------------------

Noninterest income:
  Net security gains (losses)                                               1,179        2,291          (542)
  Service charges on depositors' accounts                                   3,268        3,191         2,863
  Other                                                                     1,987        2,209         1,163
                                                                         -----------------------------------
    Total noninterest income                                                6,434        7,691         3,484
                                                                         -----------------------------------

Noninterest expenses:
  Salaries and employee benefits                                           19,992       18,694        16,809
  Occupancy expense                                                         4,300        3,856         3,601
  FDIC insurance                                                            3,224        3,013         2,713
  Advertising                                                               2,671        2,887         2,501
  Depreciation and amortization                                               997        1,136         1,217
  Amortization of value ascribed to acquired intangibles                      798        1,450            --
  Other                                                                     6,196        6,639         6,547
                                                                         -----------------------------------
    Total noninterest expenses                                             38,178       37,675        33,388
                                                                         -----------------------------------
Income before income taxes, extraordinary credit and
  effect of change in accounting principle                                 30,960       23,514        11,869
Applicable income taxes                                                    10,462        8,331         3,524
                                                                         -----------------------------------
Income before extraordinary credit and effect
  of change in accounting principle                                        20,498       15,183         8,345
Extraordinary credit:
  Tax benefit of net operating loss carryforwards                              --           --         3,100
Effect of change in accounting principle
  (net of deferred tax of $1,246)                                              --       (2,419)           --
                                                                         -----------------------------------
Net income                                                               $ 20,498     $ 12,764      $ 11,445
                                                                         ===================================
Earnings per common share:
  Income before extraordinary credit and effect of
    change in accounting principle                                          $4.68        $3.54         $2.06
  Extraordinary credit                                                         --           --          0.76
  Effect of change in accounting principle                                     --        (0.56)           --
                                                                         -----------------------------------
  Net income                                                                $4.68        $2.98         $2.82
                                                                         ===================================


The accompanying notes are an integral part of the consolidated financial statements.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES             CONSOLIDATED BALANCE SHEETS

December 31, 1993 and 1992
(Dollars in Thousands)

ASSETS                                                                                    1993                 1992
                                                                                    -------------------------------
Cash and due from banks                                                             $   27,849            $  28,041
Money market instruments                                                                38,004               37,568
                                                                                    -------------------------------
      Total cash and cash equivalents                                                   65,853               65,609
                                                                                    -------------------------------
Securities held-to-maturity (Market value: $501,296)                                   495,507                   --
Securities available-for-sale at market value (Net amortized cost: $25,352)             27,141                   --
Securities at amortized cost (Market value: $466,752)                                       --              458,836
  Less: Allowance for possible bond losses                                                  --               (1,348)
                                                                                    -------------------------------
      Net securities                                                                   522,648              457,488
                                                                                    -------------------------------
Loans:
  Mortgage                                                                             670,405              651,208
  Consumer                                                                             374,693              372,299
  Commercial                                                                             2,280                2,603
                                                                                    -------------------------------
      Total loans                                                                    1,047,378            1,026,110
  Less: Unearned income                                                                 (7,997)              (9,386)
      Allowance for possible loan losses                                               (23,043)             (18,855)
                                                                                    -------------------------------
      Net loans                                                                      1,016,338              997,869
                                                                                    -------------------------------
Accrued interest receivable                                                              7,726                9,764
Premises and equipment, net                                                              7,464                7,093
Other                                                                                   17,161               17,606
                                                                                    -------------------------------
      Total assets                                                                  $1,637,190           $1,555,429
                                                                                    ===============================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Noninterest-bearing accounts                                                      $   48,977           $   43,811
  Interest-bearing checking accounts                                                   122,459              107,185
  Money markets and super NOWs                                                         233,760              228,878
  Passbooks, clubs and other savings                                                   306,746              294,974
  Savings certificates of $100,000 and over                                             37,318               34,914
  Other savings certificates                                                           726,379              709,092
                                                                                    -------------------------------
      Total deposits                                                                 1,475,639            1,418,854
  Other                                                                                 19,560               16,281
                                                                                    -------------------------------
      Total liabilities                                                              1,495,199            1,435,135
                                                                                    -------------------------------
Shareholders' Equity:
  Preferred stock (par value $0.10)
    15,000,000 shares authorized, none issued                                               --                   --
  Common stock (par value $0.10)
    35,000,000 shares authorized, outstanding at December 31, 1993
    and 1992, 4,189,334 and 4,111,853, respectively                                        419                  411
  Additional paid-in capital                                                            38,480               36,798
  Retained earnings                                                                    101,928               83,085
  Net unrealized holding gains on securities available-for-sale                          1,164                   --
                                                                                    -------------------------------
      Total shareholders' equity                                                       141,991              120,294
                                                                                    -------------------------------
      Total liabilities and shareholders' equity                                    $1,637,190           $1,555,429
                                                                                    ===============================



The accompanying notes are an integral part of the consolidated financial statements.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES         CONSOLIDATED STATEMENTS OF
                                                 CHANGES IN SHAREHOLDERS' EQUITY


For the years ended December 31, 1993, 1992 and 1991
(Dollars in Thousands)

                                                                                                           Net
                                                                          Additional                    Unrealized
                                              Preferred       Common        Paid-In       Retained       Holding
                                                Stock*         Stock        Capital       Earnings         Gains        Total
                                              ---------------------------------------------------------------------------------
Balance at January 1, 1991                        --           $403         $35,953       $ 60,902       $   --        $ 97,258
5,313 stock options exercised                                                    52                                          52
Net income                                                                                  11,445                       11,445
Cash dividend paid ($0.20 per share)                                                          (805)                        (805)
                                              ---------------------------------------------------------------------------------
Balance at December 31, 1991                      --            403          36,005         71,542           --         107,950
81,540 stock options exercised                                     8             793                                         801
Net income                                                                                  12,764                       12,764
Cash dividend paid ($0.30 per share)                                                        (1,221)                      (1,221)
                                              ---------------------------------------------------------------------------------
Balance at December 31, 1992                      --            411          36,798         83,085           --         120,294
77,481 stock options exercised                                    8           1,682                                       1,690
Net income                                                                                  20,498                       20,498
Adoption of SFAs No. 115, net of
  income taxes, see Note 1                                                                                1,164           1,164
Cash dividends paid ($0.40 per share)                                                       (1,655)                      (1,655)
                                              ---------------------------------------------------------------------------------
Balance at December 31, 1993                      --           $419         $38,480       $101,928       $1,164        $141,991
                                              =================================================================================

*The Bank's Articles of Incorporation authorize the issuance of 15,000,000 shares of preferred stock, par value $0.10 per share.

 The preferred stock may be issued at any time upon terms as determined by the Board of Directors.




The accompanying notes are an integral part of the consolidated financial statements.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES   CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 1993, 1992 and 1991
(Dollars in Thousands)

                                                                                     1993             1992            1991
                                                                                  ------------------------------------------
Cash flows from operating activities:
  Net income                                                                      $  20,498        $  12,764       $  11,445
  Reconciliation of net income to cash provided by
    operating activities:
      Depreciation and amortization                                                     997            1,136           1,217
      Amortization of value ascribed to acquired intangibles                            798            1,450              --
      Deferred taxes                                                                 (1,212)            (747)         (5,061)
      Provision for possible loan losses                                              1,900            4,000           6,700
      Provision for possible bond losses                                                 --           (1,370)            500
      Effect of change in accounting principle                                           --            2,419              --
      (Gain) loss on sales and calls of securities                                   (1,179)            (921)             42
      Loss on sale of premises and equipment                                              3               24              34
      Decrease in interest receivable                                                 2,038            2,533           2,167
      Decrease in interest payable                                                     (231)            (462)           (708)
      Increase (decrease) in accrued expenses                                           (93)          (3,424)            231
                                                                                  ------------------------------------------
          Net cash provided by operating activities                                  23,519           17,402          16,567
                                                                                  ------------------------------------------

Cash flows from investing activities:
  Proceeds from amortization, prepayments and maturities
    of securities                                                                 1,033,499          732,917         431,192
  Proceeds from sales of securities                                                   4,806           21,395              --
  Purchases of securities                                                        (1,100,497)        (725,844)       (520,780)
  Principal collected on loans                                                      431,977          354,051         265,634
  Loans funded                                                                     (452,346)        (543,090)       (194,919)
  Capital expenditures                                                               (1,476)          (2,054)         (1,286)
  Proceeds from sale of premises and equipment                                          105               32              81
  Net (increase) decrease in other assets                                               469              394            (477)
                                                                                  ------------------------------------------
      Net cash used in investing activities                                         (83,463)        (162,199)        (20,555)
                                                                                  ------------------------------------------

Cash flows from financing activities:
  Net increase in demand deposits, NOW accounts,
    money markets, and savings accounts                                              37,094          104,823          42,480
  Proceeds from sale of savings certificates                                        263,342          265,102         255,308
  Payments for maturing savings certificates                                       (243,651)        (243,544)       (296,423)
  Net increase in other liabilities                                                   3,368              804             100
  Dividends paid                                                                     (1,655)          (1,221)           (805)
  Proceeds from issuance of common stock                                              1,690              801              52
                                                                                  ------------------------------------------
      Net cash provided by financing activities                                      60,188          126,765             712
                                                                                  ------------------------------------------
Net increase (decrease) in cash and cash equivalents                                    244          (18,032)         (3,276)
Cash and cash equivalents at beginning of year                                       65,609           83,641          86,917
                                                                                  ------------------------------------------
Cash and cash equivalents at end of year                                          $  65,853        $  65,609       $  83,641
                                                                                  ==========================================

Supplemental Disclosures:
  Interest paid on deposits and funds borrowed                                    $  48,101        $  58,562       $  75,386
  Income taxes paid                                                                  10,448            9,126           5,150
  Transferred from loans to other real estate owned                                   1,893            1,629           3,366
  Transfer of securities at amortized cost to available-for-sale                     25,352               --              --



The accompanying notes are an integral part of the consolidated financial statements.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES                  NOTES TO CONSOLIDATED
                                                          FINANCIAL STATEMENTS

(Dollars in Thousands except Per Share Amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Germantown Savings Bank (the Bank) and its wholly owned subsidiaries, GSB Investment Inc. and Morris Holdings, Inc. All significant intercompany accounts and transactions have been eliminated.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES. In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Bank elected to adopt SFAS No. 115 effective December 31, 1993. The effect of initial adoption of SFAS No. 115 is to increase the Bank's shareholders' equity as of December 31, 1993 by $1,164, net of applicable income taxes of $625. At December 31, 1993, the Bank classifies and accounts for debt and equity securities as follows:

        SECURITIES HELD-TO-MATURITY. Securities held-to-maturity are stated at cost, adjusted for unamortized purchase premiums and discounts, based on Management's intent and the Bank's ability to hold, considering all reasonable foreseeable conditions and events. Purchase premiums and discounts are amortized or accreted to income over the life of the related security or the first repricing period. The adjusted cost of a specific security sold is the basis for determining the gain or loss on the sale.

        SECURITIES AVAILABLE-FOR-SALE. Securities available-for-sale, carried at approximate market or fair value, are those Management might sell in response to changes in market interest rates, increases in loan demand, changes in liquidity needs and other conditions.

SECURITIES AT AMORTIZED COST. Securities at amortized cost are those securities held for investment purposes, based on Management's intent and the Bank's ability to hold to maturity. Purchase premiums and discounts are amortized or accreted to income over the life of the related security or the first repricing period. The adjusted cost of a specific security sold is the basis for determining the gain or loss on the sale.

LOANS AND NONACCRUAL LOANS. Loans are stated at the principal amount outstanding, net of unearned income and net deferred loan fees and costs. Loan origination fees and direct loan origination costs are deferred and accreted into interest income by methods which approximate the interest method over the lives of the loans. Loans are placed on nonaccrual when, in the judgment of Management, the collection of all or a portion of accrued interest or principal becomes doubtful. The classification of a loan as nonaccrual is not necessarily indicative of a potential charge-off of principal.

ALLOWANCE FOR POSSIBLE LOAN LOSSES. The Bank maintains an allowance for possible loan losses based on an evaluation of the loan portfolio by Management. Factors considered by Management include the contractual status of the loans, the estimated fair market values of the properties that represent collateral, the past experience and financial condition of the borrowers and/or any guarantors, the composition and risk characteristics of the portfolio, and the current economic environment.

PREMISES AND EQUIPMENT. The Bank carries premises and equipment at cost less accumulated depreciation and amortization. The Bank computes depreciation expense by the straight-line method based on estimated useful lives. The Bank capitalizes leasehold improvements and amortizes them over the life of the lease or the estimated useful life of the improvement, whichever is shorter. The Bank expenses maintenance and repairs as incurred.

OTHER REAL ESTATE OWNED. The Bank records real estate acquired through foreclosure and held for resale at the lower of the carrying value of the loan or the estimated fair market value of the real estate, less estimated costs to sell. Other real estate owned is carried as other assets on the consolidated balance sheets.

PENSION PLAN. The Bank sponsors a noncontributory defined benefit pension plan covering all employees working 1,000 hours or more in the year after 12 months of continuous service. The employee's compensation during the last five years of employment and years of service are the basis for determining plan benefits. The Bank funds pension costs in accordance with the minimum funding standards as established by the Employee Retirement Income Security Act (ERISA).

POSTRETIREMENT BENEFITS. In September 1992, the Bank elected to adopt the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under this Standard, the Bank elected immediate recognition of its obligations and, consequently, restated its earnings for the first quarter of 1992 as required under this Standard.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES                  NOTES TO CONSOLIDATED
                                                          FINANCIAL STATEMENTS


INCOME TAXES. Applicable income taxes are based on amounts reported in the statements of income excluding permanent, nontaxable income such as interest on state and municipals and nondeductible expenses. In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes," effective for fiscal years beginning after December 15, 1992. A requirement of SFAS No. 109 is that deferred tax liabilities or assets are computed using the tax rate expected to be in effect when taxes are actually paid or recovered. The Bank adopted the provisions of SFAS No. 109 during 1993. The impact on the financial statements was insignificant.

EARNINGS PER COMMON SHARE. Earnings per common share is based on income divided by the weighted-average number of shares and equivalent shares outstanding for each of the periods presented. When the average market price of the common stock for the periods exceeds the exercise price of the options, the number of shares of common stock is increased by the number of shares issuable on the exercise of options based on the assumption that common stock could be purchased with the proceeds from the exercise of options. The weighted-average number of common and common share equivalents outstanding for 1993, 1992 and 1991 amount to 4,376,892, 4,287,446, and
4,060,832, respectively.

CASH AND CASH EQUIVALENTS. For purposes of the statement of cash flows, cash and cash equivalents include cash, due from banks and interest-bearing money market instruments, generally maturing within 90 days.

POSTEMPLOYMENT BENEFITS. In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This Standard, effective for fiscal years beginning after December 15, 1993, requires employers to accrue for workers' compensation, disability, COBRA health benefits, supplemental unemployment benefits, severance pay and similar benefits provided to former or inactive employees, including their beneficiaries and dependents, after active employment but before retirement. Under the Standard, if a postemployment benefit accumulates with service or vests and the payment of the benefit is probable and can be reasonably estimated, the cost of the benefit must be accrued during the service or vesting period. If a postemployment benefit does not vest, is not probable and cannot be reasonably estimated, any cost and liability is recognized when it is probable that a benefit obligation has been incurred and the amount can be reasonably estimated. Management does not believe that this Standard will have a material effect on the Bank's financial condition or earnings.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The Bank's disclosure of the estimated fair value of financial instruments (see Note 15) is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

RECLASSIFICATIONS. Certain accounts in the prior years' consolidated financial statements have been reclassified to permit comparison with the current year.

2. CONVERSION:

      In April 1987, the Bank completed its conversion from a state-chartered mutual savings bank to a state-chartered stock savings bank through amendments to its charter and sale of 4,025,000 shares of $0.10 par value common stock. The net proceeds of the sale were $36,356. At the time of conversion, the Bank established a liquidation account in the amount of $23,778 equal to the Bank's total net worth at December 31, 1986.

      The liquidation account has been established for a period of ten years for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after the conversion, subject to downward adjustment. Eligible depositors would be entitled, in the unlikely event of complete liquidation of the Bank, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors at the time of liquidation), but before any distributions made to the Bank's shareholders, equal to their proportionate interest at that time in the liquidation account. Except for the repurchase of stock by the Bank, the existence of the liquidation account will not restrict the use or application of such capital.

3. SECURITIES HELD-TO-MATURITY AND SECURITIES AVAILABLE-FOR-SALE:

      At December 31, 1993, the amortized cost, gross unrealized gains and losses and the approximate market values of held-to-maturity securities are as follows:

                                                                            Gross               Gross
                                                      Amortized           Unrealized          Unrealized          Market
                                                         Cost               Gains               Losses            Value
                                                      -------------------------------------------------------------------
U.S. Government and agencies                           $283,709            $    9                $114            $283,604
GNMA, FNMA and FHLMC mortgage-backed securities         211,798             5,894                  --             217,692
                                                      -------------------------------------------------------------------
  Totals                                               $495,507            $5,903                $114            $501,296
                                                      ===================================================================

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES                  NOTES TO CONSOLIDATED
                                                          FINANCIAL STATEMENTS


     At December 31, 1993, the net amortized cost, gross unrealized gains and losses and the carrying values (approximate market values) of securities available-for-sale are as follows. Net amortized cost represents amortized cost less the previous reserve of $1,348.

                                                         Net                Gross               Gross
                                                      Amortized           Unrealized          Unrealized          Market
                                                         Cost               Gains               Losses            Value
                                                      -------------------------------------------------------------------
State and municipals                                    $12,788             $  168             $  --             $12,956
Other bonds, notes and debentures                        12,564              1,621                --              14,185
                                                      -------------------------------------------------------------------
  Totals                                                $25,352             $1,789             $  --             $27,141
                                                      ===================================================================

     At December 31, 1993, the maturity distribution of the amortized cost and the approximate market value of held-to-maturity securities by contractual maturity, are shown below. Since borrowers may have the right to call or prepay obligations with or without prepayment penalties, expected maturities will differ from contractual maturities.

                                                                  December 31, 1993
                                                              -------------------------
                                                              Amortized         Market
                                                                 Cost           Value
                                                              -------------------------
Due 1 year or less                                             $233,460        $233,451
After 1 year to 5 years                                          50,249          50,153
After 5 years to 10 years                                            --              --
More than 10 years                                                   --              --
                                                              -------------------------
                                                                283,709         283,604
GNMA, FNMA and FHLMC mortgage-backed securities                 211,798         217,692
                                                              -------------------------
  Totals                                                       $495,507        $501,296
                                                              =========================

  At December 31, 1993, the maturity distribution of the net amortized cost and the carrying amount (approximate market value) of securities available-for-sale by contractual maturity, are shown below. Since borrowers may have the right to call or prepay obligations with or without prepayment penalties, expected maturities will differ from contractual maturities.

                                                                  December 31, 1993
                                                              -------------------------
                                                                 Net
                                                              Amortized        Carrying
                                                                 Cost            Value
                                                              -------------------------
Due 1 year or less                                             $    --          $    --
After 1 year to 5 years                                            210              210
After 5 years to 10 years                                        7,668            8,913
More than 10 years                                              17,474           18,018
                                                              -------------------------
   Totals                                                      $25,352          $27,141
                                                              =========================

      During 1993, the Bank sold securities with a carrying value of $4,620, received net proceeds of $4,806 and recognized net profits of $186 on these sales. Also during 1993, securities with a carrying value of $107,883 were called. Proceeds of $108,876 were received and net gains of $993 were recorded on these calls.

4. SECURITIES AT AMORTIZED COST:

      At December 31, 1992, the amortized cost, gross unrealized gains and losses and the approximate market values of securities at amortized cost are as follows:

                                                                  Gross         Gross          Approx.
                                                Amortized       Unrealized    Unrealized       Market
                                                  Cost            Gains         Losses         Value
                                                ------------------------------------------------------
U.S. Government and agencies                    $145,437        $  653           $ 10         $146,080
GNMA, FNMA and FHLMC
  mortgage-backed securities                     230,925         6,095            310          236,710
State and municipals                              16,810           179             --           16,989
Other bonds, notes and debentures                 65,167         1,446            127           66,486
Preferred stock                                      497            --             10              487
                                                ------------------------------------------------------
    Totals                                      $458,836        $8,373           $457         $466,752
                                                ======================================================

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES                  NOTES TO CONSOLIDATED
                                                          FINANCIAL STATEMENT


      At December 31, 1992, the maturity distribution of the amortized cost and the approximate market value of securities at amortized cost by contractual maturity, excluding preferred stock, are shown below. Since borrowers may have the right to call or prepay obligations with or without prepayment penalties, expected maturities will differ from contractual maturities.

                                                                      December 31, 1992
                                                               ------------------------------
                                                               Amortized              Market
                                                                  Cost                Value
                                                               ------------------------------
Due 1 year or less                                              $145,689             $146,334
After 1 year to 5 years                                            3,800                3,796
After 5 years to 10 years                                         21,829               21,925
More than 10 years                                                56,096               57,500
                                                               ------------------------------
                                                                 227,414              229,555
GNMA, FNMA and FHLMC mortage-backed securities                   230,925              236,710
                                                               ------------------------------
  Totals, excluding preferred stock                             $458,339             $466,265
                                                               ==============================

      During 1992, the Bank sold securities with a carrying value of $21,581, received net proceeds of $21,395 and recognized net losses of $186 on these sales. Also during 1992, securities with a carrying value of $70,934 were called. Proceeds of $72,042 were received and net gains of $1,108 were recorded on these calls. During 1991, the Bank did not sell any securities but did receive proceeds from calls of $7,316 and recognized losses of $42.

      Excluding U.S. Government and agency obligations, the Bank's current Investment Policy limits securities issued by any one issuer to $5,000 except for federal funds which are limited to $7,000 per correspondent. At December 31, 1993 and 1992, GSB's securities issued by banks and bank holding companies amount to $1,500 (market value of $1,506) and $3,499, respectively, and daily federal funds amount to $13,000 and $28,000, respectively. Such holdings could be affected by the condition of the banking industry and the general economy. The Bank's holdings of short-term money market instruments including commercial paper and excluding federal funds amount to $25,004 and $9,568 at year-end 1993 and 1992, respectively. Bank policy requires that commercial paper be rated A1/P1 at the time of purchase.

5.  LOANS:

      The Bank's construction, direct residential, consumer and commercial lending activity is generally limited to southeastern Pennsylvania, south and central New Jersey, Delaware and northeastern Maryland. The Bank's indirect residential mortgage lending activity includes regions believed by Management not to be experiencing unusual economic problems. These lending regions and activities could be affected by regional economic problems or a downturn in real estate values.

      Generally, Management places a loan on nonaccrual status and reverses all accrued and unpaid interest when a loan becomes 90 days delinquent or earlier if collection is doubtful. At December 31, 1993 and 1992, loans on which the accrual of interest has been discontinued or reduced amount to $640 and $2,052, respectively. If interest on these loans had been accrued, additional income would have approximated $432, $570 and $480 for 1993, 1992 and 1991, respectively. Designation of loans as nonaccrual or partial accrual does not relieve the borrowers of their contractual obligations.

      Included in other assets on the consolidated balance sheets is other real estate owned amounting to $1,078 and $1,042 at December 31, 1993 and 1992, respectively.

6. ALLOWANCE FOR POSSIBLE LOAN LOSSES:

      Changes in the allowance for possible loan losses are as follows:

                                                  1993              1992             1991
                                                ------------------------------------------
Balance, January 1                              $18,855           $16,479          $14,621
Provision charged to income                       1,900             4,000            6,700
Charge-offs                                      (1,192)           (4,799)          (5,893)
Recoveries                                        3,480             3,175            1,051
                                                ------------------------------------------
Balance, December 31                            $23,043           $18,855          $16,479
                                                ==========================================

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES                  NOTES TO CONSOLIDATED
                                                          FINANCIAL STATEMENTS

7. PREMISES AND EQUIPMENT:

      At December 31, 1993 and 1992, premises and equipment are as follows:

                                                                           1993           1992
                                                                        ----------------------
Land                                                                    $   396        $   396
Buildings and improvements                                               10,284         10,045
Equipment                                                                11,821         11,779
                                                                        ----------------------
  Total                                                                  22,501         22,220
Less: Accumulated depreciation and amortization                          15,037         15,127
                                                                        ----------------------
  Premises and equipment, net                                           $ 7,464        $ 7,093
                                                                        ======================

8. DEPOSITS:

      Interest on deposits at December 31, 1993, 1992 and 1991 is as follows:

                                                            1993           1992           1991
                                                         -------------------------------------
Interest-bearing checking accounts                       $ 2,208        $ 2,407        $ 2,816
Money market and super NOWs                                5,846          7,126          8,472
Passbooks, clubs and other savings                         6,263          7,885         10,297
Savings certificates of $100,000 and over                  1,780          2,070          2,729
Other savings certificates                                31,649         38,500         50,271
                                                         -------------------------------------
  Total                                                  $47,746        $57,988        $74,585
                                                         =====================================

The maturity distribution of savings certificates at December 31, 1993 and 1992 is as follows:

                                                                             December 31
                                                                       -----------------------
                                                                           1993           1992
                                                                       -----------------------
Due one year or less                                                   $575,172       $528,107
Due more than one year to two years                                     143,653        171,229
Due more than two year to three years                                    21,964         26,072
Due more than three years                                                22,908         18,598
                                                                       -----------------------
    Total                                                              $763,697       $744,006
                                                                       =======================

9. PENSION PLAN:

      The Bank has a defined benefit pension plan for active employees. Net pension cost was $834, $743 and $636 for the years ended 1993, 1992 and 1991, respectively. The components of net pension cost are as follows:

                                                           1993           1992          1991
                                                          ----------------------------------
Service cost-benefits earned during the year              $ 641          $ 568        $  497
Interest cost on projected benefit obligation               773            673           535
Actual return on plan assets                               (862)          (548)       (1,209)
Net amortization and deferral                               282             50           813
                                                          ----------------------------------
  Net periodic pension cost                               $ 834          $ 743        $  636
                                                          ==================================


      The following table presents a reconciliation of the funded status of the defined benefit plan at December 31, 1993 and 1992:

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES                  NOTES TO CONSOLIDATED
                                                          FINANCIAL STATEMENTS

                                                                                                    1993           1992
                                                                                                ------------------------
Actuarial present value of benefit obligations:
  Vested                                                                                        $ (6,575)      $ (4,894)
  Nonvested                                                                                         (912)          (828)
                                                                                                ------------------------
    Accumulated benefit obligation                                                              $ (7,487)      $ (5,722)
                                                                                                ========================
Projected benefit obligation for service rendered to date                                       $(11,734)      $(10,058)
Plan assets at fair value invested principally in equity and
  fixed-income mutual funds                                                                        9,050          7,407
                                                                                                ------------------------
Projected benefit obligation in excess of plan assets                                             (2,684)        (2,651)
Unrecognized net loss from past experience different from that
  assumed and effects of changes in assumptions                                                    1,808          1,686
Prior service cost not yet recognized in net periodic pension cost                                   427            473
Unrecognized net asset at January 1, 1986 being recognized over 13.1 years                          (294)          (352)
                                                                                                ------------------------
  Pension liability included in the consolidated balance sheets                                 $   (743)        $ (844)
                                                                                                ========================

  Actuarial assumptions used in determining pension cost are as follows:

                                                                                                    1993           1992
                                                                                                ------------------------
Discount rate used in determining projected benefit obligation                                      7.00%          7.75%
Rate of increase in compensation levels                                                             5.00%          6.00%
Expected long-term rate of return on plan assets                                                    7.25%          8.00%

10. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

      The Bank provides hospitalization and life insurance to former employees who retired prior to August 1, 1989, and their spouses.In September 1992, the Bank elected to adopt the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under this Standard, the Bank elected immediate recognition of its obligation and, consequently, the Bank restated its earnings for the first quarter of 1992 as required under this Standard.

      The hospitalization plan is a continuation of coverage under the active plan for pre-65 retirees and dependents. Coverage for post-65 retirees and dependents is coordinated with Medicare under a Medicare Supplemental plan. HMO coverage is offered to retirees where available. The life insurance plan provides coverage which is based on a multiple of final salary which varies by duration since retirement. The life insurance face amounts are subject to maximums. The components of postretirement cost for 1993 and 1992 are as follows:

                                                                              1993                                1992
                                                                   --------------------------         ----------------------------
                                                                              Life                                Life
                                                                   Health   Insurance   Total         Health    Insurance    Total
                                                                   --------------------------         ----------------------------
Service cost-benefits earned during the year                        $ --      $ --       $ --         $   --       $ --     $   --
Interest on accumulated postretirement benefit obligation            300        30        330            302         30        332
Actual return on plan assets                                          --        --         --             --         --         --
Amortization of transition obligation over 1 year                     --        --         --          3,665        374      4,039
Net amortization and deferral                                         --        --         --             --         --         --
                                                                   --------------------------         ----------------------------
Net periodic postretirement benefit cost                            $300       $30       $330         $3,967       $404     $4,371
                                                                   ==========================         ============================

      The following table presents a reconciliation of the funded status of the postretirement benefit plan at December 31, 1993 and 1992:

                                                                       December 31, 1993                    December 31, 1992
                                                                   ---------------------------        ----------------------------
                                                                              Life                                Life
                                                                   Health   Insurance   Total         Health    Insurance    Total
                                                                   ---------------------------        ----------------------------
Accumulated postretirement benefit obligation
  attributable to retirees                                          $(4,050)  $(437)   $(4,487)       $(4,009)    $(386)   $(4,395)
Fair value of plan assets                                                --      --         --             --        --         --
                                                                   ---------------------------        ----------------------------
Accumulated postretirement benefit obligation
  in excess of plan assets                                           (4,050)   (437)    (4,487)        (4,009)     (386)    (4,395)

Unrecognized net loss                                                   190      70        260            224        25        249
Unamortized prior service cost                                           --      --         --             --        --         --
Unrecognized transition obligation                                       --      --         --             --        --         --
                                                                   ---------------------------        ----------------------------
Accrued postretirement benefit obligation                           $(3,860)  $(367)   $(4,227)       $(3,785)    $(361)   $(4,146)
                                                                   ===========================        ============================


GERMANTOWN SAVINGS BANK AND SUBSIDIARIES                  NOTES TO CONSOLIDATED
                                                          FINANCIAL STATEMENTS


     The assumed annual rates of increase in the per capita cost of health care benefits are 13% and 15%, gradually decreasing to 5.0% and 5.4% by the year 2008, for 1993 and 1992, respectively. The assumed discount rates used to measure the accumulated postretirement benefit obligation are 7.0% and 7.75% at year-end 1993 and 1992, respectively. Increasing the assumed health care cost by 1% in each year would increase the accumulated postretirement benefit obligation by 8.0% and the net periodic postretirement benefit cost by 7.9%.

     In 1991, the cost of hospitalization and life insurance was $164 and $24, respectively.


11. INCOME TAXES:

  The components of applicable income taxes are as follows:

                                                                                          1993           1992          1991
                                                                                       ------------------------------------
Federal:
  Current                                                                              $11,674         $9,078        $5,485
  Deferred                                                                              (1,212)          (747)       (1,961)
                                                                                       ------------------------------------
                                                                                        10,462          8,331         3,524
State: Currently payable                                                                    --             --            --
                                                                                       ------------------------------------
  Applicable income taxes                                                              $10,462         $8,331        $3,524
                                                                                       ====================================

      A reconciliation of the tax computed at the statutory federal income tax rate to applicable income taxes and a reconciliation of the difference between the statutory income tax rate and the effective tax rate are as follows:

                                                                 1993                     1992                      1991
                                                        -----------------------------------------------------------------------
Tax at statutory rate                                   $10,836       35.0%        $7,995       34.0%        $4,035       34.0%
Increase (reduction) in taxes resulting from:
  Tax-exempt interest income                               (401)      (1.3)          (475)      (2.0)          (499)      (4.2)
  Other including amortization of intangibles in 1992        30        0.1            821        3.4             (2)        --
  Dividends received deduction                               (3)        --            (10)        --            (10)      (0.1)
                                                        -----------------------------------------------------------------------
Applicable income taxes                                  $10,462      33.8%        $8,331       35.4%        $3,524       29.7%
                                                        =======================================================================

      Items that give rise to significant portions of the Bank's deferred tax asset, calculated at a 35% tax rate, at December 31, 1993 are as follows:


         Deferred tax assets:
            Allowance for possible loan losses              $7,570
            Postretirement benefits other than pensions      1,480
            Other, net                                          (8)
                                                            ------
                Net deferred tax asset                      $9,042
                                                            ======
      At December 31, 1992, the balance in the Bank's deferred tax asset account, which is included in other assets on the consolidated balance sheets, is $8,456. This amount is calculated at a 34% tax rate. The balance exists primarily from the allowance for possible loan losses and the allowance for possible bond losses. In the future, if the Bank's income subject to tax is less than book income subject to tax, the balance in the deferred tax asset will be reduced and a charge will be recorded in applicable income taxes on the Bank's income statement. At December 31, 1991, all net operating loss carryforwards have been fully utilized.

      For 1991, the extraordinary credit represents utilization of net operating loss carryforwards of which $3,100 resulted from the recognition of a deferred tax asset.

      Under the current tax code, the Bank qualifies as a thrift institution and, accordingly, has received certain exemptions as a result of its levels of investments in qualified assets, primarily mortgages and mortgage-backed securities. Included in retained earnings of the Bank at December 31, 1993 is $4,115 for an income tax reserve for losses for qualified real property loans for federal income tax purposes that resulted in income tax deductions in prior years and for which no provision for federal income taxes had been made. Should the Bank become unable to qualify as a thrift institution for federal tax purposes, or should the reserve be used for purposes other than to absorb qualifying losses, the reserve would result in taxable income at the then current tax rate.

12. STOCK OPTION PLAN AND PROGRAM:

      The Bank sponsors a Stock Option and Appreciation Rights Plan (the
Plan) for officers and a Non-Qualified Stock Option Program (the Program) for non-officer Directors. The Plan and the Program are separately administered by a committee comprised of non-officer members of the Board of Directors. Under the Plan and the Program, the exercise price of an option is the fair market value of the Bank's common stock at the date of grant. The Bank has authorized and reserved 443,250 shares for issuance under the Plan and 100,000 shares under the Program, as amended.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES                  NOTES TO CONSOLIDATED
                                                          FINANCIAL STATEMENTS


      Transactions in the Plan and Program during each of the last three years are as follows:


                                                                        Plan                                  Program
                                                             -----------------------------         -----------------------------
                                                                               Per Share                             Per Share
                                                              Shares             Price              Shares             Price
                                                             -----------------------------         -----------------------------
Exercisable, January 1, 1991                                  335,116            $9.75               47,817            $9.75
Exercised                                                      (2,000)            9.75               (3,313)            9.75
Granted                                                        24,500            13.75               21,252            13.75
                                                             --------                              --------
Exercisable, December 31, 1991                                357,616        9.75 to 13.75           65,756        9.75 to 13.75
Exercised                                                     (60,601)       9.75 to 13.75          (20,939)            9.75
Granted                                                        21,634            21.875              10,626            21.875
                                                             --------                              --------
Exercisable, December 31, 1992                                318,649        9.75 to 21.875          55,443        9.75 to 21.875
Exercised                                                     (65,542)       9.75 to 21.875         (11,939)       9.75 to 13.75
Granted                                                        16,000            29.00                5,313            29.00
Canceled                                                           --              --                (5,313)           13.75
                                                             --------                              --------
Exercisable, December 31, 1993                                269,107       $9.75 to $29.00          43,504       $9.75 to $29.00
                                                             ========                              ========

13. LEASE OBLIGATIONS AND EMPLOYMENT AGREEMENTS:

      The Bank has lease obligations for certain bank offices which expire at various dates through 2005, excluding renewal options, and for equipment. The leases for bank offices generally require a fixed monthly rental payment and provide that real estate taxes, insurance, and maintenance are to be paid by the Bank. Most of the leases for bank offices contain renewal options providing for rental increases based on fixed dollar amounts or increases in certain price indices. In 1993, 1992 and 1991, total rent expense amounts to $2,756, $2,379 and $2,220, respectively.

      At December 31, 1993, future minimum rental payments, excluding real estate taxes, insurance and maintenance, required under noncancelable operating leases that have initial or remaining lease terms in excess of one year are as follows:

                     1994                    $  2,687
                     1995                       2,554
                     1996                       2,234
                     1997                       2,059
                     1998                       1,857
                     1999 and thereafter        6,964
                                              -------
                        Total                 $18,355
                                              =======

     The Bank has employment agreements with certain key officers. The agreements have terms of up to five years with renewal options of up to five years and one year death or disability payments. The agreements also include provisions for certain severance payments. At December 31, 1993, the aggregate commitment for future salaries under these agreements is $3,549. In addition, the Bank, plans to enter into one or two year employment agreements with fifteen other officers of the Bank which will become effective upon a change in control of the Bank. The aggregate commitment for future salaries under these agreements would be $1,642. Finally, on January 1, 1994, the Bank implemented a Severance Policy covering all full-time employees with one year or more of service who are terminated on an involuntary basis for reasons other than willful misconduct. The primary benefit under this Policy is two weeks of pay for each completed year of full-time service to a maximum of twenty-six weeks. The aggregate commitment under this Policy is $3,676.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES                  NOTES TO CONSOLIDATED
                                                          FINANCIAL STATEMENTS


14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

      To meet the financing need of its customers, the Bank is a party to financial instruments with off-balance sheet risk in the normal course of its business. These financial instruments include commitments to originate and/or purchase residential, consumer, and construction loans and standby letters of credit to guarantee performance of a customer to a third party. Such instruments generally have fixed expiration dates or termination clauses and may require payment of fees to the Bank. The Bank uses the same credit policies in making commitments and issuing standby letters of credit as it does for on-balance sheet instruments which involves assessing the customer's credit worthiness on a case-by-case basis and making a determination as to collateral that will be required. These instruments are properly not recorded on the Bank's financial statements. Management believes its diversified loan portfolio is not dependent upon any particular economic sector.

      Since some commitments and letters of credit are expected to expire without being drawn down, the amounts summarized below at December 31, 1993 and 1992, respectively, do not necessarily represent future cash requirements.

                                                    1993        1992
                                                 -------------------
Commitments to extend credit                     $86,136    $117,000
Standby letters of credit                            211         211

15. FAIR VALUE OF FINANCIAL INSTRUMENTS:

      The Bank uses the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

      CASH AND MONEY MARKET INSTRUMENTS: The carrying value is a reasonable estimate of fair value.

      SECURITIES: For securities with a quoted market price, fair value is equal to quoted market price. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other homogeneous categories of loans such as residential mortgages and consumer loans, fair value is estimated based on discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.

      ACCRUED INTEREST RECEIVABLE: The carrying value is a reasonable estimate of fair value.

      DEPOSIT LIABILITIES: For checking, savings and money market accounts, fair value is the amount payable on demand at the reporting date. For savings certificates, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

      OTHER LIABILITIES: The carrying amount is a reasonable estimate of fair value.

      COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT: For commitments and standby letters of credit expiring within 90 days or with a variable rate, the settlement amount is a reasonable estimate of fair value. For commitments and standby letters of credit expiring beyond 90 days or with a fixed rate, the fair value is the present value of the obligations based on current loan rates.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES                  NOTES TO CONSOLIDATED
                                                          FINANCIAL STATEMENTS


      At December 31, 1993 and 1992, the carrying amount and the estimated fair value of the Bank's financial instruments are as follows:


                                                              December 31, 1993                        December 31, 1992
                                                         ---------------------------              ---------------------------
                                                           Carrying           Fair                 Carrying            Fair
                                                            Amount           Value                  Amount            Value
                                                         ---------------------------              ---------------------------
Financial assets:
  Cash and money market instruments                      $   65,853       $   65,853              $   65,609       $   65,609
                                                         ---------------------------              ---------------------------
  Securities                                                522,648          528,437                 458,836          466,752
  Less: Allowance for possible bond losses                       --               --                  (1,348)              --
                                                         ---------------------------              ---------------------------
    Net securities                                          522,648          528,437                 457,488          466,752
                                                         ---------------------------              ---------------------------
  Loans, net of unearned income                           1,039,381        1,060,170               1,016,724        1,038,512
  Less: Allowance for possible loan losses                  (23,043)         (23,043)                (18,855)         (18,855)
                                                         ---------------------------              ---------------------------
    Net loans                                             1,016,338        1,037,127                 997,869        1,019,657
                                                         ---------------------------              ---------------------------

Financial liabilities:
  Deposits
    Checking, savings and money market accounts             711,942          711,942                 674,848          674,848
    Savings certificates                                    763,697          787,508                 744,006          765,997
  Other                                                      19,560           19,560                  16,281           16,281

Unrecognized financial instruments:
  Commitments to extend credit                               86,136           86,136                 117,000          117,000
  Standby letters of credit                                     211              211                     211              211


      The fair value estimates presented herein are based on pertinent information available to Management as of December 31, 1993 and 1992. Although Management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

16. ACQUISITION:

      On March 20, 1992, the Bank acquired all of the deposits and liabilities totaling approximately $74.6 million and loans totaling approximately $25.2 million plus accrued interest of the former Springfield Federal Savings Association from the Resolution Trust Corporation (RTC.) The Bank also acquired servicing rights to loans and rights to acquire certain other loans in this transaction. The Bank paid a premium of approximately $4.3 million and received approximately $44.8 million in cash from the RTC. Based on various factors including interest rates and estimated cash flow and earnings, the premium paid was allocated to deposits, loans, loan servicing and other intangibles. The premium of approximately $3.3 million allocated to deposits is being amortized over the various estimated lives of those deposits, up to 60 months. The premium of $835 thousand allocated to loans is being amortized over their estimated lives or reset periods, whichever is shorter. The Bank also received options to purchase the two banking offices and furniture and fixtures and the right to assume a lease on land. The Bank exercised these options and assumed the land lease.

17. RETENTION OF INVESTMENT BANKERS:

      On March 7, 1994, GSB and CoreStates Financial Corp entered into an agreement for CoreStates to acquire GSB for a combination of cash and stock. Assuming approval by regulators and by GSB shareholders, the transaction is expected to close in the third quarter of 1994, and will be accounted for as a purchase. The accompanying financial statements do not include any adjustments in contemplation of this proposed acquisition.

18. OTHER MATTERS:

      The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average total required reserves for 1993 and 1992 are $4,216 and $2,450, respectively.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES                  NOTES TO CONSOLIDATED
                                                          FINANCIAL STATEMENTS


      The Banking Code of the Commonwealth of Pennsylvania states, in part, that dividends may be declared and paid only out of accumulated net earnings and may not be declared or paid unless surplus (retained earnings) is at least equal to capital. The Bank's Articles provide that the Bank shall not declare or pay any dividend if the effect of such dividend would cause the Bank's retained earnings to be reduced below the amount required for the current balance of the liquidation account. Finally, dividends may not be declared or paid if the Bank is in default in payment of any assessment due the FDIC. At December 31, 1993, the Bank's accumulated net earnings exceed capital by $63.0 million; the Bank's retained earnings were in excess of the liquidation account; and the Bank was not in default of any assessment due the FDIC.

      The Bank is also required to maintain certain levels of capital. At December 31, 1993, the Bank's leverage capital and total risk-based capital ratios are 8.58% and 17.36%, respectively.

19. SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED):

      The following table presents summarized quarterly data for each of the last two years.

                                                                          Three Months Ended
                                          -------------------------------------------------------------------------------------
                                                            1993                                           1992
                                          --------------------------------------         --------------------------------------
                                          Dec. 31   Sept. 30   June 30   Mar. 31         Dec. 31   Sept. 30   June 30   Mar. 31
                                          --------------------------------------         --------------------------------------
Loan interest and fees                    $20,369    $21,206   $21,417   $21,421         $20,977    $20,982   $20,637   $19,538
Investment interest and
  dividends                                 6,466      6,661     6,931     7,143           7,172      7,721     8,251     8,728
Money market interest                         229        246       188       197             273        335       472       570
                                          --------------------------------------         --------------------------------------
Total interest income                      27,064     28,113    29,536    28,761          28,422     29,038    29,360    28,836
Interest expense                           10,820     11,513    12,425    13,112          13,463     14,039    15,066    15,590
                                          --------------------------------------         --------------------------------------
Net interest income                        16,244     16,600    16,111    15,649          14,959     14,999    14,294    13,246
Provision for possible
  loan losses                                 100        200       750       850           1,100        900       900     1,100
Net security gains (losses)                   250        117       495       317             387      1,908        19       (23)
Other noninterest income                    1,099      1,187     1,832     1,137           1,169      1,895     1,108     1,228
Noninterest expenses                        9,587      9,652     9,342     9,597           9,608      9,455     9,741     8,871
                                          --------------------------------------         --------------------------------------
Income before income taxes
  and effect of change
  in accounting principle                   7,906      8,052     8,346     6,656           5,807      8,447     4,780     4,480
Applicable income taxes                     2,684      2,685     2,839     2,254           2,170      2,958     1,765     1,438
                                          --------------------------------------         --------------------------------------
Income before effect of change in
  accounting principle                      5,222      5,367     5,507     4,402           3,637      5,489     3,015     3,042
Effect of change in accounting
  principle                                    --         --        --        --              --         --        --    (2,419)
                                          --------------------------------------         --------------------------------------
Net income                                $ 5,222    $ 5,367   $ 5,507   $ 4,402         $ 3,637    $ 5,489   $ 3,015   $   623
                                          ======================================         ======================================
Earnings per common share:
Income before effect of change in
  accounting principle                      $1.19      $1.22     $1.26     $1.01           $0.85      $1.28     $0.71     $0.72
Effect of change in accounting
  principle                                    --         --        --        --              --         --        --     (0.57)
                                          --------------------------------------         --------------------------------------
Net income                                  $1.19      $1.22     $1.26     $1.01           $0.85      $1.28     $0.71     $0.15
                                          ======================================         ======================================
Dividends per share                         $0.10      $0.10     $0.10     $0.10           $0.10      $0.10     $0.10     $  --
                                          ======================================         ======================================
Weighted-average common
  shares outstanding                        4,405      4,399     4,355     4,349           4,304      4,277     4,253     4,210
                                          ======================================         ======================================

Earnings per common share is computed independently for each of the quarters presented. Consequently, the sum of quarters does not equal the earnings per common share.

                             GSB SENIOR OFFICERS

MARTIN I. KLEPPE
Chairman of the Board
& President

VERNE C. BAUSHER
Executive Vice President

JOHN M. JUNKIN, JR.
Executive Vice President
& Treasurer

AUSTIN P. KELLY, JR.
Executive Vice President

MARGARET A. CONWAY
Senior Vice President

GARDNER P.H. FOLEY
Senior Vice President

JOHN H. MCILVAINE JR.
Senior Vice President
& Comptroller

EDWARD F. ALBRIGHT
Vice President

ROSEMARY H. BIANCHI
Vice President

FRANK O. BOURNE
Vice President

WALTER L. COE, JR.
Vice President

THOMAS J. DAPPOLLONE
Vice President

JAMES K. FAHS, JR.
Vice President

ANDREW MCA. HUNTER
Vice President

JOYCE G. ROOP
Vice President

HAROLD C. SUNDBY, JR.
Vice President

RICHARD B. WERNER
Vice President

RONALD GOLDSTEIN
General Counsel

JOHN J. ROBRECHT, III
Auditor

CECILIA L. CANAVAN
Corporate Secretary

                              GSB BANKING OFFICES

PHILADELPHIA COUNTY
Andorra Shopping Center
Henry Ave. & Cathedral Rd.

Boulevard Plaza
Roosevelt Blvd.
at Haldeman Ave.

Chestnut Hill
8601 Germantown Ave.
at Evergreen Ave.

Chestnut Street
1422 Chestnut St.

Frankford
5135 Frankford Ave. at Pratt St.

Germantown
5458 Germantown Ave.
at School House Ln.

Girard Square
11th & Market Sts.

Market Street West
2000 Market St.

Northeast
Cottman & Bustleton
Shopping Center

One & Olney Square
Front St. & Olney Ave.

Penn Center
16th St. above Market St.

Rising Sun
5951 Rising Sun Ave. at Comly St.

South Philadelphia
10th & Reed Sts.

CHESTER COUNTY

Phoenixville
Rte. 23 & Main St.

Wayne
Gateway Shopping Center
Rte. 202 & Valley Forge Rd.

DELAWARE COUNTY

Aston
Valley View Shopping Center
at Pennell Rd.

Media Shopping Center
Baltimore Pike & Rte. 252

Springfield
153 Saxer Ave.

Upper Darby
120 S. 69th St.

MONTGOMERY COUNTY

Bala Cynwyd/Headquarters
GSB Building
City Line & Belmont Aves.

Bryn Mawr
840 Lancaster Ave.

Cedarbrook Plaza
Cheltenham Ave. & Easton Rd.

Davisville Road
The Marketplace
at Huntingdon Valley
County Line & Davisville Rds.

Huntingdon Valley Shopping Ctr.
793 Huntingdon Pike

Lansdale
Montgomery Commons
Rte. 63 below North Wales Rd.

Plymouth Square
Ridge & Butler Pikes
Conshohocken

Willow Grove
37 Easton Road

Wynnewood Shopping Center
50 East Wynnewood Rd.

BUCKS COUNTY

Feasterville Shopping Plaza
Bustleton Ave. north of Street Rd.

207 Neshaminy Mall
Bensalem

New Britain Village Square
County Line Rd. & Rte. 202
Chalfont

One Oxford Valley Building
Langhorne

                                                                         ANNEX G

                                    FORM F-4

                      QUARTERLY REPORT UNDER SECTION 13 OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                      FOR THE QUARTER ENDED JUNE 30, 1994

                   FDIC INSURANCE CERTIFICATE NUMBER 15758-9

                            GERMANTOWN SAVINGS BANK
                (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)

                                  PENNSYLVANIA
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                I.R.S. EMPLOYER IDENTIFICATION NUMBER 23-1052030

                               ONE BELMONT AVENUE
                      BALA CYNWYD, PENNSYLVANIA 19004-1646
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

                        TELEPHONE NUMBER (610) 667-9300

INDICATE BY CHECK MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.

                               YES [X]   NO [_]

         NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AT JULY 1, 1994:
                  4,195,647 SHARES, PAR VALUE $0.10 PER SHARE

                            GERMANTOWN SAVINGS BANK

                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS ENDED  SIX MONTHS ENDED
                                               JUNE 30,           JUNE 30,
                                          ------------------- -----------------
                                            1994      1993      1994     1993
                                          --------- --------- -------- --------
                                                       (UNAUDITED)
Interest income:
  Loan interest and fees................. $  19,136 $  21,417 $ 38,737 $ 42,838
  Interest and dividends on securities...     7,246     6,931   13,875   14,074
  Interest on money market investments...       279       188      514      385
                                          --------- --------- -------- --------
                                             26,661    28,536   53,126   57,297
                                          --------- --------- -------- --------
Interest expense:
  Interest on deposits...................    10,030    12,388   20,208   25,473
  Other..................................        32        37       60       64
                                          --------- --------- -------- --------
                                             10,062    12,425   20,268   25,537
                                          --------- --------- -------- --------
Net interest income......................    16,599    16,111   32,858   31,760
Provision for possible loan losses.......       100       750      200    1,600
                                          --------- --------- -------- --------
Net interest income after provision for
 possible loan losses....................    16,499    15,361   32,658   30,160
                                          --------- --------- -------- --------
Noninterest income:
  Net security gains.....................       141       495      145      812
  Service fees and other.................       995     1,832    2,118    2,969
                                          --------- --------- -------- --------
                                              1,136     2,327    2,263    3,781
                                          --------- --------- -------- --------
Noninterest expenses:
  Salaries and benefits..................     5,093     4,813   10,214    9,765
  Occupancy expense......................     1,071     1,024    2,165    2,062
  FDIC insurance.........................       838       790    1,675    1,581
  Depreciation and amortization..........       269       253      539      492
  Amortization of value ascribed to
   acquired intangibles..................       117       227      234      454
  Other..................................     1,885     2,235    3,794    4,585
                                          --------- --------- -------- --------
                                              9,273     9,342   18,621   18,939
                                          --------- --------- -------- --------
Income before income taxes...............     8,362     8,346   16,300   15,002
Applicable income taxes..................     2,853     2,839    5,544    5,093
                                          --------- --------- -------- --------
Net income............................... $   5,509 $   5,507 $ 10,756 $  9,909
                                          ========= ========= ======== ========
Earnings per common share:
  Net income............................. $    1.24 $    1.26 $   2.42 $   2.28
                                          ========= ========= ======== ========
Dividends per share...................... $    0.15 $    0.10 $   0.25 $   0.20
                                          ========= ========= ======== ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            GERMANTOWN SAVINGS BANK

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                         JUNE 30,    DECEMBER 31,
                                                           1994          1993
                                                        -----------  ------------
                                                        (UNAUDITED)
ASSETS
Cash and due from banks...............................  $   25,266    $   27,849
Money market instruments..............................      20,531        38,004
                                                        ----------    ----------
    Total cash and cash equivalents...................      45,797        65,853
                                                        ----------    ----------
Securities held-to-maturity (Market value: $503,284
 and $501,296)........................................     511,311       495,507
Securities available-for-sale at market value (Net
 amortized cost: $18,408 and $25,352).................      19,634        27,141
                                                        ----------    ----------
                                                           530,945       522,648
                                                        ----------    ----------
Loans:
  Mortgage............................................     648,532       670,405
  Consumer............................................     365,253       374,693
  Commercial..........................................       2,185         2,280
                                                        ----------    ----------
                                                         1,015,970     1,047,378
  Less: Unearned income...............................      (6,796)       (7,997)
    Allowance for possible loan losses................     (23,770)      (23,043)
                                                        ----------    ----------
  Net loans...........................................     985,404     1,016,338
                                                        ----------    ----------
Accrued interest receivable...........................       8,111         7,726
Premises and equipment, net...........................       7,065         7,464
Deferred tax asset....................................       9,487         9,042
Other.................................................       7,854         8,119
                                                        ----------    ----------
    Total assets......................................  $1,594,663    $1,637,190
                                                        ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Noninterest-bearing deposits........................  $   43,490    $   48,977
  Interest-bearing checking accounts..................     115,318       122,459
  Money market and super NOWs.........................     224,617       233,760
  Passbooks, clubs and other savings..................     301,091       306,746
  Savings certificates of $100,000 and over...........      32,203        37,318
  Other savings certificates..........................     706,821       726,379
                                                        ----------    ----------
    Total deposits....................................   1,423,540     1,475,639
  Other...............................................      19,618        19,560
                                                        ----------    ----------
    Total liabilities.................................   1,443,158     1,495,199
                                                        ----------    ----------
Shareholders' Equity:
  Preferred stock (par value $0.10) 15,000,000 shares
   authorized; none issued or outstanding.............         --            --
  Common stock (par value $0.10) 35,000,000 shares
   authorized; outstanding at June 30, 1994 and
   December 31, 1993: 4,195,647 and 4,189,334,
   respectively.......................................         420           419
  Additional paid-in capital..........................      38,653        38,480
  Retained earnings...................................     111,635       101,928
  Net unrealized holding gains on securities
   available-for-sale.................................         797         1,164
                                                        ----------    ----------
    Total shareholders' equity........................     151,505       141,991
                                                        ----------    ----------
    Total liabilities and shareholders' equity........  $1,594,663    $1,637,190
                                                        ==========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                            GERMANTOWN SAVINGS BANK

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                   NET
                                           ADDITIONAL           UNREALIZED
                          PREFERRED COMMON  PAID-IN   RETAINED   HOLDING
                           STOCK*   STOCK   CAPITAL   EARNINGS    GAINS     TOTAL
                          --------- ------ ---------- --------  ---------- --------
                                            (UNAUDITED)
Balance at December 31,
 1992...................     --      $411   $36,798   $ 83,085       --    $120,294
20,855 stock options
 exercised..............                2       249                             251
Net income..............                                 9,909                9,909
Cash dividends paid
 ($0.20 per share)......                                  (824)                (824)
                             ---     ----   -------   --------    ------   --------
Balance at June 30,
 1993...................     --      $413   $37,047   $ 92,170       --    $129,630
                             ===     ====   =======   ========    ======   ========
Balance at December 31,
 1993...................     --      $419   $38,480   $101,928    $1,164   $141,991
6,313 stock options
 exercised..............                1       173                             174
Net income..............                                10,756               10,756
Cash dividends paid
 ($0.25 per share)......                                (1,049)              (1,049)
Change in net unrealized
 holding gains and
 losses on available-
 for-sale securities....                                            (367)      (367)
                             ---     ----   -------   --------    ------   --------
Balance at June 30,
 1994...................     --      $420   $38,653   $111,635    $  797   $151,505
                             ===     ====   =======   ========    ======   ========

- --------
* The Bank's Articles of Incorporation authorize the issuance of 15,000,000 shares of preferred stock, par value $0.10 per share. The preferred stock may be issued at any time upon terms as determined by the Board of Directors.

   The accompanying notes are an integral part of the consolidated financial statements.

                            GERMANTOWN SAVINGS BANK

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                          --------------------
                                                            1994       1993
                                                          ---------  ---------
                                                              (UNAUDITED)
Cash flow from operating activities:
  Net income............................................. $  10,756  $   9,909
  Reconciliation of net income to cash provided by
   operating activities:
   Depreciation..........................................       539        492
   Amortization of value ascribed to intangibles.........       234        454
   Deferred taxes........................................      (248)      (718)
   Provision for possible loan losses....................       200      1,600
   Gain on sales and calls of securities.................      (145)      (812)
   Loss on sale of premises and equipment................        29          4
   (Increase) decrease in interest receivable............      (385)       954
   Increase in interest payable..........................       278        467
   Increase in accrued expenses..........................     1,699      1,088
                                                          ---------  ---------
    Net cash provided by operating activities............    12,957     13,438
                                                          ---------  ---------
Cash flows from investing activities:
  Proceeds from amortization, prepayments and maturities
   of securities.........................................   640,575    429,672
  Proceeds from sales of securities......................       --       4,806
  Purchase of securities.................................  (649,290)  (467,831)
  Principal collected on loans...........................   152,670    182,727
  Loans funded...........................................  (121,936)  (229,201)
  Capital expenditures...................................      (227)      (810)
  Proceeds from sale of premises and equipment...........        58         70
  Net decrease in other assets...........................       551        677
                                                          ---------  ---------
    Net cash provided by (used in) investing activities..    22,401    (79,890)
                                                          ---------  ---------
Cash flows from financing activities:
  Net increase (decrease) in demand deposits, NOW, money
   market and savings accounts...........................   (27,426)    12,319
  Proceeds from sale of savings certificates.............    81,244    158,478
  Payments for maturing savings certificates.............  (105,917)  (129,371)
  Net increase (decrease) in other liabilities...........    (2,348)     3,051
  Dividends paid.........................................    (1,049)      (824)
  Proceeds from issuance of common stock.................        82        251
                                                          ---------  ---------
    Net cash provided by (used in) financing activities..   (55,414)    43,904
                                                          ---------  ---------
Net decrease in cash and cash equivalents................   (20,056)   (22,548)
Cash and cash equivalents at beginning of period.........    65,853     65,609
                                                          ---------  ---------
Cash and cash equivalents at end of period............... $  45,797  $  43,061
                                                          =========  =========
Supplemental disclosures:
  Interest paid on deposits and funds borrowed........... $  19,990  $  25,070
  Income taxes paid......................................     4,825      4,763
  Transferred from loans to other real estate owned......       151        668

   The accompanying notes are an integral part of the consolidated financial statements.

                            GERMANTOWN SAVINGS BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

  The consolidated financial statements include the accounts of Germantown Savings Bank (the Bank) and its wholly owned subsidiaries, Morris Holdings, Inc. and GSB Investment, Inc. All significant intercompany accounts and transactions have been eliminated. These unaudited consolidated financial statements are prepared in conformity with generally accepted accounting principles and include all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the periods presented.

  The results of operations for the interim periods are not necessarily indicative of the annual results.

2. SECURITIES HELD-TO-MATURITY:

  At June 30, 1994, the amortized cost, gross unrealized gains and losses, and the approximate market values of securities held-to-maturity are as follows:

                                                   GROSS      GROSS    APPROX.
                                       AMORTIZED UNREALIZED UNREALIZED  MARKET
                                         COST      GAINS      LOSSES    VALUE
                                       --------- ---------- ---------- --------
U.S. Government and agencies.......... $269,583    $    1     $1,969   $267,615
GNMA, FNMA and FHLMC mortgage-backed
 securities...........................  241,728     1,011      7,070    235,669
                                       --------    ------     ------   --------
                                       $511,311    $1,012     $9,039   $503,284
                                       ========    ======     ======   ========

  At December 31, 1993, the amortized cost, gross unrealized gains and losses, and the approximate market values of securities held-to-maturity are as follows:

                                                   GROSS      GROSS    APPROX.
                                       AMORTIZED UNREALIZED UNREALIZED  MARKET
                                         COST      GAINS      LOSSES    VALUE
                                       --------- ---------- ---------- --------
U.S. Government and agencies.......... $283,709    $    9      $114    $283,604
GNMA, FNMA and FHLMC mortgage-backed
 securities...........................  211,798     5,894       --      217,692
                                       --------    ------      ----    --------
                                       $495,507    $5,903      $114    $501,296
                                       ========    ======      ====    ========

  At June 30, 1994 and December 31, 1993, the maturity distribution of the amortized cost and the approximate market value of held-to-maturity securities by contractual maturity are shown below. Since borrowers may have the right to call or prepay obligations with or without prepayment penalties, expected maturities will differ from contractual maturities.

                                        JUNE 30, 1994    DECEMBER 31, 1993
                                      ------------------ ------------------
                                      AMORTIZED  MARKET  AMORTIZED  MARKET
                                        COST     VALUE     COST     VALUE
                                      --------- -------- --------- --------
Due 1 year or less................... $159,331  $159,278 $233,460  $233,451
After 1 year to 5 years..............  110,252   108,337   50,249    50,153
After 5 years to 10 years............      --        --       --        --
More than 10 years...................      --        --       --        --
                                      --------  -------- --------  --------
                                       269,583   267,615  283,709   283,604
GNMA, FNMA and FHLMC mortgage-backed
 securities..........................  241,728   235,669  211,798   217,692
                                      --------  -------- --------  --------
                                      $511,311  $503,284 $495,507  $501,296
                                      ========  ======== ========  ========

                            GERMANTOWN SAVINGS BANK

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

  During the quarter ended June 30, 1994, held-to-maturity securities with a cost of $10,346 were called. The Bank received proceeds including amortization and prepayments of $10,246 and recognized net losses of $100 on these transactions. During the six-month period, held-to-maturity securities with a cost of $25,692 were called. Proceeds, including amortization and prepayments, and net losses were $25,521 and $171, respectively, on these transactions.

3. SECURITIES AVAILABLE-FOR-SALE:

  At June 30, 1994 and December 31, 1993, the maturity distribution of the net amortized cost and the carrying amount (approximate market value) of securities available-for-sale by contractual maturity are shown below. Since borrowers may have the right to call or prepay obligations with or without prepayment penalties, expected maturities will differ from contractual maturities.

                                             JUNE 30, 1994    DECEMBER 31, 1993
                                           ------------------ ------------------
                                              NET                NET
                                           AMORTIZED CARRYING AMORTIZED CARRYING
                                             COST     VALUE     COST     VALUE
                                           --------- -------- --------- --------
Due 1 year or less........................  $    25  $    25   $   --   $   --
After 1 year to 5 years...................      950    1,086       210      210
After 5 years to 10 years.................    5,359    6,185     7,668    8,913
More than 10 years........................   12,074   12,338    17,474   18,018
                                            -------  -------   -------  -------
  Total...................................  $18,408  $19,634   $25,352  $27,141
                                            =======  =======   =======  =======

  During the quarter ended June 30, 1994, available-for-sale securities with a net amortized cost of $4,267 and a carrying value (market value) of $4,601 were called. The Bank received proceeds including scheduled payments of $4,508 and recognized net profits of $241 on these transactions. For the six-month period, available-for-sale securities with a net amortized cost of $6,876 and a carrying value (market value) of $7,289 were called. Proceeds and net gains were $7,192 and $316, respectively, on these transactions.

  During the quarter ended June 30, 1993, the Bank sold securities with a book value of $4,123 and recognized net gains of $182. For the six-month period, the Bank sold securities with a book value of $4,616 and recognized net gains of $186. Also during the quarter, securities with a book value of $31,480 were called. Proceeds of $31,793 were received and net gains of $313 were realized. During the six-month period, securities with a book value of $50,230 were called. Proceeds and net gains were $50,856 and $626, respectively, on these calls.

4. LOANS:

  The Bank's construction, direct residential, consumer and commercial lending activity is generally limited to southeastern Pennsylvania, south and central New Jersey, Delaware and northeastern Maryland. The Bank's indirect residential mortgage lending activity includes regions that Management believes are not experiencing unusual economic problems. These lending activities could be affected by regional economic problems or a downturn in real estate values.

  Included in other assets on the consolidated balance sheets at June 30, 1994 and December 31, 1993 is other real estate owned amounting to $669 and $1,078, respectively.

                            GERMANTOWN SAVINGS BANK

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES:

  Changes in the allowance for possible loan losses are as follows:

                                       THREE MONTHS ENDED    SIX MONTHS ENDED
                                            JUNE 30,             JUNE 30,
                                       --------------------  ------------------
                                         1994       1993       1994      1993
                                       ---------  ---------  --------  --------
Balance at beginning of period........ $  23,507  $  19,775  $ 23,043  $ 18,855
Provision charged to income...........       100        750       200     1,600
Charge-offs...........................      (118)      (284)     (260)     (570)
Recoveries............................       281        887       787     1,243
                                       ---------  ---------  --------  --------
Balance at end of period.............. $  23,770  $  21,128  $ 23,770  $ 21,128
                                       =========  =========  ========  ========

6. PREMISES AND EQUIPMENT:

  Premises and equipment at June 30, 1994 and December 31, 1993 are as follows:

                                                               JUNE 30, DEC. 31,
                                                                 1994     1993
                                                               -------- --------
Land.......................................................... $   396  $   396
Buildings and improvements....................................  10,321   10,284
Equipment.....................................................  11,572   11,821
                                                               -------  -------
                                                                22,289   22,501
Less: Accumulated depreciation and amortization...............  15,224   15,037
                                                               -------  -------
                                                               $ 7,065  $ 7,464
                                                               =======  =======

7. INCOME TAXES:

  The components of applicable income taxes are as follows:

                                       THREE MONTHS ENDED    SIX MONTHS ENDED
                                            JUNE 30,             JUNE 30,
                                       --------------------  ------------------
                                         1994       1993       1994      1993
                                       ---------  ---------  --------  --------
Federal:
  Currently payable................... $   2,944  $   3,437  $  5,792  $  5,811
  Deferred............................       (91)      (598)     (248)     (718)
                                       ---------  ---------  --------  --------
                                           2,853      2,839     5,544     5,093
State.................................       --         --        --        --
                                       ---------  ---------  --------  --------
                                       $   2,853  $   2,839  $  5,544  $  5,093
                                       =========  =========  ========  ========

  The Bank established a subsidiary in Delaware to hold a portion of the Bank's securities in 1989. As a result, there are no applicable state income taxes in any period of 1994 or 1993.

  For the six-month period ended June 30, 1994 and 1993, the Bank's effective tax rate is 34.0% and 33.9%, respectively. The rates for the 1994 and 1993 period are less than the statutory rate due primarily to nontaxable state and municipal bond income.

                            GERMANTOWN SAVINGS BANK

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

  At June 30, 1994 and December 31, 1993, items that give rise to significant portions of the Bank's deferred tax asset, calculated at a 35% tax rate, are as follows:

                                                               JUNE 30, DEC. 31,
                                                                 1994     1993
                                                               -------- --------
Allowance for possible loan losses............................  $8,320   $7,570
Postretirement benefits other than pensions...................   1,485    1,480
Other, net....................................................    (318)      (8)
                                                                ------   ------
  Total.......................................................  $9,487   $9,042
                                                                ======   ======


8. EARNINGS PER COMMON SHARE:

  Earnings per common share is based on income divided by the weighted-average number of shares and equivalent shares outstanding for each of the periods presented. When the average market price of the common stock for the periods exceeds the exercise price of the options, the number of shares of common stock is increased by the number of shares issuable on the exercise of options based on the assumption that common stock could be purchased with the proceeds from the exercise of options. The weighted-average number of shares outstanding for the three and six-month periods ended June 30, 1994 amounts to 4,437,127 and 4,436,516, respectively. The weighted-average number of shares outstanding for the same periods of 1993 is 4,355,014 and 4,344,852, respectively.

9. STOCK OPTION PLAN AND PROGRAM:

  During the first six months of 1994 and for 1993 and 1992, transactions in the Bank's Stock Option Plan and Program are as follows:

                                          PLAN                  PROGRAM
                                 ----------------------- -----------------------
                                            PER SHARE               PER SHARE
                                 SHARES       PRICE      SHARES       PRICE
                                 -------  -------------- -------  --------------
Exercisable 12/31/91............ 357,616  9.75 to 13.75   65,756  9.75 to 13.75
Granted.........................  21,634      21.875      10,626      21.875
Exercised....................... (60,601) 9.75 to 13.75  (20,939)      9.75
                                 -------                 -------
Exercisable 12/31/92............ 318,649  9.75 to 21.875  55,443  9.75 to 21.875
Exercised....................... (65,542) 9.75 to 21.875 (11,939) 9.75 to 13.75
Granted.........................  16,000      29.00        5,313      29.00
Canceled........................     --        --         (5,313)     13.75
                                 -------                 -------
Exercisable 12/31/93............ 269,107  9.75 to 29.00   43,504  9.75 to 29.00
Exercised.......................     --                   (6,313) 9.75 to 13.75
                                 -------                 -------
Exercisable 6/30/94............. 269,107  9.75 to 29.00   37,191  9.75 to 29.00
                                 =======                 =======

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

  The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate and/or purchase residential, consumer and construction loans and standby letters of credit to guarantee

                            GERMANTOWN SAVINGS BANK

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

performance of a customer to a third party. Such instruments generally have fixed expiration dates or termination clauses and may require payment of a fee to the Bank. The Bank uses the same credit policies in making commitments and issuing standby letters of credit as it does for on-balance sheet instruments which involves assessing the customer's credit worthiness on a case-by-case basis and making a determination as to collateral that will be required. These instruments are properly not recorded on the Bank's financial statements. Management believes its diversified loan portfolio is not dependent upon any particular economic sector.

  Since some commitments and letters of credit are expected to expire without being drawn down, the amounts summarized below do not necessarily represent future cash requirements:

                                                                   JUNE 30,
                                                               ----------------
                                                                1994     1993
                                                               ------- --------
   Commitments to extend credit............................... $53,300 $105,800
   Standby letters of credit..................................     --       211

11. CONVERSION:

  In April 1987, the Bank completed its conversion from a state-chartered mutual savings bank to a state-chartered stock savings bank through amendments to its charter and sale of 4,025,000 shares of $0.10 par value common stock. The net proceeds of the sale were $36,356. At the time of conversion, the Bank established a liquidation account in the amount of $23,778 equal to the Bank's total net worth as of December 31, 1986. The liquidation account has been established for a period of 10 years for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after the conversion, subject to downward adjustment. Eligible depositors would be entitled, in the unlikely event of complete liquidation of the Bank, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors at the time of liquidation), but before any distributions made to the Bank's shareholders, equal to their proportionate interest at that time in the liquidation account. Except for the repurchase of stock by the Bank, the existence of the liquidation account will not restrict the use or application of such capital.

12. AGREEMENT BETWEEN GSB AND CORESTATES FINANCIAL CORP:

  On March 7, 1994, GSB and CoreStates Financial Corp entered into an agreement for CoreStates to acquire GSB for a combination of cash and stock. Assuming approval by regulators and by GSB shareholders, the transaction is expected to close in the fourth quarter of 1994, and will be accounted for as a purchase. The accompanying financial statements do not include any adjustments in contemplation of this proposed acquisition.

13. OTHER MATTERS:

  The Bank is required to maintain certain levels of regulatory capital. At June 30, 1994 and December 31, 1993, the Bank's leverage capital ratio is 9.28% and 8.58%, respectively, and the Bank's total risk-based capital ratio is 19.50% and 17.36%, respectively.

                            GERMANTOWN SAVINGS BANK

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  The purpose of this review is to highlight major changes in the operating results and financial condition of Germantown Savings Bank and its subsidiaries. The financial statements do not include any adjustments in contemplation of the proposed acquisition of GSB by CoreStates Financial Corp announced March 7, 1994. This review should be read in conjunction with the consolidated financial statements and notes contained herein and the 1993 Annual Report to shareholders.

RESULTS OF OPERATIONS--6 MONTHS ENDED JUNE 30, 1994

  The Bank's earnings are primarily dependent on its net interest income, which is the difference between interest income on loans, investments and money market instruments and interest expense on deposits and other liabilities.

  For the three months ended June 30, 1994, total interest income decreased by $1,875 to $26,661 from $28,536 for the same quarter of 1993. For the six months ended June 30, 1994, total interest income decreased by $4,171 to $53,126 from $57,297 for the same period of 1993. For the second quarter of 1994, total interest expense decreased by $2,363 to $10,062 from $12,425 for the second quarter of 1993. For the six months ended June 30, 1994, total interest expense decreased by $5,269 to $20,268 from $25,537 for the first six months of 1993. For both periods, as a result of the greater decreases in interest expense than in interest income, the Bank's net interest income for the second quarter of 1994 improved by $488 or 3.0% to $16,599 from $16,111 for the second quarter of 1993. For the six-month period to June 30, 1994, net interest income improved by $1,098 or 3.5% to $32,858 from $31,760. For both the three and six-month periods, the improvement in net interest income was attributed primarily to a larger decrease in the Bank's average cost of funds than in the average yield on interest-earning assets. These results were also reflected in the improvement in the Bank's net interest rate margin which, for the quarter and the six-month periods, increased by 14 and 8 basis points, respectively. For the three and six-month periods, the Bank's average yield on interest-earning assets increased by 14 and 6 basis points, respectively.

  The following table summarizes the Bank's average yield on interest-earning assets, average cost of funds, interest rate margins and net yield on interest-earning assets for the three and six-month periods ended June 30, 1994 and 1993.

                                           THREE MONTHS ENDED  SIX MONTHS ENDED
                                                JUNE 30,           JUNE 30,
                                           ------------------- -----------------
                                             1994      1993      1994     1993
                                           --------- --------- -------- --------
Average yield on interest-earning assets,
 annualized..............................      6.89%     7.35%    6.81%    7.49%
Average cost of funds, annualized........      2.79%     3.39%    2.78%    3.54%
Net interest rate margin, annualized.....      4.10%     3.96%    4.03%    3.95%
Net yield on interest-earning assets,
 annualized..............................      4.29%     4.15%    4.21%    4.15%

  The Bank's provision for possible loan losses for the second quarter of 1994 was $100, compared to $750 for the second quarter of 1993. For the six-month period, the provision amounted to $200, compared to $1,600. During the quarter ended June 30, 1994, charge-offs were $118, compared to $284 for the second quarter of 1993. Recoveries during the second quarter of 1994 were $281, compared to $887 for the second quarter of 1993. For the six-month period ended June 30, 1994, charge-offs were $260, compared to $570, and recoveries were $787, compared to $1,243 for the six-month period ended June 30, 1993. The decreases in recoveries in both periods of 1994 were primarily in construction loans. The decreases in the provision for both periods of 1994 were primarily the result of the reductions in charge-offs, the continued recoveries, and changes in the composition, concentration and quality of loans in the portfolio.

  Net security gains were $141 in the second quarter of 1994, compared to $495 in the quarter ended June 30, 1993. For the six-month period, net security gains were $145, compared to $812. The net gains in both periods of 1994 and 1993 were primarily the result of calls of bonds.

  For the three-month periods ended June 30, 1994 and 1993, service fees and other income amounted to $995 and $1,832, respectively. For the six-month periods, service fees and other income was $2,118 and $2,969, respectively. During the second quarter of 1993, the Bank sold its credit card portfolio and recognized a profit of $372. In addition, mortgages were not delivered to the Bank in accordance with commitments issued by the Bank to mortgage originators. As a result, income of $171 from expired commitments was recognized during the quarter ended June 30, 1993. Finally, the 1993 periods included income from a joint venture project.

  Total noninterest expenses for the second quarter of 1994 decreased by $69 to $9,273 from $9,342 for the second quarter of 1993. For the six-month period, total noninterest expenses decreased by $318 or 1.7% to $18,621 from $18,939. For the six-month period, salaries and employee benefits, which represented 54.9% of noninterest expenses, increased by $449 to $10,214 from $9,765. These increases were primarily in salaries. For the quarter, occupancy expenses increased by $47 to $1,071 from $1,024 and, for the six-month period, increased by $103 to $2,165 from $2,062, due to rent escalations, property taxes and contracts and repairs. FDIC insurance for the quarter increased by $48 to $838 from $790 and, for the six-month period, increased by $94 to $1,675 from $1,581 due to deposit growth in the second half of 1993. Amortization of the deposit premium paid to the RTC for the deposits of the former Springfield Federal decreased to $117 from $227 for the three month period and to $234 from $454 for the six month period. Other noninterest expenses decreased by $350 to $1,885 from $2,235 for the quarter and, for the six-month period, decreased by $791 to $3,794 from $4,585, due primarily to advertising.

  For the second quarter of 1994, as a result of the growth in net interest income of $488, the decrease in the provision for possible loan losses of $650, the decrease in net security gains of $354, the decrease in service fees and other income of $837 and the decrease in noninterest expenses of $69, the Bank's income before income taxes improved by $16 to $8,362 from $8,346 for the second quarter of 1993. Applicable income taxes for the quarter increased to $2,853 from $2,839. As a result, for the second quarter of 1994, net income increased by $2 to $5,509 from $5,507 for the second quarter of 1993. Due to an increase in the weighted-average shares outstanding to 4,437,127 from 4,355,014, for the quarter ended June 30, 1994, earnings per share amounted to $1.24, compared to $1.26 for the similar 1993 period.

  For the six months ended June 30, 1994, the improvement in net interest income of $1,098, the decrease in service fees and other income of $851, the decrease in net security gains of $667, the decrease in the provision for possible loan losses of $1,400, and the decrease in noninterest expenses of $318, resulted in an increase in income before taxes of $1,298 or 8.7% to $16,300 from $15,002. Applicable income taxes increased to $5,544 from $5,093. For the six month period of 1994, net income amounted to $10,756 or $2.42 per share, compared to $9,909 or $2.28 per share for the six month period of 1993.

  The following table summarizes the Bank's return on average assets and return on average equity for the three and six-month periods ended June 30, 1994 and 1993.

                                           THREE MONTHS ENDED  SIX MONTHS ENDED
                                                JUNE 30,           JUNE 30,
                                           ------------------- -----------------
                                             1994      1993      1994     1993
                                           --------- --------- -------- --------
Return on average assets, annualized......     1.37%     1.37%    1.33%    1.25%
Return on average equity, annualized......    14.72%    17.23%   14.60%   15.81%

  Since January 1, 1994, the Bank has paid total cash dividends of $1,049 or $0.25 per share. During the first six months of 1993, the Bank paid dividends of $824 or $0.20 per share. On July 14, 1994, the Board of Directors at its regular meeting declared a $0.15 per share dividend payable September 8, 1994, to shareholders of record on August 15, 1994.

FINANCIAL CONDITION AS OF JUNE 30, 1994

  Total shareholders' equity at June 30, 1994 amounted to $151,505 and represented 9.50% of total assets under generally accepted accounting principles (GAAP), compared to $141,991 or 8.67% at December 31, 1993. The growth in equity of $9,514 was primarily from the retention of earnings. At June 30, 1994, the Bank's leverage capital ratio increased to 9.28% from 8.58% at year-end 1993, and the Bank's risk-based capital ratio was 19.50%, compared to 17.36% at December 31, 1993. The FDIC total risk-based capital ratio standard is 8.00%. The improvement in the Bank's leverage ratio was primarily due to the retention of earnings. The increase in the Bank's risk-based capital ratio was primarily the result of the increase in equity combined with the growth in mortgage-backed securities which require less capital than mortgages, consumer loans and corporate obligations and the decrease in available-for-sale securities which require more capital.

  The following table summarizes the Bank's capital and capital ratios at June 30, 1994 and December 31, 1993.

                                                     JUNE 30, 1994 DEC. 31, 1993
                                                     ------------- -------------
Total shareholders' equity or GAAP capital.........   $  151,505    $  141,991
Less: Intangible assets............................        1,046         1,296
Less: Unrealized holding gains on available-for-
 sale securities*..................................          797         1,164
                                                      ----------    ----------
FDIC leverage, tier 1 or core capital..............      149,662       139,531
Plus: FDIC tier 2 capital**........................       10,417        10,975
                                                      ----------    ----------
Total FDIC risk-based capital......................   $  160,079    $  150,506
                                                      ==========    ==========
Total or GAAP assets...............................   $1,594,663    $1,637,190
FDIC quarterly average total assets for leverage
 ratio.............................................    1,613,209     1,626,574
FDIC net risk-weighted assets including off-balance
 sheet items.......................................      819,972       865,939
                                                      ==========    ==========
GAAP capital ratio.................................         9.50%         8.67%
FDIC leverage capital ratio........................         9.28%         8.58%
Total FDIC risk-based capital ratio................        19.50%        17.36%
                                                      ==========    ==========

- --------
 * On December 21, 1993, bank regulators issued a joint release stating that unrealized gains and losses on available-for-sale securities should be excluded from tier 1 capital. On January 4, 1994, the FDIC issued a proposed rule asking for comments to include unrealized holding gains and losses on available-for-sale securities as part of tier 1 capital.
** For GSB, tier 2 capital consists entirely of the allowance for possible loan losses, but is limited to 1.25% of total risk-weighted assets as detailed under FDIC regulations.

  Book value or shareholders' equity per share increased to $36.11 at June 30, 1994, compared to $33.89 at December 31, 1993 and $31.37 at June 30, 1993.

  At June 30, 1994, total deposits were $1,423,540, a decrease of $52,099 since December 31, 1993. During the six-month period, money market and super NOWs decreased by $9,143 to $224,617; interest-bearing checking accounts decreased by $7,141 to $115,318; and passbooks, clubs and other savings decreased by $5,655 to $301,091. Also during the six-month period, certificates of less than one hundred thousand dollars decreased by $19,558 to $706,821. Management attributes the decreases in certificates to alternative investment and savings opportunities available in the marketplace and the decreases in the other categories of accounts to fewer new accounts being opened since the merger announcement. The Bank does not have any brokered deposits.

  Since December 31, 1993, held-to-maturity securities increased by $15,804 to $511,311 from $495,507 with U.S. Government and agency holdings decreasing by $14,126 to $269,583 from $283,709 and mortgage- backed securities increasing by $29,930 to $241,728 from $211,798. The carrying or market value of available-for-sale securities decreased by $7,507 to $19,634 from $27,141 due primarily to calls.

  During the first half of 1994, total loans decreased by $31,408 to $1,015,970 from $1,047,378 at December 31, 1993. Mortgage loans decreased by $21,873 to $648,532 and consumer loans decreased by $9,440 to $365,253. The decrease in loans is attributed by Management to brokers and originators seeking other funding sources since the merger announcement.

  At June 30, 1994, the allowance for possible loan losses of $23,770, represented 2.34% of total loans, an increase from 2.20% at December 31, 1993. Total nonperforming loans and other real estate owned at June 30, 1994, amounted to $3,921 or 0.39% of total loans and 0.25% of total assets. At December 31, 1993, total nonperforming loans and other real estate owned amounted to $3,660 or 0.35% of total loans and 0.22% of total assets. In the judgment of Management, the allowance is adequate based on the composition, concentration and quality of loans in portfolio.

  The following table summarizes the Bank's nonperforming loans and other real estate owned at June 30, 1994 and December 31, 1993.

                                                               JUNE 30, DEC. 31,
                                                                 1994     1993
                                                               -------- --------
Nonaccrual:
  Construction mortgages......................................  $  --    $  --
  Commercial and multifamily mortgages........................     --       --
  Residential mortgages.......................................     913      355
  Consumer loans..............................................     319      285
  Commercial loans............................................     --       --
                                                                ------   ------
    Total.....................................................   1,232      640
                                                                ------   ------
90 days or more delinquent:
  Construction mortgages......................................     --       --
  Commercial and multifamily mortgages........................     --       --
  Residential mortgages.......................................   1,850    1,718
  Consumer loans..............................................     170      224
  Commercial loans............................................     --       --
                                                                ------   ------
    Total.....................................................   2,020    1,942
                                                                ------   ------
Other real estate owned.......................................     669    1,078
                                                                ------   ------
    Total.....................................................  $3,921   $3,660
                                                                ======   ======

  Since year-end 1993, the increases in nonaccrual loans and the delinquencies and the decrease in other real estate owned have occurred primarily in residential mortgages.

  The Bank serviced mortgages for others in the amount of $18.9 million at June 30, 1994, compared to $19.4 million at year-end 1993. This decrease was due to amortization and payoffs.

  The following table summarizes the Bank's excess of total interest-earning assets over total interest-bearing liabilities, one-year repriceable assets as a percentage of total interest-earning assets, the one-year gap and the one-year gap percentage at June 30, 1994 and December 31, 1993. Fixed rate loans and mortgage-backed securities are spread based on estimated amortization. Adjustable-rate securities and accruing loans are included in the year their rates can be adjusted or reset. Nonaccrual loans and other real estate owned are excluded. All money market and super NOWs are included in the one-year period. Passbooks and NOW accounts are spread based on estimated lives or runoff. The Bank has not entered into any interest rate swap agreements or interest rate futures contracts or options.

                                                       JUNE 30,     DEC. 31,
                                                         1994         1993
                                                      ----------   ----------
Total interest-earning assets........................ $1,558,222   $1,598,960
Total interest-bearing liabilities...................  1,388,217    1,433,852
                                                      ----------   ----------
  Excess of interest-earning assets over interest-
   bearing liabilities............................... $  170,005   $  165,108
                                                      ==========   ==========
One-year repriceable assets.......................... $  615,192   $  717,361
One-year repriceable liabilities.....................    807,673      861,252
                                                      ----------   ----------
  One-year gap....................................... $ (192,481)  $ (143,891)
                                                      ==========   ==========
As a percentage of total interest-earning assets:
  One-year repriceable assets........................       39.5%        44.9%
  Excess of total interest-earning assets over total
   interest-bearing liabilities......................       10.9%        10.3%
  One-year gap.......................................      (12.4)%       (9.0)%
                                                      ==========   ==========

  The decreases in total repriceable assets and in total interest-bearing liabilities were primarily the result of a reduction in total assets and in total interest-bearing deposits. The decreases in the one-year gap, the one-year repriceable assets percentage and the one-year gap percentage were primarily the result of a decrease in held-to-maturity securities maturing within one year and decreases in adjustable-rate mortgage-backed securities and one-year adjustable-rate mortgages.

  At June 30, 1994, outstanding loan commitments totalled approximately $53.3 million of which $8,869 represented undisbursed construction loans, $18,911 represented unused home equity lines and $24,500 represented commitments to purchase residential mortgage loans. There were no outstanding secured and unsecured standby letters of credit issued by the Bank at June 30, 1994. At December 31, 1993, commitments to extend credit were $86.1 million and standby letters of credit were $211. Management does not consider the Bank's commitments to be excessive based on its cash flow from loan and investment amortization and holdings of short-term money market instruments and U.S. Government obligations maturing within one year.

                                   SIGNATURES

  UNDER THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE BANK HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          Germantown Savings Bank

Date: July 26, 1994                                /s/ Martin I. Kleppe
                                          By: _________________________________
                                                     Martin I. Kleppe
                                                 Chairman of the Board and
                                                         President

Date: July 26, 1994                              /s/ John H. McIlvaine Jr.
                                          By: _________________________________
                                                   John H. McIlvaine Jr.
                                                 Senior Vice President and
                                                        Comptroller

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 1741 et seq. of the Pennsylvania Business Corporation Law ("PABCL") provide that a business corporation may indemnify directors and officers against liabilities that may incur in such capacities provided certain standards are met, including good faith and reasonable belief that the particular action is in, or not opposed to, the best interest of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties. However, Section 1746 provides that the other sections of the law are not exclusive and that further indemnification may be provided by by-law, agreement or otherwise except where the act or failure to act giving rise to a claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The corporation is required to indemnify directors and officers against expenses that may incur in defending any action against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

  The by-laws of CoreStates provide for the mandatory indemnification of directors and officers to the full extent permitted by law. CoreStates has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by its officers and directors in connection with the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   2(a) --Agreement and Plan of Merger, as amended, dated as of the 7th of
          March, 1994, is Annex A to the Proxy Statement-Prospectus included in
          Part I and is incorporated herein by reference.
   2(b) --Agreement to Merge dated    , 1994, is Annex B to the Proxy
          Statement-Prospectus included in Part I and is incorporated herein by reference.
   3(a) --The rights of the holders of CoreStates Financial Corp Common Stock are contained in the Articles of Incorporation of CoreStates Financial
          Corp as amended through May 3, 1993, filed as Exhibit 3(a) to the
          CoreStates Financial Corp Current Report on Form 8-K dated October 21,
          1993 and incorporated herein by reference.
   3(b) --Bylaws of CoreStates Financial Corp as amended through April 20,
          1993, filed as Exhibit 3(b) to the CoreStates Financial Corp Current
          Report on Form 8-K dated October 21, 1993, and incorporated herein by reference.
   5    --Opinion with consent of David J. Martin regarding legality of securities being registered.
  *8    --Opinion with consent of Pepper, Hamilton & Scheetz regarding certain tax matters.
  12(a) --CoreStates Financial Corp and Subsidiaries Computation of Ratio of
          Earnings From Continuing Operations to Fixed Charges of Continuing
          Operations filed as Exhibit 12.1 to the Report on Form 10-Q for the quarter ended June 30, 1994 and incorporated herein by reference.
  12(b) --CoreStates Financial Corp Computation of Ratio of Earnings to Fixed
          Charges Combined CoreStates (Parent Company) and CoreStates Capital
          filed as Exhibit 12.2 to the Report on Form 10-Q for the quarter ended
          June 30, 1994 and incorporated herein by reference.
  23(a) --Consent of Ernst & Young LLP with respect to CoreStates Financial
          Corp.
  23(b) --Consent of KPMG Peat Marwick LLP with respect to Constellation
          Bancorp.
  23(c) --Consent of Coopers & Lybrand LLP with respect to Independence
          Bancorp, Inc. & Germantown Savings Bank.
  23(d) --Consent of Deloitte & Touche LLP with respect to Germantown Savings
          Bank.
  23(e) --Consent of Alex. Brown & Sons Inc.
  24    --Powers of Attorney (included on the signature pages hereof).
 *99(a) --Draft Proxy Card.
  99(b) --Stock Option Agreement dated as of the 7th of March, 1994, is Annex C to the Proxy Statement-Prospectus included in Part I and is incorporated herein by reference.
  99(c) --Opinion of Alex. Brown & Sons Inc. is Annex D to the Proxy Statement-
          Prospectus included in Part I and is incorporated herein by reference.
  99(d) --GSB Annual Report filed with the FDIC on Form F-2 for the year ended
          December 31, 1993 (which includes portions of the 1993 Annual Report to Shareholders) is Annex F to the Proxy Statement-Prospectus included in Part I and is incorporated herein by reference.
  99(e) --GSB Current Report filed with the FDIC on Form F-3 dated March 10,
          1994.
  99(f) --GSB Current Report filed with the FDIC on Form F-3 dated August 1,
          1994.
  99(g) --GSB Quarterly Report filed with the FDIC on Form F-4 for the quarter ended March 31, 1994.
  99(h) --GSB Quarterly Report filed with the FDIC on Form F-4 for the quarter ended June 30, 1994 is Annex G to the Proxy Statement-Prospectus
          included in Part I and is incorporated herein by reference.

- --------
* To be filed by amendment.

ITEM 22. UNDERTAKINGS

  (a)(1) The undersigned registrant hereby undertakes:

    (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (3) the registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (2) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid for by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                           CORESTATES FINANCIAL CORP

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, CORESTATES FINANCIAL CORP HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHILADELPHIA, COMMONWEALTH OF PENNSYLVANIA, ON SEPTEMBER 14, 1994.

                                          CORESTATES FINANCIAL CORP


                                          By: /s/ Terrence A. Larsen
                                              ---------------------------------
                                              TERRENCE A. LARSEN
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                              EXECUTIVE OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH PERSON IN SO SIGNING ALSO MAKES, CONSTITUTES AND APPOINTS TERRENCE A. LARSEN, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND DAVID C. CARNEY, CHIEF FINANCIAL OFFICER, AND EACH OF THEM, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT, IN HIS OR HER NAME, PLACE AND STEAD TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ANY AND ALL FURTHER AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT.

             SIGNATURES                       CAPACITY               DATE
             ----------                       --------               ----

       /s/ Terrence A. Larsen        Director, Chairman of      September 14,
- ------------------------------------- the Board and Chief            1994
         TERRENCE A. LARSEN           Executive Officer
                                      (principal executive
                                      officer)

         /s/ David C. Carney         Chief Financial            September 14,
- ------------------------------------- Officer (principal             1994
           DAVID C. CARNEY            financial officer)

        /s/ Albert W. Mandia         Executive Vice             September 14,
- ------------------------------------- President (principal           1994
          ALBERT W. MANDIA            accounting officer)

        /s/ George A. Butler         Director                   September 14,
- -------------------------------------                                1994
          GEORGE A. BUTLER

       /s/ Robert H. Campbell        Director                   September 14,
- -------------------------------------                                1994
         ROBERT H. CAMPBELL

             SIGNATURES                       CAPACITY               DATE
             ----------                       --------               ----

        /s/ Nelson G. Harris                  Director          September 14,
- -------------------------------------                                1994
          NELSON G. HARRIS

        /s/ Carlton E. Hughes                 Director          September 14,
- -------------------------------------                                1994
          CARLTON E. HUGHES

       /s/ Shirley A. Jackson                 Director          September 14,
- -------------------------------------                                1994
         SHIRLEY A. JACKSON

         /s/ Ernest E. Jones                  Director          September 14,
- -------------------------------------                                1994
           ERNEST E. JONES

         /s/ Herbert Lotman                   Director          September 14,
- -------------------------------------                                1994
           HERBERT LOTMAN

       /s/ Patricia A. McFate                 Director          September 14,
- -------------------------------------                                1994
         PATRICIA A. MCFATE

         /s/ John A. Miller                   Director          September 14,
- -------------------------------------                                1994
           JOHN A. MILLER

       /s/ Marlin Miller, Jr.                 Director          September 14,
- -------------------------------------                                1994
         MARLIN MILLER, JR.

      /s/ Stephanie W. Naidoff                Director          September 14,
- -------------------------------------                                1994
        STEPHANIE W. NAIDOFF

     /s/ Seymour S. Preston, III              Director          September 14,
- -------------------------------------                                1994
       SEYMOUR S. PRESTON, III

        /s/ James M. Seabrook                 Director          September 14,
- -------------------------------------                                1994
          JAMES M. SEABROOK

        /s/ J. Lawrence Shane                 Director          September 14,
- -------------------------------------                                1994
          J. LAWRENCE SHANE

        /s/ Raymond W. Smith                  Director          September 14,
- -------------------------------------                                1994
          RAYMOND W. SMITH

       /s/ Harold A. Sorgenti                 Director          September 14,
- -------------------------------------                                1994
         HAROLD A. SORGENTI

                                              Director
- -------------------------------------
        PETER S. STRAWBRIDGE

                                 EXHIBIT INDEX

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
    2(a)     Agreement and Plan of Merger, as amended, dated as of the
              7th of March, 1994, is Annex A to the Proxy Statement-
              Prospectus included in Part I and is incorporated herein
              by reference
    2(b)     Agreement to Merge dated    , 1994, is Annex B to the Proxy
              Statement-Prospectus included in Part I and is
              incorporated herein by reference
    3(a)     The rights of the holders of CoreStates Financial Corp
              Common Stock are contained in the Articles of
              Incorporation of CoreStates Financial Corp as amended
              through May 3, 1993, filed as Exhibit 3(a) to the
              CoreStates Financial Corp Current Report on Form
              8-K dated October 21, 1993 and incorporated herein by
              reference
    3(b)     Bylaws of CoreStates Financial Corp as amended through
              April 20, 1993, filed as Exhibit 3(b) to the CoreStates
              Financial Corp Current Report on Form 8-K dated October
              21, 1993, and incorporated herein by reference
    5        Opinion with consent of David J. Martin regarding legality of securities being registered
   *8        Opinion with consent of Pepper, Hamilton & Scheetz
              regarding certain tax matters
   12(a)     CoreStates Financial Corp and Subsidiaries Computation of
              Ratio of Earnings From Continuing Operations to Fixed
              Charges of Continuing Operations filed as Exhibit 12.1 to
              the Report on Form 10-Q for the quarter ended June 30,
              1994 and incorporated herein by reference
   12(b)     CoreStates Financial Corp Computation of Ratio of Earnings
              to Fixed Charges Combined CoreStates (Parent Company) and
              CoreStates Capital filed as Exhibit 12.2 to the Report on
              Form 10-Q for the quarter ended June 30, 1994 and
              incorporated herein by reference
   23(a)     Consent of Ernst & Young LLP with respect to CoreStates
              Financial Corp.
   23(b)     Consent of KPMG Peat Marwick LLP with respect to
              Constellation Bancorp
   23(c)     Consent of Coopers & Lybrand LLP with respect to
              Independence Bancorp, Inc and Germantown Savings Bank
   23(d)     Consent of Deloitte & Touche LLP with respect to Germantown
              Savings Bank
   23(e)     Consent of Alex. Brown & Sons Inc.
   24        Powers of Attorney (included on the signature pages hereof)
   *99(a)    Draft Proxy Card
   99(b)     Stock Option Agreement dated as of the 7th of March, 1994, is Annex C to the Proxy Statement-Prospectus included in
              Part I and is incorporated herein by reference
   99(c)     Opinion of Alex. Brown & Sons Inc. is Annex D to the Proxy
              Statement-Prospectus included in Part I and is
              incorporated herein by reference
   99(d)     GSB Annual Report filed with the FDIC on Form F-2 for the
              year ended December 31, 1993 (which includes the 1993
              Annual Report to Shareholders) is Annex F to the Proxy
              Statement-Prospectus included in Part I and is
              incorporated herein by reference
   99(e)     GSB Current Report filed with the FDIC on Form F-3 dated
              March 10, 1994
   99(f)     GSB Current Report filed with the FDIC on Form F-3 dated
              August 1, 1994
   99(g)     GSB Quarterly Report filed with the FDIC on Form F-4 for
              the quarter ended March 31, 1994
   99(h)     GSB Quarterly Report filed with the FDIC on Form F-4 for
              the quarter ended June 30, 1994 is Annex G to the Proxy
              Statement-Prospectus included in Part I and is
              incorporated herein by reference

- --------
* To be filed by Amendment.